Exhibit 99(b)

Complete Revised Management's Discussion and Analysis,
Other Financial Data and
Consolidated Financial Statements from Our 2014 Form 10-K.

Financial Statements in this Exhibit are Now Our Historical
Financial Statements

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (MD&A)

PRESENTATION

The consolidated financial statements of General Electric Company (the Company) combine the industrial manufacturing and services businesses of General Electric Company (GE) with the financial services businesses of General Electric Capital Corporation (GECC or financial services). Unless otherwise indicated by the context, we use the terms "GE" and "GECC" on the basis of consolidation described in Note 1 to the consolidated financial statements.

Net earnings of GECC and the effect of transactions between segments are eliminated to arrive at total consolidated data.

Prior to January 28, 2011, we operated a media company, NBC Universal, Inc. (NBCU). Effective January 28, 2011, we held a 49% interest in a media entity that included the NBC Universal businesses (NBCU LLC). On March 19, 2013, we completed the sale of our remaining 49% common equity interest to Comcast Corporation.

We integrate acquisitions as quickly as possible. Revenues and earnings from the date we complete the acquisition through the end of the following fourth quarter are considered the acquisition effect of such businesses.

Discussion of GECC's total assets excludes deferred income tax liabilities, which are presented within assets for purposes of our consolidating statement of financial position presentations for this filing.

See the Glossary section for a definition of equipment and services sales as used in this MD&A as compared to the product and services split on the Statement of Earnings.

Amounts reported in billions in graphs and tables within MD&A are computed based on the amounts in millions. As a result, the sum of the components reported in billions may not equal the total amount reported in billions due to rounding. Discussions throughout this MD&A are based on continuing operations unless otherwise noted.

THE GE CAPITAL EXIT PLAN

The sale of the Real Estate business and most of our CLL business is part of a plan (the GE Capital Exit Plan) that is described below.  Information in our 2014 annual financial statements and related Management's Discussion and Analysis has not been updated to reflect aspects of the GE Capital Exit Plan, other than the required reclassification of the Real Estate business and most of our CLL business to discontinued operations. For example, we have not updated such financial information for the effects of the GE Capital Exit Plan as it relates to our strategy to achieve a certain percentage of our operating earnings from industrial businesses, our ending net investment (ENI) reduction targets, our expected repatriation of non-U.S. earnings, our liquidity and borrowings plans or debt rating changes. For additional information about our discontinued Real Estate business and most of our CLL business, refer to our 2014 Form 10-K.

On April 10, 2015, the Company announced the GE Capital Exit Plan to reduce the size of its financial services businesses through the sale of most of the assets of GECC over the following 24 months, and to focus on continued investment and growth in the Company's industrial businesses. Under the GE Capital Exit Plan, which was approved on April 2, 2015 and aspects of which were approved on March 31, 2015, the Company will retain certain GECC businesses, principally its vertical financing businesses—GE Capital Aviation Services (GECAS), Energy Financial Services and Healthcare Equipment Finance—that directly relate to the Company's core industrial domain and other operations, including Working Capital Solutions and our run-off insurance activities. The assets planned for disposition include Real Estate, most of CLL and all Consumer platforms (including all U.S. banking assets). The Company expects to execute this strategy using an efficient approach for exiting non-vertical assets that works for the Company's and GECC's debt holders and the Company's shareowners. An element of this approach involves a merger of GECC into the Company to assure compliance with debt covenants as GECC exits non-vertical assets, and the creation of a new intermediate holding company to hold GECC's businesses after the merger. The Company has discussed the GE Capital Exit Plan, aspects of which are subject to regulatory review and approval, with its regulators and staff of the Financial Stability Oversight Council (FSOC) and will work closely with these bodies to take the actions necessary over time to terminate the FSOC's designation of GECC (and the new intermediate holding company, as applicable) as a nonbank systemically important financial institution (nonbank SIFI).

As part of the GE Capital Exit Plan, we agreed to sell the substantial majority of GECC's Real Estate debt and equity portfolio to funds managed by The Blackstone Group (which, at closing, intends to sell a portion of this portfolio to Wells Fargo & Company), and also have letters of intent with other buyers for the majority of the remaining commercial real estate assets. In total, these deals are valued at approximately $26.5 billion.

As part of the GE Capital Exit Plan, on April 10, 2015, the Company and GECC entered into an amendment to their existing financial support agreement. Under this amendment (the Amendment), the Company has provided a full and unconditional guarantee (the Guarantee) of the payment of principal and interest on all tradable senior and subordinated outstanding long-term debt securities and all commercial paper issued or guaranteed by GECC identified in the Amendment. In the aggregate, the Guarantee applied to approximately $210 billion of GECC debt as of April 10, 2015. The Guarantee replaced the requirement that the Company make certain income maintenance payments to GECC in certain circumstances. GECC's U.S. public indentures were concurrently amended to provide the full and unconditional guarantee by the Company set forth in the Guarantee.

In connection with the GE Capital Exit Plan, the Company estimates it will incur approximately $23 billion in after-tax charges through 2016, approximately $6 billion of which are expected to result in future net cash expenditures. These charges are expected to relate to: business dispositions, including goodwill allocations (approximately $13 billion), tax expense related to expected repatriation of foreign earnings and write-off of deferred tax assets (approximately $7 billion), and restructuring and other charges (approximately $3 billion).

In the first and second quarters of 2015, GE recorded $16.1 billion and $4.6 billion, respectively, of after-tax charges related to the GE Capital Exit Plan. As a result of certain businesses meeting discontinued operations criteria, $6.7 billion of first quarter after-tax charges and $4.4 billion of second quarter after-tax charges (including $4.3 billion related to CLL) were reported in discontinued operations.

As a result of the GE Capital Exit Plan, GE's consolidated financial statements reflect GECC's Real Estate business and most of CLL business as discontinued operations, including reclassification of all comparative prior period information.

REFERENCES

The MD&A should be read in conjunction with the Financial Statements and Notes to the consolidated financial statements.

NON-GAAP FINANCIAL MEASURES

We use certain "non-GAAP financial measures" throughout the MD&A. The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures are included in the "Supplemental Information" section within the MD&A. Specifically, we have referred, in various sections of the MD&A, to:

•	Operating earnings and operating EPS
•	Industrial operating earnings
•	Industrial segment organic revenue growth
•	Industrial cash flows from operating activities (Industrial CFOA)
•	Operating and non-operating pension costs (income)
•	GE pre-tax earnings from continuing operations, excluding GECC earnings from continuing operations and the corresponding effective tax rates
•	GE Capital ending net investment (ENI), excluding liquidity
•	GECC Tier 1 common ratio estimate

Non-GAAP financial measures referred to within the MD&A are designated with an asterisk (*).

KEY PERFORMANCE INDICATORS
(Dollars in billions; per-share amounts in dollars)

REVENUES PERFORMANCE			EARNINGS PER SHARE
			¢ ¢ Earnings ¢ ¢ Operating Earnings*
	2013	2014
Industrial Segment	1%	6%
Industrial Segment Organic*	Flat	7%
Financial Services	2%	(2)%
INDUSTRIAL SEGMENT PROFIT			INDUSTRIAL SEGMENT MARGIN

INDUSTRIAL ORDERS			INDUSTRIAL BACKLOG(a)
		Equipment Services	(a)Periods reflect an update for Oil & Gas services backlog	Equipment Services

*Non-GAAP Financial Measure

KEY PERFORMANCE INDICATORS

(Dollars in billions)

INDUSTRIAL/GE CAPITAL OPERATING EARNINGS*
2014 Actual*

GE IS EXECUTING ON ITS STRATEGY TO ACHIEVE 75% OF ITS OPERATING EARNINGS FROM ITS INDUSTRIAL BUSINESSES BY 2016.

 The effects of the Synchrony Financial split-off and the Alstom acquisition and alliances will result in progression towards this target.

2016 Goal
GE CFOA		SHAREHOLDER INFORMATION
¢ ¢ Industrial* ¢ ¢ GECC Dividend	GECC Dividend Industrial CFOA*

RETURNED $10.8 BILLION TOSHAREOWNERS IN 2014

Dividends $8.9 billion
Stock buyback $1.9 billion

ANNUAL MEETING

General Electric's 2015 Annual Meeting of
Shareowners will be held on April 22, 2015,
in Oklahoma City, Oklahoma.

2013 GE CFOA excluding NBC Universal deal-related taxes was $17.4 billion*

*Non-GAAP Financial Measure

KEY PERFORMANCE INDICATORS
(Amounts in dollars)

FIVE-YEAR PERFORMANCE GRAPH

The annual changes for the five-year period shown in the graph on this page are based on the assumption that $100 had been invested in General Electric common stock, the Standard & Poor's 500 Stock Index (S&P 500) and the Dow Jones Industrial Average (DJIA) on December 31, 2009, and that all quarterly dividends were reinvested. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2014.

STOCK PRICE RANGE AND DIVIDENDS

With respect to "Market Information," in the United States, General Electric common stock is listed on the New York Stock Exchange (its principal market). General Electric common stock is also listed on the London Stock Exchange and the Frankfurt Stock Exchange. The chart above shows trading prices, as reported on the New York Stock Exchange, Inc., Composite Transactions Tape.

As of January 31, 2015, there were approximately 480,000 shareowner accounts of record.

On February 6, 2015, our Board of Directors approved a quarterly dividend of $0.23 per share of common stock, which is payable April 27, 2015, to shareowners of record at close of business on February 23, 2015.

CONSOLIDATED RESULTS

(Dollars in billions)
2014 GEOGRAPHIC REVENUES	2014 SEGMENT REVENUES

SIGNIFICANT DEVELOPMENTS IN 2014

We completed the initial public offering of our North American Retail Finance business, Synchrony Financial, resulting in proceeds of $2.8 billion and target to complete the exit through a split-off transaction.

We sold GE Money Bank AB, our consumer finance business in Sweden, Denmark and Norway to Santander for $2.3 billion.

We acquired Milestone Aviation Group for approximately $1.8 billion on January 30, 2015.

We signed an agreement to sell our consumer finance business in Hungary (Budapest Bank) to Hungary's government.

We agreed to sell our Appliances business to Electrolux for $3.3 billion; targeted to close in mid-2015.
We acquired Cameron's Reciprocating Compression division for $0.6 billion.
We acquired API Healthcare for $0.3 billion and certain Thermo Fisher Scientific Inc. life-science businesses for $1.1 billion.
We signed an agreement to sell our Signaling business to Alstom for approximately $0.8 billion.

We offered to acquire the Thermal, Renewables and Grid businesses of Alstom. The proposed transaction is targeted to close in 2015. See the "Segment Operations" section within the MD&A for additional information related to the proposed transaction.

CONSOLIDATED RESULTS

(Dollars in billions)

REVENUES	INDUSTRIAL SEGMENT EQUIPMENT & SERVICES REVENUES
Equipment Services
COMMENTARY: 2014 – 2013	2013 – 2012

Consolidated revenues increased $3.2 billion, or 2%.
•Industrial segment revenues increased 6%, reflecting organic growth* of 7% and the effects of acquisitions (primarily Lufkin Industries, Inc. (Lufkin), Avio S.p.A. (Avio) and certain Thermo Fisher Scientific Inc. businesses).
•Financial Services revenues decreased 2% as a result of the effects of dispositions, lower gains and the effects of currency exchange, partially offset by organic revenue growth and lower impairments.
•Other income decreased $2.3 billion, primarily due to the  sale of our remaining 49% common equity interest in NBCU LLC in 2013 ($1.6 billion).
•The effects of acquisitions increased consolidated revenues $1.7 billion and $1.6 billion in 2014 and 2013, respectively. Dispositions affected our ongoing results through lower revenues of $4.0 billion in 2014 and an increase of $0.1 billion in 2013.
•The effects of a stronger U.S. dollar compared to mainly the Japanese yen, Canadian dollar, and Brazilian real, partially offset by the British pound, decreased consolidated revenues by $0.8 billion.

Consolidated revenues increased $1.1 billion, or 1%.
•Industrial segment revenues increased 1%. Organic revenue growth* was flat.
•Financial Services revenues increased 2%, as a result of higher gains, the effects of dispositions and lower impairments, partially offset by organic revenue declines.
•Other income increased $0.5 billion, primarily due to gains related to the sale of NBCU LLC.
•The effects of acquisitions increased consolidated revenues $1.6 billion and $2.0 billion in 2013 and 2012, respectively. Dispositions affected our ongoing results through an increase of $0.1 billion in 2013 and lower revenues of $4.6 billion in 2012.
•The effects of a stronger U.S. dollar compared to mainly the Japanese yen and Brazilian real, partially offset by the euro, decreased consolidated revenues by $0.5 billion.

*Non-GAAP Financial Measure

CONSOLIDATED RESULTS

(Dollars in billions)

EARNINGS	INDUSTRIAL SELLING, GENERAL & ADIMINSTRATIVE (SG&A) AS A % OF SALES
¢ ¢ Earnings ¢ ¢ Operating Earnings*
COMMENTARY: 2014 – 2013	2013 – 2012
Consolidated earnings increased 5% primarily due to an increase in the operating profit of the industrial segments, partially offset by lower financial services income and the absence of the NBCU LLC related income.

•Industrial segment profit increased 10% with growth driven by Aviation, Oil & Gas and Power & Water.

•Industrial segment margin increased 50 basis points (bps) driven by higher productivity and pricing, partially offset by negative business mix and the effects of inflation.

•Financial Services earnings decreased 10% as a result of the effects of dispositions, lower gains and the effects of currency exchange, partially offset by lower impairments, lower provisions for losses on financing receivables and core increases.

•The effects of acquisitions on our consolidated net earnings were increases of $0.2 billion and $0.1 billion in 2014 and 2013, respectively. The effects of dispositions on net earnings were a decrease of $2.4 billion in 2014 and an increase of $1.3 billion in 2013.

•Industrial SG&A as a percentage of total sales decreased to 14.0% as a result of global cost reduction initiatives, primarily at Power & Water and Healthcare. This was partially offset by higher acquisition-related costs.

Consolidated earnings increased 1% primarily due to a decrease in financial services, partially offset by strong industrial segment growth.

•Industrial segment profit increased 5% with growth driven by Aviation and Oil & Gas.

•Industrial segment margin increased 60 bps driven by higher pricing and favorable business mix, partially offset by the effects of inflation.

•Financial Services earnings increased 6%, as a result of the effects of dispositions and higher gains, partially offset by higher provisions for losses on financing receivables, core decreases and higher impairments.

•The effects of acquisitions on our consolidated net earnings were increases of $0.1 billion in both 2013 and 2012. The effects of dispositions on net earnings were an increase of $1.3 billion in 2013 and a decrease of $0.2 billion in 2012.

•Industrial SG&A as a percentage of total sales decreased to 15.9% as a result of global cost reduction initiatives related to simplification efforts both in the industrial segments and corporate. This was partially offset by increased acquisition-related costs and higher restructuring.

See the "Other Consolidated Information" section within the MD&A for a discussion of postretirement benefit plans costs, income taxes and geographic data.

*Non-GAAP Financial Measure

SEGMENT OPERATIONS

SEGMENT REVENUES AND PROFIT

Segment revenues include both revenues and other income related to the segment.

Segment profit is determined based on internal performance measures used by the Chief Executive Officer (CEO) to assess the performance of each business in a given period. In connection with that assessment, the CEO may exclude matters such as charges for restructuring; rationalization and other similar expenses; acquisition costs and other related charges; technology and product development costs; certain gains and losses from acquisitions or dispositions; and litigation settlements or other charges, for which responsibility preceded the current management team.

Segment profit excludes results reported as discontinued operations and accounting changes. Segment profit also excludes the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries.

Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment's management is measured:

•	Interest and other financial charges and income taxes are excluded in determining segment profit (which we sometimes refer to as "operating profit") for the industrial segments.
•	Interest and other financial charges and income taxes are included in determining segment profit (which we sometimes refer to as "net earnings") for the GE Capital segment.

Certain corporate costs, such as shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs are allocated based on each segment's relative net cost of operations.

Effective in the second quarter of 2014, we began including the effects of the GECC preferred stock dividends in our GE Capital segment. Previously, such dividends had been reported in the caption "Corporate items and eliminations" in the Company's Summary of Operating Segments table. Presenting GE Capital segment results including the effects of the GECC preferred stock dividends is consistent with the way management measures the results of our financial services business. Prior-period segment information has been recast to be consistent with how we currently evaluate the performance of the GE Capital segment.

POTENTIAL ACQUISITIONS IMPACTING MULTIPLE SEGMENTS

GE's offer to acquire the Thermal, Renewables and Grid businesses of Alstom for approximately €12.4 billion (to be adjusted for the assumed net cash or liability at closing) was positively recommended by Alstom's board of directors. In addition, GE, Alstom and the French Government signed a memorandum of understanding for the formation of three joint ventures in grid technology, renewable energy, and global nuclear and French steam power and Alstom will invest approximately €2.6 billion in these joint ventures. In the fourth quarter of 2014, Alstom completed its review of the proposed transaction with the works council and obtained approval from its shareholders. Also in the fourth quarter of 2014, GE and Alstom entered into an amendment to the original agreement where GE has agreed to pay Alstom a net amount of approximately €0.3 billion of additional consideration at closing. In exchange for this funding, Alstom has agreed to extend the trademark licensing of the Alstom name from 5 years to 25 years as well as other contractual amendments. The proposed transaction continues to be subject to regulatory approvals. The transaction is targeted to close in 2015. The acquisition and alliances will impact our Power & Water and Energy Management segments.

SUMMARY OF OPERATING SEGMENTS

	General Electric Company and consolidated affiliates
(In millions)	2014	2013	2012	2011	2010

Revenues
Power & Water	$27,564	$24,724	$28,299	$25,675	$24,779
Oil & Gas	18,676	16,975	15,241	13,608	9,433
Energy Management	7,319	7,569	7,412	6,422	5,161
Aviation	23,990	21,911	19,994	18,859	17,619
Healthcare	18,299	18,200	18,290	18,083	16,897
Transportation	5,650	5,885	5,608	4,885	3,370
Appliances & Lighting	8,404	8,338	7,967	7,693	7,957
Total industrial segment revenues	109,902	103,602	102,811	95,225	85,216
GE Capital	26,344	27,008	26,571	28,330	28,848
Total segment revenues	136,246	130,610	129,382	123,555	114,064
Corporate items and eliminations	(4,038)	(1,624)	(1,491)	2,993	14,496
Consolidated revenues	$132,208	$128,986	$127,891	$126,548	$128,560

Segment profit
Power & Water	$5,352	$4,992	$5,422	$5,021	$5,804
Oil & Gas	2,585	2,178	1,924	1,660	1,406
Energy Management	246	110	131	78	156
Aviation	4,973	4,345	3,747	3,512	3,304
Healthcare	3,047	3,048	2,920	2,803	2,741
Transportation	1,130	1,166	1,031	757	315
Appliances & Lighting	431	381	311	237	404
Total industrial segment profit	17,764	16,220	15,486	14,068	14,130
GE Capital	4,208	4,696	4,410	4,996	3,498
Total segment profit	21,972	20,916	19,896	19,064	17,628
Corporate items and eliminations	(6,225)	(6,002)	(4,718)	(288)	(1,012)
GE interest and other financial charges	(1,579)	(1,333)	(1,353)	(1,299)	(1,600)
GE provision for income taxes	(1,634)	(1,668)	(2,013)	(4,839)	(2,024)
Earnings from continuing operations
attributable to the Company	12,534	11,913	11,812	12,638	12,992
Earnings (loss) from discontinued
operations, net of taxes	2,699	1,144	1,829	1,513	(1,348)
Consolidated net earnings
attributable to the Company	$15,233	$13,057	$13,641	$14,151	$11,644

POWER & WATER

BUSINESS OVERVIEW
Leader: Steve Bolze	Headquarters & Operations
•Senior Vice President (SVP) and President & CEO, GE Power & Water •Over 20 years of service with General Electric
•20% of segment revenues in 2014
•25% of industrial segment revenues
•30% of industrial segment profit
•Headquarters: Schenectady, NY
•Serving customers in125+ countries
•Employees: approximately 38,000

Products & Services

Power & Water serves power generation, industrial, government and other customers worldwide with products and services related to energy production and water reuse. Our products and technologies harness resources such as wind, oil, gas, diesel, nuclear and water to produce electric power.

•
Power Generation Products and Services (PGP and PGS) – offers a wide spectrum of heavy-duty gas turbines and supplies machines and services for utilities, independent power producers, and industrial application, from pure power generation to cogeneration and district heating.

•	Renewable Energy – primarily our Wind business, which manufactures wind turbines and provides support services ranging from development assistance to operation and maintenance.
•
Distributed Power – provides technology-based products to generate reliable and efficient power at or near the point of use. The product portfolio features aero derivative gas turbines, Jenbacher gas engines, and Waukesha gas engines.

•	Water Process Technologies – provides water treatment, wastewater treatment and process system solutions.
•
Nuclear – offers advanced reactor technologies solutions, including reactors, fuels and support services for boiling water reactors, and is offered through joint ventures with Hitachi and Toshiba, for safety, reliability and performance for nuclear fleets.

Competition & Regulation

Worldwide competition for power generation products and services is intense. Demand for power generation is global and, as a result, is sensitive to the economic and political environments of each country in which we do business.

Our Wind business is subject to certain global policies and regulation including the U.S. Production Tax Credit and incentive structures in China and various European countries. Changes in such policies may create unknown impacts or opportunities for the business.

OPERATIONAL OVERVIEW
(Dollars in billions)

2014 GEOGRAPHIC REVENUES: $27.6 BILLION	ORDERS
Equipment Services
2014 SUB-SEGMENT REVENUES	BACKLOG
Equipment Services
EQUIPMENT/SERVICES REVENUES	UNIT SALES

Services Equipment

SIGNIFICANT TRENDS & DEVELOPMENTS

•
The Alstom transaction is expected to advance our strategic priorities and industrial growth.  Alstom's Thermal and Renewables businesses are complementary in technology, operations and geography to our business.  We expect the integration to yield efficiencies in supply chain, service infrastructure, new product development and SG&A.

•	The business continues to invest in new product development, such as our new H-Turbine, larger wind turbines and advanced upgrades, to expand our equipment and services offerings.
•	Excess capacity in developed markets and macroeconomic and geopolitical environments result in uncertainty for the industry and business.

FINANCIAL OVERVIEW
(Dollars in billions)

SEGMENT REVENUES & PROFIT			SEGMENT PROFIT MARGIN
¢ ¢ Revenue ¢ ¢ Profit
SEGMENT REVENUES & PROFIT WALK:			COMMENTARY:
2014 – 2013			2014 – 2013

Segment revenues up $2.8 billion (11%);
Segment profit up $0.4 billion (7%) as a result of:

•The increase in revenues was driven by higher volume, primarily higher equipment sales at PGP and Renewables, partially offset by lower prices at PGP and Renewables and the impact of a stronger U.S. dollar.

•The increase in profit was mainly due to the higher volume at PGP and Renewables, and higher productivity reflecting a 10% reduction in SG&A cost, partially offset by negative business mix with equipment revenue up 20% and lower prices.

	Revenues	Profit
2013	$24.7	$5.0
Volume	3.7	0.7
Price	(0.4)	(0.4)
Foreign Exchange	(0.2)	-
(Inflation)/Deflation	N/A	0.1
Mix	N/A	(0.5)
Productivity	N/A	0.7
Other	(0.2)	(0.2)
2014	$27.6	$5.4

2013 – 2012			2013 – 2012

Segment revenues down $3.6 billion (13%);
Segment profit down $0.4 billion (8%) as a result of:

•The decrease in revenues was driven by lower volume, primarily equipment sales at PGP and Renewables, and the impact of a stronger U.S. dollar. These decreases were partially offset by higher prices and higher other income related to a sale of assets.

•The decrease in profit was mainly due to lower volume, primarily equipment sales at PGP and Renewables, and lower productivity despite decreases in SG&A cost. These decreases were partially offset by positive business mix, the effects of deflation, higher prices and higher other income.

	Revenues	Profit
2012	$28.3	$5.4
Volume	(3.9)	(0.7)
Price	0.2	0.2
Foreign Exchange	(0.1)	-
(Inflation)/Deflation	N/A	0.2
Mix	N/A	0.3
Productivity	N/A	(0.6)
Other	0.2	0.2
2013	$24.7	$5.0

OIL & GAS

BUSINESS OVERVIEW
Leader: Lorenzo Simonelli	Headquarters & Operations
•President & CEO, GE Oil & Gas •20 years of service with General Electric	•14% of segment revenues in 2014 •17% of industrial segment revenues •15% of industrial segment profit •HQ: London, UK •Serving customers in 150+ countries •Employees: approximately 44,000
Products & Services

Oil & Gas serves all segments of the oil and gas industry, from drilling, completion, production and oil field operations, to transportation via liquefied natural gas (LNG) and pipelines.  In addition, Oil & Gas provides industrial power generation and compression solutions to the refining and petrochemicals segments. Oil & Gas also delivers pipeline integrity solutions and a wide range of sensing, inspection and monitoring technologies. Oil & Gas exploits technological innovation from other GE businesses, such as Aviation and Healthcare, to continuously improve oil and gas industry performance, output and productivity.

•
Turbomachinery Solutions (TMS) – provides equipment and related services for mechanical-drive, compression and power-generation applications across the oil and gas industry. Our designs deliver high capacities and efficiencies, increase product flow and decrease both operational and environmental risks in the most extreme conditions, pressures and temperatures. Our portfolio includes drivers (aero-derivative gas turbines, heavy-duty gas turbines and synchronous and induction electric motors), compressors (centrifugal and axial, direct drive high speed, integrated, subsea compressors and turbo expanders), and turn-key solutions (industrial modules and waste heat recovery).

•
Drilling & Surface (D&S) – provides drilling, completion and production products and services for onshore & offshore oil & gas wells, and manufactures artificial lift equipment for well production and gears. The products & services portfolio includes blowout preventers, choke valves, drilling systems, drill stem valves, elastomers, pulsation dampeners wellheads, and surface production equipment.

•
Measurement & Controls (M&C) – provides equipment and services for a wide range of industries, including oil & gas, power generation, aerospace, metals, and transportation.  The offerings include sensor-based measurement; non-destructive testing and inspection; flow and process control; turbine, generator and plant controls and condition monitoring, as well as pipeline integrity solutions.

•
Subsea Systems (SS) – offers our customers equipment and services for subsea well completion and production and integrated systems for enhanced recovery and comprehensive well lifecycle support. From new subsea field design and installation to mature field intervention and enhancement, SS offers all the equipment and expertise needed to safely and reliably maximize long-term resource value and overall efficiency. Specific products include flow control valves (known as "Christmas trees"), pressure control systems, wellheads, manifolds, integrated work over control systems and flexible subsea risers.

•
Downstream Technology Solutions (DTS) – provides products and services to serve the downstream segments of the industry including refining, petrochemical, distributed gas, and other industrial applications. Products include steam turbines, reciprocating and centrifugal compressors, blowers, pumps, valves, and compressed natural gas (CNG) and small-scale LNG solutions used primarily for shale oil and gas field development.

Competition & Regulation

Demand for oil and gas equipment and services is global and, as a result, is sensitive to the economic and political environment of each country in which we do business. We are subject to the regulatory bodies of the countries in which we operate. Our products are subject to regulation by U.S. and non-U.S. energy policies.

OPERATIONAL OVERVIEW
(Dollars in billions)

2014 GEOGRAPHIC REVENUES: $18.7 BILLION	ORDERS
Equipment Services
2014 SUB-SEGMENT REVENUES	BACKLOG(a)
Equipment Services
(a)Periods reflect an update for Oil & Gas services backlog
EQUIPMENT/SERVICES REVENUES

Services Equipment

SIGNIFICANT TRENDS & DEVELOPMENTS

•
On June 2, 2014, we acquired Cameron's Reciprocating Compression division for $0.6 billion. The division provides reciprocating compression equipment and aftermarket services for oil and gas production, gas processing, gas distribution and independent power industries.

•
In July 2013, we completed the acquisition of Lufkin, a leading provider of artificial lift technologies for the oil and gas industry and a manufacturer of gears, for $3.3 billion. Revenues for Lufkin are included in the D&S sub-segment.

•	Relatively lower oil prices leading to reductions in customers' forecasted capital expenditures create industry challenges, the effects of which are uncertain.
•
We are impacted by volatility in foreign currency exchange rates mainly due to a high concentration of non-U.S. dollar denominated business as well as long-term contracts denominated in multiple currencies.

FINANCIAL OVERVIEW
(Dollars in billions)

SEGMENT REVENUES & PROFIT			SEGMENT PROFIT MARGIN
¢ ¢ Revenue ¢ ¢ Profit
SEGMENT REVENUES & PROFIT WALK:			COMMENTARY:
2014 – 2013			2014 – 2013

Segment revenues up $1.7 billion (10%);
Segment profit up $0.4 billion (19%) as a result of:

•The increase in revenues was primarily due to higher volume, mainly driven by higher equipment sales at SS, D&S and TMS, as well as the $0.3 billion net impact of acquisitions, primarily Lufkin, and dispositions, primarily Wayne. Higher prices primarily at SS also increased revenues. These increases were partially offset by the effects of a stronger U.S. dollar.

•The increase in profit was primarily due to higher productivity, higher volume and higher prices. These increases were partially offset by negative business mix.

	Revenues	Profit
2013	$17.0	$2.2
Volume	1.7	0.2
Price	0.1	0.1
Foreign Exchange	(0.1)	-
(Inflation)/Deflation	N/A	-
Mix	N/A	(0.2)
Productivity	N/A	0.4
Other	-	-
2014	$18.7	$2.6

2013 – 2012			2013 – 2012

Segment revenues up $1.7 billion (11%);
Segment profit up $0.3 billion (13%) as a result of:

•The increase in revenues was primarily due to higher volume, mainly driven by increased equipment sales as well as the impact of acquisitions ($0.7 billion), higher prices at TMS, and the effects of a weaker U.S. dollar.

•The increase in profit was due to higher volume, which was positively impacted by acquisitions and organic growth in the SS and D&S business, as well as higher prices at TMS. This was partially offset by lower cost productivity.

	Revenues	Profit
2012	$15.2	$1.9
Volume	1.5	0.2
Price	0.2	0.2
Foreign Exchange	0.1	-
(Inflation)/Deflation	N/A	-
Mix	N/A	-
Productivity	N/A	(0.1)
Other	-	-
2013	$17.0	$2.2

ENERGY MANAGEMENT

BUSINESS OVERVIEW

Leader: Mark W. Begor	Headquarters & Operations
•President & CEO, GE Energy Management •Over 30 years of service with General Electric	•5% of segment revenues in 2014 •7% of industrial segment revenues •1% of industrial segment profit •Headquarters: Atlanta, GA •Serving customers in 150+ countries •Employees: approximately 30,000
Products & Services

Energy Management designs, manufactures and services leading technology solutions for the delivery, management, conversion and optimization of electrical power. Our energy solutions allow customers across multiple energy-intensive industries such as oil & gas, marine, data centers, metals and mining to efficiently manage electricity from the point of generation to the point of consumption.

•
Industrial Solutions – creates advanced technologies that safely, reliably and efficiently distribute and control electricity to protect people, property and equipment. We provide high performance software and control solutions and offer products such as circuit breakers, relays, arresters, switchgear, panel boards and repair for the commercial, data center, healthcare, mining, renewables, oil & gas, water and telecom markets.

•
Digital Energy – maximizes the reliability, efficiency and resiliency of the grid by preventing and detecting grid power failures, digitizing substations, and reducing outages. We provide advanced products and services that modernize the grid, from the power plant to the power consumer, such as protection and control, industrial strength communications, smart meters, monitoring & diagnostics, visualization software and advanced analytics. We provide high voltage and medium voltage (HV/MV) equipment, smart controls and sensors, software solutions and power projects for industries such as generation, transmission, distribution, oil and gas, telecommunication, mining and water. We currently have several strategic partnership ventures, primarily in Mexico and China, which allow us to support our customers through various product and service offerings.

•
Power Conversion – applies the science and systems of power conversion to help drive the electric transformation of the world's energy infrastructure. Our product portfolio includes motors, generators, automation & control equipment & drives for energy intensive industries such as marine, oil & gas, renewable energy, mining, rail, metals, test systems and water.

Competition & Regulation

Energy Management faces competition from businesses operating with global presence and with deep energy domain expertise. Our products and services sold to end customers are often subject to a number of regulatory specification and performance standards under different federal, state, foreign and energy industry standards.

OPERATIONAL OVERVIEW
(Dollars in billions)

2014 GEOGRAPHIC REVENUES: $7.3 BILLION	ORDERS
Equipment Services
2014 SUB-SEGMENT REVENUES	BACKLOG
Equipment Services
EQUIPMENT/SERVICES REVENUES

Services Equipment

SIGNIFICANT TRENDS & DEVELOPMENTS

•
We are seeing growth in the liquefied natural gas, onshore electrification, offshore marine, and wind & solar industries, which is driving demand in our Power Conversion business for equipment and services.

•	While we see signs of growth in the North American electrical distribution market, the European economic recovery is slow, and demand remains soft in other parts of the developed world.
•
The U.S. electrical grid capacity is high and load growth is expected to be slow in the near term; spending by utilities in the U.S. continues to be focused more heavily on sustaining operations versus capital investment.

•	We plan to complement and expand the Digital Energy business with the acquisition of Alstom's Grid business.
•	We expect continued reinvestment in our key products to drive growth and continued margin accretion in 2015 and beyond.

FINANCIAL OVERVIEW
(Dollars in billions)

SEGMENT REVENUES & PROFIT	SEGMENT PROFIT MARGIN
¢ ¢ Revenue ¢ ¢ Profit

COMMENTARY:
2014 – 2013	2013 – 2012
Segment revenues down $0.3 billion (3%) as a result of:	Segment revenues up $0.2 billion (2%) as a result of:
•Lower volume ($0.2 billion) from weakness in North American utility and electrical distribution markets, partially offset by higher sales in Power Conversion.	•Higher volume ($0.2 billion), partially offset by the effects of the stronger U.S. dollar ($0.1 billion).
Segment profit up $0.1 billion as a result of:	Segment profit down 16% as a result of:
•Higher productivity ($0.1 billion) reflecting an 8% reduction in SG&A cost.	•Lower productivity ($0.1 billion).

            AVIATION

BUSINESS OVERVIEW

Leader: David Joyce	Headquarters & Operations
•SVP and President & CEO, GE Aviation •Over 30 years of service with General Electric
•18% of segment revenues in 2014
•22% of industrial segment revenues
•28% of industrial segment profit
•Headquarters: Cincinnati, OH
•Serving customers in 125+ countries
•Employees: approximately 44,000

Products & Services

Aviation designs and produces commercial and military aircraft engines, integrated digital components, electric power and mechanical aircraft systems. We also provide aftermarket services to support our products.

•
Commercial Engines (CEO) – manufactures jet engines and turboprops for commercial airframes. Our commercial engines power aircraft in all categories; regional, narrowbody and widebody.  We also manufacture for Business and General Aviation segments.

•	Commercial Services – provides maintenance, component repair and overhaul services (MRO), including sales of replacement parts.
•
Military – manufactures jet engines for military airframes.  Our military engines power a wide variety of military aircraft including fighters, bombers, tankers, helicopters and surveillance aircraft, as well as marine applications.  We provide maintenance, component repair and overhaul services (MRO), including sales of replacement parts.

•
Systems – provides components, systems and services for commercial and military segments.   This includes avionics systems, aviation electric power systems, flight efficiency and intelligent operation services, aircraft structures and Avio Aero.

•
We also produce and market engines through CFM International, a company jointly owned by GE and Snecma, a subsidiary of SAFRAN of France, and Engine Alliance, LLC, a company jointly owned by GE and the Pratt & Whitney division of United Technologies Corporation. New engines are also being designed and marketed in a joint venture with Honda Aero, Inc., a division of Honda Motor Co., Ltd.

Competition & Regulation

The global businesses for aircraft jet engines, maintenance component repair and overhaul services (including parts sales) are highly competitive. Both U.S. and non-U.S. markets are important to the growth and success of the business. Product development cycles are long and product quality and efficiency are critical to success. Research and development expenditures are important in this business, as are focused intellectual property strategies and protection of key aircraft engine design, manufacture, repair and product upgrade technologies. Aircraft engine orders and systems tend to follow military and airline procurement transactions.

Our product, services and activities are subject to a number of regulators such as by the U.S. Federal Aviation Administration (FAA), European Aviation Safety Agency (EASA) and other regulatory bodies.

OPERATIONAL OVERVIEW
(Dollars in billions)

2014 GEOGRAPHIC REVENUES: $24.0 BILLION	ORDERS
Equipment Services
2014 SUB-SEGMENT REVENUES	BACKLOG
Equipment Services
EQUIPMENT/SERVICES REVENUES	UNIT SALES
(a)GEnx engines are a subset of commercial engines (b)Commercial spares shipment rate in millions of dollars per day
Services Equipment
SIGNIFICANT TRENDS & DEVELOPMENTS

•	On August 1, 2013, we completed the acquisition of the aviation business of Avio, a manufacturer of aviation propulsion components and systems for $4.4 billion.
•	We expect military shipments to be lower due to continued pressure on the U.S. military budget.
•	The installed base continues to grow with new product launches.
•	Lower fuel costs are expected to result in increased airline profitability and continued growth in passenger traffic and freight.
•
Revenue sharing programs are a standard form of cooperation for specific product programs in the aviation industry. These programs are controlled by Aviation, but counterparties (with interests ranging from 1% to 39%) have an agreed share of revenues as well as development and component production responsibilities.

FINANCIAL OVERVIEW
(Dollars in billions)

SEGMENT REVENUES & PROFIT			SEGMENT PROFIT MARGIN
¢ ¢ Revenue ¢ ¢ Profit
SEGMENT REVENUES & PROFIT WALK:			COMMENTARY:
2014 – 2013			2014 – 2013

Segment revenues up $2.1 billion (9%);
Segment profit up $0.6 billion (14%) as a result of:

•The increase in revenues was due to higher volume and higher prices driven by Commercial Engines volume, spare parts volume and the third-quarter 2013 acquisition of Avio.

•The increase in profit was mainly due to higher prices in our Commercial Engines and Commercial Services businesses and higher volume discussed above.  These increases were partially offset by effects of inflation and negative business mix.

	Revenues	Profit
2013	$21.9	$4.3
Volume	1.2	0.2
Price	0.8	0.8
Foreign Exchange	-	-
(Inflation)/Deflation	N/A	(0.3)
Mix	N/A	(0.2)
Productivity	N/A	-
Other	0.1	0.1
2014	$24.0	$5.0

2013 – 2012			2013 – 2012

Segment revenues up $1.9 billion (10%) (including $0.5 billion from acquisitions);
Segment profit up $0.6 billion (16%)  as a result of:

•The increase in revenues was primarily due to higher volume and higher prices. Higher volume and prices were driven by increased services revenues ($0.7 billion) and equipment ($1.2 billion). The increase in service revenue was primarily due to higher commercial spares sales, while the increase in equipment was primarily due to increased Commercial Engine shipments.

•The increase in profit was due to higher prices, higher volume and increased other income, partially offset by the effects of inflation and lower cost productivity.

	Revenues	Profit
2012	$20.0	$3.7
Volume	1.4	0.2
Price	0.6	0.6
Foreign Exchange	-	-
(Inflation)/Deflation	N/A	(0.2)
Mix	N/A	-
Productivity	N/A	(0.1)
Other	-	0.1
2013	$21.9	$4.3

HEALTHCARE

BUSINESS OVERVIEW

Leader: John L. Flannery	Headquarters & Operations
•President & CEO, GE Healthcare •Over 25 years of service with General Electric
•14% of segment revenues in 2014
•17% of industrial segment revenues
•17% of industrial segment profit
•Headquarters: Little Chalfont, UK
•Serving customers in 140+ countries
•Employees: approximately 51,000

Products & Services

Healthcare provides essential healthcare technologies to developed and emerging markets and has expertise in medical imaging, software and information technology (IT), patient monitoring and diagnostics, drug discovery, biopharmaceutical manufacturing technologies and performance improvement solutions. Products and services are sold worldwide primarily to hospitals, medical facilities, pharmaceutical and biotechnology companies, and to the life science research market.

•
Healthcare Systems – provides a wide range of technologies and services that include diagnostic imaging and clinical systems. Diagnostic imaging systems such as X-ray, digital mammography, computed tomography (CT), magnetic resonance (MR), interventional imaging and molecular imaging technologies allow clinicians to see inside the human body more clearly. Clinical systems such as ultrasound, electrocardiography (ECG), bone densitometry, patient monitoring, incubators and infant warmers, respiratory care, and anesthesia management that enable clinicians to provide better care for patients every day - from wellness screening to advanced diagnostics to life-saving treatment. Healthcare systems also offers product services that include remote diagnostic and repair services for medical equipment manufactured by GE and by others.

•
Life Sciences – delivers products and services for drug discovery, biopharmaceutical manufacturing and cellular technologies, so scientists and specialists discover new ways to predict, diagnose and treat disease.  It also researches, manufactures and markets innovative imaging agents used during medical scanning procedures to highlight organs, tissue and functions inside the human body, to aid physicians in the early detection, diagnosis and management of disease through advanced in-vivo and in-vitro diagnostics.

•
Healthcare IT – provides IT solutions including enterprise and departmental Information Technology products, Picture Archiving System (PACS), Radiology Information System (RIS), Cardiovascular Information System (CVIS), revenue cycle management and practice applications, to help customers streamline healthcare costs and improve the quality of care.

Competition & Regulation

Healthcare competes with a variety of U.S. and non-U.S. manufacturers and services providers. Customers require products and services that allow them to provide better access to healthcare, improve the affordability of care, and improve the quality of patient outcomes.  Technology innovation to provide products that improve these customer requirements and competitive pricing are among the key factors affecting competition for these products and services. New technologies could make our products and services obsolete unless we continue to develop new and improved products and services.

Our products are subject to regulation by numerous government agencies, including the U.S. Food and Drug Administration (U.S. FDA), as well as various laws that apply to claims submitted under Medicare, Medicaid or other government funded healthcare programs.

OPERATIONAL OVERVIEW
(Dollars in billions)

2014 GEOGRAPHIC REVENUES: $18.3 BILLION	ORDERS
Equipment Services
2014 SUB-SEGMENT REVENUES	BACKLOG
Equipment Services
EQUIPMENT/SERVICES REVENUES

Services Equipment

SIGNIFICANT TRENDS & DEVELOPMENTS

•	We continue to lead in technology innovation with greater focus on productivity based technology, services, and IT solutions as healthcare providers seek greater productivity and efficiency.
•	The U.S. market is improving but uncertainty remains regarding the impact of the Affordable Care Act. Emerging markets are expected to grow long-term with short-term volatility.
•	API Healthcare (API), a healthcare workforce management software and analytics solutions provider, was acquired in February 2014 for $0.3 billion.
•
Life Sciences is expanding its business through bioprocess growth and the acquisition of certain Thermo Fisher Scientific Inc. life-science businesses, which were acquired in March 2014 for $1.1 billion.

FINANCIAL OVERVIEW
(Dollars in billions)

SEGMENT REVENUES & PROFIT			SEGMENT PROFIT MARGIN
¢ ¢ Revenue ¢ ¢ Profit
SEGMENT REVENUES & PROFIT WALK:			COMMENTARY:
2014 – 2013			2014 – 2013

Segment revenues up $0.1 billion (1%);
Segment profit flat as a result of:

•The increase in revenues was due to higher volume, driven by the higher sales in Life Sciences. This increase was partially offset by lower prices mainly at Healthcare Systems and the effects of a stronger U.S. dollar.

•Profit was flat as higher productivity, driven by SG&A cost reductions, and higher volume, were offset by lower prices, mainly at Healthcare Systems, inflation and effects of a stronger U.S. dollar.

	Revenues	Profit
2013	$18.2	$3.0
Volume	0.6	0.1
Price	(0.3)	(0.3)
Foreign Exchange	(0.2)	(0.1)
(Inflation)/Deflation	N/A	(0.2)
Mix	N/A	-
Productivity	N/A	0.5
Other	-	-
2014	$18.3	$3.0

2013 – 2012			2013 – 2012

Segment revenues down $0.1 billion;
Segment profit up $0.1 billion (4%) as a result of:

•The decrease in revenues was driven by lower prices mainly at Healthcare Systems, effects of a stronger U.S. dollar and lower other income, partially offset by higher volume.

•The increase in profit was mainly driven by higher productivity resulting from SG&A cost reductions and higher volume, partially offset by lower prices mainly at Healthcare Systems, the effects of inflation and the stronger U.S. dollar.

	Revenues	Profit
2012	$18.3	$2.9
Volume	0.5	0.1
Price	(0.3)	(0.3)
Foreign Exchange	(0.2)	(0.1)
(Inflation)/Deflation	N/A	(0.2)
Mix	N/A	-
Productivity	N/A	0.6
Other	-	-
2013	$18.2	$3.0

            TRANSPORTATION

BUSINESS OVERVIEW

Leader: Russell Stokes	Headquarters & Operations
•President & CEO, GE Transportation •Over 15 years of service with General Electric	•4% of segment revenues in 2014 •5% of industrial segment revenues •6% of industrial segment profit •Headquarters: Chicago, IL •Serving customers in 60+ countries •Employees: approximately 13,000

Products & Services
Transportation is a global technology leader and supplier to the railroad, marine, drilling and mining industries. Products and services offered by Transportation include:

•
Locomotives – we provide freight and passenger locomotives, signaling and communications systems as well as rail services to help solve rail challenges. We manufacture high-horsepower, diesel-electric locomotives including the Evolution Series TM, which meets or exceeds the U.S. Environmental Protection Agency's (EPA) Tier 4 requirements for freight and passenger applications.

•
Locomotive Services & Solutions – we develop partnerships that support advisory services, parts, integrated software solutions and data analytics. Our comprehensive offerings include tailored service programs, high-quality parts for GE and other locomotive platforms, overhaul, repair and upgrade services, and wreck repair. Our portfolio provides the people, partnerships and leading software to optimize operations and asset utilization.

•	Mining – we provide mining equipment and services. The portfolio includes drive systems for off-highway vehicles, mining equipment, mining power and productivity.
•	Marine, Stationary & Drilling – we offer motors for land and offshore drilling rigs, marine diesel engines and stationary power diesel engines.

Competition & Regulation

The competitive environment for locomotives and mining equipment and services consists of large global competitors and a number of smaller competitors that compete in a limited-size product range, and or geographic region. North America will be of particular focus for the rail industry in 2015 as the EPA Tier 4 emissions standards are implemented. We are positioned with the only locomotive currently available that meets the Tier 4 standards.

OPERATIONAL OVERVIEW
(Dollars in billions)

2014 GEOGRAPHIC REVENUES: $5.7 BILLION	ORDERS
Equipment Services
2014 SUB-SEGMENT REVENUES	BACKLOG
Equipment Services
EQUIPMENT/SERVICES REVENUES	UNIT SALES

Services Equipment

SIGNIFICANT TRENDS & DEVELOPMENTS

•	Rail volume, especially in North America, continues to climb and the number of parked locomotives remains low.
•
North American locomotives competition remains strong, but GE is positioned with the only locomotive currently available meeting the U.S. EPA's highest (Tier 4) emission standards. We expect U.S. growth to be driven by early demand for Tier 4 locomotives.

•	Continued global mining softness has resulted in delayed capital expenditures in the mining industry.
•	During the fourth quarter of 2014, we signed an agreement to sell our Signaling business to Alstom for approximately $0.8 billion.

FINANCIAL OVERVIEW
(Dollars in billions)

SEGMENT REVENUES & PROFIT	SEGMENT PROFIT MARGIN
¢ ¢ Revenue ¢ ¢ Profit
COMMENTARY:
2014 – 2013	2013 – 2012

Segment revenues down $0.2 billion (4%) as a result of:
•Lower volume ($0.2 billion), primarily in Mining reflecting weakness in the industry, partially offset by an increase in volume in the locomotive services business.

Segment profit down 3% as a result of:
•Lower volume, primarily in Mining as discussed above, was partially offset by deflation and cost productivity.

Segment revenues up $0.3 billion (5%) as a result of:
•Higher volume ($0.3 billion), due to 2012 acquisitions (primarily Industrea).

Segment profit up $0.1 billion (13%) as a result of:
•Material deflation ($0.1 billion), higher volume and productivity.

            APPLIANCES & LIGHTING

BUSINESS OVERVIEW

Leaders: Chip Blankenship & Maryrose Sylvester	Headquarters & Operations
•President & CEO, Appliances •Over 20 years of service with General Electric •President & CEO, Lighting •Over 25 years of service with General Electric
•6% of segment revenues in 2014
•7% of industrial segment revenues
•2% of industrial segment profit
•Appliances HQ: Louisville, KY
•Lighting HQ: East Cleveland, OH
•Serving customers in 100+ countries
•Employees: approximately 24,000

Products & Services

Appliances & Lighting products, such as major appliances and a subset of lighting products, are primarily directed to consumer applications, while other lighting products are directed towards commercial and industrial applications. We also invest in the development of differentiated, premium products such as energy efficient solutions for both consumers and businesses.

•
Appliances – sells and services major home appliances including refrigerators, freezers, electric and gas ranges, cooktops, dishwashers, clothes washers and dryers, microwave ovens, room air conditioners, residential water systems for filtration, softening and heating and hybrid water heaters. Our brands include GE Monogram®, GE Café™, GE Profile™, GE®, GE Artistry™, and Hotpoint®. We also manufacture certain products and source finished product and component parts from third-party global manufacturers. A large portion of appliances sales are through a variety of retail outlets for replacement of installed units. Residential building contractors installing units in new construction is the second major U.S. channel. We offer one of the largest original equipment manufacturer (OEM) service organizations in the appliances industry, providing in-home repair and aftermarket parts.

•
Lighting – manufactures, sources and sells a variety of energy-efficient solutions for commercial, industrial, municipal and consumer applications across the globe, utilizing light-emitting diode (LED), fluorescent, halogen and high-intensity discharge (HID) technologies. In addition to growing our LED breadth, the business is focused on building lighting connected by state-of-the-art software that will unleash a whole new potential for how we light our world. The business sells products under the reveal® and Energy Smart® consumer brands, and Evolve™, GTx™, Immersion™, Infusion™, Lumination,™ Albeo,™ TriGain™ and Tetra® commercial brands. GE Lighting offers a full range of solutions and services to outfit entire properties with lighting, from ceilings, parking lots, signage, displays, roadways, sports arenas and other areas.

Competition & Regulation

Cost control, including productivity, is key in the highly competitive marketplace in which Appliances & Lighting competes. GE Lighting operates in a complex, global marketplace. Energy regulations impacting traditional lighting technologies are moving demand to energy-saving products that last longer and cost less to operate over time. Evolving these technologies, as well as cost control, is key in the global arena in which the business operates.

OPERATIONAL OVERVIEW
(Dollar in billions)

2014 GEOGRAPHIC REVENUES: $8.4 BILLION	2014 SUB-SEGMENT REVENUES

SIGNIFICANT TRENDS & DEVELOPMENTS

·During the third quarter of 2014, GE signed an agreement to sell its Appliances business to Electrolux for $3.3 billion. The transaction has been approved by the boards of directors of GE and Electrolux and remains subject to customary closing conditions and regulatory approvals, and is targeted to close in mid-2015.

·While the demand in the professional non-LED market segment is slowing, there is a strong global shift to energy efficient lighting including continued growth in LED products.

FINANCIAL  OVERVIEW
(Dollar in billions)

SEGMENT REVENUES & PROFIT	SEGMENT PROFIT MARGIN
¢ ¢ Revenue ¢ ¢ Profit
COMMENTARY:
2014 – 2013	2013 – 2012
Segment revenues up $0.1 billion (1% ) as a result of:
•Higher volume ($0.1 billion) driven by higher sales at Appliances.

Segment profit up $0.1 billion (13%) as a result of:
•Improved productivity ($0.1 billion) including the effects of classifying Appliances as a business held for sale in the third quarter of 2014.

Segment revenues up $0.4 billion (5%) as a result of:
•Higher volume ($0.4 billion) driven by higher sales at Appliances.

Segment profit up $0.1 billion (23%) as a result of:
•Improved productivity ($0.1 billion) and higher prices.

GE CAPITAL

BUSINESS OVERVIEW

Leader: Keith Sherin	Headquarters & Operations
•Vice Chairman GE, and Chairman & CEO, GE Capital •Over 30 years of service with General Electric	•19% of segment revenues in 2014 •Headquarters: Norwalk, CT •Serving customers in 70+ countries •Employees: approximately 47,000
Products & Services

GE Capital businesses offer a broad range of financial services and products worldwide for businesses of all sizes. Services include commercial loans and leases, financial programs, credit cards, personal loans and other financial services. GE Capital also develops strategic partnerships and joint ventures that utilize GE's industry-specific expertise in aviation, energy, infrastructure and healthcare to capitalize on market-specific opportunities. Products and services are offered through the following businesses:

•
Commercial Lending and Leasing (CLL) – includes Healthcare Equipment Finance, a premier provider of capital and services to the healthcare industry and Working Capital Solutions, which purchases GE customer receivables. Our Healthcare Equipment Finance portfolio is collateralized by equipment used in the healthcare industry and our Working Capital Solutions portfolio is substantially recourse to GE or insured.

•
Consumer – offers a full range of financial products including private-label credit cards; personal loans; bank cards; auto loans and leases; mortgages; debt consolidation; home equity loans; deposit and other savings products; and small and medium enterprise lending on a global basis.

•
Energy Financial Services – invests in long-lived, capital intensive energy projects and companies by providing structured equity, debt, leasing, partnership financing, project finance and broad-based commercial finance.

•
GE Capital Aviation Services (GECAS) – our commercial aircraft financing and leasing business, offers a wide range of aircraft types and financing options, including operating leases and secured debt financing, and also provides productivity solutions including spare engine leasing, airport and airline consulting services, and spare parts financing and management.

As a result of the GE Capital Exit Plan, GE Capital's Real Estate business and most of the CLL business are classified as discontinued operations and are no longer reported as part of the GE Capital segment results.  All comparative prior period information has been reclassified to reflect Real Estate and most of CLL as discontinued operations.

Competition & Regulation

The businesses in which we engage are subject to competition from various types of financial institutions, including commercial banks, thrifts, investment banks, broker-dealers, credit unions, leasing companies, consumer loan companies, independent finance companies, finance companies associated with manufacturers and insurance and reinsurance companies.

GECC is a regulated savings and loan holding company under U.S. law, subject to Federal Reserve Board (FRB) supervision. In 2013, the U.S. Financial Stability Oversight Council (FSOC) designated GECC as a nonbank systemically important financial institution (nonbank SIFI) under the Dodd-Frank Wall Street Reform and Consumer Protection Act (See Regulations and Supervision for additional information).

OPERATIONAL OVERVIEW
(Dollars in billions)

2014 GEOGRAPHIC REVENUES: $26.3 BILLION	NET INTEREST MARGIN

2014 SUB-SEGMENT REVENUES	TIER 1 COMMON RATIO ESTIMATE*

ENDING NET INVESTMENT, EXCLUDING LIQUIDITY*	DIVIDENDS RETURNED TO PARENT IN 2014
Quarterly Dividends $2.0 billion Special Dividends $1.0 billion Total $3.0 billion

* Non-GAAP Financial Measure

SIGNIFICANT TRENDS & DEVELOPMENTS

ENDING NET INVESTMENT

We have communicated our goal of reducing GE Capital's ENI, excluding liquidity. ENI is a metric used by us to measure the total capital we have invested in our financial services business. GE Capital's ENI (excluding liquidity) was $198 billion at December 31, 2014. To achieve this goal, we are more aggressively focusing our businesses on selective financial services products where we have deep domain experience, broad distribution, the ability to earn a consistent return on capital and are competitively advantaged, while managing our overall balance sheet size and risk. We have a strategy of exiting those businesses that are deemed to be non-strategic or that are underperforming. We have completed a number of dispositions in our businesses in the past and will continue to evaluate options going forward.

Accordingly, in the short-term, as we reduce our ENI through exiting non-core businesses, the overall level of our net earnings may be reduced, which potentially could include impairments, restructurings and other non-cash charges. However, over the long-term, we believe that this strategy will improve our long-term performance through higher returns as we will have a larger concentration of assets in our core businesses, as opposed to the underperforming or non-strategic assets we will be exiting; reduce liquidity risk as we pay down outstanding debt and diversify our sources of funding (with less reliance on the global commercial paper markets and an increase in alternative sources of funding such as deposits); and reduce capital requirements while strengthening capital ratios. Additional information about our liquidity and how we manage this risk can be found in the Financial Resources and Liquidity section within the MD&A.

The actions below are consistent with our strategy of reducing GECC ENI and investing in our core businesses.

OTHER TRENDS & DEVELOPMENTS

•	Milestone Aviation Group – On January 30, 2015, GECAS acquired Milestone Aviation Group, a helicopter leasing business, for approximately $1.8 billion.
•	Budapest Bank – During the fourth quarter of 2014, we signed an agreement to sell our consumer finance business Budapest Bank to Hungary's government.
•
GEMB – Nordic – During the fourth quarter of 2014, we completed the sale of GE Money Bank AB, our consumer finance business in Sweden, Denmark and Norway (GEMB – Nordic) to Santander for proceeds of $2.3 billion.

•
Synchrony Financial – On August 5, 2014, we completed the initial public offering (IPO) of our North American Retail Finance business, Synchrony Financial, as a first step in a planned, staged exit from that business. Synchrony Financial closed the IPO of 125 million shares of common stock at a price to the public of $23.00 per share and on September 3, 2014, Synchrony Financial issued an additional 3.5 million shares of common stock pursuant to an option granted to the underwriters in the IPO (Underwriters' Option). We received net proceeds from the IPO and the Underwriters' Option of $2.8 billion, which remain at Synchrony Financial. Following the closing of the IPO and the Underwriters' Option, we currently own approximately 85% of Synchrony Financial and as a result, GECC continues to consolidate the business. The 15% is presented as noncontrolling interests. In addition, in August 2014, Synchrony Financial completed issuances of $3.6 billion of senior unsecured debt with maturities up to 10 years and $8.0 billion of unsecured term loans maturing in 2019, and in October 2014 completed issuances of $0.8 billion unsecured term loans maturing in 2019 under the New Bank Term Loan Facility with third party lenders. Subsequent to December 31, 2014 through February 13, 2015, Synchrony Financial issued an additional $1.0 billion of senior unsecured debt maturing in 2020.

We are targeting to complete our exit from Synchrony Financial through a split-off transaction, by making a tax-free distribution of our remaining interest in Synchrony Financial to electing GE stockholders in exchange for shares of GE's common stock. The split-off transaction would be subject to obtaining required bank regulatory approvals. We may also decide to exit by selling or otherwise distributing or disposing of all or a portion of our remaining interest in the Synchrony Financial shares.

•	Cembra – During the fourth quarter of 2013, we completed the sale of 68.5% of our Swiss consumer finance bank, Cembra Money Bank AG (Cembra), through an IPO.
•
Consumer – During the fourth quarter of 2013, we completed the sale of our remaining equity interest in the Bank of Ayudhya (Bay Bank). We also committed to sell our consumer banking business in Russia (Consumer Russia) and completed the transaction in the first quarter of 2014.

•
MetLife Bank – During the first quarter of 2013, we acquired the deposit business of MetLife Bank, N.A., which is an online banking platform with approximately $6.4 billion in U.S. retail deposits that is now part of Synchrony Financial.

•
Consumer Ireland – During 2012, we completed the sale of our consumer mortgage lending business in Ireland (Consumer Ireland) and sold our remaining equity interest in Garanti Bank, which was classified as an available-for-sale security.

•
U.S. Customer Base – During 2014, GE Capital provided approximately $116 billion of new financings in the U.S. to various companies, infrastructure projects and municipalities. Additionally, we extended approximately $115 billion of credit to approximately 64 million U.S. consumers. GE Capital provided credit to approximately 29,700 new commercial customers and 33,700 new small businesses in the U.S. during 2014, ending the year with outstanding credit to more than 250,000 commercial customers and 220,000 small businesses through retail programs in the U.S.

FINANCIAL OVERVIEW
(Dollars in billions)

SEGMENT REVENUES & PROFIT(a)

¢ ¢ Revenue ¢ ¢ Profit
(a)Interest and other financial charges and income taxes are included in determining segment profit for the GE Capital segment.
COMMENTARY: 2014 – 2013

Revenues decreased 2% as a result of the effects of dispositions, lower gains and the effects of currency exchange, partially offset by organic revenue growth and lower impairments.
•	CLL 2014 revenues increased 2% as a result of organic revenue growth.
•
Consumer 2014 revenues decreased by $0.7 billion, or 5%, as a result of lower gains ($0.6 billion) and the effects of dispositions ($0.3 billion), partially offset by organic revenue growth ($0.2 billion) and lower impairments ($0.1 billion).

•
Energy Financial Services 2014 revenues increased by $0.2 billion, or 11% as a result of organic revenue growth ($0.4 billion) and higher gains ($0.1 billion), partially offset by the effects of dispositions ($0.2 billion) and higher impairments ($0.2 billion).

•	GECAS 2014 revenues decreased by $0.1 billion, or 2%, as a result of organic revenue declines ($0.2 billion), partially offset by higher gains ($0.1 billion).

Segment profit decreased 10% as a result of the effects of dispositions, lower gains and the effects of currency exchange, partially offset by lower impairments, lower provisions for losses on financing receivables and core increases.
•	CLL 2014 net earnings increased 2% as a result of lower provisions for losses on financing receivables, partially offset by core decreases.
•
Consumer 2014 net earnings decreased by $1.3 billion, or 30%, as a result of the effects of dispositions ($0.8 billion) reflecting the 2013 sale of a portion of Cembra and the 2014 sale of GEMB-Nordic, core decreases ($0.5 billion) and lower gains ($0.4 billion) reflecting the 2013 sale of our remaining equity interest in Bay Bank, partially offset by lower provisions for losses on financing receivables ($0.3 billion) and lower impairments ($0.1 billion).

•
Energy Financial Services 2014 net earnings decreased slightly as a result of higher impairments ($0.1 billion) and the effects of dispositions ($0.1 billion) offset by core increases ($0.1 billion) and higher gains ($0.1 billion).

•
GECAS 2014 net earnings increased by $0.2 billion, or 17%, as a result of lower equipment leased to others (ELTO) impairments ($0.2 billion) related to our operating lease portfolio of commercial aircraft, and higher gains, partially offset by core decreases ($0.1 billion).

COMMENTARY: 2013 – 2012

Revenues increased 2% as a result of higher gains, the effects of dispositions and lower impairments, partially offset by organic revenue declines.
•	CLL 2013 revenues decreased 2% as a result of organic revenue declines.
•
Consumer 2013 revenues increased by $0.4 billion, or 3%, as a result of higher gains ($0.5 billion), the effects of dispositions ($0.3 billion) and the effects of acquisitions ($0.1 billion), partially offset by organic revenue declines ($0.4 billion).

•
Energy Financial Services 2013 revenues increased slightly, or 1%, as a result of dispositions ($0.1 billion) and organic revenue growth ($0.1 billion), partially offset by lower gains ($0.1 billion) and higher impairments.

•	GECAS 2013 revenues increased by $0.1 billion, or 1%, as a result of lower finance lease impairments and higher gains.

Segment profit increased 6% as a result of the effects of dispositions, primarily related to the sale of a portion of Cembra through an IPO and higher gains, primarily related to the sale of our remaining equity interest in Bay Bank, partially offset by higher provisions for losses on financing receivables, core decreases and higher impairments.
•	CLL 2013 net earnings increased 8% as a result of core increases.
•
Consumer 2013 net earnings increased by $1.1 billion, or 35%, as a result of the sale of a portion of Cembra ($1.2 billion), higher gains ($0.3 billion) related to the sale of Bay Bank and core increases ($0.1 billion). These increases were partially offset by higher provisions for losses on financing receivables ($0.5 billion) reflecting the use of a more granular portfolio segmentation approach, by loss type, in determining the incurred loss period and projected net write-offs over the next 12 months in our installment and revolving credit portfolios.

•	Energy Financial Services 2013 net earnings decreased slightly, or 5%, as a result of lower gains ($0.1 billion), partially offset by core increases and dispositions.
•
GECAS 2013 net earnings decreased by $0.3 billion, or 27%, as a result of ELTO impairments ($0.3 billion) related to our operating lease portfolio of commercial aircraft, and core decreases, partially offset by higher gains.

GE CORPORATE ITEMS AND ELIMINATIONS

GE Corporate Items and Eliminations is a caption used in the segment table on page 11 to reconcile the aggregated results of our segments to the consolidated results of the Company.  As such, it includes corporate activities and the elimination of inter-segment activities.  Specifically, the GE Corporate Items and Eliminations amounts related to revenues and earnings include the results of disposed businesses (such as NBCU LLC, which we sold in 2013), certain amounts not included in GE industrial operating segment results because they are excluded from measurement of their operating performance for internal and external purposes and the elimination of inter-segment activities.  In addition, the GE Corporate Items and Eliminations amounts related to earnings include certain costs of our principal retirement plans, restructuring and other costs reported in corporate, and the unallocated portion of certain corporate costs (such as research and development spending and costs related to our Global Growth & Operations organization).

REVENUES AND OPERATING PROFIT (COST)

(In millions)	2014	2013	2012

Revenues
NBCU LLC	$-	$1,528	$1,615
Gains (losses) on disposed or held for sale businesses	91	453	186
Eliminations and other	(4,129)	(3,605)	(3,292)
Total Corporate Items and Eliminations	$(4,038)	$(1,624)	$(1,491)

Operating profit (cost)
NBCU LLC	$-	$1,528	$1,615
Gains (losses) on disposed or held for sale businesses	91	447	186
Principal retirement plans(a)	(2,313)	(3,222)	(3,098)
Restructuring and other charges	(1,788)	(1,992)	(732)
Eliminations and other	(2,215)	(2,763)	(2,689)
Total Corporate Items and Eliminations	$(6,225)	$(6,002)	$(4,718)

CORPORATE COSTS

(In millions)	2014	2013	2012

Total Corporate Items and Eliminations	$(6,225)	$(6,002)	$(4,718)
Less non-operating pension cost	(2,120)	(2,624)	(2,132)
Total Corporate costs (operating)*	$(4,105)	$(3,378)	$(2,586)

Less NBCU LLC, restructuring and other, and gains	(1,697)	(17)	1,069
Adjusted total Corporate costs (operating)*	$(2,408)	$(3,361)	$(3,655)

(a)
Included non-operating pension income (cost) for our principal pension plans (non-GAAP) of $(2.1) billion, $(2.6) billion and $(2.1) billion in 2014, 2013 and 2012, respectively, which includes expected return on plan assets, interest costs and non-cash amortization of actuarial gains and losses.

.

*Non-GAAP Financial Measure

2014 – 2013 COMMENTARY

Revenues and other income decreased $2.4 billion, primarily a result of:
•	$1.5 billion lower revenues and other income related to NBCU LLC, which was disposed of in the first quarter of 2013,
•	$0.4 billion of lower gains from disposed businesses, and
•
$0.5 billion of higher eliminations and other, which was driven by $0.4 billion of higher inter-segment eliminations. Also contributing to the decrease in revenues and other income was a $0.2 billion impairment related to an investment security in 2014 compared with a $0.1 billion impairment of an investment in a Brazilian company in 2013.

Operating costs increased $0.2 billion, primarily as a result of:
•	$1.5 billion lower NBCU LLC related income, and
•	$0.4 billion of lower gains from disposed businesses.

These increases to operating costs were partially offset by the following:
•	$0.9 billion of lower costs of our principal retirement plans,
•
$0.2 billion of lower restructuring and other charges. Restructuring and other charges in 2014 included $0.2 billion of impairment related to an investment security at Power & Water, $0.1 billion of asset write-offs at a consolidated nuclear joint venture in which we hold a 51% interest at Power & Water and $0.1 billion curtailment loss on the principal retirement plans resulting from our agreement with Electrolux to sell the Appliances business, and

•
$0.5 billion of lower eliminations and other, which was driven by $0.4 billion of lower corporate costs, which include research and development and functional spending in 2014. In 2013, eliminations and other costs included $0.1 billion impairment of an investment in a Brazilian company.

2013 – 2012 COMMENTARY

Revenues decreased $0.1 billion primarily as a result of:
•	$0.1 billion lower revenue and other income related to the operations and disposition of NBCU LLC,
•
$0.3 billion of higher gains from disposed businesses, which reflects the net effect of $0.5 billion of gains from industrial business dispositions in 2013 compared with a $0.3 billion gain on joint venture formation and a $0.1 billion loss on sale of a plant in 2012, and

•
$0.3 billion of higher eliminations and other, which reflects a $0.1 billion pre-tax loss related to the impairment of an investment in a Brazilian company and $0.2 billion of lower revenues related to a plant that was sold in 2012.

Operating costs increased $1.3 billion primarily as a result of:
•	$0.1 billion of lower NBCU LLC related income,
•	$0.1 billion of higher principal retirement plan costs,
•	$1.3 billion of higher restructuring and other charges, and
•	$0.1 billion of higher eliminations and other, which reflects the $0.1 billion of impairment referred to above.

These increases to operating costs were partially offset by $0.3 billion of higher gains on disposed businesses.

COSTS AND GAINS NOT INCLUDED IN SEGMENT RESULTS

As discussed in the "Segment Operations" section within the MD&A, certain amounts are not included in industrial operating segment results because they are excluded from measurement of their operating performance for internal and external purposes. These amounts are included in GE Corporate Items & Eliminations and may include matters such as charges for restructuring; rationalization and other similar expenses; acquisition costs and related charges; technology and product development cost; certain gains and losses from acquisitions or dispositions; and litigation settlements or other charges, for which responsibility preceded the current management team. The amount of costs and gains not included in segment results follows.

COSTS

(In billions)	2014	2013	2012

Power & Water	$0.6	$0.4	$0.2
Oil & Gas	0.3	0.3	0.1
Energy Management	0.2	0.2	0.2
Aviation	0.3	0.6	0.3
Healthcare	0.5	0.6	0.5
Transportation	-	0.1	0.1
Appliances & Lighting	0.1	0.2	0.1
Total	$2.1	$2.4	$1.5

GAINS

(In billions)	2014	2013	2012

Power & Water(a)	$-	$0.1	$-
Oil & Gas(b)	0.1	0.1	-
Energy Management	-	-	-
Aviation(c)	-	-	0.3
Healthcare(a)	-	0.2	-
Transportation	-	-	-
Appliances & Lighting	-	-	-
Total	$0.1	$0.5	$0.3

(a)	Related to business dispositions.
(b)	Related to business dispositions including a fuel dispenser business disposition in 2014.
(c)	Related to formation of a joint venture.

DISCONTINUED OPERATIONS

Discontinued operations primarily included our Real Estate business, most of our CLL business, GE Money Japan (our Japanese personal loan business, Lake, and our Japanese mortgage and card businesses, excluding our investment in GE Nissen Credit Co., Ltd.), our U.S. mortgage business (WMC), our CLL trailer services business in Europe (CLL Trailer Services), our Consumer banking business in Russia (Consumer Russia) and our Consumer mortgage lending business in Ireland (Consumer Ireland). All of these operations were previously reported in the GE Capital segment.

Associated results of operations, financial position and cash flows are separately reported as discontinued operations for all periods presented.

FINANCIAL INFORMATION FOR DISCONTINUED OPERATIONS

(In millions)	2014	2013	2012

Earnings (loss) from discontinued operations, net of taxes	$2,699	$1,144	$1,829

The 2014 earnings from discontinued operations, net of taxes, primarily reflected the following:
•	$1.8 billion of earnings from operations at our CLL business,
•	$1.0 billion of earnings from operations at our Real Estate business, and
•	$0.1 billion tax benefit related to the extinguishment of our loss-sharing arrangement for excess interest claims associated with the 2008 sale of GE Money Japan.
•
2014 earnings were partially offset by a $0.2 billion after-tax effect of incremental reserves related to retained representation and warranty obligations to repurchase previously sold loans on the 2007 sale of WMC.

The 2013 earnings from discontinued operations, net of taxes, primarily reflected the following:
•	$1.7 billion of earnings from operations at our Real Estate business and
•	$1.5 billion of earnings from operations at our CLL business.
•
2013 earnings were partially offset by $1.6 billion after-tax effect of incremental reserves, primarily related to an agreement to extinguish our loss-sharing arrangement for excess interest claims associated with the 2008 sale of GE Money Japan,

•	$0.2 billion after-tax effect of incremental reserves related to retained representation and warranty obligations to repurchase previously sold loans on the 2007 sale of WMC, and
•	$0.2 billion after-tax loss on the planned disposal of Consumer Russia.

The 2012 earnings from discontinued operations, net of taxes, primarily reflected the following:
•	$2.0 billion of earnings from operations at our CLL business,
•	$0.8 billion of earnings from operations at our Real Estate business, and
•	$0.1 billion tax benefit related to the resolution with the Internal Revenue Service regarding the tax treatment of the 2007 sale of our Plastics business.
•	2012 earnings were partially offset by $0.6 billion after-tax effect of incremental reserves for excess interest claims related to our loss-sharing arrangement on the 2008 sale of GE Money Japan,
•	$0.3 billion after-tax effect of incremental reserves related to retained representation and warranty obligations to repurchase previously sold loans on the 2007 sale of WMC, and
•	$0.2 billion loss (including a $0.1 billion loss on disposal) related to Consumer Ireland.

For additional information related to discontinued operations, see Note 2 to the consolidated financial statements.

OTHER CONSOLIDATED INFORMATION

INTEREST AND OTHER FINANCIAL CHARGES

Interest on borrowings and other financial charges amounted to $5.3 billion, $5.5 billion and $6.4 billion in 2014, 2013 and 2012, respectively. Substantially all of our borrowings are in financial services, where interest expense was $4.2 billion, $4.7 billion and $5.6 billion in 2014, 2013 and 2012, respectively. GECC average borrowings declined from 2013 to 2014 and from 2012 to 2013, in line with changes in average GECC assets. Interest rates have decreased over the three-year period primarily attributable to declining global benchmark interest rates. GECC average borrowings were $331.2 billion, $353.6 billion and $394.2 billion in 2014, 2013 and 2012, respectively. The GECC average composite effective interest rate was 2.4% in 2014, 2.5% in 2013 and 2.8% in 2012. In 2014, GECC average assets of $318.5 billion were 2.3% lower than in 2013, which in turn were 4.2% lower than in 2012. See the "Liquidity and Borrowings" section within the MD&A for a discussion of liquidity, borrowings and interest rate risk management.

It is our policy to allocate GE Capital interest expense that is either directly attributable or related to discontinued operations. The allocation is based on a market based leverage ratio, taking into consideration the underlying characteristics of the assets for the specific discontinued operations.  Interest expense that is associated with debt that is not assumed by the buyer or required to be repaid as a result of the disposal transaction will be reflected in continuing operations after the disposal occurs.

POSTRETIREMENT BENEFIT PLANS

Postretirement benefit plans costs were $4.8 billion, $6.0 billion and $5.5 billion in 2014, 2013 and 2012, respectively. Costs decreased in 2014 primarily due to the effects of higher discount rates (principal pension plans' discount rate increased from 3.96% at December 31, 2012 to 4.85% at December 31, 2013) and lower loss amortization related to our principal pension plans, partially offset by lower expected investment return on pension plan assets. Costs increased in 2013 primarily due to the continued amortization of 2008 investment losses and the effects of lower discount rates (principal pension plans' discount rate decreased from 4.21% at December 31, 2011 to 3.96% at December 31, 2012).

Postretirement benefit actuarial assumptions are significant inputs to the actuarial models that measure benefit obligations and their related effects on operations:

•	Our discount rate for our principal pension plans at December 31, 2014 was 4.02%, which reflected current interest rates.
•
The Society of Actuaries recently issued new mortality tables projecting longer life expectancies that will result in higher postretirement benefit obligations for U.S. companies. We updated our mortality assumptions at December 31, 2014. The new mortality assumptions increased principal postretirement benefit obligations by approximately $4.6 billion at year end.

•
Considering the current and target asset allocations, as well as historical and expected returns on various categories of assets in which our plans are invested, we have assumed that the long-term return on our principal pension plan assets will be 7.5% for cost recognition in 2015, compared to 7.5% in 2014 and 8.0% in both 2013 and 2012.

GAAP provides for recognition of differences between assumed and actual experience over a period no longer than the average future service of employees. See the "Critical Accounting Estimates" section within the MD&A for additional information.

We expect the costs of our postretirement benefits to increase in 2015 by approximately $0.6 billion as compared to 2014, primarily because of the effects of lower discount rates and new mortality assumptions, which are partially offset by lower loss amortization related to our principal pension plans.

GAAP AND NON-GAAP PENSION COSTS

(In billions)	2014	2013	2012

GAAP principal pension plans' cost	$3.6	$4.4	$3.8
Non-GAAP operating pension costs*	1.5	1.8	1.7

*Non-GAAP Financial Measure

Operating earnings include service cost and prior service cost amortization for our principal pension plans as these costs represent expenses associated with employee service. Operating earnings exclude non-operating pension costs/income such as interest cost, expected return on plan assets and non-cash amortization of actuarial gains and losses. We expect operating pension costs for these plans will be about $1.7 billion in 2015. The expected increase in operating pension costs is attributable primarily to the effects of lower discount rates and new mortality assumptions.

The GE Pension Plan was underfunded by $15.8 billion at the end of 2014 as compared to $4.7 billion at December 31, 2013. The GE Supplementary Pension Plan, which is an unfunded plan, had projected benefit obligations (PBO) of $6.6 billion and $5.2 billion at December 31, 2014 and 2013, respectively. Our underfunding at year-end 2014 was significantly higher compared to 2013 primarily due to lower discount rates and new mortality assumptions. The decrease in our principal pension plans' discount rate increased the PBO at year-end 2014 by approximately $7.7 billion. The new mortality assumptions increased our PBO by approximately $4.0 billion at December 31, 2014. Our GE Pension Plan assets were $48.3 billion at the end of both 2014 and 2013 as 2014 investment returns and participant contributions were offset by benefit payments made during the year. Assets of the GE Pension Plan are held in trust, solely for the benefit of Plan participants, and are not available for general company operations.

In August 2014, the U.S. Government enacted the "Highway and Transportation Funding Act "(HATFA), which contained provisions that changed the interest rate methodology used to calculate Employee Retirement Income Security Act (ERISA) minimum pension funding requirements in the U.S. This change reduced our near-term annual cash funding requirements for the GE Pension Plan. We did not contribute to the GE Pension Plan in either 2014 or 2013. On an ERISA basis, our preliminary estimate is that the GE Pension Plan was approximately 104% funded at January 1, 2015. The ERISA funded status is higher than the GAAP funded status primarily because the ERISA prescribed interest rate in HATFA is calculated using an average interest rate. As a result, the ERISA interest rate is higher than the year-end GAAP discount rate. The higher ERISA interest rate lowers pension liabilities for ERISA funding purposes. Our current estimate projects that we will not be required to make minimum pension funding contributions to the GE Pension Plan in 2015 or 2016.

At December 31, 2014, the fair value of assets for our other pension plans was $3.2 billion less than the respective projected benefit obligations. The comparable amount at December 31, 2013, was $2.5 billion. This increase was primarily attributable to lower discount rates, which were partially offset by investment returns. We expect to contribute $0.5 billion to our other pension plans in 2015, as compared to $0.7 billion in both 2014 and 2013.

The unfunded liability for our principal retiree health and life plans was $9.9 billion and $9.0 billion at December 31, 2014 and 2013, respectively. This increase was primarily attributable to the effects of lower discount rates (retiree health and life plans' discount rate decreased from 4.61% at December 31, 2013 to 3.89% at December 31, 2014) and new mortality assumptions, which were partially offset by an amendment to our post-65 retiree health coverage. We fund our retiree health benefits on a pay-as-you-go basis. We expect to contribute $0.5 billion to these plans in 2015 compared with actual contributions of $0.5 billion in both 2014 and 2013.

The funded status of our postretirement benefits plans and future effects on operating results depend primarily on economic conditions and investment performance. For additional information about funded status, components of earnings effects and actuarial assumptions, see Note 12 to the consolidated financial statements..

INCOME TAXES

Income taxes have a significant effect on our net earnings. As a global commercial enterprise, our tax rates are affected by many factors, including our global mix of earnings, the extent to which those global earnings are indefinitely reinvested outside the United States, legislation, acquisitions, dispositions and tax characteristics of our income. Our tax rates are also affected by tax incentives introduced in the U.S. and other countries in furtherance of policies to encourage and support certain types of activity. Our tax returns are routinely audited and settlements of issues raised in these audits sometimes affect our tax provisions.

GE and GECC file a consolidated U.S. federal income tax return. This enables GE to use GECC tax deductions and credits to reduce the tax that otherwise would have been payable by GE. The GECC effective tax rate for each period reflects the benefit of these tax reductions in the consolidated return. GE makes cash payments to GECC for these tax reductions at the time GE's tax payments are due.

CONSOLIDATED
(Dollars in billions)

EFFECTIVE TAX RATE (ETR)	PROVISION FOR INCOME TAXES	CASH INCOME TAXES PAID

2014 – 2013 COMMENTARY

•	The increase in the consolidated provision for income taxes was attributable in part to the non-repeat of the favorable resolution of audit matters in 2013.
•	The income tax provision also increased due to an increase in income taxed at rates above the average tax rate.
•	These decreases were partially offset by an increase in tax benefits on lower-taxed global operations, excluding the benefit of audit resolutions.

2013 – 2012 COMMENTARY

•
The decrease in the consolidated provision for income taxes was primarily attributable to an increase in tax benefits on lower-taxed global operations, including the tax benefit on the sale of 68.5% of our Swiss consumer finance bank, Cembra Money Bank AG (Cembra), through an IPO.

•	The income tax provision was also lower due to favorable resolution of audit matters and lower income taxed at rates above the average tax rate.
•	These decreases were partially offset by the absence of the 2012 benefit attributable to the high tax basis in the entity sold in the Business Property disposition.

On January 2, 2013, the American Taxpayer Relief Act of 2012 was enacted and the law extended several provisions, including a two-year extension of the U.S. tax provision deferring tax on active financial services income and certain U.S. business credits, retroactive to January 1, 2012. Under accounting rules, a tax law change is taken into account in calculating the income tax provision in the period enacted. Because the extension was enacted into law in 2013, tax expense in 2013 reflected retroactive extension of the previously expired provisions.

BENEFITS FROM GLOBAL OPERATIONS

Our consolidated income tax rate is lower than the U.S. statutory rate primarily because of benefits from lower-taxed global operations, including the use of global funding structures. There is a benefit from global operations as non-U.S. income is subject to local country tax rates that are significantly below the 35% U.S. statutory rate. These non-U.S. earnings have been indefinitely reinvested outside the U.S. and are not subject to current U.S. income tax. The rate of tax on our indefinitely reinvested non-U.S. earnings is below the 35% U.S. statutory rate because we have significant business operations subject to tax in countries where the tax on that income is lower than the U.S. statutory rate and because GE funds the majority of its non-U.S. operations through foreign companies that are subject to low foreign taxes.

The most significant portion of these benefits depends on the provision of U.S. law deferring the tax on active financial services income, which, as discussed below, is subject to expiration. A substantial portion of the remaining benefit related to business operations subject to tax in countries where the tax on that income is lower than the U.S. statutory rate is derived from our GECAS aircraft leasing operations located in Ireland. No other operation in any one country accounts for a material portion of the remaining balance of the benefit.

We expect our ability to benefit from non-U.S. income taxed at less than the U.S. rate to continue, subject to changes in U.S. or foreign law, including the expiration of the U.S. tax law provision deferring tax on active financial services income, as discussed in Note 14 to the consolidated financial statements. In addition, since this benefit depends on management's intention to indefinitely reinvest amounts outside the U.S., our tax provision will increase to the extent we no longer indefinitely reinvest foreign earnings.

BENEFITS FROM LOWER-TAXED GLOBAL OPERATIONS

(In billions)	2014	2013	2012

Benefit of lower foreign tax rate on indefinitely reinvested non-U.S. earnings	$1.8	$2.1	$0.8
Benefit of audit resolutions	0.1	0.4	0.1
Other	0.6	0.1	0.4
Total	$2.5	$2.6	$1.3

2014 – 2013 COMMENTARY

Our benefits from lower-taxed global operations decreased slightly in 2014 because of the absence of the 2013 benefits, previously discussed, on the sale of a portion of Cembra and from the resolution of Internal Revenue Service (IRS) audits largely offset by larger benefits from other indefinitely reinvested earnings including from the 2014 disposition of GEMB-Nordic.

2013 – 2012 COMMENTARY

Our benefits from lower-taxed global operations increased in 2013 principally because of the realization of benefits related to the sale of a portion of Cembra and the resolution of IRS audits.

OTHER INFORMATION

To the extent global interest rates and non-U.S. operating income increase, we would expect tax benefits to increase, subject to management's intention to indefinitely reinvest those earnings. Included in 2014 is the benefit from the indefinite reinvestment of the eligible earnings from the sale of GEMB-Nordic.  Included in 2013 is the benefit from the indefinite reinvestment of the eligible earnings from the sale of a portion of Cembra.

The tax benefit from non-U.S. income taxed at a local country rather than the U.S. statutory tax rate is reported in the caption "Tax on global activities including exports" in the effective tax rate reconciliation in Note 14 to the consolidated financial statements.

A more detailed analysis of differences between the U.S. federal statutory rate and the consolidated effective rate, as well as other information about our income tax provisions, is provided in the "Critical Accounting Estimates" section within the MD&A and Note 14 to the consolidated financial statements.  The nature of business activities and associated income taxes differ for GE and for GECC; therefore, a separate analysis of each is presented in the paragraphs that follow.

GE EFFECTIVE TAX RATE (EXCLUDING GECC EARNINGS)*
(Dollars in billions)

We believe that the GE effective tax rate and provision for income taxes are best analyzed in relation to GE earnings before income taxes excluding the GECC net earnings from continuing operations, as GE tax expense does not include taxes on GECC earnings. For further information on this calculation, see the "Supplemental Information" section within the MD&A.

GE ETR, EXCLUDING GECC EARNINGS*	GE PROVISION (BENEFIT) FOR INCOME TAXES

2014 – 2013 COMMENTARY

•	The GE provision for income taxes decreased in 2014 primarily because of increased benefits from lower taxed global operations ($0.8 billion).
•
That decrease was partially offset by the decrease in the benefit of audit resolutions ($0.3 billion) shown below, an increase in income taxed at rates above the average tax rate ($0.3 billion), and the non-repeat of the 2013 benefit from the enactment of the extension of certain U.S. business credits ($0.1 billion), disclosed above.

2013 – 2012 COMMENTARY

•	The GE provision for income taxes decreased in 2013 primarily because of the benefit of audit resolutions ($0.2 billion) shown below.

Resolution of audit matters reduced the GE provision for income taxes by $0.1 billion, $0.4 billion and $0.1 billion in 2014, 2013 and 2012, respectively. The effects of such resolutions are included in the following captions in Note 14 to the consolidated financial statements.

AUDIT RESOLUTIONS - EFFECT ON GE TAX RATE, EXCLUDING GECC EARNINGS

	2014	2013	2012

Tax on global activities including exports	(0.2)%	(2.4)%	(0.7)%
U.S. business credits	-	(0.6)	-
All other - net	(0.7)	(1.0)	(0.9)
Total	(0.9)%	(4.0)%	(1.6)%

*Non-GAAP Financial Measure

GECC EFFECTIVE TAX RATE
(Dollars in billions)

GECC ETR				GECC PROVISION (BENEFIT) FOR INCOME TAXES
2012	2013	2014	2012	2013	2014

2014 – 2013 COMMENTARY

•	The increase in GECC provision for income taxes of $0.4 billion was primarily attributable to the absence of the significant tax benefit related to the 2013 sale of a portion of Cembra ($1.0 billion).
•
This was partially offset by the benefits from the tax efficient disposition of GEMB-Nordic ($0.3 billion), which is reported in the caption "Tax on global activities including exports" in the effective tax rate reconciliation in Note 14 to the consolidated financial statements.

2013 – 2012 COMMENTARY

•
The decrease in GECC provision for income taxes of $1.0 billion was primarily attributable to increased benefits from lower-taxed global operations ($1.3 billion), including the significant tax benefit related to the sale of a portion of Cembra ($1.0 billion), and the 2013 tax benefits related to the extension of the U.S. tax provision deferring tax on active financial services income ($0.3 billion).

•
The income tax provision was also lower due to benefit from the resolution of the IRS audit of the 2008-2009 tax years and items for other years ($0.1 billion), which is reported partially in the caption "Tax on global activities including exports" and partially in the caption "All other-net" in the effective tax rate reconciliation in Note 14 to the consolidated financial statements.

•	The items lowering the expense were partially offset by the absence of the 2012 benefit attributable to the high tax basis in the entity sold in the Business Property disposition ($0.3 billion).

GEOGRAPHIC DATA

Our global activities span all geographic regions and primarily encompass manufacturing for local and export markets, import and sale of products produced in other regions, leasing of aircraft, sourcing for our plants domiciled in other global regions and provision of financial services within these regional economies. Thus, when countries or regions experience currency and/or economic stress, we often have increased exposure to certain risks, but also often have new opportunities that include, among other things, expansion of industrial and financial services activities through purchases of companies or assets at reduced prices and lower U.S. debt financing costs.

Financial results of our non-U.S. activities reported in U.S. dollars are affected by currency exchange. We use a number of techniques to manage the effects of currency exchange, including selective borrowings in local currencies and selective hedging of significant cross-currency transactions. Such principal currencies are the euro, the pound sterling, the Canadian dollar, the Japanese yen, the Australian dollar and the Brazilian real.

REVENUES

Revenues are classified according to the region to which products and services are sold. For purposes of this analysis, the U.S. is presented separately from the remainder of the Americas.

GEOGRAPHIC REVENUES

(Dollars in billions)	2014	2013	2012

U.S.	$61.3	$58.7	$59.7
Non-U.S.
Europe	21.8	22.3	23.2
Asia	21.7	23.3	21.8
Americas	11.8	11.3	11.2
Middle East and Africa	15.6	13.5	11.9
Total Non-U.S.	70.9	70.3	68.1
Total	$132.2	$129.0	$127.9

Non-U.S. Revenues as a % of Consolidated Revenues	54%	54%	53%

NON-U.S. REVENUES

				V%
(Dollars in billions)	2014	2013	2012	2014-2013	2013-2012

GE, excluding GECC	$61.4	$59.0	$57.3	4%	3%
GECC	9.5	11.3	10.9	(16)%	4%
Total	$70.9	$70.3	$68.1	1%	3%

GE, EXCLUDING GECC, NON-U.S. REVENUES

The increase in GE non-U.S. revenues, excluding GECC, in 2014 was primarily due to increases in growth markets of 15% in Middle East, North Africa and Turkey (MENAT), 29% in sub-Sahara, and 7% in Latin America, partially offset by a decrease of 18% in Australia & New Zealand (ANZ).

The increase in 2013 was primarily due to increases in growth markets of 72% in Algeria, 38% in Sub-Sahara and 7% in China offset by a decrease of 9% in Europe. These revenues as a percentage of GE total revenues, excluding GECC, were 58% in both 2014 and 2013, compared with 57% in 2012.

The effects of currency fluctuations on reported results were as follows:
•	Decreased revenues by $0.5 billion in 2014, primarily driven by the Brazilian real ($0.2 billion), Canadian dollar ($0.1 billion) and Japanese yen ($0.1 billion).
•	Decreased revenues by $0.3 billion in 2013, primarily driven by the Japanese yen ($0.3 billion) and Brazilian real ($0.2 billion), partially offset by the euro ($0.4 billion).
•	Decreased revenues by $1.9 billion in 2012, primarily driven by the euro ($1.4 billion) and Brazilian real ($0.2 billion).

The effects of foreign currency fluctuations on earnings were minimal, with no single currency having a significant impact.

GECC NON-U.S. REVENUES

The decrease in GECC non-U.S. revenues in 2014 were primarily a result of decreases in Asia and Europe. The increase in GECC non-U.S. revenues in 2013 were primarily a result of increases in Asia and Europe. Non-U.S. revenues as a percentage of total revenues were 36% in 2014, 42% in 2013 and 41% in 2012.

The effects of currency fluctuations on reported results were as follows:
•	Decreased revenues by $0.2 billion in 2014, primarily driven by the Australian dollar ($0.1 billion) and Swedish krona ($0.1 billion).
•	Decreased revenues by an immaterial amount in 2013, primarily driven by the Australian dollar ($0.1), partially offset by other currency of which no single currency had a significant impact.
•	Decreased revenues by $0.4 billion in 2012, primarily driven by the euro ($0.1 billion), Polish zloty ($0.1 billion), Hungarian forint ($0.1 billion) and Czech koruna ($0.1 billion).

The effects of foreign currency fluctuations on earnings were minimal, with no single currency having a significant impact.

ASSETS

We classify certain assets that cannot meaningfully be associated with specific geographic areas as "Other Global" for this purpose.

TOTAL ASSETS (CONTINUING OPERATIONS)

December 31 (In billions)	2014	2013

U.S.	$240.2	$223.2
Non-U.S.
Europe	136.2	143.9
Asia	29.7	32.7
Americas	12.8	16.6
Other Global	47.7	48.3
Total Non-U.S.	226.4	241.5
Total	$466.6	$464.7

The decrease in total assets of non-U.S. operations on a continuing basis reflected declines in Europe, Asia and Americas due to the strengthening of the U.S. dollar against most major currencies, primarily the Canadian dollar, the Swedish krona, the Japanese yen, the pound sterling and the euro and dispositions at various businesses.

STATEMENT OF FINANCIAL POSITION

Because GE and GECC share certain significant elements of their Statements of Financial Position, the following discussion addresses significant captions in the consolidated statement. Within the following discussions, however, we distinguish between GE and GECC activities in order to permit meaningful analysis of each individual consolidating statement.

MAJOR CHANGES IN OUR FINANCIAL POSITION DURING 2014

•	GE Cash increased $2.2 billion driven by the following:
-	$15.2 billion of GE cash flows from operating activities
-	$3.0 billion senior unsecured debt issuance
-	$0.6 billion from business dispositions
-	$(8.9) billion dividends to shareowners
-	$(2.2) billion used to buyback treasury stock under our share repurchase program
-	$(2.1) billion used to acquire businesses
For additional information on GE Cash, see the Statement of Cash Flows section.
•
Investment securities increased $2.6 billion reflecting purchases of U.S. government and federal agency securities at Synchrony Financial and higher net unrealized gains in U.S. Corporate and State and Municipal securities driven by lower interest rates in the U.S. See Note 3.

•	GECC Financing receivables-net decreased $9.0 billion. See the following Financing Receivables section for additional information.
•
GE All other assets increased $1.0 billion primarily due to an increase in contract costs and estimated earnings at our Power & Water and Aviation businesses of $1.5 billion, partially offset by the reclassification of Appliances and Signaling balances to assets of businesses held for sale of $0.5 billion.

•
Deferred income taxes increased $3.3 billion primarily due to an increased deferred tax asset as a result of the increased postretirement benefit liabilities, partially offset by the impact of the adoption of a new accounting standard, which reduced our deferred tax asset balance. See Note 1.

•
GE borrowings increased $3.0 billion. GE completed issuances of $3.0 billion of senior unsecured debt with maturities up to 30 years and reclassified $2.0 billion of long-term borrowings to short-term borrowings during the year.

•
GECC borrowings decreased $29.7 billion. GECC had net repayments on these borrowings of $23.8 billion during the year, along with a net $8.9 billion reduction in the balances driven by the strengthening of the U.S. dollar against all major currencies.

•
Bank deposits increased $5.7 billion primarily due to increases at our banks of $8.7 billion, offset by the reclassification of Budapest Bank deposits to liabilities of businesses held for sale of $1.9 billion and a reduction in the balances driven by the strengthening of the U.S. dollar against all major currencies of $1.1 billion.

•
GE All other liabilities increased $13.7 billion primarily due to an increase in the postretirement benefit liabilities of $13.9 billion primarily due to lower discount rate and new mortality assumptions. The impact of these changes was the primary driver for the decrease in accumulated other comprehensive income (loss) – benefit plans of $7.3 billion. See Notes 12 and 15.

•
Accumulated other comprehensive income (loss) – currency translation adjustments decreased $2.6 billion driven by the strengthening U.S. dollar against all major currencies at December 31, 2014 compared with December 31, 2013. This decrease coincides with general decreases in balances of our major asset and liability categories, including: Financing receivables; Property, plant and equipment; Goodwill; Intangible assets; Short-term borrowings and Long-term borrowings.

FINANCING RECEIVABLES

Financing receivables is our largest category of assets and represents one of our primary sources of revenues. Our portfolio of financing receivables is diverse and not directly comparable to major U.S. banks. A discussion of the quality of certain elements of the financing receivables portfolio follows.

Our commercial portfolio primarily relates to GECAS, Energy Financial Services, Healthcare Equipment Finance (that directly relate to GE's core industrial businesses) and Working Capital Solutions, which purchases GE customer receivables. The portfolios in our GECAS and Energy Financial Services businesses are collateralized by commercial aircraft and operating assets in the global energy and water industries, respectively. Our Healthcare Equipment Finance portfolio is collateralized by equipment used in the healthcare industry and the Working Capital Solutions portfolio is substantially recourse to GE or insured. Both the Healthcare Equipment Finance and Working Capital Solutions portfolios are reported in the CLL segment.

Our consumer portfolio is composed primarily of non-U.S. mortgage, sales finance, auto and personal loans in various European and Asian countries and U.S. consumer credit card and sales finance receivables.

During the fourth quarter of 2014, we combined our Consumer Non-U.S. auto portfolio into our Consumer Non-U.S. installment and revolving credit portfolio. Prior-period amounts were reclassified to conform to the current-period presentation.

Our risk management process includes standards and policies for reviewing major risk exposures and concentrations, and evaluates relevant data either for individual loans or financing leases, or on a portfolio basis, as appropriate.

Loans acquired in a business acquisition are recorded at fair value, which incorporates our estimate at the acquisition date of the credit losses over the remaining life of the portfolio. As a result, the allowance for losses is not carried over at acquisition. This may have the effect of causing lower reserve coverage ratios for those portfolios.

For purposes of the discussion that follows, "delinquent" receivables are those that are 30 days or more past due based on their contractual terms. Loans purchased at a discount are initially recorded at fair value and accrete interest income over the estimated life of the loan based on reasonably estimable cash flows even if the underlying loans are contractually delinquent at acquisition. "Nonaccrual" financing receivables are those on which we have stopped accruing interest. We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due, with the exception of consumer credit card accounts, for which we continue to accrue interest until the accounts are written off in the period that the account becomes 180 days past due. Recently restructured financing receivables are not considered delinquent when payments are brought current according to the restructured terms, but may remain classified as nonaccrual until there has been a period of satisfactory payment performance by the borrower and future payments are reasonably assured of collection.

Further information on the determination of the allowance for losses on financing receivables and the credit quality and categorization of our financing receivables is provided in the "Critical Accounting Estimates" section within MD&A section and Notes 6 and 27 to the consolidated financial statements.

FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES

December 31 (Dollars in millions)	2014		2013

Financing receivables	$126,561		$135,465
Nonaccrual receivables	1,996	(a)	2,642
Allowance for losses	4,104		4,025

Nonaccrual financing receivables as a percent of financing receivables	1.6%		2.0%
Allowance for losses as a percent of nonaccrual financing receivables	205.6		152.3
Allowance for losses as a percent of total financing receivables	3.2		3.0

(a)	Of our $2.0 billion of nonaccrual loans at December 31, 2014, $0.7 billion are currently paying in accordance with the contractual terms.

Financing receivables, before allowance for losses, decreased $8.9 billion from December 31, 2013, primarily as a result of the reclassification of Budapest Bank to assets of businesses held for sale and the sale of GEMB-Nordic ($5.3 billion), write-offs ($4.3 billion), the stronger U.S. dollar ($3.6 billion), and transfers to assets held for sale and equipment leased to others ($1.0 billion), partially offset by originations exceeding collections (which includes sales) ($6.4 billion).

Nonaccrual receivables decreased $0.6 billion from December 31, 2013 primarily due to asset sales and resolutions in Consumer, primarily in our U.K. portfolio, partially offset by additions in our GECAS portfolio.

Allowance for losses increased $0.1 billion from December 31, 2013, primarily as a result of an increase in the projected net write-offs over the next 12 months in our U.S. consumer portfolio, consistent with the growth of related financing receivables, partially offset by the reclassification of Budapest Bank to assets of businesses held for sale and the sale of GEMB-Nordic. The allowance for losses as a percent of total financing receivables increased from 3.0% at December 31, 2013 to 3.2% at December 31, 2014 reflecting the increase in the allowance for losses and the decrease in the overall financing receivables balance as discussed above.

FINANCIAL RESOURCES AND LIQUIDITY

LIQUIDITY AND BORROWINGS

We maintain a strong focus on liquidity. At both GE and GECC we manage our liquidity to help provide access to sufficient funding to meet our business needs and financial obligations throughout business cycles.

Our liquidity and borrowing plans for GE and GECC are established within the context of our annual financial and strategic planning processes. At GE, our liquidity and funding plans take into account the liquidity necessary to fund our operating commitments, which include primarily purchase obligations for inventory and equipment, payroll and general expenses (including pension funding). We also take into account our capital allocation and growth objectives, including paying dividends, repurchasing shares, investing in research and development and acquiring industrial businesses. At GE, we rely primarily on cash generated through our operating activities, any dividend payments from GECC, and also have historically maintained a commercial paper program that we regularly use to fund operations in the U.S., principally within fiscal quarters.

GECC's liquidity position is targeted to meet its obligations under both normal and stressed conditions. GECC establishes a funding plan annually that is based on the projected asset size and cash needs of the Company, which, over the past few years, has incorporated our strategy to reduce our ending net investment in GE Capital. GECC relies on a diversified source of funding, including the unsecured term debt markets, the global commercial paper markets, deposits, secured funding, retail funding products, bank borrowings and securitizations to fund its balance sheet. We also rely on cash generated through collection of principal, interest and other payments on our existing portfolio of loans and leases to fund its operating and interest expense costs.

Our 2015 GECC funding plan anticipates repayment of principal on outstanding short-term borrowings, including the current portion of long-term debt ($37.0 billion at December 31, 2014), through issuance of long-term debt and reissuance of commercial paper, cash on hand, dispositions, asset sales, and deposits and other alternative sources of funding. Long-term maturities and early redemptions were $38.0 billion in 2014. Interest on borrowings is primarily repaid through interest earned on existing financing receivables. During 2014, GECC earned interest income on financing receivables of $12.8 billion, which more than offset interest and other financial charges of $4.2 billion.

We maintain a detailed liquidity policy for GECC that requires GECC to maintain a contingency funding plan. The liquidity policy defines GECC's liquidity risk tolerance under different stress scenarios based on its liquidity sources and also establishes procedures to escalate potential issues. We actively monitor GECC's access to funding markets and its liquidity profile through tracking external indicators and testing various stress scenarios. The contingency funding plan provides a framework for handling market disruptions and establishes escalation procedures in the event that such events or circumstances arise.

LIQUIDITY SOURCES

We maintain liquidity sources that consist of cash and equivalents of $ 84.9 billion, committed unused credit lines of $44.9 billion and high-quality, liquid investments of $1.2 billion.

CONSOLIDATED CASH AND EQUIVALENTS

December 31 (In billions)	2014		2014

GE(a)	$15.9	U.S.	$26.3
GECC(b)	69.0	Non-U.S.(c)	58.6
Total	$84.9	Total	$84.9

(a)
At December 31, 2014, $2.8 billion of GE cash and equivalents was held in countries with currency controls that may restrict the transfer of funds to the U.S. or limit our ability to transfer funds to the U.S. without incurring substantial costs. These funds are available to fund operations and growth in these countries and we do not currently anticipate a need to transfer these funds to the U.S.

(b)	At December 31, 2014, GECC cash and equivalents of about $15.7 billion were in regulated banks and insurance entities and were subject to regulatory restrictions.
(c)
Of this amount at December 31, 2014, $12.2 billion was considered indefinitely reinvested. Indefinitely reinvested cash held outside of the U.S. is available to fund operations and other growth of non-U.S. subsidiaries; it is also available to fund our needs in the U.S. on a short-term basis through short-term loans, without being subject to U.S. tax. Under the Internal Revenue Code, these loans are permitted to be outstanding for 30 days or less and the total of all such loans is required to be outstanding for less than 60 days during the year. If we were to repatriate indefinitely reinvested cash held outside the U.S., we would be subject to additional U.S. income taxes and foreign withholding taxes.

COMMITTED UNUSED CREDIT LINES

December 31 (In billions)	2014

Revolving credit agreements (exceeding one year)	$25.1
Revolving credit agreements (364-day line)(a)	19.8
Total(b)	$44.9

(a)	Included $19.3 billion that contains a term-out feature that allows us to extend borrowings for two years from the date on which such borrowings would otherwise be due.
(b)
Total committed unused credit lines were extended to us by 50 financial institutions. GECC can borrow up to $44.4 billion under these credit lines. GE can borrow up to $14.2 billion under certain of these credit lines.

FUNDING PLAN

We reduced our GE Capital ENI, excluding liquidity, to $198 billion at December 31, 2014.

During 2014, GE completed issuances of $3.0 billion of senior unsecured debt with maturities up to 30 years. GECC completed issuances of $9.5 billion of senior unsecured debt (excluding securitizations described below) with maturities up to 40 years (and subsequent to December 31, 2014 through February 13, 2015, an additional $8.1 billion). In addition, in August 2014, Synchrony Financial completed issuances of $3.6 billion of senior unsecured debt with maturities up to 10 years and $8.0 billion of unsecured term loans maturing in 2019, and in October 2014 completed issuances of $0.8 billion unsecured term loans maturing in 2019 under the New Bank Term Loan Facility with third party lenders. Subsequent to December 31, 2014 through February 13, 2015, Synchrony Financial issued an additional $1.0 billion of senior unsecured debt maturing in 2020.

COMMERCIAL PAPER

(In billions)	GE	GECC

Average commercial paper borrowings during the fourth quarter of 2014	$8.1	$25.0
Maximum commercial paper borrowings outstanding during the fourth quarter of 2014	10.6	25.1

GECC commercial paper maturities are funded principally through new commercial paper issuances and at GE are substantially repaid before quarter-end using indefinitely reinvested overseas cash, which as discussed above, is available for use in the U.S. on a short-term basis without being subject to U.S. tax.

We securitize financial assets as an alternative source of funding. During 2014, we completed $7.0 billion of non-recourse issuances and $7.4 billion of non-recourse borrowings matured. At December 31, 2014, consolidated non-recourse securitization borrowings were $19.4 billion.

We have nine deposit-taking banks outside of the U.S. and two deposit-taking banks in the U.S. – Synchrony Bank (formerly GE Capital Retail Bank), a Federal Savings Bank (FSB), and GE Capital Bank, an industrial bank (IB). The FSB and IB currently issue certificates of deposit (CDs) in maturity terms up to 10 years. GE Capital Bank is classified as discontinued operations.

ALTERNATIVE FUNDING

(In billions)

Total alternative funding at December 31, 2013	$80.5
Total alternative funding at December 31, 2014	86.4
Bank deposits	43.8
Non-recourse securitization borrowings	19.4
Funding secured by real estate, aircraft and other collateral	4.8
GE Interest Plus notes (including $0.1 billion of current long-term debt)	5.6
Bank unsecured	12.8

As a matter of general practice, we routinely evaluate the economic impact of calling debt instruments where GECC has the right to exercise a call. In determining whether to call debt, we consider the economic benefit to GECC of calling debt, the effect of calling debt on GECC's liquidity profile and other factors. During 2014, we called $0.4 billion of long-term debt.

EXCHANGE RATE AND INTEREST RATE RISKS

Exchange rate and interest rate risks are managed with a variety of techniques, including match funding and selective use of derivatives. We use derivatives to mitigate or eliminate certain financial and market risks because we conduct business in diverse markets around the world and local funding is not always efficient. In addition, we use derivatives to adjust the debt we are issuing to match the fixed or floating nature of the assets we are originating. We apply strict policies to manage each of these risks, including prohibitions on speculative activities. Following is an analysis of the potential effects of changes in interest rates and currency exchange rates using so-called "shock" tests that seek to model the effects of shifts in rates. Such tests are inherently limited based on the assumptions used (described further below) and should not be viewed as a forecast; actual effects would depend on many variables, including market factors and the composition of the Company's assets and liabilities at that time.

•
It is our policy to minimize exposure to interest rate changes. We fund our financial investments using debt or a combination of debt and hedging instruments so that the interest rates of our borrowings match the expected interest rate profile on our assets. To test the effectiveness of our hedging actions, we assumed that, on January 1, 2015, interest rates decreased by 100 basis points across the yield curve (a "parallel shift" in that curve) and further assumed that the decrease remained in place for the next 12 months. Based on the year-end 2014 portfolio and holding all other assumptions constant, we estimated that our consolidated net earnings for the next 12 months, starting in January 2015, would decline by less than $0.1 billion as a result of this parallel shift in the yield curve.

•
It is our policy to minimize currency exposures and to conduct operations either within functional currencies or using the protection of hedge strategies. We analyzed year-end 2014 consolidated currency exposures, including derivatives designated and effective as hedges, to identify assets and liabilities denominated in other than their relevant functional currencies. For such assets and liabilities, we then evaluated the effects of a 10% shift in exchange rates between those currencies and the U.S. dollar, holding all other assumptions constant. This analysis indicated that our 2015 consolidated net earnings would decline by less than $0.1 billion as a result of such a shift in exchange rates. This analysis excludes any translation impact from changes in exchange rates on our financial results.

DEBT AND DERIVATIVE INSTRUMENTS, GUARANTEES AND COVENANTS

CREDIT RATINGS

As of December 31, 2014, GE's and GECC's long-term unsecured debt ratings from Standard and Poor's Ratings Service (S&P) were AA+ with a stable outlook and their short-term funding ratings from S&P were A-1+. We are disclosing these ratings to enhance understanding of our sources of liquidity and the effects of our ratings on our costs of funds. Although we currently do not expect a downgrade in the credit ratings, our ratings may be subject to a revision or withdrawal at any time by the assigning rating organization, and each rating should be evaluated independently of any other rating.

PRINCIPAL DEBT AND DERIVATIVE CONDITIONS

Certain of our derivative instruments can be terminated if specified credit ratings are not maintained and certain debt and derivatives agreements of other consolidated entities have provisions that are affected by these credit ratings.

Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our standard master agreements) on an individual counterparty basis. Where we have agreed to netting of derivative exposures with a counterparty, we offset our exposures with that counterparty and apply the value of collateral posted to us to determine the net exposure. We actively monitor these net exposures against defined limits and take appropriate actions in response, including requiring additional collateral.

Swap, forward and option contracts are executed under standard master agreements that typically contain mutual downgrade provisions that provide the ability of the counterparty to require termination if the long-term credit ratings of the applicable GE entity were to fall below A-/A3. In certain of these master agreements, the counterparty also has the ability to require termination if the short-term ratings of the applicable GE entity were to fall below A-1/P-1. The net derivative liability after consideration of netting arrangements, outstanding interest payments and collateral posted by us under these master agreements was estimated to be $0.5 billion at December 31, 2014. See Note 22 to the consolidated financial statements.

Other debt and derivative agreements of consolidated entities include Trinity, which comprises two entities that hold investment securities, the majority of which are investment grade, and were funded by the issuance of guaranteed investment contracts (GICs). These GICs include conditions under which certain holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3 or the short-term credit ratings fall below A-1+/P-1, and are reported in investment contracts, insurance liabilities and insurance annuity benefits. The Trinity assets and liabilities are disclosed in note (a) on our Statement of Financial Position in the consolidated financial statements. Another consolidated entity also had issued GICs where proceeds are loaned to GECC. These GICs included conditions under which certain holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3. These obligations are included in the caption "long-term borrowings" on our Statement of Financial Position in the consolidated financial statements. These three consolidated entities ceased issuing GICs in 2010.

RATIO OF EARNINGS TO FIXED CHARGES, INCOME MAINTENANCE AGREEMENT AND SUBORDINATED DEBENTURES

GE provides implicit and explicit support to GECC through commitments, capital contributions and operating support. For example, and as discussed below, GE has committed to keep GECC's ratio of earnings to fixed charges above a minimum level. GECC's credit rating is higher than it would be on a stand-alone basis as a result of this financial support. GECC currently does not pay GE for this support.

Under an agreement between GE and GECC, GE will make payments to GECC, constituting additions to pre-tax income under the agreement (which increases equity), to the extent necessary to cause the ratio of earnings to fixed charges of GECC and consolidated affiliates (determined on a consolidated basis) to be not less than 1.10:1 for the period, as a single aggregation, of each GECC fiscal year commencing with fiscal year 1991. GECC's ratio of earnings to fixed charges was 1.47:1 for 2014. No payment for 2014 was required pursuant to this agreement. On February 24, 2015, GE and GECC amended this agreement, effective beginning in 2015, to exclude non-cash charges attributable to goodwill and intangibles (which are excluded from regulatory capital calculations) for purposes of calculating GECC's ratio of earnings to fixed charges. The amended agreement is filed as Exhibit 10(y) to the Annual Report on Form 10-K for the year ended December 31, 2014.

In addition, in connection with certain subordinated debentures of GECC that may be classified as equity (hybrid debt), during events of default or interest deferral periods under such subordinated debentures, GECC has agreed not to declare or pay any dividends or distributions or make certain other payments with respect to its capital stock, and GE has agreed to promptly return any payments made to GE in violation of this agreement. There were $7.1 billion of such debentures outstanding at December 31, 2014. See Note 10 to the consolidated financial statements.

STATEMENT OF CASH FLOWS – OVERVIEW FROM 2012 THROUGH 2014

CONSOLIDATED CASH FLOWS

We evaluate our cash flow performance by reviewing our industrial (non-financial services) businesses and financial services businesses separately. Cash from operating activities (CFOA) is the principal source of cash generation for our industrial businesses. The industrial businesses also have liquidity available via the public capital markets. Our financial services businesses use a variety of financial resources to meet our capital needs. Cash for financial services businesses is primarily provided from the issuance of term debt and commercial paper in the public and private markets and deposits, as well as financing receivables collections, sales and securitizations.

GE CASH FLOWS

OPERATING CASH FLOWS			INVESTING CASH FLOWS			FINANCING CASH FLOWS

2012	2013	2014	2012	2013	2014	2012	2013	2014

With respect to GE CFOA, we believe that it is useful to supplement our GE Statement of Cash Flows and to examine in a broader context the business activities that provide and require cash.

The most significant source of cash in GE CFOA is customer-related activities, the largest of which is collecting cash resulting from product or services sales. See the Intercompany Transactions and Eliminations section for information related to transactions between GE and GECC. The most significant operating use of cash is to pay our suppliers, employees, tax authorities and others for a wide range of material and services. Dividends from GECC, including special dividends, represent the distribution of a portion of GECC retained earnings, and are distinct from cash from continuing operations within the financial services businesses. The amounts included in GE CFOA are the total dividends, including special dividends from excess capital.

2014–2013 COMMENTARY

GE cash from operating activities increased $0.9 billion primarily due to the following:
•
An increase of operating cash collections of $4.9 billion to $109.7 billion in 2014. This increase is consistent with comparable GE segment revenue increases from sales of goods and services and higher collections on current receivables. These increases were partially offset by a decrease in progress collections.

•
This increase is partially offset by an increase of operating cash payments of $1.0 billion to $97.5 billion in 2014 consistent with cost and expense increases, which was partially offset by the non-recurrence of payments made in 2013, including NBCU LLC deal-related tax payments, and payouts under our long-term incentive plan.

•	Further, GECC paid dividends totaling $3.0 billion and $6.0 billion to GE, including special dividends of $1.0 billion and $4.1 billion in 2014 and 2013, respectively.

GE cash used for investing activities was $5.9 billion in 2014, compared with cash from investing activities of $4.8 billion in 2013, a decrease of $10.7 billion primarily due to the following:
•	2013 proceeds of $16.7 billion from the sale of our remaining 49% common equity interest in NBCU LLC to Comcast Corporation.
•
This was partially offset by lower business acquisition activity of $5.9 billion primarily driven by the 2014 acquisitions of Thermo Fisher for $1.1 billion, Cameron's Reciprocating Compression Division for $0.6 billion, and API for $0.3 billion compared with the 2013 acquisitions of Avio for $4.4 billion and Lufkin for $3.3 billion.

GE cash used for financing activities decreased $14.2 billion primarily due to the following:
•	A decrease in net repurchases of GE shares for treasury in accordance with our share repurchase program of $8.1 billion.
•	The 2013 repayment of $5.0 billion of GE unsecured notes compared with the issuance of $3.0 billion of unsecured notes in 2014.
•	These decreases were partially offset by an increase in the dividends paid to shareowners of $1.0 billion.

2013–2012 COMMENTARY

GE cash from operating activities decreased $3.5 billion primarily due to the following:
•
A decrease of operating cash collections of $0.6 billion to $104.8 billion in 2013. The decrease is consistent with a decrease in collections on long-term contracts and increases in current receivables, partially offset by increased progress collections and improved segment revenues.

•
GE operating cash payments increased by $2.5 billion to $96.5 billion in 2013. The increase is consistent with NBCU deal-related tax payments and payouts under our long-term incentive plan, partially offset by the non-recurrence of principal pension plan funding in 2012.

•	Additionally, GECC paid dividends totaling $6.0 billion and $6.4 billion to GE, including special dividends of $4.1 billion and $4.5 billion in 2013 and 2012, respectively.

GE cash from investing activities of $4.8 billion in 2013, compared with cash used for investing activities of $5.4 billion in 2012, an increase of $10.2 billion primarily due to the following:
•	2013 proceeds of $16.7 billion from the sale of our remaining 49% common equity interest in NBCU LLC to Comcast.
•	This was partially offset by the 2013 acquisitions of Avio for $4.4 billion and Lufkin for $3.3 billion.

GE cash used for financing activities increased $15.6 billion primarily due to the following:
•	The 2013 repayment of $5.0 billion of GE unsecured notes compared with an issuance of $7.0 billion of unsecured notes in 2012.
•	An increase in net repurchases of GE shares for treasury in accordance with our share repurchase program of $5.1 billion.
•	An increase in dividends paid to shareowners of $0.6 billion in 2013.

GECC CASH FLOWS

OPERATING CASH FLOWS			INVESTING CASH FLOWS			FINANCING CASH FLOWS

2012	2013	2014	2012	2013	2014	2012	2013	2014

2014–2013 COMMENTARY

GECC cash from operating activities increased $0.1 billion primarily due to the following:
•	An increase in net cash collateral activity with counterparties on derivative contracts of $3.0 billion.
•	An increase in accounts payable of $0.3 billion in addition to an increase in cash generated from earnings and other activity.
•	These increases were partially offset by a net decrease in tax activity of $3.9 billion driven by net tax payments in 2014 compared with net tax refunds in 2013.

GECC cash from investing activities decreased $30.1 billion primarily due to the following:
•
A net decrease in financing receivables activity of $7.0 billion driven by net originations of financing receivables in 2014 of $6.4 billion, compared with net collections (which includes sales) of financing receivables of $0.6 billion in 2013.

•	Net cash payments for businesses purchased in 2014 of $0.5 billion, compared with the 2013 acquisition of MetLife Bank, N.A., resulting in net cash provided of $6.4 billion.
•	A net decrease in investment securities activity of $4.0 billion driven by net purchases of $0.6 billion in 2014, compared with net sales of $3.4 billion in 2013.
•	Lower activity in other assets-investments of $3.1 billion driven by net activity of our equity method investments.

GECC cash used for financing activities decreased $16.0 billion primarily due to the following:
•	A net increase in deposits at our banks of $9.6 billion.
•	Lower dividends paid to GE driven by dividends totaling $3.0 billion and $6.0 billion, including special dividends of $1.0 billion and $4.1 billion in 2014 and 2013, respectively.
•	2014 proceeds received from the initial public offering of Synchrony Financial of $2.8 billion.

2013–2012 COMMENTARY

GECC cash from operating activities increased $0.5 billion primarily due to the following:
•	An increase in net tax activity of $2.5 billion driven by net tax refunds in 2013, compared with net tax payments in 2012.
•	An increase in accounts payable of $0.5 billion in addition to an increase in cash generated from earnings and other activity.
•	These increases were partially offset by a decrease in net cash collateral activity with counterparties on derivative contracts of $5.2 billion.

GECC cash from investing activities increased $8.3 billion primarily due to the following:
•	The 2013 acquisition of MetLife Bank, N.A., resulting in net cash provided of $6.4 billion.
•	Higher collections (which includes sales) exceeding originations of financing receivables of $5.1 billion.
•	These increases were partially offset by lower net loan repayments from our equity method investments of $3.9 billion.

GECC cash used for financing activities decreased $21.4 billion primarily due to the following:
•	Lower net repayments of borrowings, consisting primarily of net reductions in long-term borrowings and commercial paper of $23.0 billion.
•	Lower redemptions of guaranteed investment contracts of $2.3 billion.
•
Beginning in the second quarter of 2012, GECC restarted its dividend to GE. GECC paid dividends totaling $6.0 billion and $6.4 billion to GE, including special dividends of $4.1 billion and $4.5 billion in 2013 and 2012, respectively.

•	These decreases were partially offset by lower proceeds from the issuance of preferred stock of $3.0 billion.

INTERCOMPANY TRANSACTIONS AND ELIMINATIONS

Effects of transactions between related companies are made on an arms-length basis, are eliminated and consist primarily of GECC dividends to GE; GE customer receivables sold to GECC; GECC services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased between GE and GECC; information technology (IT) and other services sold to GECC by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECC from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs.

GE sells customer receivables to GECC in part to fund the growth of our industrial businesses. These transactions can result in cash generation or cash use. During any given period, GE receives cash from the sale of receivables to GECC. It also foregoes collection of cash on receivables sold. The incremental amount of cash received from sales of receivables in excess of the cash GE would have otherwise collected had those receivables not been sold, represents the cash generated or used in the period relating to this activity. The incremental cash generated in GE CFOA from selling these receivables to GECC increased GE's CFOA by $2.2 billion, $0.1 billion and $1.9 billion in 2014, 2013 and 2012, respectively.

See Note 26 to the consolidated financial statements for additional information about the eliminations of intercompany transactions between GE and GECC.

CONTRACTUAL OBLIGATIONS

As defined by reporting regulations, our contractual obligations for future payments as of December 31, 2014, follow.

	Payments due by period
					2020 and
(In billions)	Total	2015	2016-2017	2018-2019	thereafter

Borrowings and bank deposits (Note 10)	$333.1	$103.1	$81.6	$49.4	$99.0
Interest on borrowings and bank deposits	82.7	8.0	12.7	10.4	51.6
Purchase obligations(a)(b)	48.3	20.3	9.4	9.0	9.6
Insurance liabilities (Note 11)(c)	12.6	1.3	2.2	1.6	7.5
Operating lease obligations (Note 19)	3.3	0.7	1.1	0.8	0.7
Other liabilities(d)	77.3	11.2	6.8	6.8	52.5
Contractual obligations of discontinued operations(e)	48.8	48.8	-	-	-

(a)	Included all take-or-pay arrangements, capital expenditures, contractual commitments to purchase equipment that will be leased to others, contractual commitments related to factoring agreements, software acquisition/license commitments, contractual minimum programming commitments and any contractually required cash payments for acquisitions.
(b)	Excluded funding commitments entered into in the ordinary course of business by our financial services businesses. Further information on these commitments and other guarantees is provided in Note 24 to the consolidated financial statements.
(c)	Included contracts with reasonably determinable cash flows such as structured settlements, guaranteed investment contracts, and certain property and casualty contracts, and excluded long-term care, variable annuity and other life insurance contracts.
(d)	Included an estimate of future expected funding requirements related to our postretirement benefit plans and included liabilities for unrecognized tax benefits. Because their future cash outflows are uncertain, the following non-current liabilities are excluded from the table above: deferred taxes, derivatives, deferred revenue and other sundry items. For further information on certain of these items, see Notes 14 and 22 to the consolidated financial statements.

(e)	Included payments for other liabilities.

EXPOSURES

GECC SELECTED EUROPEAN EXPOSURES

At December 31, 2014, we had $41.2 billion in financing receivables to consumer and commercial customers in Europe. The GECC financing receivables portfolio in Europe is well diversified across European geographies and customers. Approximately 93% of the portfolio is secured by collateral. Several European countries, including Spain, Portugal, Ireland, Italy, Greece and Hungary (focus countries), have been subject to credit deterioration due to weaknesses in their economic and fiscal situations. The carrying value of GECC funded exposures in these focus countries and in the rest of Europe comprised the following at December 31, 2014.

								Rest of	Total
December 31, 2014 (In millions)	Spain	Portugal	Ireland	Italy	Greece		Hungary	Europe	Europe

Financing receivables, before allowance
for losses on financing receivables	$1,085	$205	$207	$2,499		$-	$482	$37,246	$41,724
Allowance for losses on
financing receivables	(72)	(16)	(41)	(1)		-	-	(412)	(542)

Financing receivables, net of allowance
for losses on financing receivables(a)(b)	1,013	189	166	2,498		-	482	36,834	41,182
Investments(c)(d)	3	-	-	-		-	-	1,589	1,592
Cost and equity method investments(e)	-	-	478	6		-	-	494	978
Derivatives, net of collateral(c)(f)	2	-	-	-		-	-	202	204
Equipment leased to others (ELTO)(g)	364	143	62	494		230	231	6,816	8,340

Total funded exposures(h)(i)(j)	$1,382	$332	$706	$2,998	-	230	$713	$45,935	$52,296

Unfunded commitments(j)(k)	$-	$8	$86	$-		$-	$-	$2,710	$2,804

(a)	Financing receivable amounts are classified based on the location or nature of the related obligor.
(b)
Substantially all relates to non-sovereign obligors. Included residential mortgage loans of approximately $24.7 billion before consideration of purchased credit protection. We have third-party mortgage insurance for less than 8.1% of these residential mortgage loans, which were primarily originated in France and the U.K.

(c)	Investments and derivatives are classified based on the location of the parent of the obligor or issuer.
(d)
Included $0.3 billion related to financial institutions, $43.0 million related to non-financial institutions and $1.2 billion related to sovereign issuers. Sovereign issuances totaled $32.0 million related to Italy. We held no investments issued by sovereign entities in the other focus countries.

(e)	Substantially all is non-sovereign.
(f)	Net of cash collateral; entire amount is non-sovereign.
(g)
These assets are held under long-term investment and operating strategies, and our ELTO strategies contemplate an ability to redeploy assets under lease should default by the lessee occur. The values of these assets could be subject to decline or impairment in the current environment.

(h)
Excluded $31.8 billion of cash and equivalents, which is composed of $23.4 billion of cash on short-term placement with highly rated global financial institutions based in Europe, sovereign central banks and agencies or supranational entities, of which $0.6 billion is in focus countries, and $8.4 billion of cash and equivalents placed with highly rated European financial institutions on a short-term basis, secured by U.S. Treasury securities ($4.1 billion) and sovereign bonds of non-focus countries ($4.3 billion), where the value of our collateral exceeds the amount of our cash exposure.

(i)
Rest of Europe included $1.9 billion and $0.1 billion of exposure for Russia and Ukraine, respectively, substantially all ELTO and financing receivables related to commercial aircraft in our GECAS portfolio.

(j)	Excludes assets held for sale and unfunded commitments related to Budapest Bank for Hungary.
(k)	Includes ordinary course of business lending commitments, commercial and consumer unused revolving credit lines, inventory financing arrangements and investment commitments.

We manage counterparty exposure, including credit risk, on an individual counterparty basis. We place defined risk limits around each obligor and review our risk exposure on the basis of both the primary and parent obligor, as well as the issuer of securities held as collateral. These limits are adjusted on an ongoing basis based on our continuing assessment of the credit risk of the obligor or issuer. In setting our counterparty risk limits, we focus on high-quality credits and diversification through spread of risk in an effort to actively manage our overall exposure. We actively monitor each exposure against these limits and take appropriate action when we believe that risk limits have been exceeded or there are excess risk concentrations. Our collateral position and ability to work out problem accounts have historically mitigated our actual loss experience. Delinquency experience has been relatively stable in our European commercial and consumer platforms in the aggregate, and we actively monitor and take action to reduce exposures where appropriate. Uncertainties surrounding European markets could have an impact on the judgments and estimates used in determining the carrying value of these assets.

VENEZUELA

Our activities related to Venezuela generated revenues of approximately $0.6 billion in 2014, consisting of both exports to and operations within the country. Substantially all of these revenues are denominated in U.S. dollars and euro but we also transact in bolivars for certain businesses.

Determining the appropriate exchange rate for remeasurement of bolivar-denominated monetary assets and liabilities into U.S. dollars continues to be subject to uncertainty. During 2014, Venezuela operated three different exchange mechanisms: CENCOEX (the official exchange mechanism), SICAD1 and SICAD2. In 2014, we became eligible to access the SICAD1 exchange mechanism to settle certain future transactions, including the payment of dividends. In light of this development, we concluded the SICAD1 rate is the most appropriate for measuring a majority of our monetary assets and recorded pre-tax charges of $66 million during 2014. We continued to access CENCOEX for certain of our qualifying imports and measure the associated bolivar-denominated net monetary assets at that rate. In February 2015, the Venezuelan government eliminated SICAD2 and introduced a new open market exchange mechanism (SIMADI). We will reevaluate the determination of the appropriate exchange rates for remeasurement in light of current developments, including the potential for a devaluation of the bolivar. Net monetary assets subject to remeasurement were approximately $78 million at December 31, 2014, including approximately $19 million in bolivar-denominated cash and cash equivalents and approximately $41 million related to a non-consolidated investment.

We also continue to monitor other effects of the economic and operating environment in Venezuela on our activities, including the impact on non-bolivar credit exposures and recoverable amounts of bolivar denominated non-monetary assets.

OIL & GAS INDUSTRY

The recent sharp decline in oil prices and the prospect of lower oil prices has mixed implications for the industries and countries in which we compete. In general, lower oil prices are expected to stimulate growth in oil importing countries while causing negative economic effects in many energy-exporting countries. Certain parts of our Oil & Gas business will experience declines in orders and pricing pressures, while we expect that other parts will be largely unaffected. In response to this uncertain industry outlook, we have implemented cost actions and increased our focus on productivity. We expect that low oil prices will benefit our other businesses through lower direct material and other variable costs as well as through the expected stimulus-effect on growth in the U.S. and in other economies that rely on energy imports, including Europe, Japan, and India.

EMPLOYEE MATTERS

Approximately 16,400 GE manufacturing and service employees in the United States are represented for collective bargaining purposes by one of 11 unions (approximately 82 different locals within such unions). A majority of such employees are represented by union locals that are affiliated with the IUE-CWA, The Industrial Division of the Communication Workers of America, AFL-CIO, CLC. During 2011, we negotiated four-year agreements with most of our U.S. unions. Most of these contracts will terminate in June 2015, and we will be engaged in negotiations to attain new agreements. While results of 2015 union negotiations cannot be predicted, our recent past negotiations have resulted in agreements that increased costs.

CRITICAL ACCOUNTING ESTIMATES

Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. Many of these estimates include determining fair value. All of these estimates reflect our best judgment about current, and for some estimates future, economic and market conditions and their potential effects based on information available as of the date of these financial statements. If these conditions change from those expected, it is reasonably possible that the judgments and estimates described below could change, which may result in future impairments of investment securities, goodwill, intangibles and long-lived assets, incremental losses on financing receivables, increases in reserves for contingencies, establishment of valuation allowances on deferred tax assets and increased tax liabilities, among other effects. Also see Note 1 to the consolidated financial statements, which discusses our most significant accounting policies.

LOSSES ON FINANCING RECEIVABLES

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of losses depends on the size, type and risk characteristics of the related financing receivable. Such an estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values (including housing price indices, as applicable), and the present and expected future levels of interest rates. The underlying assumptions, estimates and assessments we use to provide for losses are updated to reflect our view of current conditions and are subject to the regulatory examination process, which can result in changes to our assumptions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible that we will experience credit losses that are different from our current estimates. Write-offs in both our consumer and commercial portfolios can also reflect both losses that are incurred subsequent to the beginning of a fiscal year and information becoming available during that fiscal year that may identify further deterioration on exposures existing prior to the beginning of that fiscal year, and for which reserves could not have been previously recognized. Our risk management process includes standards and policies for reviewing major risk exposures and concentrations, and evaluates relevant data either for individual loans or financing leases, or on a portfolio basis, as appropriate.

Further information is provided in the Global Risk Management section and Statement of Financial Position – Financing Receivables section within the MD&A, the Asset Impairment section that follows and in Notes 1 and 6 to the consolidated financial statements.

REVENUE RECOGNITION ON LONG-TERM PRODUCT SERVICES AGREEMENTS

Revenue recognition on long-term product services agreements requires estimates of profits over the multiple-year terms of such agreements, considering factors such as the frequency and extent of future monitoring, maintenance and overhaul events; the amount of personnel, spare parts and other resources required to perform the services; and future billing rate, cost changes and customers' utilization of assets. We routinely review estimates under product services agreements and regularly revise them to adjust for changes in outlook.

We also regularly assess customer credit risk inherent in the carrying amounts of receivables and contract costs and estimated earnings, including the risk that contractual penalties may not be sufficient to offset our accumulated investment in the event of customer termination. We gain insight into future utilization and cost trends, as well as credit risk, through our knowledge of the installed base of equipment and the close interaction with our customers that comes with supplying critical services and parts over extended periods. Revisions may affect a product services agreement's total estimated profitability resulting in an adjustment of earnings; such adjustments increased earnings by $1.0 billion, $0.3 billion and $0.4 billion in 2014, 2013 and 2012, respectively. We provide for probable losses when they become evident.

Further information is provided in Notes 1 and 9 to the consolidated financial statements.

ASSET IMPAIRMENT

Asset impairment assessment involves various estimates and assumptions as follows:

INVESTMENTS

We regularly review investment securities for impairment using both quantitative and qualitative criteria. For debt securities, if we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether a credit loss exists, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Quantitative criteria include determining whether there has been an adverse change in expected future cash flows. For equity securities, our criteria include the length of time and magnitude of the amount that each security is in an unrealized loss position. Our other-than-temporary impairment reviews involve our finance, risk and asset management functions as well as the portfolio management and research capabilities of our internal and third-party asset managers. See Note 1 to the consolidated financial statements, which discusses the determination of fair value of investment securities.

Further information about actual and potential impairment losses is provided in Notes 1, 3 and 9 to the consolidated financial statements.

LONG-LIVED ASSETS

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset's residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. We derive the required undiscounted cash flow estimates from our historical experience and our internal business plans. To determine fair value, we use quoted market prices when available, our internal cash flow estimates discounted at an appropriate interest rate and independent appraisals, as appropriate.

Our operating lease portfolio of commercial aircraft is a significant concentration of assets in GE Capital, and is particularly subject to market fluctuations. Therefore, we test recoverability of each aircraft in our operating lease portfolio at least annually. Additionally, we perform quarterly evaluations in circumstances such as when aircraft are re-leased, current lease terms have changed or a specific lessee's credit standing changes. We consider market conditions, such as global demand for commercial aircraft. Estimates of future rentals and residual values are based on historical experience and information received routinely from independent appraisers. Estimated cash flows from future leases are reduced for expected downtime between leases and for estimated technical costs required to prepare aircraft to be redeployed. Fair value used to measure impairment is based on management's best estimate. In determining its best estimate, management evaluates average current market values (obtained from third parties) of similar type and age aircraft, which are adjusted for the attributes of the specific aircraft under lease.

We recognized impairment losses on our operating lease portfolio of commercial aircraft of $0.4 billion and $0.7 billion in 2014 and 2013, respectively. Impairment losses in 2014 primarily related to regional jets and older technology aircraft. The average age of aircraft we impaired in 2014 was 17 years compared with 7 years for our total fleet. Provisions for losses on financing receivables related to commercial aircraft were an insignificant amount for both 2014 and 2013.

Further information on impairment losses and our exposure to the commercial aviation industry is provided in Notes 7 and 24 to the consolidated financial statements.

GOODWILL AND OTHER IDENTIFIED INTANGIBLE ASSETS

We test goodwill for impairment annually in the third quarter of each year using data as of July 1 of that year. The impairment test consists of two steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit's assets and liabilities from the fair value of its equity, and comparing that amount with the carrying amount of goodwill. We determined fair values for each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. We assess the valuation methodology based upon the relevance and availability of the data at the time we perform the valuation. If multiple valuation methodologies are used, the results are weighted appropriately.

Valuations using the market approach are derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. A market approach is limited to reporting units for which there are publicly traded companies that have the characteristics similar to our businesses.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our reporting unit valuations ranged from 9.0% to 16.0%.

During the third quarter of 2014, as noted above, we performed our annual impairment test of goodwill for all of our reporting units. Based on the results of our step one testing, the fair values of each of the GE reporting units exceeded their carrying values; therefore, the second step of the impairment test was not required to be performed for any of our reporting units and no goodwill impairment was recognized.

While all of our reporting units passed step one of our annual impairment testing, we identified one reporting unit for which the fair value was not substantially in excess of its carrying value. Within our Energy Management operating segment, the Power Conversion reporting unit was determined to have a fair value in excess of its carrying value by approximately 10%. The goodwill associated with the Power Conversion reporting unit was $1.5 billion at December 31, 2014, representing approximately 2% of our total goodwill. While the goodwill of the reporting unit is not currently impaired, there could be an impairment in the future as a result of changes in certain estimates and assumptions. For example, the reporting unit's fair value could be adversely affected and result in an impairment of goodwill if actual cash flows are below estimated cash flows, the estimated cash flows are discounted at a higher risk-adjusted rate or market multiples decrease.

As of December 31, 2014, we believe that the goodwill is recoverable for all of the reporting units; however, there can be no assurances that the goodwill will not be impaired in future periods.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.

We review identified intangible assets with defined useful lives and subject to amortization for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss occurred requires comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. We test intangible assets with indefinite lives annually for impairment using a fair value method such as discounted cash flows. For our insurance activities remaining in continuing operations, we periodically test for impairment our deferred acquisition costs and present value of future profits.

Further information is provided in Notes 1 and 8 to the consolidated financial statements.

BUSINESSES AND ASSETS HELD FOR SALE

Businesses held for sale represent components that meet the accounting requirements to be classified as held for sale and are presented as single asset and liability amounts in our financial statements with a valuation allowance, if necessary, to recognize the net carrying amount at the lower of cost or fair value, less cost to sell. Financing receivables that no longer qualify to be presented as held for investment must be classified as held for sale and recognized in our financial statements at the lower of cost or fair value, less cost to sell, with that amount representing a new cost basis at the date of transfer.

The determination of fair value for businesses and portfolios of financing receivables involves significant judgments and assumptions. Development of estimates of fair values in this circumstance is complex and is dependent upon, among other factors, the nature of the potential sales transaction (for example, asset sale versus sale of legal entity), composition of assets and/or businesses in the disposal group, the comparability of the disposal group to market transactions, negotiations with third party purchasers, etc. Such factors bear directly on the range of potential fair values and the selection of the best estimates. Key assumptions were developed based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction.

We will review all businesses and assets held for sale each reporting period to determine whether the existing carrying amounts are fully recoverable in comparison to estimated fair values.

PENSION ASSUMPTIONS

Pension assumptions are significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions – discount rate and expected return on assets – are important elements of plan expense and asset/liability measurement. We evaluate these critical assumptions at least annually on a plan and country-specific basis. We periodically evaluate other assumptions involving demographic factors such as retirement age, mortality and turnover, and update them to reflect our experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

Accumulated and projected benefit obligations are measured as the present value of expected payments. We discount those cash payments using the weighted average of market-observed yields for high-quality fixed-income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent-year pension expense; higher discount rates decrease present values and subsequent-year pension expense.

Our discount rates for principal pension plans at December 31, 2014, 2013 and 2012 were 4.02%, 4.85% and 3.96%, respectively, reflecting market interest rates.

To determine the expected long-term rate of return on pension plan assets, we consider current and target asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future long-term return expectations for our principal benefit plans' assets, we formulate views on the future economic environment, both in the U.S. and abroad. We evaluate general market trends and historical relationships among a number of key variables that impact asset class returns such as expected earnings growth, inflation, valuations, yields and spreads, using both internal and external sources. We also take into account expected volatility by asset class and diversification across classes to determine expected overall portfolio results given current and target allocations. Assets in our principal pension plans earned 5.9% in 2014, and had average annual returns of 9.0%, 5.9%, and 8.4% per year in the 5-, 10- and 25-year periods ended December 31, 2014, respectively. The average historical 10- and 25- returns were significantly affected by investment losses in 2008. Based on our analysis of future expectations of asset performance, past return results, and our current and target asset allocations, we have assumed a 7.5% long-term expected return on those assets for cost recognition in 2015 compared to 7.5% in 2014 and 8.0% in 2013 and 2012.

Changes in key assumptions for our principal pension plans would have the following effects.

•
Discount rate – A 25 basis point increase in discount rate would decrease pension cost in the following year by $0.2 billion and would decrease the pension benefit obligation at year-end by about $2.3 billion.

•	Expected return on assets – A 50 basis point decrease in the expected return on assets would increase pension cost in the following year by $0.2 billion.
Further information on our pension plans is provided in the Other Consolidated Information – Postretirement Benefit Plans section of the MD&A and in Note 12 to the consolidated financial statements.

INCOME TAXES

Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. We review our tax positions quarterly and adjust the balances as new information becomes available. Our income tax rate is significantly affected by the tax rate on our global operations. In addition to local country tax laws and regulations, this rate depends on the extent earnings are indefinitely reinvested outside the United States. Indefinite reinvestment is determined by management's judgment about and intentions concerning the future operations of the Company. At December 31, 2014 and 2013, approximately $119 billion and $110 billion of earnings, respectively, have been indefinitely reinvested outside the United States. Most of these earnings have been reinvested in active non-U.S. business operations, and we do not intend to repatriate these earnings to fund U.S. operations. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely.

Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carryforwards. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely heavily on estimates. We use our historical experience and our short- and long-range business forecasts to provide insight. Further, our global and diversified business portfolio gives us the opportunity to employ various prudent and feasible tax planning strategies to facilitate the recoverability of future deductions. Amounts recorded for deferred tax assets related to non-U.S. net operating losses, net of valuation allowances, were $5.5 billion at both December 31, 2014 and 2013, including $1.7 billion and $2.1 billion at December 31, 2014 and 2013, respectively, of deferred tax assets, net of valuation allowances, associated with losses reported in discontinued operations, primarily related to our Real Estate business and our loss on the sale of GE Money Japan. Such year-end 2014 amounts are expected to be fully recoverable within the applicable statutory expiration periods. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

Further information on income taxes is provided in the Other Consolidated Information – Income Taxes section within the MD&A and in Note 14 to the consolidated financial statements.

DERIVATIVES AND HEDGING

We use derivatives to manage a variety of risks, including risks related to interest rates, foreign exchange and commodity prices. Accounting for derivatives as hedges requires that, at inception and over the term of the arrangement, the hedged item and related derivative meet the requirements for hedge accounting. The rules and interpretations related to derivatives accounting are complex. Failure to apply this complex guidance correctly will result in all changes in the fair value of the derivative being reported in earnings, without regard to the offsetting changes in the fair value of the hedged item.

In evaluating whether a particular relationship qualifies for hedge accounting, we test effectiveness at inception and each reporting period thereafter by determining whether changes in the fair value of the derivative offset, within a specified range, changes in the fair value of the hedged item. If fair value changes fail this test, we discontinue applying hedge accounting to that relationship prospectively. Fair values of both the derivative instrument and the hedged item are calculated using internal valuation models incorporating market-based assumptions, subject to third-party confirmation, as applicable.

Further information about our use of derivatives is provided in Notes 1, 9, 21 and 22 to the consolidated financial statements.

FAIR VALUE MEASUREMENTS

Assets and liabilities measured at fair value every reporting period include investments in debt and equity securities and derivatives. Assets that are not measured at fair value every reporting period but that are subject to fair value measurements in certain circumstances include loans and long-lived assets that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

A fair value measurement is determined as the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. The determination of fair value often involves significant judgments about assumptions such as determining an appropriate discount rate that factors in both risk and liquidity premiums, identifying the similarities and differences in market transactions, weighting those differences accordingly and then making the appropriate adjustments to those market transactions to reflect the risks specific to our asset being valued.

Further information on fair value measurements is provided in Notes 1, 21 and 22 to the consolidated financial statements.

OTHER LOSS CONTINGENCIES

Other loss contingencies are uncertain and unresolved matters that arise in the ordinary course of business and result from events or actions by others that have the potential to result in a future loss. Such contingencies include, but are not limited to environmental obligations, litigation, regulatory proceedings, product quality and losses resulting from other events and developments.

When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low-end of such range. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be continuously evaluated to determine both the likelihood of potential loss and whether it is possible to reasonably estimate a range of possible loss. When a loss is probable but a reasonable estimate cannot be made, disclosure is provided.

Disclosure also is provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We regularly review all contingencies to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimates.

Further information is provided in Notes 2, 13 and 24 to the consolidated financial statements.

OTHER ITEMS

NEW ACCOUNTING STANDARDS

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis. The ASU amends the consolidation guidance for VIEs and general partners' investments in limited partnerships and modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities. The ASU is effective for interim and annual reporting periods beginning after December 15, 2015, with early adoption permitted. We are currently evaluating the effect of the ASU on our consolidated financial statements and related disclosures.

ENVIRONMENTAL MATTERS

Our operations, like operations of other companies engaged in similar businesses, involve the use, disposal and cleanup of substances regulated under environmental protection laws. We are involved in a number of remediation actions to clean up hazardous wastes as required by federal and state laws. Such statutes require that responsible parties fund remediation actions regardless of fault, legality of original disposal or ownership of a disposal site. Expenditures for site remediation actions amounted to approximately $0.4 billion in each of the years 2014, 2013 and 2012. We presently expect that such remediation actions will require average annual expenditures of about $0.4 billion in 2015 and $0.3 billion in 2016.

In 2006, we entered into a consent decree with the Environmental Protection Agency (EPA) to dredge PCB-containing sediment from the upper Hudson River. The consent decree provided that the dredging would be performed in two phases. Phase 1 was completed in May through November of 2009. Between Phase 1 and Phase 2 there was an intervening peer review by an independent panel of national experts. The panel evaluated the performance of Phase 1 dredging operations with respect to Phase 1 Engineering Performance Standards and recommended proposed changes to the standards. On December 17, 2010, EPA issued its decision setting forth the final performance standards for Phase 2 of the Hudson River dredging project, incorporating aspects of the recommendations from the independent peer review panel and from GE. In December 2010, we agreed to perform Phase 2 of the project in accordance with the final performance standards set by EPA and increased our reserve by $0.8 billion in the fourth quarter of 2010 to account for the probable and estimable costs of completing Phase 2. In 2012, we completed the first year of Phase 2 dredging and commenced work on planned upgrades to the Hudson River wastewater processing facility. Over the past four years we have dredged 2.2 million cubic yards from the river and, based upon that result and our best professional engineering judgment, we believe that our current reserve continues to reflect our probable and estimable costs for the remainder of Phase 2 of the dredging project.

RESEARCH AND DEVELOPMENT

(In millions)	2014	2013	2012

Total R&D	$5,273	$5,461	$5,200
Less customer funded R&D (principally the U.S. Government)	(721)	(711)	(680)
Less partner funded R&D	(319)	(107)	(6)
GE funded R&D	$4,233	$4,643	$4,514

Aviation accounts for the largest share of GE's research and development expenditures with funding from both GE and external funds. Power & Water and Healthcare also made significant expenditures funded primarily by GE.

OTHER

We own, or hold licenses to use, numerous patents. New patents are continuously being obtained through our research and development activities as existing patents expire. Patented inventions are used both within the Company and are licensed to others.

GE is a trademark and service mark of General Electric Company.

Because of the diversity of our products and services, as well as the wide geographic dispersion of our production facilities, we use numerous sources for the wide variety of raw materials needed for our operations. We have not been adversely affected by the inability to obtain raw materials.

Sales of goods and services to agencies of the U.S. Government as a percentage of revenues follow.

	2014	2013	2012

Total sales to U.S. Government agencies	3%	3%	3%
Aviation segment defense-related sales	2	2	3

SUPPLEMENTAL INFORMATION

FINANCIAL MEASURES THAT SUPPLEMENT U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES MEASURES (NON-GAAP FINANCIAL MEASURES)

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under U.S. Securities and Exchange Commission rules. Specifically, we have referred, in various sections of the MD&A, to.

•	Operating earnings, operating EPS and operating EPS excluding the effects of the 2011 preferred stock redemption, and Industrial operating earnings
•	Industrial segment organic revenue growth
•	Industrial cash flows from operating activities (Industrial CFOA) and GE CFOA excluding the effects of NBCU deal-related taxes
•	Free cash flow
•	Operating and non-operating pension costs (income)
•	Average GE shareowners' equity, excluding effects of discontinued operations
•	Industrial return on total capital (Industrial ROTC)
•	Ratio of adjusted debt to equity at GECC, net of liquidity
•
GE pre-tax earnings from continuing operations, excluding GECC earnings from continuing operations and the corresponding effective tax rates, and the reconciliation of the U.S. federal statutory income tax rate to GE effective tax rate, excluding GECC earnings

•	GE Capital ending net investment (ENI), excluding liquidity
•	GECC Tier 1 Common Ratio Estimate

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow.

OPERATING EARNINGS, OPERATING EPS AND OPERATING EPS EXCLUDING THE EFFECTS OF THE 2011 PREFERRED STOCK REDEMPTION

(In millions; except earnings per share)	2014	2013	2012	2011	2010

Earnings from continuing operations attributable to GE	$12,534	$11,913	$11,812	$12,638	$12,992
Adjustment (net of tax): non-operating pension costs (income)	1,378	1,705	1,386	688	(204)
Operating earnings	$13,912	$13,618	$13,198	$13,326	$12,788

Earnings per share – diluted(a)
Continuing earnings per share	$1.24	$1.16	$1.12	$1.09	$1.19
Adjustment (net of tax): non-operating pension costs (income)	0.14	0.17	0.13	0.06	(0.02)
Operating earnings per share	1.37	1.32	1.25	1.16	1.17

Adjustment: effects of the 2011 preferred stock redemption	-	-	-	0.08	-
Operating EPS excluding the effects of the 2011
preferred stock redemption	$1.37	$1.32	$1.25	$1.23	$1.17

(a)	Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.

INDUSTRIAL OPERATING EARNINGS

(Dollars in millions)	2014	2013

Earnings from continuing operations attributable to GE	$12,534	$11,913
Adjustments (net of tax): non-operating pension costs (income)	1,378	1,705
Operating earnings	13,912	13,618

Less GECC earnings from continuing operations attributable to the Company	4,530	4,994
Less effect of GECC preferred stock dividends	(322)	(298)

Operating earnings excluding GECC earnings from continuing operations
and the effect of GECC preferred stock dividends (Industrial operating earnings)	$9,704	$8,922

Industrial operating earnings as a percentage of operating earnings	70%	66%

Operating earnings excludes non-service-related pension costs of our principal pension plans comprising interest cost, expected return on plan assets and amortization of actuarial gains/losses. The service cost, prior service cost and curtailment loss components of our principal pension plans are included in operating earnings. We believe that these components of pension cost better reflect the ongoing service-related costs of providing pension benefits to our employees. As such, we believe that our measure of operating earnings provides management and investors with a useful measure of the operational results of our business. Other components of GAAP pension cost are mainly driven by capital allocation decisions and market performance, and we manage these separately from the operational performance of our businesses. Neither GAAP nor operating pension costs are necessarily indicative of the current or future cash flow requirements related to our pension plan. We also believe that this measure, considered along with the corresponding GAAP measure, provides management and investors with additional information for comparison of our operating results to the operating results of other companies. We believe that presenting operating earnings separately for our industrial businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company. We also believe that operating EPS excluding the effects of the $0.8 billion preferred dividend related to the redemption of our preferred stock (calculated as the difference between the carrying value and the redemption value of the preferred stock) is a meaningful measure because it increases the comparability of period-to-period results.

INDUSTRIAL SEGMENT ORGANIC REVENUE GROWTH

(Dollars in millions)	2014	2013	V%

Segment revenues:
Power & Water	$27,564	$24,724
Oil & Gas	18,676	16,975
Energy Management	7,319	7,569
Aviation	23,990	21,911
Healthcare	18,299	18,200
Transportation	5,650	5,885
Appliances & Lighting	8,404	8,338
Industrial segment revenues	109,902	103,602	6%
Less the effects of:
Acquisitions, business dispositions (other than dispositions of businesses acquired
for investment) and currency exchange rates	1,871	2,175
Industrial segment revenues excluding effects of acquisitions, business dispositions
(other than dispositions of businesses acquired for investment) and currency exchange
rates (Industrial segment organic revenues)	$108,031	$101,427	7%

(Dollars in millions)	2013	2012	V%

Segment revenues:
Power & Water	$24,724	$28,299
Oil & Gas	16,975	15,241
Energy Management	7,569	7,412
Aviation	21,911	19,994
Healthcare	18,200	18,290
Transportation	5,885	5,608
Appliances & Lighting	8,338	7,967
Industrial segment revenues	103,602	102,811	1%
Less the effects of:
Acquisitions, business dispositions (other than dispositions of businesses acquired
for investment) and currency exchange rates	1,566	842
Industrial segment revenues excluding effects of acquisitions, business dispositions
(other than dispositions of businesses acquired for investment) and currency exchange
rates (Industrial segment organic revenues)	$102,036	$101,969	-%

Organic revenue growth measures revenue excluding the effects of acquisitions, business dispositions and currency exchange rates.  We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and currency exchange, which activities are subject to volatility and can obscure underlying trends.  We also believe that presenting organic revenue growth separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial businesses and companies.  Management recognizes that the term "organic revenue growth" may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

INDUSTRIAL CASH FLOWS FROM OPERATING ACTIVITIES (INDUSTRIAL CFOA) AND GE CFOA EXCLUDING THE EFFECTS OF NBCU DEAL-RELATED TAXES

(In millions)	2014	2013	2012	2011	2010

Cash from GE's operating activities, as reported	$15,171	$14,255	$17,826	$12,057	$14,746
Less dividends from GECC	3,000	5,985	6,426	-	-
Cash from GE's operating activities, excluding dividends
from GECC (Industrial CFOA)	$12,171	$8,270	$11,400	$12,057	$14,746

Cash from GE's operating activities, as reported	$15,171	$14,255
Adjustment: effects of NBCU deal-related taxes	-	3,184

GE CFOA excluding effects of NBCU deal-related taxes	$15,171	$17,439

We refer to cash generated by our industrial businesses as "Industrial CFOA," which we define as GE's cash from continuing operating activities less the amount of dividends received by GE from GECC. This includes the effects of intercompany transactions, including GE customer receivables sold to GECC; GECC services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased between GE and GECC; information technology (IT) and other services sold to GECC by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECC from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs. We believe that investors may find it useful to compare GE's operating cash flows without the effect of GECC dividends, since these dividends are not representative of the operating cash flows of our industrial businesses and can vary from period-to-period based upon the results of the financial services businesses. We also believe that investors may find it useful to compare Industrial CFOA excluding the effects of taxes paid related to the NBCU transaction. Management recognizes that these measures may not be comparable to cash flow results of companies that contain both industrial and financial services businesses, but believes that this comparison is aided by the provision of additional information about the amounts of dividends paid by our financial services business and the separate presentation in our financial statements of the Financial Services (GECC) cash flows. We believe that our measures of Industrial CFOA and CFOA excluding NBCU deal-related taxes provide management and investors with useful measures to compare the capacity of our industrial operations to generate operating cash flows with the operating cash flows of other non-financial businesses and companies and as such provide useful measures to supplement the reported GAAP CFOA measure.

FREE CASH FLOW

(Dollars in millions)	2014	2013	V%

Cash from GE's operating activities (continuing operations)	$15,171	$14,255	6%
Less GE additions to property, plant and equipment	3,970	3,680
Free cash flow	11,201	10,575	6%

We define free cash flow as GE's cash from operating activities (continuing operations) less GE additions to property, plant and equipment, which are included in cash flows from investing activities. We believe that free cash flow is a useful financial metric to assess our ability to pursue opportunities to enhance our growth. We also believe that presenting free cash flow separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial businesses and companies. Management recognizes that the term free cash flow may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

OPERATING AND NON-OPERATING PENSION COSTS (INCOME)

(In millions)	2014	2013	2012

Service cost for benefits earned	$1,205	$1,535	$1,387
Prior service cost amortization	214	246	279
Curtailment loss	65	-	-
Operating pension costs	1,484	1,781	1,666

Expected return on plan assets	(3,190)	(3,500)	(3,768)
Interest cost on benefit obligations	2,745	2,460	2,479
Net actuarial loss amortization	2,565	3,664	3,421
Non-operating pension costs (income)	2,120	2,624	2,132
Total principal pension plans costs	$3,604	$4,405	$3,798

We have provided the operating and non-operating components of cost for our principal pension plans.  Operating pension costs comprise the service cost of benefits earned, prior service cost amortization and curtailment loss for our principal pension plans. Non-operating pension costs (income) comprise the expected return on plan assets, interest cost on benefit obligations and net actuarial loss amortization for our principal pension plans. We believe that the operating components of pension costs better reflects the ongoing service-related costs of providing pension benefits to our employees. We believe that the operating and non-operating components of cost for our principal pension plans, considered along with the corresponding GAAP measure, provide management and investors with additional information for comparison of our pension plan costs and operating results with the pension plan costs and operating results of other companies.

AVERAGE GE SHAREOWNERS' EQUITY, EXCLUDING EFFECTS OF DISCONTINUED OPERATIONS(a)

December 31 (In millions)	2014	2013	2012	2011	2010

Average GE shareowners' equity(a)	$131,914	$124,501	$120,401	$122,289	$116,179
Less the effects of the average net investment
in discontinued operations	27,888	30,376	26,995	28,772	34,602
Average GE shareowners' equity, excluding
effects of discontinued operations(b)	$104,026	$94,125	$93,406	$93,517	$81,577

(a)	On an annual basis, calculated using a five-point average.
(b)	Used for computing return on average GE shareowners' equity and return on average total capital invested (ROTC).

Our ROTC calculation excludes earnings (losses) of discontinued operations from the numerator because GAAP requires us to display those earnings (losses) in the Statement of Earnings. Those earnings (losses) from discontinued operations include an allocation of interest expense either directly attributable or related to discontinued operations. Net investment in discontinued operations is calculated as assets of discontinued operations less liabilities of discontinued operations, including an allocation of GECC debt. Our calculation of average GE shareowners' equity may not be directly comparable to similarly titled measures reported by other companies. We believe that it is a clearer way to measure the ongoing trend in return on total capital for the continuing operations of our businesses given the extent that discontinued operations have affected our reported results. We believe that this results in a more relevant measure for management and investors to evaluate performance of our continuing operations, on a consistent basis, and to evaluate and compare the performance of our continuing operations with the ongoing operations of other businesses and companies.
Definitions indicating how the above-named ratios are calculated using average GE shareowners' equity, excluding effects of discontinued operations, can be found in the Glossary.

INDUSTRIAL RETURN ON TOTAL CAPITAL (INDUSTRIAL ROTC)

December 31 (In millions)	2014	2013

Earnings from continuing operations	$12,646	$12,211
Less GECC earnings from continuing operations	4,692	5,047
Plus GE after-tax interest(a)	1,026	866
Adjusted Industrial return	$8,980	$8,030

Average GE shareholders' equity, excluding effects of discontinued operations(b)	$104,026	$94,125
Less average GECC shareholders' equity, excluding effects of discontinued operations(b)	57,348	52,907
Average Industrial shareholders' equity, excluding effects of discontinued operations	46,678	41,218
Plus average debt (b)	15,770	13,665
Plus other, net(c)	1,743	1,367
Adjusted Industrial capital	$64,191	$56,250

Industrial ROTC	14.0%	14.3%

(a)	GE interest at a 35% tax rate.
(b)	On an annual basis, calculated using a five-point average.
(c)	Includes average noncontrolling interests, calculated using a five-point average partially offset by the estimated value of assets held by GE to support GECC.

Our Industrial ROTC calculation excludes earnings (losses) of discontinued operations from the numerator.  We believe that this is a clearer way to measure the ongoing trend in return on Industrial capital for the continuing operations of the business to the extent that discontinued operations have affected our reported results. Our Industrial shareowners' equity used in the denominator is adjusted for debt, noncontrolling interests and the estimated value of assets held by the GE parent to support GECC. We believe that these adjustments provide a more meaningful denominator in measuring the return on our industrial businesses. Industrial ROTC was 14.0% in 2014 versus 14.3% in 2013. In 2014, a 12% increase in the adjusted Industrial return was more than offset by a 14% increase in the adjusted Industrial capital. This increase in capital was principally driven by an increase in year-end 2013 discount rates, which reduced the pension deficit. Our calculation of the return on Industrial capital may not be directly comparable to similarly titled measures reported by other companies. We believe that the adjustments described above result in a more relevant measure for management and investors to evaluate performance of our Industrial continuing operations, on a consistent basis, and to evaluate and compare the performance of our Industrial continuing operations with the continuing operations of other businesses and companies.

RATIO OF ADJUSTED DEBT TO EQUITY AT GECC, NET OF LIQUIDITY

December 31 (Dollars in millions)	2014	2013	2012	2011	2010	2008

GECC debt	$317,674	$341,709	$370,612	$413,982	$446,442	$512,744
Add debt of businesses held for sale
and discontinued operations	34,240	29,669	26,830	29,375	24,496	1,859
Adjusted GECC debt	351,914	371,378	397,442	443,357	470,938	514,603
Less liquidity(a)	70,262	73,065	60,013	75,077	57,609	37,677
Less cash of businesses held for
sale and discontinued operations	6,090	2,044	2,105	1,896	2,844	24
	$275,562	$296,269	$335,324	$366,384	$410,485	$476,902

GECC equity	$87,499	$82,694	$81,890	$77,110	$68,984	$53,279

Ratio	3.15:1	3.58:1	4.09:1	4.75:1	5.95:1	8.95:1

(a)	Liquidity includes cash and equivalents and $1.2 billion of debt obligations of the U.S Treasury at December 31, 2014.

We have provided the GECC ratio of debt to equity on a basis that reflects the use of liquidity as a reduction of debt. For purposes of this ratio, we have also adjusted cash and debt balances to include amounts classified as assets and liabilities of businesses held for sale and discontinued operations. We believe that this is a useful comparison to a GAAP-based ratio of debt to equity because liquidity balances may be used to reduce debt. The usefulness of this supplemental measure may be limited, however, as the total amount of liquidity at any point in time may be different than the amount that could practically be applied to reduce outstanding debt. Despite this potential limitation, we believe that this measure, considered along with the corresponding GAAP measure, provides investors with additional information that may be more comparable to other financial institutions and businesses.

GE PRE-TAX EARNINGS FROM CONTINUING OPERATIONS, EXCLUDING GECC EARNINGS FROM CONTINUING
OPERATIONS AND THE CORRESPONDING EFFECTIVE TAX RATES

(Dollars in millions)	2014	2013	2012

GE earnings from continuing operations before income taxes	$14,118	$13,826	$13,985
Less GECC earnings from continuing operations attributable to the Company	4,530	4,994	4,533
Total	$9,588	$8,832	$9,452

GE provision for income taxes	$1,634	$1,668	$2,013
GE effective tax rate, excluding GECC earnings	17.0%	18.9%	21.3%

RECONCILIATION OF U.S. FEDERAL STATUTORY INCOME TAX RATE TO GE EFFECTIVE TAX RATE, EXCLUDING GECC EARNINGS

	2014	2013	2012

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Reduction in rate resulting from
Tax on global activities including exports	(13.9)	(7.9)	(7.6)
U.S. business credits	(1.1)	(2.8)	(1.2)
All other – net	(3.0)	(5.4)	(4.9)
	(18.0)	(16.1)	(13.7)
GE effective tax rate, excluding GECC earnings	17.0%	18.9%	21.3%

We believe that the GE effective tax rate is best analyzed in relation to GE earnings before income taxes excluding the GECC net earnings from continuing operations, as GE tax expense does not include taxes on GECC earnings. Management believes that in addition to the Consolidated and GECC tax rates shown in Note 14 to the consolidated financial statements, this supplemental measure provides investors with useful information as it presents the GE effective tax rate that can be used in comparing the GE results to other non-financial services businesses.

GE CAPITAL ENDING NET INVESTMENT (ENI), EXCLUDING LIQUIDITY

December 31 (In billions)	2014	2013	2008(a)

Financial Services (GECC) total assets	$499.2	$517.0	$661.0
Adjustment: deferred income taxes	3.4	3.0	-
GECC total assets	502.6	520.0	661.0
Less assets of discontinued operations	186.9	196.7	25.1
Less non-interest bearing liabilities	47.1	44.5	85.4
GE Capital ENI	268.6	278.8	550.5
Less liquidity(b)	70.3	73.1	37.7
GE Capital ENI, excluding liquidity	$198.3	$205.7	$512.8

(a)	As of January 1, 2009, as originally reported.
(b)	Liquidity includes cash and equivalents and $1.2 billion of debt obligations of the U.S. Treasury at December 31, 2014.

We use ENI to measure the size of our GE Capital segment. We believe that this measure is a useful indicator of the capital (debt or equity) required to fund a business as it adjusts for non-interest bearing current liabilities generated in the normal course of business that do not require a capital outlay. We also believe that by excluding liquidity, we provide a meaningful measure of assets requiring capital to fund our GE Capital segment as a substantial amount of liquidity resulted from debt issuances to pre-fund future debt maturities and will not be used to fund additional assets. Liquidity consists of cash and equivalents and certain debt obligations of the U.S. Treasury. As a general matter, investments included in liquidity are expected to be highly liquid, giving us the ability to readily convert them to cash. Providing this measure will help investors measure how we are performing against our previously communicated goal to reduce the size of our financial services segment. We also believe that presenting our 2008 ENI provides investors with information to better understand the progress we have made toward the goal of making GECC a smaller, more focused finance company.

GECC TIER 1 COMMON RATIO ESTIMATE(a)

December 31 (In billions)	2014	2013	2008

Shareowners' equity(b)	$87.5	$82.7	$53.3
Adjustments:
Preferred equity	(4.9)	(4.9)	-
Goodwill and other intangible assets	(26.3)	(27.4)	(29.0)
Unrealized gain (loss) on investments and hedges	(0.3)	-	6.2
Other additions (deductions)	(0.5)	(0.3)	(0.8)
GECC Tier 1 common	55.5	50.1	29.7
Estimated risk-weighted assets(c)	438.1	447.2	632.9
GECC Tier 1 common ratio estimate	12.7%	11.2%	4.7%

(a)	Includes discontinued operations for all periods.
(b)	Total equity excluding noncontrolling interests.
(c)	Based on Basel 1 risk-weighted assets estimates.

The GECC Tier 1 common ratio estimate is the ratio of Tier 1 common equity to total risk-weighted assets as calculated based on our interpretation of the U.S. Basel I capital rules. We are not required by regulators to disclose this capital ratio, and therefore this capital ratio is considered a non-GAAP financial measure. We believe that this capital ratio is a useful measure to investors because it is widely used by analysts and regulators to assess the capital position of financial services companies. GECC's Tier 1 common ratio estimate is not a Basel I defined regulatory capital ratio and may not be comparable to similarly titled measures reported by other companies.

OTHER FINANCIAL DATA

SELECTED FINANCIAL DATA
(Dollars in millions; per-share amounts in dollars)	2014	2013	2012	2011	2010

General Electric Company and Consolidated Affiliates
Revenues and other income	$132,208	$128,986	$127,891	$126,548	$128,560
Earnings from continuing operations attributable to the Company	12,534	11,913	11,812	12,638	12,992
Earnings (loss) from discontinued operations, net of taxes	2,699	1,144	1,829	1,513	(1,348)
Net earnings attributable to the Company	15,233	13,057	13,641	14,151	11,644
Dividends declared(a)	8,949	8,060	7,372	7,498	5,212
Return on average GE shareowners' equity(b)	12.0%	12.7%	12.6%	12.4%	15.6%
Per common share
Earnings from continuing operations – diluted	$1.24	$1.16	$1.12	$1.09	$1.19
Earnings (loss) from discontinued operations – diluted	0.27	0.11	0.17	0.14	(0.13)
Net earnings – diluted	1.50	1.27	1.29	1.23	1.06
Earnings from continuing operations – basic	1.25	1.16	1.12	1.09	1.19
Earnings (loss) from discontinued operations – basic	0.27	0.11	0.17	0.14	(0.13)
Net earnings – basic	1.51	1.28	1.29	1.24	1.06
Dividends declared	0.89	0.79	0.70	0.61	0.46
Stock price range	27.94-23.69	28.09-20.68	23.18-18.02	21.65-14.02	19.70-13.75
Year-end closing stock price	25.27	28.03	20.99	17.91	18.29
Cash and equivalents	84,927	86,747	75,428	82,875	76,296
Total assets of continuing operations	466,580	464,742	476,295	484,913	479,906
Total assets	653,514	661,500	689,861	721,989	749,817
Long-term borrowings	199,182	218,918	232,743	239,165	288,903
Common shares outstanding – average (in thousands)	10,044,995	10,222,198	10,522,922	10,591,146	10,661,078
Common shareowner accounts – average	490,000	512,000	537,000	570,000	588,000
Employees at year end(c)
United States	136,000	135,000	134,000	131,000	121,000
Other countries	169,000	172,000	171,000	170,000	152,000
Total employees(c)	305,000	307,000	305,000	301,000	273,000
GE data
Short-term borrowings	$3,872	$1,841	$6,041	$2,184	$456
Long-term borrowings	12,468	11,515	11,428	9,405	9,656
Noncontrolling interests	825	836	777	1,006	4,098
GE shareowners' equity	128,159	130,566	123,026	116,438	118,936
Total capital invested	$145,324	$144,758	$141,272	$129,033	$133,146
Return on average total capital invested(b)*	14.0%	14.3%	15.9%	15.2%	18.5%
Borrowings as a percentage of total capital invested(b)	11.2%	9.2%	12.4%	9.0%	7.6%
GECC data
Revenues	$26,344	$27,008	$26,571	$28,330	$28,848
Earnings from continuing operations attributable to GECC	4,530	4,994	4,533	4,996	3,498
Earnings (loss) from discontinued operations, net of taxes,
attributable to GECC	2,704	1,210	1,682	1,514	(1,343)
Net earnings attributable to GECC	7,234	6,204	6,215	6,510	2,155
Net earnings attributable to GECC common shareowner	6,912	5,906	6,092	6,510	2,155
GECC shareowners' equity	87,499	82,694	81,890	77,110	68,984
Total borrowings and bank deposits	317,674	341,709	370,612	413,982	446,442
Ratio of debt to equity at GECC(d)*	3.63:1	4.13:1	4.53:1	5.37:1	6.47:1
Total assets(e)	$499,150	$516,983	$538,212	$581,471	$602,652

Transactions between GE and GECC have been eliminated from the consolidated information.
(a)	Included $1,031 million of preferred stock dividends ($806 million related to our preferred stock redemption) in 2011 and $300 million in 2010.
(b)	Indicates terms are defined in the Glossary.
(c)	Excludes NBC Universal employees of 14,000 in 2010.
(d)	Ratios of 3.15:1, 3.58:1, 4.09:1, 4.75:1, and 5.95:1 for 2014, 2013, 2012, 2011 and 2010, respectively, net of liquidity. For purposes of these ratios, cash and debt balances have been adjusted to include amounts classified as assets and liabilities of businesses held for sale and discontinued operations.
(e)	GECC's total assets excludes deferred income tax liabilities, which are presented as assets for purposes of our consolidating balance sheet presentation.

*Non-GAAP Financial Measure

GLOSSARY

Backlog Unfilled customer orders for products and product services (expected life of contract sales for product services).

Borrowing Financial liability (short or long-term) that obligates us to repay cash or another financial asset to another entity.

Borrowings as a percentage of total capital invested For GE, the sum of borrowings and mandatorily redeemable preferred stock, divided by the sum of borrowings, mandatorily redeemable preferred stock, noncontrolling interests and total shareowners' equity.

Cash equivalents Highly liquid debt instruments with original maturities of three months or less, such as commercial paper. Typically included with cash for reporting purposes, unless designated as available-for-sale and included with investment securities.

Cash flow hedges Qualifying derivative instruments that we use to protect ourselves against exposure to variability in future cash flows. The exposure may be associated with an existing asset or liability, or with a forecasted transaction. See "Hedge."

Commercial paper Unsecured, unregistered promise to repay borrowed funds in a specified period ranging from overnight to 270 days.

Comprehensive income The sum of Net Income and Other Comprehensive Income. See "Other Comprehensive Income."

Derivative instrument A financial instrument or contract with another party (counterparty) that is designed to meet any of a variety of risk management objectives, including those related to fluctuations in interest rates, currency exchange rates or commodity prices. Options, forwards and swaps are the most common derivative instruments we employ. See "Hedge."

Discontinued operations Certain businesses we have sold or committed to sell within the next year and therefore will no longer be part of our ongoing operations. The net earnings, assets and liabilities, and cash flows of such businesses are separately classified on our Statement of Earnings, Statement of Financial Position and Statement of Cash Flows, respectively, for all periods presented. In the second quarter of 2014, we adopted a new standard for accounting for discontinued operations as described in Note 1 to the consolidated financial statements.

Effective tax rate Provision for income taxes as a percentage of earnings from continuing operations before income taxes and accounting changes. Does not represent cash paid for income taxes in the current accounting period. Also referred to as "actual tax rate" or "tax rate."

Ending Net Investment (ENI) The total capital we have invested in the financial services business. It is the sum of short-term borrowings, long-term borrowings and equity (excluding noncontrolling interests) adjusted for unrealized gains and losses on investment securities and hedging instruments. Alternatively, it is the amount of assets of continuing operations less the amount of non-interest-bearing liabilities.

Equipment leased to others (ELTO) Rental equipment we own that is available to rent and is stated at cost less accumulated depreciation.

Fair value hedge Qualifying derivative instruments that we use to reduce the risk of changes in the fair value of assets, liabilities or certain types of firm commitments. Changes in the fair values of derivative instruments that are designated and effective as fair value hedges are recorded in earnings, but are offset by corresponding changes in the fair values of the hedged items. See "Hedge."

Financing receivables Investment in contractual loans and leases due from customers (not investment securities).

Forward contract Fixed price contract for purchase or sale of a specified quantity of a commodity, security, currency or other financial instrument with delivery and settlement at a specified future date. Commonly used as a hedging tool. See "Hedge."

Goodwill The premium paid for acquisition of a business. Calculated as the purchase price less the fair value of net assets acquired (net assets are identified tangible and intangible assets, less liabilities assumed).

Guaranteed investment contracts (GICs) Deposit-type products that guarantee a minimum rate of return, which may be fixed or floating.

Hedge A technique designed to eliminate risk. Often refers to the use of derivative financial instruments to offset changes in interest rates, currency exchange rates or commodity prices, although many business positions are "naturally hedged" – for example, funding a U.S. fixed-rate investment with U.S. fixed-rate borrowings is a natural interest rate hedge.

Intangible asset A non-financial asset lacking physical substance, such as goodwill, patents, licenses, trademarks and customer relationships.

Interest rate swap Agreement under which two counterparties agree to exchange one type of interest rate cash flow for another. In a typical arrangement, one party periodically will pay a fixed amount of interest, in exchange for which that party will receive variable payments computed using a published index. See "Hedge."

Investment securities Generally, an instrument that provides an ownership position in a corporation (a stock), a creditor relationship with a corporation or governmental body (a bond), rights to contractual cash flows backed by pools of financial assets or rights to ownership such as those represented by options, subscription rights and subscription warrants.

Match funding A risk control policy that provides funding for a particular financial asset having the same currency, maturity and interest rate characteristics as that asset. Match funding is executed directly, by issuing debt, or synthetically, through a combination of debt and derivative financial instruments. For example, when we lend at a fixed interest rate in the U.S., we can borrow those U.S. dollars either at a fixed rate of interest or at a floating rate executed concurrently with a pay-fixed interest rate swap. See "Hedge."

Monetization Sale of financial assets to a third party for cash. For example, we sell certain loans, credit card receivables and trade receivables to third-party financial buyers, typically providing at least some credit protection and often agreeing to provide collection and processing services for a fee. Monetization normally results in gains on interest-bearing assets and losses on non-interest-bearing assets. See "Securitization" and "Variable interest entity."

Net Interest Margin A measure of the yield on interest earning assets relative to total interest expense. It is the amount of interest income less interest expense, divided by average interest earning assets.

Noncontrolling interest Portion of shareowner's equity in a subsidiary that is not attributable to GE.

Operating profit GE earnings from continuing operations before interest and other financial charges, income taxes and effects of accounting changes.

Option The right, not the obligation, to execute a transaction at a designated price, generally involving equity interests, interest rates, currencies or commodities. See "Hedge."

Other Comprehensive Income Changes in assets and liabilities that do not result from transactions with shareowners and are not included in net income but are recognized in a separate component of shareowners' equity. Other Comprehensive Income includes the following components:
-	Investment securities – Unrealized gains and losses on securities classified as available-for-sale.
-	Currency translation adjustments – The result of translating into U.S. dollars those amounts denominated or measured in a different currency.
-
Cash flow hedges – The effective portion of the fair value of cash flow hedges. Such hedges relate to an exposure to variability in the cash flows of recognized assets, liabilities or forecasted transactions that are attributable to a specific risk.

-	Benefit plans – Unamortized prior service costs and net actuarial losses (gains) related to pension and retiree health and life benefits.
-	Reclassification adjustments – Amounts previously recognized in Other Comprehensive Income that are included in net income in the current period.

Product services For purposes of the financial statement display of sales and costs of sales in our Statement of Earnings, "goods" is required by U.S. Securities and Exchange Commission regulations to include all sales of tangible products, and "services" must include all other sales, including other services activities. In our Management's Discussion and Analysis of Operations section, we refer to sales under product services agreements and sales of both goods (such as spare parts and equipment upgrades) and related services (such as monitoring, maintenance and repairs) as sales of "product services," which is an important part of our operations.

Product services agreements Contractual commitments, with multiple-year terms, to provide specified services for products in our Power & Water, Oil & Gas, Aviation and Transportation installed base – for example, monitoring, maintenance, service and spare parts for a gas turbine/generator set installed in a customer's power plant.

Productivity The rate of increased output for a given level of input, with both output and input measured in constant currency.

Progress collections Billings and payments received on customer contracts before the related revenue is recognized.

Retained interest A portion of a transferred financial asset retained by the transferor that provides rights to receive portions of the cash inflows from that asset.

Return on average GE shareowners' equity Earnings from continuing operations before accounting changes divided by average GE shareowners' equity, excluding effects of discontinued operations (on an annual basis, calculated using a five-point average). Average GE shareowners' equity, excluding effects of discontinued operations, as of the end of each of the years in the five-year period ended December 31 of the year for which the ratio is calculated is described in the Supplemental Information section.

Return on average total capital invested For GE, earnings from continuing operations before accounting changes plus the sum of after-tax interest and other financial charges and noncontrolling interests, divided by the sum of the averages of total shareowners' equity (excluding effects of discontinued operations), borrowings, mandatorily redeemable preferred stock and noncontrolling interests (on an annual basis, calculated using a five-point average). Average total shareowners' equity, excluding effects of discontinued operations as of the end of each of the years in the five-year period ended December 31 of the year for which the ratio is calculated is described in the Supplemental Information section.

Securitization A process whereby loans or other receivables are packaged, underwritten and sold to investors. In a typical transaction, assets are sold to a special purpose entity, which purchases the assets with cash raised through issuance of beneficial interests (usually debt instruments) to third-party investors. Whether or not credit risk associated with the securitized assets is retained by the seller depends on the structure of the securitization. See "Monetization" and "Variable interest entity."

Subprime For purposes of Consumer-related discussion, subprime includes consumer finance products like mortgage, auto, cards, sales finance and personal loans to U.S. and global borrowers whose credit score implies a higher probability of default based upon GECC's proprietary scoring models and definitions, which add various qualitative and quantitative factors to a base credit score such as a FICO score or global bureau score. Although FICO and global bureau credit scores are a widely accepted rating of individual consumer creditworthiness, the internally modeled scores are more reflective of the behavior and default risks in the portfolio compared with stand-alone generic bureau scores.

Variable interest entity An entity that must be consolidated by its primary beneficiary, the party that holds a controlling financial interest. A variable interest entity has one or both of the following characteristics: (1) its equity at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) as a group, the equity investors lack one or more of the following characteristics: (a) the power to direct the activities that most significantly affect the economic performance of the entity, (b) obligation to absorb expected losses, or (c) right to receive expected residual returns.

MANAGEMENT AND AUDITOR'S REPORTS

MANAGEMENT'S DISCUSSION OF FINANCIAL RESPONSIBILITY

We believe that great companies are built on a foundation of reliable financial information and compliance with the spirit and letter of the law. For General Electric Company, that foundation includes rigorous management oversight of, and an unyielding dedication to, controllership. The financial disclosures in this report are one product of our commitment to high-quality financial reporting. In addition, we make every effort to adopt appropriate accounting policies, we devote our full resources to ensuring that those policies are applied properly and consistently and we do our best to fairly present our financial results in a manner that is complete and understandable.

Members of our corporate leadership team review each of our businesses routinely on matters that range from overall strategy and financial performance to staffing and compliance. Our business leaders monitor financial and operating systems, enabling us to identify potential opportunities and concerns at an early stage and positioning us to respond rapidly. Our Board of Directors oversees management's business conduct, and our Audit Committee, which consists entirely of independent directors, oversees our internal control over financial reporting. We continually examine our governance practices in an effort to enhance investor trust and improve the Board's overall effectiveness. The Board and its committees annually conduct a performance self-evaluation and recommend improvements. Our lead director chaired three meetings of our independent directors this year, helping us sharpen our full Board meetings to better cover significant topics. Compensation policies for our executives are aligned with the long-term interests of GE investors.

We strive to maintain a dynamic system of internal controls and procedures—including internal control over financial reporting—designed to ensure reliable financial recordkeeping, transparent financial reporting and disclosure, and protection of physical and intellectual property. We recruit, develop and retain a world-class financial team. Our internal audit function, including members of our Corporate Audit Staff, conducts thousands of financial, compliance and process improvement audits each year. Our Audit Committee oversees the scope and evaluates the overall results of these audits, and members of that Committee regularly attend GE Capital Board of Directors, Corporate Audit Staff and Controllership Council meetings. Our global integrity policies—"The Spirit & The Letter"—require compliance with law and policy, and pertain to such vital issues as upholding financial integrity and avoiding conflicts of interest. These integrity policies are available in 31 languages, and are provided to all of our employees, holding each of them accountable for compliance. Our strong compliance culture reinforces these efforts by requiring employees to raise any compliance concerns and by prohibiting retribution for doing so. To facilitate open and candid communication, we have designated ombudspersons throughout the Company to act as independent resources for reporting integrity or compliance concerns. We hold our directors, consultants, agents and independent contractors to the same integrity standards.

We are keenly aware of the importance of full and open presentation of our financial position and operating results, and rely for this purpose on our disclosure controls and procedures, including our Disclosure Committee, which comprises senior executives with detailed knowledge of our businesses and the related needs of our investors. We ask this committee to review our compliance with accounting and disclosure requirements, to evaluate the fairness of our financial and non-financial disclosures, and to report their findings to us. In 2014, we further ensured strong disclosure by holding approximately 70 analyst and investor meetings with GE leadership present.

We welcome the strong oversight of our financial reporting activities by our independent registered public accounting firm, KPMG LLP, engaged by and reporting directly to the Audit Committee. U.S. legislation requires management to report on internal control over financial reporting and for auditors to render an opinion on such controls. Our report and the KPMG LLP report for 2014 follow.

MANAGEMENT'S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. With our participation, an evaluation of the effectiveness of our internal control over financial reporting was conducted as of December 31, 2014, based on the framework and criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on this evaluation, our management has concluded that our internal control over financial reporting was effective as of December 31, 2014.

Our independent registered public accounting firm has issued an audit report on our internal control over financial reporting. Their report follows.

/s/ Jeffrey R. Immelt	/s/ Jeffrey S. Bornstein
Jeffrey R. Immelt	Jeffrey S. Bornstein
Chairman of the Board and Chief Executive Officer August 7, 2015	Senior Vice President and Chief Financial Officer

DISCLOSURE CONTROLS

Under the direction of our Chief Executive Officer and Chief Financial Officer, we evaluated our disclosure controls and procedures and internal control over financial reporting and concluded that (i) our disclosure controls and procedures were effective as of December 31, 2014, and (ii) no change in internal control over financial reporting occurred during the quarter ended December 31, 2014, that has materially affected, or is reasonably likely to materially affect, such internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Shareowners and Board of Directors
of General Electric Company:

We have audited the accompanying statement of financial position of General Electric Company and consolidated affiliates (the "Company") as of December 31, 2014 and 2013, and the related statements of earnings, comprehensive income, changes in shareowners' equity and cash flows for each of the years in the three-year period ended December 31, 2014. We also have audited the Company's internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of General Electric Company and consolidated affiliates as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (2013) issued by COSO.

Our audits of the consolidated financial statements were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The accompanying consolidating information appearing on pages 91, 95 and 97 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual entities. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ KPMG LLP

KPMG LLP
New York, New York
February 27, 2015, except for the effects of dispositions described in Note 30, which is as of August 7, 2015

AUDITED FINANCIAL STATEMENTS AND NOTES

Statement of Earnings		90
Consolidated Statement of Comprehensive Income		92
Consolidated Statement of Changes in Shareowners' Equity		93
Statement of Financial Position		94
Statement of Cash Flows		96
Notes to Consolidated Financial Statements
1	Basis of Presentation and Summary of Significant Accounting Policies	98
2	Assets and Liabilities of Businesses Held for Sale and Discontinued Operations	110
3	Investment Securities	116
4	Current Receivables	120
5	Inventories	120
6	GECC Financing Receivables and Allowance for Losses on Financing Receivables	121
7	Property, Plant and Equipment	125
8	Acquisitions, Goodwill and Other Intangible Assets	126
9	All Other Assets	129
10	Borrowings and Bank Deposits	130
11	Investment Contracts, Insurance Liabilities and Insurance Annuity Benefits	131
12	Postretirement Benefit Plans	132
13	All Other Liabilities	142
14	Income Taxes	143
15	Shareowners' Equity	147
16	Other Stock-related Information	152
17	Other Income	154
18	GECC Revenues from Services	155
19	Supplemental Cost Information	155
20	Earnings Per Share Information	157
21	Fair Value Measurements	157
22	Financial Instruments	162
23	Variable Interest Entities	167
24	Commitments, Product Warranties and Guarantees	169
25	Supplemental Cash Flows Information	171
26	Intercompany Transactions	172
27	Supplemental Information About the Credit Quality of Financing Receivables and Allowance for Losses on Financing Receivables	173
28	Operating Segments	180
29	Quarterly Information (unaudited)	183
30	GE Capital Exit Plan	184

FINANCIAL STATEMENTS

STATEMENT OF EARNINGS
	General Electric Company
For the years ended December 31	and consolidated affiliates
(In millions; per-share amounts in dollars)	2014	2013	2012

Revenues and other income
Sales of goods	$76,569	$71,873	$72,990
Sales of services	30,190	28,669	27,158
Other income (Note 17)	778	3,108	2,563
GECC earnings from continuing operations	-	-	-
GECC revenues from services (Note 18)	24,671	25,336	25,180
Total revenues and other income	132,208	128,986	127,891

Costs and expenses (Note 19)
Cost of goods sold	61,257	57,867	56,785
Cost of services sold	20,054	19,274	17,525
Interest and other financial charges	5,334	5,539	6,442
Investment contracts, insurance losses and
insurance annuity benefits	2,548	2,676	2,857
Provision for losses on financing receivables (Note 6)	3,623	4,053	3,224
Other costs and expenses	25,238	26,154	26,497
Total costs and expenses	118,054	115,563	113,330

Earnings from continuing operations
before income taxes	14,154	13,423	14,561
Benefit (provision) for income taxes (Note 14)	(1,508)	(1,212)	(2,526)
Earnings from continuing operations	12,646	12,211	12,035
Earnings (loss) from discontinued operations,
net of taxes (Note 2)	2,699	1,144	1,829
Net earnings	15,345	13,355	13,864
Less net earnings (loss) attributable to noncontrolling interests	112	298	223
Net earnings attributable to the Company	15,233	13,057	13,641
Preferred stock dividends declared	-	-	-
Net earnings attributable to GE common shareowners	$15,233	$13,057	$13,641

Amounts attributable to GE common shareowners
Earnings from continuing operations	$12,646	$12,211	$12,035
Less net earnings (loss) attributable to
noncontrolling interests	112	298	223
Earnings from continuing operations attributable
to the Company	12,534	11,913	11,812
GECC preferred stock dividends declared	-	-	-
Earnings from continuing operations attributable
to GE common shareowners	12,534	11,913	11,812
Earnings (loss) from discontinued operations, net of taxes	2,699	1,144	1,829
Net earnings attributable to GE common shareowners	$15,233	$13,057	$13,641

Per-share amounts (Note 20)
Earnings from continuing operations
Diluted earnings per share	$1.24	$1.16	$1.12
Basic earnings per share	$1.25	$1.16	$1.12

Net earnings
Diluted earnings per share	$1.50	$1.27	$1.29
Basic earnings per share	$1.51	$1.28	$1.29

Dividends declared per common share	$0.89	$0.79	$0.70

See Note 3 for other-than-temporary impairment amounts.

See accompanying notes.

STATEMENT OF EARNINGS (CONTINUED)

For the years ended December 31	GE(a)			Financial Services (GECC)
(In millions; per-share amounts in dollars)	2014	2013	2012	2014	2013	2012

Revenues and other income
Sales of goods	$76,714	$71,951	$73,304	$121	$126	$118
Sales of services	30,594	29,063	27,571	-	-	-
Other income (Note 17)	707	2,886	2,657	-	-	-
GECC earnings from continuing operations	4,530	4,994	4,533	-	-	-
GECC revenues from services (Note 18)	-	-	-	26,223	26,882	26,453
Total revenues and other income	112,545	108,894	108,065	26,344	27,008	26,571

Costs and expenses (Note 19)
Cost of goods sold	61,420	57,962	57,118	104	108	99
Cost of services sold	20,457	19,668	17,938	-	-	-
Interest and other financial charges	1,579	1,333	1,353	4,249	4,690	5,632
Investment contracts, insurance losses and
insurance annuity benefits	-	-	-	2,678	2,779	2,984
Provision for losses on financing receivables (Note 6)	-	-	-	3,623	4,053	3,224
Other costs and expenses	14,971	16,105	17,671	11,124	10,787	9,523
Total costs and expenses	98,427	95,068	94,080	21,778	22,417	21,462

Earnings from continuing operations
before income taxes	14,118	13,826	13,985	4,566	4,591	5,109
Benefit (provision) for income taxes (Note 14)	(1,634)	(1,668)	(2,013)	126	456	(513)
Earnings from continuing operations	12,484	12,158	11,972	4,692	5,047	4,596
Earnings (loss) from discontinued operations,
net of taxes (Note 2)	2,699	1,144	1,829	2,704	1,210	1,682
Net earnings	15,183	13,302	13,801	7,396	6,257	6,278
Less net earnings (loss) attributable to noncontrolling interests	(50)	245	160	162	53	63
Net earnings attributable to the Company	15,233	13,057	13,641	7,234	6,204	6,215
Preferred stock dividends declared	-	-	-	(322)	(298)	(123)
Net earnings attributable to GE common shareowners	$15,233	$13,057	$13,641	$6,912	$5,906	$6,092

Amounts attributable to GE common shareowners:
Earnings from continuing operations	$12,484	$12,158	$11,972	$4,692	$5,047	$4,596
Less net earnings (loss) attributable to
noncontrolling interests	(50)	245	160	162	53	63
Earnings from continuing operations attributable
to the Company	12,534	11,913	11,812	4,530	4,994	4,533
GECC preferred stock dividends declared	-	-	-	(322)	(298)	(123)
Earnings from continuing operations attributable
to GE common shareowners	12,534	11,913	11,812	4,208	4,696	4,410
Earnings (loss) from discontinued operations, net of taxes	2,699	1,144	1,829	2,704	1,210	1,682
Net earnings attributable to GE common shareowners	$15,233	$13,057	$13,641	$6,912	$5,906	$6,092

(a)	Represents the adding together of all affiliated companies except General Electric Capital Corporation (GECC or Financial Services), which is presented on a one-line basis. See Note 1.

In the consolidating data on this page, "GE" means the basis of consolidation as described in Note 1 to the consolidated financial statements; "GECC" means General Electric Capital Corporation and all of its affiliates and associated companies. Separate information is shown for "GE" and "GECC." Transactions between GE and GECC have been eliminated from the "General Electric Company and consolidated affiliates" columns on the prior page.

GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the years ended December 31 (In millions)	2014	2013	2012

Net earnings	$15,345	$13,355	$13,864
Less net earnings (loss) attributable to noncontrolling interests	112	298	223
Net earnings attributable to the Company	$15,233	$13,057	$13,641

Other comprehensive income (loss)
Investment securities	$708	$(374)	$705
Currency translation adjustments	(2,729)	(308)	300
Cash flow hedges	234	467	453
Benefit plans	(7,279)	11,300	2,299
Other comprehensive income (loss)	(9,066)	11,085	3,757
Less other comprehensive income (loss) attributable to noncontrolling interests	(14)	(25)	13
Other comprehensive income (loss) attributable to the Company	$(9,052)	$11,110	$3,744

Comprehensive income	$6,279	$24,440	$17,621
Less comprehensive income (loss) attributable to noncontrolling interests	98	273	236
Comprehensive income attributable to the Company	$6,181	$24,167	$17,385

Amounts presented net of taxes. See Note 15 for further information about other comprehensive income and noncontrolling interests.

See accompanying notes.

GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS' EQUITY

(In millions)	2014	2013	2012

GE shareowners' equity balance at January 1	$130,566	$123,026	$116,438
Increases from net earnings attributable to the Company	15,233	13,057	13,641
Dividends and other transactions with shareowners	(8,951)	(8,061)	(7,372)
Other comprehensive income (loss) attributable to the Company	(9,052)	11,110	3,744
Net sales (purchases) of shares for treasury	(32)	(7,990)	(2,802)
Changes in other capital	395	(576)	(623)
Ending balance at December 31	128,159	130,566	123,026
Noncontrolling interests	8,674	6,217	5,444
Total equity balance at December 31	$136,833	$136,783	$128,470

See Note 15 for further information about changes in shareowners' equity.

See accompanying notes.

STATEMENT OF FINANCIAL POSITION
	General Electric Company
	and consolidated affiliates
At December 31 (In millions, except share amounts)	2014	2013

Assets
Cash and equivalents	$84,927	$86,747
Investment securities (Note 3)	38,400	35,793
Current receivables (Note 4)	23,237	21,388
Inventories (Note 5)	17,689	17,325
Financing receivables – net (Note 6 and 27)	110,255	120,351
Other GECC receivables	6,920	6,899
Property, plant and equipment – net (Note 7)	48,336	50,507
Investment in GECC	-	-
Goodwill (Note 8)	62,983	63,413
Other intangible assets – net (Note 8)	13,855	13,867
All other assets (Note 9)	48,326	46,398
Deferred income taxes (Note 14)	5,352	2,004
Assets of businesses held for sale (Note 2)	6,300	50
Assets of discontinued operations (Note 2)	186,934	196,758
Total assets(a)	$653,514	$661,500

Liabilities and equity
Short-term borrowings (Note 10)	$70,714	$76,877
Accounts payable, principally trade accounts	12,572	12,321
Progress collections and price adjustments accrued	12,537	13,125
Dividends payable	2,317	2,220
Other GE current liabilities	12,682	13,381
Non-recourse borrowings of consolidated securitization entities (Note 10)	19,369	19,721
Bank deposits (Note 10)	43,841	38,171
Long-term borrowings (Note 10)	199,182	218,918
Investment contracts, insurance liabilities and insurance annuity benefits (Note 11)	27,578	26,544
All other liabilities (Note 13)	63,720	52,397
Liabilities of businesses held for sale (Note 2)	3,375	6
Liabilities of discontinued operations (Note 2)	48,794	51,036
Total liabilities(a)	516,681	524,717

GECC preferred stock (50,000 shares outstanding at both year-end 2014 and 2013)	-	-
Common stock (10,057,380,000 and 10,060,881,000 shares outstanding at year-end 2014 and 2013, respectively)	702	702
Accumulated other comprehensive income (loss) – net attributable to GE(b)
Investment securities	1,013	307
Currency translation adjustments	(2,427)	126
Cash flow hedges	(180)	(257)
Benefit plans	(16,578)	(9,296)
Other capital	32,889	32,494
Retained earnings	155,333	149,051
Less common stock held in treasury	(42,593)	(42,561)
Total GE shareowners' equity	128,159	130,566
Noncontrolling interests(c)	8,674	6,217
Total equity (Note 15 and 16)	136,833	136,783
Total liabilities and equity	$653,514	$661,500

(a)	Our consolidated assets at December 31, 2014 included total assets of $50,453 million of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs. These assets included current receivables and net financing receivables of $29,703 million and investment securities of $3,374 million within continuing operations and assets of discontinued operations of $15,034 million. Our consolidated liabilities at December 31, 2014 included liabilities of certain VIEs for which the VIE creditors do not have recourse to GE. These liabilities included non-recourse borrowings of consolidated securitization entities (CSEs) of $18,095 million within continuing operations and non-recourse borrowings of CSEs within discontinued operations of $10,569 million. See Note 23.
(b)	The sum of accumulated other comprehensive income (loss) (AOCI) attributable to the Company was $(18,172) million and $(9,120) million at December 31, 2014 and 2013, respectively.
(c)	Included AOCI attributable to noncontrolling interests of $(194) million and $(180) million at December 31, 2014 and 2013, respectively.

See accompanying notes.

STATEMENT OF FINANCIAL POSITION (CONTINUED)
	GE(a)		Financial Services (GECC)
At December 31 (In millions, except share amounts)	2014	2013	2014	2013

Assets
Cash and equivalents	$15,916	$13,682	$69,011	$73,065
Investment securities (Note 3)	84	323	38,320	35,475
Current receivables (Note 4)	11,513	10,970	-	-
Inventories (Note 5)	17,639	17,257	50	68
Financing receivables – net (Note 6 and 27)	-	-	122,457	131,440
Other GECC receivables	-	-	14,508	14,298
Property, plant and equipment – net (Note 7)	17,207	17,574	31,519	33,287
Investment in GECC	82,549	77,745	-	-
Goodwill (Note 8)	51,527	51,453	11,456	11,960
Other intangible assets – net (Note 8)	12,984	13,180	875	693
All other assets (Note 9)	24,680	23,708	23,976	22,955
Deferred income taxes	8,772	5,061	(3,420)	(3,057)
Assets of businesses held for sale (Note 2)	2,805	-	3,474	50
Assets of discontinued operations (Note 2)	10	9	186,924	196,749
Total assets	$245,686	$230,962	$499,150	$516,983

Liabilities and equity
Short-term borrowings (Note 10)	$3,872	1,841	$67,705	76,286
Accounts payable, principally trade accounts	16,511	16,353	2,411	2,399
Progress collections and price adjustments accrued	12,550	13,152	-	-
Dividends payable	2,317	2,220	-	-
Other GE current liabilities	12,681	13,381	-	-
Non-recourse borrowings of consolidated securitization entities (Note 10)	-	-	19,369	19,721
Bank deposits (Note 10)	-	-	43,841	38,171
Long-term borrowings (Note 10)	12,468	11,515	186,759	207,531
Investment contracts, insurance liabilities and insurance annuity benefits (Note 11)	-	-	28,027	26,979
All other liabilities (Note 13)	54,662	40,955	9,549	11,871
Liabilities of businesses held for sale (Note 2)	1,504	-	2,434	6
Liabilities of discontinued operations (Note 2)	137	143	48,657	50,893
Total liabilities	116,702	99,560	408,752	433,857

GECC preferred stock (50,000 shares outstanding at year-end both 2014 and 2013)	-	-	-	-
Common stock (10,057,380,000 and 10,060,881,000
shares outstanding at year-end both 2014 and 2013, respectively)	702	702	-	-
Accumulated other comprehensive income (loss) - net attributable to GE
Investment securities	1,013	307	1,010	309
Currency translation adjustments	(2,427)	126	(838)	(687)
Cash flow hedges	(180)	(257)	(172)	(293)
Benefit plans	(16,578)	(9,296)	(577)	(363)
Other capital	32,889	32,494	32,999	32,563
Retained earnings	155,333	149,051	55,077	51,165
Less common stock held in treasury	(42,593)	(42,561)	-	-
Total GE shareowners' equity	128,159	130,566	87,499	82,694
Noncontrolling interests	825	836	2,899	432
Total equity (Note 15 and 16)	128,984	131,402	90,398	83,126
Total liabilities and equity	$245,686	$230,962	$499,150	$516,983

(a)	Represents the adding together of all affiliated companies except General Electric Capital Corporation (GECC or Financial Services), which is presented on a one-line basis. See Note 1.

In the consolidating data on this page, "GE" means the basis of consolidation as described in Note 1 to the consolidated financial statements; "GECC" means General Electric Capital Corporation and all of its affiliates and associated companies. Separate information is shown for "GE" and "GECC." Transactions between GE and GECC have been eliminated from the "General Electric Company and consolidated affiliates" columns on the prior page.

STATEMENT OF CASH FLOWS
	General Electric Company
	and consolidated affiliates
For the years ended December 31 (In millions)	2014	2013	2012

Cash flows – operating activities
Net earnings	$15,345	$13,355	$13,864
Less net earnings (loss) attributable to noncontrolling interests	112	298	223
Net earnings attributable to the Company	15,233	13,057	13,641
(Earnings) loss from discontinued operations	(2,699)	(1,144)	(1,829)
Adjustments to reconcile net earnings attributable to the
Company to cash provided from operating activities
Depreciation and amortization of property,
plant and equipment	5,026	5,283	4,576
Earnings from continuing operations retained by GECC	-	-	-
Deferred income taxes	(1,329)	(3,481)	(1,378)
Decrease (increase) in GE current receivables	(1,913)	(485)	(879)
Decrease (increase) in inventories	(872)	(1,368)	(1,274)
Increase (decrease) in accounts payable	714	422	113
Increase (decrease) in GE progress collections	(515)	1,893	(920)
Provision for losses on GECC financing receivables	3,623	4,053	3,224
All other operating activities	5,903	4,237	6,824
Cash from (used for) operating activities – continuing operations	23,171	22,467	22,098
Cash from (used for) operating activities – discontinued operations	4,539	6,112	9,173
Cash from (used for) operating activities	27,710	28,579	31,271

Cash flows – investing activities
Additions to property, plant and equipment	(7,250)	(6,816)	(8,326)
Dispositions of property, plant and equipment	2,327	1,973	1,509
Net decrease (increase) in GECC financing receivables	(4,947)	(281)	(3,041)
Proceeds from sale of discontinued operations	232	528	227
Proceeds from principal business dispositions	2,950	3,324	1,213
Proceeds from sale of equity interest in NBCU LLC	-	16,699	-
Net cash from (payments for) principal businesses purchased	(2,639)	(1,634)	(1,456)
All other investing activities	8,204	24,440	31,410
Cash from (used for) investing activities – continuing operations	(1,123)	38,233	21,536
Cash from (used for) investing activities – discontinued operations	(3,907)	(9,116)	(10,234)
Cash from (used for) investing activities	(5,030)	29,117	11,302

Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of
90 days or less)	(6,125)	(14,134)	(2,711)
Net increase (decrease) in bank deposits	9,374	(177)	683
Newly issued debt (maturities longer than 90 days)	32,239	38,821	52,581
Repayments and other reductions (maturities longer than 90 days)	(46,756)	(55,605)	(92,610)
Proceeds from issuance of GECC preferred stock	-	990	3,960
Net dispositions (purchases) of GE shares for treasury	(1,218)	(9,278)	(4,164)
Dividends paid to shareowners	(8,851)	(7,821)	(7,189)
Proceeds from initial public offering of Synchrony Financial	2,842	-	-
All other financing activities	(1,205)	(1,382)	(2,910)
Cash from (used for) financing activities – continuing operations	(19,700)	(48,586)	(52,360)
Cash from (used for) financing activities – discontinued operations	2,742	3,013	1,286
Cash from (used for) financing activities	(16,958)	(45,573)	(51,074)
Effect of currency exchange rate changes on cash and equivalents	(3,492)	(795)	1,278
Increase (decrease) in cash and equivalents	2,230	11,328	(7,223)
Cash and equivalents at beginning of year	88,787	77,459	84,682
Cash and equivalents at end of year	91,017	88,787	77,459
Less cash and equivalents of discontinued operations
at end of year	5,414	2,040	2,031
Cash and equivalents of continuing operations at end of year	$85,603	$86,747	$75,428
Supplemental disclosure of cash flows information
Cash paid during the year for interest	$(9,560)	$(8,988)	$(12,717)
Cash recovered (paid) during the year for income taxes	(2,955)	(2,487)	(3,237)

See accompanying notes.

STATEMENT OF CASH FLOWS (CONTINUED)

	GE(a)			Financial Services (GECC)
For the years ended December 31 (In millions)	2014	2013	2012	2014	2013	2012

Cash flows – operating activities
Net earnings	$15,183	$13,302	$13,801	$7,396	$6,257	$6,278
Less net earnings (loss) attributable to noncontrolling interests	(50)	245	160	162	53	63
Net earnings attributable to the Company	15,233	13,057	13,641	7,234	6,204	6,215
(Earnings) loss from discontinued operations	(2,699)	(1,144)	(1,829)	(2,704)	(1,210)	(1,682)
Adjustments to reconcile net earnings attributable to the
Company to cash provided from operating activities
Depreciation and amortization of property,
plant and equipment	2,508	2,449	2,291	2,602	2,834	2,285
Earnings from continuing operations retained by GECC(b)	(1,530)	991	1,893	-	-	-
Deferred income taxes	(476)	(2,571)	(294)	(853)	(910)	(1,084)
Decrease (increase) in GE current receivables	(473)	(1,432)	1,105	-	-	-
Decrease (increase) in inventories	(877)	(1,351)	(1,204)	27	33	(27)
Increase (decrease) in accounts payable	884	809	158	407	135	(330)
Increase (decrease) in GE progress collections	(528)	1,919	(920)	-	-	-
Provision for losses on GECC financing receivables	-	-	-	3,623	4,053	3,224
All other operating activities	3,129	1,528	2,985	3,068	2,161	4,213
Cash from (used for) operating activities – continuing operations	15,171	14,255	17,826	13,404	13,300	12,814
Cash from (used for) operating activities – discontinued operations	(2)	(2)	-	4,541	6,114	9,173
Cash from (used for) operating activities	15,169	14,253	17,826	17,945	19,414	21,987

Cash flows – investing activities
Additions to property, plant and equipment	(3,970)	(3,680)	(3,937)	(3,933)	(3,336)	(5,086)
Dispositions of property, plant and equipment	-	-	-	2,349	1,973	1,509
Net decrease (increase) in GECC financing receivables	-	-	-	(6,369)	593	(4,530)
Proceeds from sale of discontinued operations	-	-	-	232	528	227
Proceeds from principal business dispositions	602	1,316	540	2,320	1,983	458
Proceeds from sale of equity interest in NBCU LLC	-	16,699	-	-	-	-
Net cash from (payments for) principal businesses purchased	(2,091)	(8,026)	(1,456)	(548)	6,392	-
All other investing activities	(447)	(1,488)	(564)	8,754	24,787	32,047
Cash from (used for) investing activities – continuing operations	(5,906)	4,821	(5,417)	2,805	32,920	24,625
Cash from (used for) investing activities – discontinued operations	2	2	-	(3,909)	(9,118)	(10,234)
Cash from (used for) investing activities	(5,904)	4,823	(5,417)	(1,104)	23,802	14,391

Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of
90 days or less)	243	949	(890)	(6,794)	(13,796)	(1,881)
Net increase (decrease) in bank deposits	-	-	-	9,374	(177)	683
Newly issued debt (maturities longer than 90 days)	3,084	512	6,961	29,155	38,317	45,403
Repayments and other reductions (maturities longer than 90 days)	(323)	(5,032)	(34)	(46,433)	(50,573)	(92,576)
Proceeds from issuance of GECC preferred stock	-	-	-	-	990	3,960
Net dispositions (purchases) of GE shares for treasury	(1,218)	(9,278)	(4,164)	-	-	-
Dividends paid to shareowners	(8,851)	(7,821)	(7,189)	(3,322)	(6,283)	(6,549)
Proceeds from initial public offering of Synchrony Financial	-	-	-	2,842	-	-
All other financing activities	346	(211)	32	(1,229)	(873)	(2,819)
Cash from (used for) financing activities – continuing operations	(6,719)	(20,881)	(5,284)	(16,407)	(32,395)	(53,779)
Cash from (used for) financing activities – discontinued operations	-	-	-	2,742	3,013	1,286
Cash from (used for) financing activities	(6,719)	(20,881)	(5,284)	(13,665)	(29,382)	(52,493)
Effect of currency exchange rate changes on cash and equivalents	(312)	(22)	2	(3,180)	(773)	1,276
Increase (decrease) in cash and equivalents	2,234	(1,827)	7,127	(4)	13,061	(14,839)
Cash and equivalents at beginning of year	13,682	15,509	8,382	75,105	62,044	76,883
Cash and equivalents at end of year	15,916	13,682	15,509	75,101	75,105	62,044
Less cash and equivalents of discontinued operations
at end of year	-	-	-	5,414	2,040	2,031
Cash and equivalents of continuing operations at end of year	$15,916	$13,682	$15,509	$69,687	$73,065	$60,013
Supplemental disclosure of cash flows information
Cash paid during the year for interest	$(1,215)	$(1,132)	$(1,182)	$(8,910)	$(8,146)	$(12,172)
Cash recovered (paid) during the year for income taxes	(1,337)	(4,753)	(2,987)	(1,618)	2,266	(250)

(a)	Represents the adding together of all affiliated companies except General Electric Capital Corporation (GECC or Financial Services), which is presented on a one-line basis.

(b)	Represents GECC earnings from continuing operations attributable to the Company, net of GECC dividends paid to GE.

In the consolidating data on this page, "GE" means the basis of consolidation as described in Note 1 to the consolidated financial statements; "GECC" means General Electric Capital Corporation and all of its affiliates and associated companies. Separate information is shown for "GE" and "GECC." Transactions between GE and GECC have been eliminated from the "General Electric Company and consolidated affiliates" columns on the prior page and are discussed in Note 26.

See Note 25 for supplemental information regarding the Statement of Cash Flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES

Our financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP).

CONSOLIDATION

Our financial statements consolidate all of our affiliates – entities in which we have a controlling financial interest, most often because we hold a majority voting interest. To determine if we hold a controlling financial interest in an entity, we first evaluate if we are required to apply the variable interest entity (VIE) model to the entity, otherwise the entity is evaluated under the voting interest model.

Where we hold current or potential rights that give us the power to direct the activities of a VIE that most significantly impact the VIE's economic performance combined with a variable interest that gives us the right to receive potentially significant benefits or the obligation to absorb potentially significant losses, we have a controlling financial interest in that VIE. Rights held by others to remove the party with power over the VIE are not considered unless one party can exercise those rights unilaterally. When changes occur to the design of an entity, we reconsider whether it is subject to the VIE model. We continuously evaluate whether we have a controlling financial interest in a VIE.

We hold a controlling financial interest in other entities where we currently hold, directly or indirectly, more than 50% of the voting rights or where we exercise control through substantive participating rights or as a general partner. Where we are a general partner, we consider substantive removal rights held by other partners in determining if we hold a controlling financial interest. We reevaluate whether we have a controlling financial interest in these entities when our voting or substantive participating rights change.

Associated companies are unconsolidated VIEs and other entities in which we do not have a controlling financial interest, but over which we have significant influence, most often because we hold a voting interest of 20% to 50%. Associated companies are accounted for as equity method investments. Results of associated companies are presented on a one-line basis. Investments in, and advances to, associated companies are presented on a one-line basis in the caption "All other assets" in our Statement of Financial Position, net of allowance for losses, which represents our best estimate of probable losses inherent in such assets.

SYNCHRONY FINANCIAL INITIAL PUBLIC OFFERING

On August 5, 2014, we completed the initial public offering (IPO) of our North American Retail Finance business, Synchrony Financial, as a first step in a planned, staged exit from that business. Synchrony Financial closed the IPO of 125 million shares of common stock at a price to the public of $23.00 per share and on September 3, 2014, Synchrony Financial issued an additional 3.5 million shares of common stock pursuant to an option granted to the underwriters in the IPO (Underwriters' Option). We received net proceeds from the IPO and the Underwriters' Option of $2,842 million, which remain at Synchrony Financial. Following the closing of the IPO and the Underwriters' Option, we currently own approximately 85% of Synchrony Financial and as a result, GECC continues to consolidate the business. The 15% is presented as noncontrolling interests. In addition, in August 2014, Synchrony Financial completed issuances of $3,593 million of senior unsecured debt with maturities up to 10 years and $8,000 million of unsecured term loans maturing in 2019, and in October 2014 completed issuances of $750 million of unsecured term loans maturing in 2019 under the New Bank Term Loan Facility with third party lenders. Subsequent to December 31, 2014 through February 13, 2015, Synchrony Financial issued an additional $1,000 million of senior unsecured debt maturing in 2020.

FINANCIAL STATEMENT PRESENTATION

We have reclassified certain prior-year amounts to conform to the current-year's presentation.

Financial data and related measurements are presented in the following categories:

GE. This represents the adding together of all affiliates other than General Electric Capital Corporation (GECC), whose continuing operations are presented on a one-line basis, giving effect to the elimination of transactions among such affiliates.

GECC. This represents the adding together of all affiliates of GECC, giving effect to the elimination of transactions among such affiliates.

Consolidated. This represents the adding together of GE and GECC, giving effect to the elimination of transactions between GE and GECC.

Operating Segments. These comprise our eight businesses, focused on the broad markets they serve: Power & Water, Oil & Gas, Energy Management, Aviation, Healthcare, Transportation, Appliances & Lighting and GE Capital.

Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations. Certain of our operations have been presented as discontinued. See Note 2.

The effects of translating to U.S. dollars the financial statements of non-U.S. affiliates whose functional currency is the local currency are included in shareowners' equity. Asset and liability accounts are translated at year-end exchange rates, while revenues and expenses are translated at average rates for the respective periods.

Preparing financial statements in conformity with GAAP requires us to make estimates based on assumptions about current, and for some estimates future, economic and market conditions (for example, unemployment, market liquidity, the real estate market, etc.), which affect reported amounts and related disclosures in our financial statements. Although our current estimates contemplate current conditions and how we expect them to change in the future, as appropriate, it is reasonably possible that in 2015 actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial position. Among other effects, such changes could result in future impairments of investment securities, goodwill, intangibles and long-lived assets, incremental losses on financing receivables, establishment of valuation allowances on deferred tax assets and increased tax liabilities.

GE Capital Exit Plan. On April 10, 2015, the Company announced its plan (the GE Capital Exit Plan) to reduce the size of its financial services businesses through the sale of most of the assets of GECC over the following 24 months, and to focus on continued investment and growth in the Company's industrial businesses. As a result of the GE Capital Exit Plan, GE's consolidated financial statements reflect GECC's Real Estate business and most of GECC's CLL business as discontinued operations, including reclassification of all comparative prior period information. See Note 30 for additional information.

SALES OF GOODS AND SERVICES

We record all sales of goods and services only when a firm sales agreement is in place, delivery has occurred or services have been rendered and collectability of the fixed or determinable sales price is reasonably assured.

Arrangements for the sale of goods and services sometimes include multiple components. Most of our multiple component arrangements involve the sale of goods and services in the Healthcare segment. Our arrangements with multiple components usually involve an upfront deliverable of large machinery or equipment and future service deliverables such as installation, commissioning, training or the future delivery of ancillary products. In most cases, the relative values of the undelivered components are not significant to the overall arrangement and are typically delivered within three to six months after the core product has been delivered. In such agreements, selling price is determined for each component and any difference between the total of the separate selling prices and total contract consideration (i.e., discount) is allocated pro rata across each of the components in the arrangement. The value assigned to each component is objectively determined and obtained primarily from sources such as the separate selling price for that or a similar item or from competitor prices for similar items. If such evidence is not available, we use our best estimate of selling price, which is established consistent with the pricing strategy of the business and considers product configuration, geography, customer type, and other market specific factors.

Except for goods sold under long-term agreements, we recognize sales of goods under the provisions of U.S. Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 104, Revenue Recognition. We often sell consumer products and computer hardware and software products with a right of return. We use our accumulated experience to estimate and provide for such returns when we record the sale. In situations where arrangements include customer acceptance provisions based on seller or customer-specified objective criteria, we recognize revenue when we have reliably demonstrated that all specified acceptance criteria have been met or when formal acceptance occurs, respectively. In arrangements where we provide goods for trial and evaluation purposes, we only recognize revenue after customer acceptance occurs. Unless otherwise noted, we do not provide for anticipated losses before we record sales.

We recognize revenue on agreements for sales of goods and services under power generation unit and uprate contracts, nuclear fuel assemblies, larger oil drilling equipment projects, aeroderivative unit contracts, military development contracts, locomotive production contracts, and long-term construction projects, using long-term construction and production contract accounting. We estimate total long-term contract revenue net of price concessions as well as total contract costs. For goods sold under power generation unit and uprate contracts, nuclear fuel assemblies, aeroderivative unit contracts, military development contracts and locomotive production contracts, we recognize sales as we complete major contract-specified deliverables, most often when customers receive title to the goods or accept the services as performed. For larger oil drilling equipment projects and long-term construction projects, we recognize sales based on our progress toward contract completion measured by actual costs incurred in relation to our estimate of total expected costs. We measure long-term contract revenues by applying our contract-specific estimated margin rates to incurred costs. We routinely update our estimates of future costs for agreements in process and report any cumulative effects of such adjustments in current operations. We provide for any loss that we expect to incur on these agreements when that loss is probable.

We recognize revenue upon delivery for sales of aircraft engines, military propulsion equipment and related spare parts not sold under long-term product services agreements. Delivery of commercial engines, non-U.S. military equipment and all related spare parts occurs on shipment; delivery of military propulsion equipment sold to the U.S. government or agencies thereof occurs upon receipt of a Material Inspection and Receiving Report, DD Form 250 or Memorandum of Shipment. Commercial aircraft engines are complex equipment manufactured to customer order under a variety of sometimes complex, long-term agreements. We measure sales of commercial aircraft engines by applying our contract-specific estimated margin rates to incurred costs. We routinely update our estimates of future revenues and costs for commercial aircraft engine agreements in process and report any cumulative effects of such adjustments in current operations. Significant components of our revenue and cost estimates include price concessions and performance-related guarantees as well as material, labor and overhead costs. We measure revenue for military propulsion equipment and spare parts not subject to long-term product services agreements based on the specific contract on a specifically measured output basis. We provide for any loss that we expect to incur on these agreements when that loss is probable; consistent with industry practice, for commercial aircraft engines, we make such provision only if such losses are not recoverable from future highly probable sales of spare parts and services for those engines.

We sell product services under long-term product maintenance or extended warranty agreements in our Aviation, Power & Water, Oil & Gas and Transportation segments, where costs of performing services are incurred on other than a straight-line basis. We also sell product services in our Healthcare segment, where such costs generally are expected to be on a straight-line basis. For the Aviation, Power & Water, Oil & Gas and Transportation agreements, we recognize related sales based on the extent of our progress toward completion measured by actual costs incurred in relation to total expected costs. We routinely update our estimates of future costs for agreements in process and report any cumulative effects of such adjustments in current operations. For the Healthcare agreements, we recognize revenues on a straight-line basis and expense related costs as incurred. We provide for any loss that we expect to incur on any of these agreements when that loss is probable.

GECC REVENUES FROM SERVICES (EARNED INCOME)

We use the interest method to recognize income on loans. Interest on loans includes origination, commitment and other non-refundable fees related to funding (recorded in earned income on the interest method). We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due, with the exception of consumer credit card accounts. Beginning in the fourth quarter of 2013, we continue to accrue interest on consumer credit cards until the accounts are written off in the period the account becomes 180 days past due. Previously, we stopped accruing interest on consumer credit cards when the account became 90 days past due. Previously recognized interest income that was accrued but not collected from the borrower is reversed, unless the terms of the loan agreement permit capitalization of accrued interest to the principal balance. Although we stop accruing interest in advance of payments, we recognize interest income as cash is collected when appropriate, provided the amount does not exceed that which would have been earned at the historical effective interest rate; otherwise, payments received are applied to reduce the principal balance of the loan.

We resume accruing interest on nonaccrual, non-restructured commercial loans only when (a) payments are brought current according to the loan's original terms and (b) future payments are reasonably assured. When we agree to restructured terms with the borrower, we resume accruing interest only when it is reasonably assured that we will recover full contractual payments, and such loans pass underwriting reviews equivalent to those applied to new loans. We resume accruing interest on nonaccrual consumer loans when the customer's account is less than 90 days past due and collection of such amounts is probable. Interest accruals on modified consumer loans that are not considered to be troubled debt restructurings (TDRs) may return to current status (re-aged) only after receipt of at least three consecutive minimum monthly payments or the equivalent cumulative amount, subject to a re-aging limitation of once a year, or twice in a five-year period.

We recognize financing lease income on the interest method to produce a level yield on funds not yet recovered. Estimated unguaranteed residual values are based upon management's best estimates of the value of the leased asset at the end of the lease term. We use various sources of data in determining this estimate, including information obtained from third parties, which is adjusted for the attributes of the specific asset under lease. Guarantees of residual values by unrelated third parties are considered part of minimum lease payments. Significant assumptions we use in estimating residual values include estimated net cash flows over the remaining lease term, anticipated results of future remarketing, and estimated future component part and scrap metal prices, discounted at an appropriate rate.

We recognize operating lease income on a straight-line basis over the terms of underlying leases.

Fees include commitment fees related to loans that we do not expect to fund and line-of-credit fees. We record these fees in earned income on a straight-line basis over the period to which they relate. We record syndication fees in earned income at the time related services are performed, unless significant contingencies exist.

DEPRECIATION AND AMORTIZATION

The cost of GE manufacturing plant and equipment is depreciated over its estimated economic life. U.S. assets are depreciated using an accelerated method based on a sum-of-the-years digits formula; non-U.S. assets are generally depreciated on a straight-line basis.

The cost of GECC equipment leased to others on operating leases is depreciated on a straight-line basis to estimated residual value over the lease term or over the estimated economic life of the equipment.

The cost of GECC acquired real estate investments is depreciated on a straight-line basis to the estimated salvage value over the expected useful life or the estimated proceeds upon sale of the investment at the end of the expected holding period if that approach produces a higher measure of depreciation expense.

The cost of individually significant customer relationships is amortized in proportion to estimated total related sales; cost of other intangible assets is generally amortized on a straight-line basis over the asset's estimated economic life. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. See Notes 7 and 8.

LOSSES ON FINANCING RECEIVABLES

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of losses depends on the size, type and risk characteristics of the related financing receivable. Such an estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values (including housing price indices as applicable), and the present and expected future levels of interest rates. The underlying assumptions, estimates and assessments we use to provide for losses are updated periodically to reflect our view of current conditions and are subject to the regulatory examination process, which can result in changes to our assumptions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible that we will experience credit losses that are different from our current estimates. Write-offs are deducted from the allowance for losses when we judge the principal to be uncollectible and subsequent recoveries are added to the allowance at the time cash is received on a written-off account.

"Impaired" loans are defined as larger-balance or restructured loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement.

The vast majority of our Consumer and a portion of our Commercial Lending and Leasing (CLL) nonaccrual receivables are excluded from this definition, as they represent smaller-balance homogeneous loans that we evaluate collectively by portfolio for impairment.

Impaired loans include nonaccrual receivables on larger-balance or restructured loans, loans that are currently paying interest under the cash basis and loans paying currently that had been previously restructured.

Specific reserves are recorded for individually impaired loans to the extent we have determined that it is probable that we will be unable to collect all amounts due according to original contractual terms of the loan agreement. Certain loans classified as impaired may not require a reserve because we believe that we will ultimately collect the unpaid balance (through collection or collateral repossession).

"Troubled debt restructurings" (TDRs) are those loans for which we have granted a concession to a borrower experiencing financial difficulties where we do not receive adequate compensation. Such loans are classified as impaired, and are individually reviewed for specific reserves.

"Nonaccrual financing receivables" are those on which we have stopped accruing interest. We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due, with the exception of consumer credit card accounts, for which we continue to accrue interest until the accounts are written off in the period that the account becomes 180 days past due. Although we stop accruing interest in advance of payments, we recognize interest income as cash is collected when appropriate provided the amount does not exceed that which would have been earned at the historical effective interest rate. Recently restructured financing receivables are not considered delinquent when payments are brought current according to the restructured terms, but may remain classified as nonaccrual until there has been a period of satisfactory payment performance by the borrower and future payments are reasonably assured of collection.

"Delinquent" receivables are those that are 30 days or more past due based on their contractual terms.

The same financing receivable may meet more than one of the definitions above. Accordingly, these categories are not mutually exclusive and it is possible for a particular loan to meet the definitions of a TDR, impaired loan and nonaccrual loan and be included in each of these categories. The categorization of a particular loan also may not be indicative of the potential for loss.

Our consumer loan portfolio consists of smaller-balance, homogeneous loans, including credit card receivables, installment loans, auto loans and leases and residential mortgages. We collectively evaluate each portfolio for impairment quarterly. The allowance for losses on these receivables is established through a process that estimates the probable losses inherent in the portfolio based upon statistical analyses of portfolio data. These analyses include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with other analyses that reflect current trends and conditions. We also consider our historical loss experience to date based on actual defaulted loans and overall portfolio indicators including nonaccrual loans, trends in loan volume and lending terms, credit policies and other observable environmental factors such as unemployment rates and home price indices.

Our commercial loan and lease portfolio consists of a variety of loans and leases, including both larger-balance, non-homogeneous loans and leases and smaller-balance homogeneous loans and leases. Losses on such loans and leases are recorded when probable and estimable. We routinely evaluate our entire portfolio for potential specific credit or collection issues that might indicate an impairment.

For larger-balance, non-homogeneous loans and leases, we consider the financial status, payment history, collateral value, industry conditions and guarantor support related to specific customers. Any delinquencies or bankruptcies are indications of potential impairment requiring further assessment of collectability. We routinely receive financial as well as rating agency reports on our customers, and we elevate for further attention those customers whose operations we judge to be marginal or deteriorating. We also elevate customers for further attention when we observe a decline in collateral values for asset-based loans. While collateral values are not always available, when we observe such a decline, we evaluate relevant markets to assess recovery alternatives.

Measurement of the loss on our impaired commercial loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of collateral, net of expected selling costs, if the loan is determined to be collateral dependent. We determine whether a loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. Our review process can often result in reserves being established in advance of a modification of terms or designation as a TDR. After providing for specific incurred losses, we then determine an allowance for losses that have been incurred in the balance of the portfolio but cannot yet be identified to a specific loan or lease. This estimate is based upon various statistical analyses considering historical and projected default rates and loss severity and aging, as well as our view on current market and economic conditions. It is prepared by each respective line of business.

Experience is not available for new products; therefore, while we are developing that experience, we set loss allowances based on our experience with the most closely analogous products in our portfolio.

Our loss mitigation strategy intends to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions, forbearance or other actions, which may cause the related loan to be classified as a TDR.

We utilize certain loan modification programs for borrowers experiencing temporary financial difficulties in our Consumer loan portfolio. These loan modification programs are primarily concentrated in our non-U.S. residential mortgage and non-U.S. installment and revolving portfolios and include short-term (three months or less) interest rate reductions and payment deferrals, which were not part of the terms of the original contract. We sold our U.S. residential mortgage business in 2007 and, as such, do not participate in the U.S. government-sponsored mortgage modification programs.

Our allowance for losses on financing receivables on these modified consumer loans is determined based upon a formulaic approach that estimates the probable losses inherent in the portfolio based upon statistical analyses of the portfolio. Data related to redefault experience is also considered in our overall reserve adequacy review. Once the loan has been modified, it returns to current status (re-aged) only after receipt of at least three consecutive minimum monthly payments or the equivalent cumulative amount, subject to a re-aging limitation of once a year, or twice in a five-year period in accordance with the Federal Financial Institutions Examination Council guidelines on Uniform Retail Credit Classification and Account Management policy issued in June 2000. We believe that the allowance for losses would not be materially different had we not re-aged these accounts.

For commercial loans, we evaluate changes in terms and conditions to determine whether those changes meet the criteria for classification as a TDR on a loan-by-loan basis. These changes primarily include: changes to covenants, short-term payment deferrals and maturity extensions. For these changes, we receive economic consideration, including additional fees and/or increased interest rates, and evaluate them under our normal underwriting standards and criteria. The determination of whether these changes to the terms and conditions of our commercial loans meet the TDR criteria includes our consideration of all of the relevant facts and circumstances. When the borrower is experiencing financial difficulty, we carefully evaluate these changes to determine whether they meet the form of a concession. In these circumstances, if the change is deemed to be a concession, we classify the loan as a TDR.

When we repossess collateral in satisfaction of a loan, we write down the receivable against the allowance for losses. Repossessed collateral is included in the caption "All other assets" in the Statement of Financial Position and carried at the lower of cost or estimated fair value less costs to sell.

For Consumer loans, we write off unsecured closed-end installment loans when they are 120 days contractually past due and unsecured open-ended revolving loans at 180 days contractually past due. We write down consumer loans secured by collateral other than residential real estate when such loans are 120 days past due. Consumer loans secured by residential real estate (both revolving and closed-end loans) are written down to the fair value of collateral, less costs to sell, no later than when they become 180 days past due. Unsecured consumer loans in bankruptcy are written off within 60 days of notification of filing by the bankruptcy court or within contractual write-off periods, whichever occurs earlier.

Write-offs on larger-balance impaired commercial loans are based on amounts deemed uncollectible and are reviewed quarterly. Write-offs are determined based on the consideration of many factors, such as expectations of the workout plan or restructuring of the loan, valuation of the collateral and the prioritization of our claim in bankruptcy. Write-offs are recognized against the allowance for losses at the earlier of transaction confirmation (for example, discounted pay-off, restructuring, foreclosure, etc.) or not later than 360 days after initial recognition of a specific reserve for a collateral dependent loan. If foreclosure is probable, the write-off is determined based on the fair value of the collateral less costs to sell. Smaller-balance, homogeneous commercial loans are written off at the earlier of when deemed uncollectible or at 180 days past due.

PARTIAL SALES OF BUSINESS INTERESTS

Gains or losses on sales of affiliate shares where we retain a controlling financial interest are recorded in equity. Gains or losses on sales that result in our loss of a controlling financial interest are recorded in earnings along with remeasurement gains or losses on any investments in the entity that we retained.

CASH AND EQUIVALENTS

Debt securities and money market instruments with original maturities of three months or less are included in cash equivalents unless designated as available-for-sale and classified as investment securities.

INVESTMENT SECURITIES

We report investments in debt and marketable equity securities, and certain other equity securities, at fair value. See Note 21 for further information on fair value. Unrealized gains and losses on available-for-sale investment securities are included in shareowners' equity, net of applicable taxes and other adjustments. We regularly review investment securities for impairment using both quantitative and qualitative criteria.

For debt securities, if we do not intend to sell the security or it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether we do not expect to recover the amortized cost basis of the security, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. We also evaluate quantitative criteria including determining whether there has been an adverse change in expected future cash flows. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security's amortized cost basis and its recoverable amount in earnings and the difference between the security's recoverable amount and fair value in other comprehensive income. If we intend to sell the security or it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, the security is also considered other-than-temporarily impaired and we recognize the entire difference between the security's amortized cost basis and its fair value in earnings. For equity securities, we consider the length of time and magnitude of the amount that each security is in an unrealized loss position. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security's amortized cost basis and its fair value in earnings.

Realized gains and losses are accounted for on the specific identification method. Unrealized gains and losses on investment securities classified as trading and certain retained interests are included in earnings.

INVENTORIES

All inventories are stated at the lower of cost or realizable values. Cost for a significant portion of GE U.S. inventories is determined on a last-in, first-out (LIFO) basis. Cost of other GE inventories is determined on a first-in, first-out (FIFO) basis. LIFO was used for 40% and 39% of GE inventories at 2014 and 2013, respectively.

GOODWILL AND OTHER INTANGIBLE ASSETS

We do not amortize goodwill, but test it at least annually for impairment at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. We recognize an impairment charge if the carrying amount of a reporting unit exceeds its fair value and the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill. We use a market approach, when available and appropriate, or the income approach, or a combination of both to establish fair values. When a portion of a reporting unit is disposed, goodwill is allocated to the gain or loss on disposition based on the relative fair values of the business or businesses disposed and the portion of the reporting unit that will be retained.

We amortize the cost of other intangibles over their estimated useful lives unless such lives are deemed indefinite. The cost of intangible assets is generally amortized on a straight-line basis over the asset's estimated economic life, except that individually significant customer-related intangible assets are amortized in relation to total related sales. Amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. In these circumstances, they are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required.

BUSINESSES AND ASSETS HELD FOR SALE

Businesses held for sale represent components that meet accounting requirements to be classified as held for sale and are presented as single asset and liability amounts in our financial statements with a valuation allowance, if necessary, to recognize the net carrying amount at the lower of cost or fair value, less cost to sell. Financing receivables that no longer qualify to be presented as held for investment must be classified as held for sale and recognized in our financial statements at the lower of cost or fair value, less cost to sell, with that amount representing a new cost basis at the date of transfer.

The determination of fair value for businesses and portfolios of financing receivables involves significant judgments and assumptions. Development of estimates of fair values in this circumstance is complex and is dependent upon, among other factors, the nature of the potential sales transaction (for example, asset sale versus sale of legal entity), composition of assets and/or businesses in the disposal group, the comparability of the disposal group to market transactions, negotiations with third party purchasers etc. Such factors bear directly on the range of potential fair values and the selection of the best estimates. Key assumptions were developed based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction.

We will review all businesses and assets held for sale each reporting period to determine whether the existing carrying amounts are fully recoverable in comparison to estimated fair values.

GECC INVESTMENT CONTRACTS, INSURANCE LIABILITIES AND INSURANCE ANNUITY BENEFITS

Certain entities that we consolidate provide guaranteed investment contracts, primarily to states, municipalities and municipal authorities.

Our insurance activities include providing insurance and reinsurance for life and health risks and providing certain annuity products. Two primary product groups are provided: traditional insurance contracts and investment contracts. Insurance contracts are contracts with significant mortality and/or morbidity risks, while investment contracts are contracts without such risks.

For short-duration insurance contracts, including accident and health insurance, we report premiums as earned income over the terms of the related agreements, generally on a pro-rata basis. For traditional long-duration insurance contracts including long-term care, term, whole life and annuities payable for the life of the annuitant, we report premiums as earned income when due.

Premiums received on investment contracts (including annuities without significant mortality risk) are not reported as revenues but rather as deposit liabilities. We recognize revenues for charges and assessments on these contracts, mostly for mortality, contract initiation, administration and surrender. Amounts credited to policyholder accounts are charged to expense.

Liabilities for traditional long-duration insurance contracts represent the present value of such benefits less the present value of future net premiums based on mortality, morbidity, interest and other assumptions at the time the policies were issued or acquired. Liabilities for investment contracts equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest and assessments through the financial statement date. For guaranteed investment contracts, the liability is also adjusted as a result of fair value hedging activity.

Liabilities for unpaid claims and estimated claim settlement expenses represent our best estimate of the ultimate obligations for reported and incurred-but-not-reported claims and the related estimated claim settlement expenses. Liabilities for unpaid claims and estimated claim settlement expenses are continually reviewed and adjusted through current operations.

FAIR VALUE MEASUREMENTS

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1 –	Quoted prices for identical instruments in active markets.
Level 2 –	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3 –	Significant inputs to the valuation model are unobservable.

We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, we have risk management teams that review valuation, including independent price validation for certain instruments. With regard to Level 3 valuations (including instruments valued by third parties), we perform a variety of procedures to assess the reasonableness of the valuations. Such reviews, which may be performed quarterly, monthly or weekly, include an evaluation of instruments whose fair value change exceeds predefined thresholds (and/or does not change) and consider the current interest rate, currency and credit environment, as well as other published data, such as rating agency market reports and current appraisals. These reviews are performed within each business by the asset and risk managers, pricing committees and valuation committees. A detailed review of methodologies and assumptions is performed by individuals independent of the business for individual measurements with a fair value exceeding predefined thresholds. This detailed review may include the use of a third-party valuation firm.

RECURRING FAIR VALUE MEASUREMENTS

The following sections describe the valuation methodologies we use to measure different financial instruments at fair value on a recurring basis.

Investments in Debt and Equity Securities. When available, we use quoted market prices to determine the fair value of investment securities, and they are included in Level 1. Level 1 securities primarily include publicly traded equity securities.

For large numbers of investment securities for which market prices are observable for identical or similar investment securities but not readily accessible for each of those investments individually (that is, it is difficult to obtain pricing information for each individual investment security at the measurement date), we obtain pricing information from an independent pricing vendor. The pricing vendor uses various pricing models for each asset class that are consistent with what other market participants would use. The inputs and assumptions to the model of the pricing vendor are derived from market observable sources including: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and other market-related data. Since many fixed income securities do not trade on a daily basis, the methodology of the pricing vendor uses available information as applicable such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. The pricing vendor considers available market observable inputs in determining the evaluation for a security. Thus, certain securities may not be priced using quoted prices, but rather determined from market observable information. These investments are included in Level 2 and primarily comprise our portfolio of corporate fixed income, and government, mortgage and asset-backed securities. In infrequent circumstances, our pricing vendors may provide us with valuations that are based on significant unobservable inputs, and in those circumstances we classify the investment securities in Level 3.

Annually, we conduct reviews of our primary pricing vendor to validate that the inputs used in that vendor's pricing process are deemed to be market observable as defined in the standard. While we are not provided access to proprietary models of the vendor, our reviews have included on-site walk-throughs of the pricing process, methodologies and control procedures for each asset class and level for which prices are provided. Our reviews also include an examination of the underlying inputs and assumptions for a sample of individual securities across asset classes, credit rating levels and various durations, a process we perform each reporting period. In addition, the pricing vendor has an established challenge process in place for all security valuations, which facilitates identification and resolution of potentially erroneous prices. We believe that the prices received from our pricing vendor are representative of prices that would be received to sell the assets at the measurement date (exit prices) and are classified appropriately in the hierarchy.

We use non-binding broker quotes and other third-party pricing services as our primary basis for valuation when there is limited, or no, relevant market activity for a specific instrument or for other instruments that share similar characteristics. We have not adjusted the prices we have obtained. Investment securities priced using non-binding broker quotes and other third-party pricing services are included in Level 3. As is the case with our primary pricing vendor, third-party brokers and other third-party pricing services do not provide access to their proprietary valuation models, inputs and assumptions. Accordingly, our risk management personnel conduct reviews of vendors, as applicable, similar to the reviews performed of our primary pricing vendor. In addition, we conduct internal reviews of pricing for all such investment securities quarterly to ensure reasonableness of valuations used in our financial statements. These reviews are designed to identify prices that appear stale, those that have changed significantly from prior valuations, and other anomalies that may indicate that a price may not be accurate. Based on the information available, we believe that the fair values provided by the brokers and other third-party pricing services are representative of prices that would be received to sell the assets at the measurement date (exit prices).

Derivatives. We use closing prices for derivatives included in Level 1, which are traded either on exchanges or liquid over-the-counter markets.

The majority of our derivatives are valued using internal models. The models maximize the use of market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent interest rate swaps, cross-currency swaps and foreign currency and commodity forward and option contracts.

Derivative assets and liabilities included in Level 3 primarily represent equity derivatives and interest rate products that contain embedded optionality or prepayment features.

NON-RECURRING FAIR VALUE MEASUREMENTS

Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments only in certain circumstances. These assets can include loans and long-lived assets that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

The following sections describe the valuation methodologies we use to measure financial and non-financial instruments accounted for at fair value on a non-recurring basis and for certain assets within our pension plans and retiree benefit plans at each reporting period, as applicable.

Financing Receivables and Loans Held for Sale. When available, we use observable market data, including pricing on recent closed market transactions, to value loans that are included in Level 2. When this data is unobservable, we use valuation methodologies using current market interest rate data adjusted for inherent credit risk, and such loans are included in Level 3. When appropriate, loans may be valued using collateral values (see Long-Lived Assets below).

Cost and Equity Method Investments. Cost and equity method investments are valued using market observable data such as quoted prices when available. When market observable data is unavailable, investments are valued using a discounted cash flow model, comparative market multiples or a combination of both approaches as appropriate and other third-party pricing sources. These investments are generally included in Level 3.

Investments in private equity, real estate and collective funds are valued using net asset values. The net asset values are determined based on the fair values of the underlying investments in the funds. Investments in private equity and real estate funds are generally included in Level 3 because they are not redeemable at the measurement date. Investments in collective funds are included in Level 2.

Long-lived Assets, including real estate. Fair values of long-lived assets, including aircraft and real estate, are primarily derived internally and are based on observed sales transactions for similar assets. In other instances, for example, collateral types for which we do not have comparable observed sales transaction data, collateral values are developed internally and corroborated by external appraisal information. Adjustments to third-party valuations may be performed in circumstances where market comparables are not specific to the attributes of the specific collateral or appraisal information may not be reflective of current market conditions due to the passage of time and the occurrence of market events since receipt of the information. For real estate, fair values are based on discounted cash flow estimates that reflect current and projected lease profiles and available industry information about capitalization rates and expected trends in rents and occupancy and are corroborated by external appraisals. These investments are generally included in Level 2 or Level 3.

Retained Investments in Formerly Consolidated Subsidiaries. Upon a change in control that results in deconsolidation of a subsidiary, the fair value measurement of our retained noncontrolling stake is valued using market observable data such as quoted prices when available, or if not available, an income approach, a market approach, or a combination of both approaches as appropriate. In applying these methodologies, we rely on a number of factors, including actual operating results, future business plans, economic projections, market observable pricing multiples of similar businesses and comparable transactions, and possible control premium. These investments are generally included in Level 1 or Level 3, as appropriate, determined at the time of the transaction.

ACCOUNTING CHANGES

In the second quarter of 2014, the Company elected to early adopt Accounting Standards Update (ASU) 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU changes the criteria for reporting discontinued operations. To be classified as a discontinued operation, the disposal of a component or group of components must represent a strategic shift that has, or will have, a major effect on an entity's operations and financial results. The ASU also expands the disclosure requirements for those transactions that meet the new criteria to be classified as discontinued operations. The revised accounting guidance applies prospectively to all disposals (or classifications as held for sale) of components of an entity and for businesses that, upon acquisition, are classified as held for sale on or after adoption. Early adoption is permitted for disposals (or classifications as held for sale) that have not been previously reported in financial statements. The effects of applying the revised guidance will vary based upon the nature and size of future disposal transactions. It is expected that fewer disposal transactions will meet the new criteria to be reported as discontinued operations.

On January 1, 2014, we adopted ASU 2013-05, Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. Under the revised guidance, the entire amount of the cumulative translation adjustment associated with the foreign entity will be released into earnings in the following circumstances: (a) the sale of a subsidiary or group of net assets within a foreign entity that represents a complete or substantially complete liquidation of that entity, (b) the loss of a controlling financial interest in an investment in a foreign entity, or (c) when the accounting for an investment in a foreign entity changes from the equity method to full consolidation. The revised guidance applies prospectively to transactions or events occurring on or after January 1, 2014.

On January 1, 2014, we adopted ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Under the new guidance, an unrecognized tax benefit is required to be presented as a reduction to a deferred tax asset if the disallowance of the tax position would reduce the available tax loss or tax credit carryforward instead of resulting in a cash tax liability. The ASU applies prospectively to all unrecognized tax benefits that exist as of the adoption date and reduced both deferred tax assets and income tax liabilities (including amounts reported in assets and liabilities of discontinued operations) by $1,224 million as of January 1, 2014.

On January 1, 2012, we adopted ASU 2011-05, an amendment to Accounting Standards Codification (ASC) 220, Comprehensive Income. ASU 2011-05 introduced a new statement, the Consolidated Statement of Comprehensive Income. The amendments affect only the display of those components of equity categorized as other comprehensive income and do not change existing recognition and measurement requirements that determine net earnings.

On January 1, 2012, we adopted ASU 2011-04, an amendment to ASC 820, Fair Value Measurements. ASU 2011-04 clarifies or changes the application of existing fair value measurements, including: that the highest and best use valuation premise in a fair value measurement is relevant only when measuring the fair value of nonfinancial assets; that a reporting entity should measure the fair value of its own equity instrument from the perspective of a market participant that holds that instrument as an asset; to permit an entity to measure the fair value of certain financial instruments on a net basis rather than based on its gross exposure when the reporting entity manages its financial instruments on the basis of such net exposure; that in the absence of a Level 1 input, a reporting entity should apply premiums and discounts when market participants would do so when pricing the asset or liability consistent with the unit of account; and that premiums and discounts related to size as a characteristic of the reporting entity's holding are not permitted in a fair value measurement. Adopting these amendments had no effect on the financial statements.

NOTE 2. ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE AND DISCONTINUED OPERATIONS

ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE

In the fourth quarter of 2014, we signed an agreement to sell our Signaling business at Transportation, with assets of $267 million and liabilities of $148 million to Alstom for approximately $800 million, and our consumer finance business Budapest Bank, with assets of $3,474 million and liabilities of $2,434 million to Hungary's government. The transactions remain subject to customary closing conditions and regulatory approvals, and are targeted to close in 2015.

In the third quarter of 2014, we signed an agreement to sell our Appliances business with assets of $2,538 million and liabilities of $1,356 million to Electrolux for approximately $3,300 million. The transaction remains subject to customary closing conditions and regulatory approvals, and is targeted to close in 2015.

In the second quarter of 2014, we committed to sell GE Money Bank AB, our consumer finance business in Sweden, Denmark and Norway (GEMB-Nordic). We completed the sale on November 6, 2014 for proceeds of $2,320 million.

In the first quarter of 2013, we committed to sell certain of our machining & fabrication businesses at Aviation and our Consumer auto and personal loan business in Portugal. We completed the sale of our machining & fabrication business on December 2, 2013 for proceeds of $108 million. We completed the sale of our Consumer auto and personal loan business in Portugal on July 15, 2013 for proceeds of $83 million.

FINANCIAL INFORMATION FOR ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE

December 31 (In millions)	2014	2013

Assets
Cash and equivalents	$676	$5
Investment securities	448	7
Current receivables(a)	180	-
Inventories	588	-
Financing receivables – net	2,144	-
Property, plant, and equipment – net	1,015	-
Goodwill	539	24
Intangible assets – net	170	2
Other	540	12
Assets of businesses held for sale	$6,300	$50

Liabilities
Accounts payable(a)	$510	$1
Other current liabilities	348	-
Bank deposits	1,931	-
Other	586	5
Liabilities of businesses held for sale	$3,375	$6

(a)	Certain transactions at our Appliances and Signaling businesses are made on an arms-length basis with GECC, consisting primarily of GE customer receivables sold to GECC and GECC services for material procurement. These intercompany balances included within our held for sale businesses are reported in the GE and GECC columns of our financial statements, but are eliminated in deriving our consolidated financial statements.

NBCU

On March 19, 2013, we closed a transaction to sell our remaining 49% common equity interest in NBC Universal LLC (NBCU LLC) to Comcast Corporation (Comcast) for total consideration of $16,722 million, consisting of $11,997 million in cash, $4,000 million in Comcast guaranteed debt and $725 million in preferred stock. The $4,000 million of debt and the $725 million of preferred shares were both issued by a wholly-owned subsidiary of Comcast. During the three months ended March 31, 2013, both of these instruments were sold at approximately par value. In addition, Comcast is obligated to share with us potential tax savings associated with Comcast's purchase of our NBCU LLC interest, if realized. We did not recognize these potential future payments as consideration for the sale, but are recording such payments in income as they are received. GECC also sold real estate comprising certain floors located at 30 Rockefeller Center, New York and the CNBC property located in Englewood Cliffs, New Jersey to affiliates of NBCU LLC for $1,430 million in cash.

In the first quarter of 2013, as a result of the transactions, we recognized a pre-tax gain of $1,096 million ($825 million after tax) on the sale of our 49% common equity interest in NBCU LLC. In addition, we recognized a pre-tax gain of $921 million ($564 million after tax) on the sale of GECC's real estate properties which is included in discontinued operations.

DISCONTINUED OPERATIONS

Discontinued operations primarily included our Real Estate business, most of our CLL business, GE Money Japan (our Japanese personal loan business, Lake, and our Japanese mortgage and card businesses, excluding our investment in GE Nissen Credit Co., Ltd.), our U.S. mortgage business (WMC), our CLL trailer services business in Europe (CLL Trailer Services), our Consumer banking business in Russia (Consumer Russia) and our Consumer mortgage lending business in Ireland (Consumer Ireland). Results of operations, financial position and cash flows for these businesses are separately reported as discontinued operations for all periods presented.  All of these operations were previously reported in the GE Capital segment.

FINANCIAL INFORMATION FOR DISCONTINUED OPERATIONS

(In millions)	2014	2013	2012

Operations
Total revenues and other income (loss)	$16,113	$17,245	$18,984

Earnings (loss) from discontinued operations before income taxes	$2,724	$2,233	$2,233
Benefit (provision) for income taxes	(40)	692	191
Earnings (loss) from discontinued operations, net of taxes	$2,684	$2,925	$2,424

Disposal
Gain (loss) on disposal before income taxes	$14	$(2,027)	$(792)
Benefit (provision) for income taxes	1	246	197
Gain (loss) on disposal, net of taxes	$15	$(1,781)	$(595)

Earnings (loss) from discontinued operations, net of taxes(a)	$2,699	$1,144	$1,829

(a)	The sum of GE industrial earnings (loss) from discontinued operations, net of taxes, and GECC earnings (loss) from discontinued operations, net of taxes, is reported as GE industrial earnings (loss) from discontinued operations, net of taxes, on the Consolidated Statement of Earnings.

December 31 (In millions)	2014	2013

Assets
Cash and equivalents	$5,414	$2,040
Investment securities	10,006	8,561
Financing receivables – net	114,561	122,300
Other receivables	2,192	2,238
Property, plant and equipment – net	18,051	18,326
Goodwill(a)	13,569	14,292
Other intangible assets – net	301	448
Deferred income taxes	2,920	4,109
Other	19,920	24,444
Assets of discontinued operations	$186,934	$196,758

Liabilities
Short-term borrowings	$1,125	$2,452
Accounts payable	3,770	4,157
Other GE current liabilities	28	30
Non-recourse borrowings	10,569	10,403
Bank deposits	18,998	15,190
Long term borrowings	1,182	1,624
All other liabilities	7,720	11,991
Deferred income taxes	5,402	5,189
Liabilities of discontinued operations	$48,794	$51,036

(a)	We tested CLL and Real Estate goodwill for impairment using data as of July 1 in both 2014 and 2013. Fair value was determined using an income approach and based upon results of testing, goodwill was not impaired in either period.

REAL ESTATE

In connection with the GE Capital Exit Plan, we announced the planned disposition of our Real Estate business and classified the business as discontinued operations and recorded an estimated loss on disposal of $1,808 million ($2,354 million after tax) in the first quarter of 2015. We expect to complete the disposal by the end of 2015.

FINANCIAL INFORMATION FOR REAL ESTATE

(In millions)	2014	2013	2012

Operations
Total revenues and other income (loss)	$2,969	$3,915	$3,654

Interest	$(1,079)	$(1,278)	$(1,883)
Operating and administrative	(870)	(960)	(911)
Depreciation and amortization	(326)	(396)	(542)
Provision for losses on financing receivables	86	(28)	(72)
Earnings (loss) from discontinued operations before income taxes	780	1,253	246
Benefit (provision) for income taxes	223	472	562
Earnings (loss) from discontinued operations, net of taxes	$1,003	$1,725	$808

Disposal
Gain (loss) on disposal before income taxes	$-	$-	$-
Benefit (provision) for income taxes	-	-	-
Gain (loss) on disposal, net of taxes	$-	$-	$-

Earnings (loss) from discontinued operations, net of taxes(a)	$1,003	$1,725	$808

(a)	Earnings (loss) from discontinued operations attributable to the company, before income taxes, was $778 million, $1,246 million and $241 million for the years ended December 31, 2014, 2013 and 2012, respectively.

COMMERCIAL LENDING AND LEASING

In connection with the GE Capital Exit Plan, we announced the planned disposition of most of our CLL business and classified this portion of the business as discontinued operations and recorded an estimated loss on disposal of $3,380 million ($4,329 million after tax) in the second quarter of 2015. We expect to complete the transactions in 2015 and 2016.

FINANCIAL INFORMATION FOR COMMERCIAL LENDING AND LEASING

(In millions)	2014	2013	2012

Operations
Total revenues and other income (loss)	$13,412	$13,144	$15,139

Interest	$(3,069)	$(3,300)	$(4,080)
Operating and administrative	(3,662)	(3,551)	(3,875)
Depreciation and amortization	(3,930)	(4,083)	(4,074)
Provision for losses on financing receivables	(456)	(736)	(536)
Earnings (loss) from discontinued operations before income taxes	2,295	1,474	2,574
Benefit (provision) for income taxes	(487)	65	(570)
Earnings (loss) from discontinued operations, net of taxes	$1,808	$1,539	$2,004

Disposal
Gain (loss) on disposal before income taxes	$-	$-	$-
Benefit (provision) for income taxes	-	-	-
Gain (loss) on disposal, net of taxes	$-	$-	$-

Earnings (loss) from discontinued operations, net of taxes(a)	$1,808	$1,539	$2,004

(a)
Earnings (loss) from discontinued operations attributable to the company, before income taxes, was $2,278 million, $1,457 million and $2,537 million for the years ended December 31, 2014, 2013 and 2012, respectively.

GE MONEY JAPAN

During the third quarter of 2008, we completed the sale of GE Money Japan, which included our Japanese personal loan business. Under the terms of the sale, we reduced the proceeds from the sale for estimated refund claims in excess of the statutory interest rate. Proceeds from the sale were to be increased or decreased based on the actual claims experienced in accordance with loss-sharing terms specified in the sale agreement, with all claims in excess of 258 billion Japanese yen (approximately $3,000 million) remaining our responsibility. On February 26, 2014, we reached an agreement with the buyer to pay 175 billion Japanese yen (approximately $1,700 million) to extinguish this obligation. We have no remaining amount payable under the February 26, 2014 agreement as our reserve for refund claims of $1,836 million at December 31, 2013 was fully paid in the six months ended June 30, 2014.

FINANCIAL INFORMATION FOR GE MONEY JAPAN

(In millions)	2014	2013	2012

Earnings (loss) from discontinued operations, net of taxes	$59	$(1,636)	$(649)

WMC

During the fourth quarter of 2007, we completed the sale of WMC, our U.S. mortgage business. WMC substantially discontinued all new loan originations by the second quarter of 2007, and is not a loan servicer. In connection with the sale, WMC retained certain representation and warranty obligations related to loans sold to third parties prior to the disposal of the business and contractual obligations to repurchase previously sold loans that had an early payment default. All claims received by WMC for early payment default have either been resolved or are no longer being pursued.

The remaining active claims have been brought by securitization trustees or administrators seeking recovery from WMC for alleged breaches of representations and warranties on mortgage loans that serve as collateral for residential mortgage-backed securities (RMBS). At December 31, 2014, such claims consisted of $3,694 million of individual claims generally submitted before the filing of a lawsuit (compared to $5,643 million at December 31, 2013) and $9,225 million of additional claims asserted against WMC in litigation without making a prior claim (Litigation Claims) (compared to $6,780 million at December 31, 2013). The total amount of these claims, $12,919 million, reflects the purchase price or unpaid principal balances of the loans at the time of purchase and does not give effect to pay downs or potential recoveries based upon the underlying collateral, which in many cases are substantial, nor to accrued interest or fees. As of December 31, 2014, these amounts do not include approximately $1,070 million of repurchase claims relating to alleged breaches of representations that are not in litigation and that are beyond the applicable statute of limitations. WMC believes that repurchase claims brought based upon representations and warranties made more than six years before WMC was notified of the claim would be disallowed in legal proceedings under applicable statutes of limitations.

Reserves related to repurchase claims made against WMC were $809 million at December 31, 2014, reflecting a net increase to reserves in the twelve months ended December 31, 2014 of $9 million due to incremental provisions offset by settlement activity. The reserve estimate takes into account recent settlement activity and is based upon WMC's evaluation of the remaining exposures as a percentage of estimated lifetime mortgage loan losses within the pool of loans supporting each securitization. Settlements in prior periods reduced WMC's exposure on claims asserted in certain securitizations and the claim amounts reported above give effect to these settlements.

ROLLFORWARD OF THE RESERVE

December 31 (In millions)	2014	2013

Balance, beginning of period	$800	$633
Provision	365	354
Claim resolutions / rescissions	(356)	(187)
Balance, end of period	$809	$800

Given the significant litigation activity and WMC's continuing efforts to resolve the lawsuits involving claims made against WMC, it is difficult to assess whether future losses will be consistent with WMC's past experience. Adverse changes to WMC's assumptions supporting the reserve may result in an increase to these reserves. Taking into account both recent settlement activity and the potential variability of settlements, WMC estimates a range of reasonably possible loss from $0 to approximately $500 million over its recorded reserve at December 31, 2014. This estimate excludes any possible loss associated with an adverse court decision on the applicable statute of limitations, as WMC is unable at this time to develop such a meaningful estimate.

At December 31, 2014, there were 15 lawsuits involving claims made against WMC arising from alleged breaches of representations and warranties on mortgage loans included in 14 securitizations. The adverse parties in these cases are securitization trustees or parties claiming to act on their behalf. Although the alleged claims for relief vary from case to case, the complaints and counterclaims in these actions generally assert claims for breach of contract, indemnification, and/or declaratory judgment, and seek specific performance (repurchase of defective mortgage loan) and/or money damages. Adverse court decisions, including in cases not involving WMC (such as the New York Court of Appeals' decision on statute of limitations, expected in 2015), could result in new claims and lawsuits on additional loans. However, WMC continues to believe that it has defenses to the claims asserted in litigation, including, for example, based on causation and materiality requirements and applicable statutes of limitations. It is not possible to predict the outcome or impact of these defenses and other factors, any of which could materially affect the amount of any loss ultimately incurred by WMC on these claims.

WMC has also received indemnification demands, nearly all of which are unspecified, from depositors/underwriters/sponsors of RMBS in connection with lawsuits brought by RMBS investors concerning alleged misrepresentations in the securitization offering documents to which WMC is not a party or, in two cases, involving mortgage loan repurchase claims made against RMBS sponsors. WMC believes that it has defenses to these demands.

To the extent WMC is required to repurchase loans, WMC's loss also would be affected by several factors, including pay downs, accrued interest and fees, and the value of the underlying collateral. The reserve and estimate of possible loss reflect judgment, based on currently available information, and a number of assumptions, including economic conditions, claim and settlement activity, pending and threatened litigation, court decisions regarding WMC's legal defenses, indemnification demands, government activity, and other variables in the mortgage industry. Actual losses arising from claims against WMC could exceed these amounts and additional claims and lawsuits could result if actual claim rates, governmental actions, litigation and indemnification activity, adverse court decisions, actual settlement rates or losses WMC incurs on repurchased loans differ from its assumptions.

FINANCIAL INFORMATION FOR WMC

(In millions)	2014	2013	2012

Total revenues and other income (loss)	$(291)	$(346)	$(500)

Earnings (loss) from discontinued operations, net of taxes	$(199)	$(232)	$(337)

OTHER FINANCIAL SERVICES

During the fourth quarter of 2013, we announced the planned disposition of Consumer Russia and classified the business as discontinued operations. We completed the sale in the first quarter of 2014 for proceeds of $232 million.

FINANCIAL INFORMATION FOR CONSUMER RUSSIA

(In millions)	2014	2013	2012

Total revenues and other income (loss)	$24	$260	$276

Gain (loss) on disposal, net of taxes	$4	$(170)	$-

Earnings (loss) from discontinued operations, net of taxes	$(2)	$(193)	$33

During the first quarter of 2013, we announced the planned disposition of CLL Trailer Services and classified the business as discontinued operations. We completed the sale in the fourth quarter of 2013 for proceeds of $528 million.

FINANCIAL INFORMATION FOR CLL TRAILER SERVICES

(In millions)	2014	2013	2012

Total revenues and other income (loss)	$1	$271	$399

Gain (loss) on disposal, net of taxes	$12	$18	$-

Earnings (loss) from discontinued operations, net of taxes	$37	$(2)	$22

During the first quarter of 2012, we announced the planned disposition of Consumer Ireland and classified the business as discontinued operations. We completed the sale in the third quarter of 2012 for proceeds of $227 million.

FINANCIAL INFORMATION FOR CONSUMER IRELAND

(In millions)	2014	2013	2012

Total revenues and other income (loss)	$-	$-	$7

Gain (loss) on disposal, net of taxes	$1	$6	$(121)

Earnings (loss) from discontinued operations, net of taxes	$1	$6	$(195)

GE INDUSTRIAL

During the fourth quarter of 2013, we recorded an increase to our tax reserve related to Spanish taxes for the years prior to our 2007 disposition of our Plastics business. During the third quarter of 2012, we resolved with the Internal Revenue Service the tax treatment of the 2007 disposition of our Plastics business, resulting in a tax benefit of $148 million. The sum of GE industrial earnings (loss) from discontinued operations, net of taxes, and GECC earnings (loss) from discontinued operations, net of taxes, is reported as GE industrial earnings (loss) from discontinued operations, net of taxes, on the Statement of Earnings.

FINANCIAL INFORMATION FOR GE INDUSTRIAL

(In millions)	2014	2013	2012

Earnings (loss) from discontinued operations, net of taxes	$(5)	$(66)	$147

NOTE 3. INVESTMENT SECURITIES

Substantially all of our investment securities are classified as available-for-sale. These comprise mainly investment-grade debt securities supporting obligations to annuitants, policyholders in our run-off insurance operations and supporting obligations to holders of guaranteed investment contracts (GICs) in Trinity. We do not have any securities classified as held-to-maturity.

	2014				2013
		Gross	Gross			Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Amortized	unrealized	unrealized	Estimated
December 31 (In millions)	cost	gains	losses	fair value	cost	gains	losses	fair value

GE
Debt
U.S. corporate	$12	$-	$-	$12	$21	$14	$-	$35
Corporate – non-U.S.	1	-	-	1	13	-	(1)	12
Equity
Available-for-sale	69	4	(2)	71	302	9	(41)	270
Trading	-	-	-	-	6	-	-	6
	82	4	(2)	84	342	23	(42)	323

GECC
Debt
U.S. corporate	19,810	3,962	(69)	23,703	19,450	2,307	(217)	21,540
State and municipal	4,173	555	(53)	4,675	4,214	235	(190)	4,259
Residential mortgage-backed(a)	1,544	153	(5)	1,692	1,803	139	(46)	1,896
Commercial mortgage-backed	2,903	170	(10)	3,063	2,929	188	(82)	3,035
Asset-backed	304	8	(17)	295	448	7	(43)	412
Corporate – non-U.S.	908	109	(1)	1,016	1,131	85	(6)	1,210
Government – non-U.S.	1,560	152	(2)	1,710	2,062	81	(6)	2,137
U.S. government and federal
agency	1,957	56	-	2,013	752	45	(27)	770
Retained interests	-	-	-	-	1	-	-	1
Equity
Available-for-sale	109	24	(1)	132	167	28	(2)	193
Trading	21	-	-	21	22	-	-	22
	33,289	5,189	(158)	38,320	32,979	3,115	(619)	35,475

Eliminations	(4)	-	-	(4)	(5)	-	-	(5)
Total	$33,367	$5,193	$(160)	$38,400	$33,316	$3,138	$(661)	$35,793

(a)	Substantially collateralized by U.S. mortgages. At December 31, 2014, $1,158 million related to securities issued by government-sponsored entities and $534 million related to securities of private-label issuers. Securities issued by private-label issuers are collateralized primarily by pools of individual direct mortgage loans of financial institutions.

The fair value of investment securities increased to $38,400 million at December 31, 2014, from $35,793 million at December 31, 2013, primarily due to purchases of U.S. government and federal agency securities at Synchrony Financial, and higher net unrealized gains in U.S. corporate and State and municipal securities driven by lower interest rates in the U.S.

ESTIMATED FAIR VALUE AND GROSS UNREALIZED LOSSES OF AVAILABLE-FOR-SALE INVESTMENT
SECURITIES

	In loss position for
	Less than 12 months		12 months or more
		Gross		Gross
	Estimated	unrealized	Estimated	unrealized
December 31 (In millions)	fair value(a)	losses(a)(b)	fair value	losses(b)

2014
Debt
U.S. corporate	$554	$(16)	$836	$(53)
State and municipal	67	(1)	308	(52)
Residential mortgage-backed	30	-	146	(5)
Commercial mortgage-backed	165	(1)	204	(9)
Asset-backed	9	-	42	(17)
Corporate – non-U.S.	42	(1)	3	-
Government – non-U.S.	677	(2)	14	-
U.S. government and federal agency	705	-	1	-
Equity	10	(3)	-	-
Total	$2,259	$(24)	$1,554	$(136)	(c)

2013
Debt
U.S. corporate	$2,170	$(122)	$598	$(95)
State and municipal	1,051	(80)	367	(109)
Residential mortgage-backed	219	(10)	430	(37)
Commercial mortgage-backed	396	(24)	780	(58)
Asset-backed	23	(2)	299	(42)
Corporate – non-U.S.	94	(2)	160	(4)
Government – non-U.S.	1,268	(6)	1	-
U.S. government and federal agency	229	(27)	254	-
Retained interests	-	-	-	-
Equity	246	(43)	-	-
Total	$5,696	$(316)	$2,889	$(345)

(a)	Includes the estimated fair value of and gross unrealized losses on Corporate-non-U.S. and Equity securities held by GE. At December 31, 2014, there were no Corporate-non-U.S. securities held by GE in a loss position. At December 31, 2014, the estimated fair value of and gross unrealized losses on Equity securities were $4 million and $(2) million, respectively. At December 31, 2013, the estimated fair value of and gross unrealized losses on Corporate-non-U.S. securities were $12 million and $(1) million, respectively. At December 31, 2013 the estimated fair value of and gross unrealized losses on Equity securities were $222 million and $(41) million, respectively.
(b)	Included gross unrealized losses related to securities that had other-than-temporary impairments previously recognized of an insignificant amount at December 31, 2014.
(c)	The majority relate to debt securities held to support obligations to holders of GICs and substantially all are debt securities that were considered to be investment-grade by the major rating agencies at December 31, 2014.

We regularly review investment securities for other-than-temporary impairment (OTTI) using both qualitative and quantitative criteria. For debt securities, our qualitative review considers our ability and intent to hold the security and the financial condition of and near-term prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Our quantitative review considers whether there has been an adverse change in expected future cash flows. Unrealized losses are not indicative of the amount of credit loss that would be recognized and at December 31, 2014 are primarily due to increases in market yields subsequent to our purchase of the securities. We presently do not intend to sell the vast majority of our debt securities that are in an unrealized loss position and believe that it is not more likely than not that we will be required to sell the vast majority of these securities before anticipated recovery of our amortized cost. The methodologies and significant inputs used to measure the amount of credit loss for our investment securities during 2014 have not changed. For equity securities, we consider the duration and the severity of the unrealized loss. We believe that the unrealized loss associated with our equity securities will be recovered within the foreseeable future.

Our corporate debt portfolio comprises securities issued by public and private corporations in various industries, primarily in the U.S. Substantially all of our corporate debt securities are rated investment grade by the major rating agencies.

Our RMBS portfolio is collateralized primarily by pools of individual, direct mortgage loans, of which substantially all are in a senior position in the capital structure of the deals, not other structured products such as collateralized debt obligations. Of the total RMBS held at December 31, 2014, $1,158 million and $534 million related to agency and non-agency securities, respectively.  Additionally, $287 million was related to residential subprime credit securities, primarily supporting our guaranteed investment contracts. Substantially all of the subprime exposure is related to securities backed by mortgage loans originated in 2006 and prior. A majority of subprime RMBS have been downgraded to below investment grade and are insured by Monoline insurers (Monolines). We continue to place partial reliance on Monolines with adequate capital and claims paying resources depending on the extent of the Monoline's anticipated ability to cover expected credit losses.

Our commercial mortgage-backed securities (CMBS) portfolio is collateralized by both diversified pools of mortgages that were originated for securitization (conduit CMBS) and pools of large loans backed by high-quality properties (large loan CMBS), a majority of which were originated in 2007 and prior. The vast majority of the securities in our CMBS portfolio have investment-grade credit ratings.

PRE-TAX, OTHER-THAN-TEMPORARY IMPAIRMENTS ON INVESTMENT SECURITIES

(In millions)	2014	2013	2012

Total pre-tax, OTTI recognized	$317	$202	$122
Pre-tax, OTTI recognized in AOCI	(4)	(31)	(51)
Pre-tax, OTTI recognized in earnings(a)	$313	$171	$71

(a)	Included pre-tax, other-than-temporary impairments recorded in earnings related to equity securities of $220 million, $1 million and $10 million in 2014, 2013 and 2012, respectively.

CHANGES IN CUMULATIVE CREDIT LOSS IMPAIRMENTS RECOGNIZED ON DEBT SECURITIES STILL HELD

(In millions)	2014	2013	2012

Cumulative credit loss impairments recognized, beginning of period	$474	$392	$512
Credit loss impairments recognized on securities not previously impaired	-	121	14
Incremental credit loss impairments recognized
on securities previously impaired	4	25	24
Less credit loss impairments previously recognized on securities sold
during the period or that we intend to sell	302	64	158
Cumulative credit loss impairments recognized, end of period	$176	$474	$392

CONTRACTUAL MATURITIES OF INVESTMENT IN AVAILABLE-FOR-SALE DEBT SECURITIES
(EXCLUDING MORTGAGE-BACKED AND ASSET-BACKED SECURITIES)

	Amortized	Estimated
(In millions)	cost	fair value

Due
Within one year	$2,385	$2,395
After one year through five years	3,110	3,346
After five years through ten years	4,683	5,060
After ten years	18,243	22,329

We expect actual maturities to differ from contractual maturities because borrowers have the right to call or prepay certain obligations.

GROSS REALIZED GAINS AND LOSSES ON AVAILABLE-FOR-SALE INVESTMENT SECURITIES

(In millions)	2014	2013	2012

GE
Gains	$3	$1	$-
Losses, including impairments	(218)	(20)	(1)
Net	(215)	(19)	(1)

GECC
Gains	95	148	134
Losses, including impairments	(108)	(158)	(134)
Net	(13)	(10)	-
Total	$(228)	$(29)	$(1)

Although we generally do not have the intent to sell any specific securities at the end of the period, in the ordinary course of managing our investment securities portfolio, we may sell securities prior to their maturities for a variety of reasons, including diversification, credit quality, yield and liquidity requirements and the funding of claims and obligations to policyholders. In some of our bank subsidiaries, we maintain a certain level of purchases and sales volume principally of non-U.S. government debt securities. In these situations, fair value approximates carrying value for these securities.

Proceeds from investment securities sales and early redemptions by issuers totaled $3,968 million, $12,175 million and $11,797 million in 2014, 2013 and 2012, respectively, principally from sales of short-term government securities in our bank subsidiaries. The 2013 amount also included proceeds from the sale of Comcast guaranteed debt and short-term securities in our Treasury operations.

We recognized pre-tax gains (losses) on trading securities of $13 million and $9 million in 2014 and 2013, respectively. There were no pre-tax gains (losses) on trading securities in 2012.

NOTE 4. CURRENT RECEIVABLES

	Consolidated(a)		GE(b)
December 31 (In millions)	2014	2013	2014	2013

Power & Water	$4,984	$3,895	$2,783	$2,335
Oil & Gas	5,775	5,444	3,215	3,134
Energy Management	1,655	1,540	731	686
Aviation	4,656	4,307	1,997	2,260
Healthcare	4,350	4,398	2,241	2,029
Transportation	454	526	351	318
Appliances & Lighting	1,468	1,337	216	273
Corporate items and eliminations	390	388	464	377
	23,732	21,835	11,998	11,412
Less Allowance for Losses	(495)	(447)	(485)	(442)
Total	$23,237	$21,388	$11,513	$10,970

(a)	Includes GE industrial customer receivables factored through a GECC affiliate and reported as financing receivables by GECC. See Note 26.
(b)
GE current receivables of $254 million and $127 million at December 31, 2014 and 2013, respectively, arose from sales, principally of Aviation goods and services, on open account to various agencies of the U.S. government. As a percentage of GE revenues, approximately 3% of GE sales of goods and services were to the U.S. government in 2014, compared with 4% in 2013 and 2012.

GE current receivables balances at December 31, 2014 and 2013, before allowance for losses, included $7,808 million and $7,441 million, respectively, from sales of goods and services to customers, and $22 million and $37 million at December 31, 2014 and 2013, respectively, from transactions with associated companies. The remainder of the balances primarily relate to revenue sharing programs and other non-income taxes.

NOTE 5. INVENTORIES

December 31 (In millions)	2014	2013

GE
Raw materials and work in process	$9,820	$9,760
Finished goods	7,126	7,161
Unbilled shipments	755	609
	17,701	17,530
Less revaluation to LIFO	(62)	(273)
Total GE	17,639	17,257

GECC
Finished goods	50	68
Total consolidated	$17,689	$17,325

NOTE 6. GECC FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

FINANCING RECEIVABLES, NET

December 31 (In millions)	2014	2013

Loans, net of deferred income	$120,007	$128,371
Investment in financing leases, net of deferred income	6,554	7,094
	126,561	135,465
Allowance for losses	(4,104)	(4,025)
Financing receivables – net(a)	$122,457	$131,440

(a)	Financing receivables at December 31, 2014 and 2013 included $2 million and $16 million, respectively, relating to loans that had been acquired in a transfer but have been subject to credit deterioration since origination.

GECC financing receivables include both loans and financing leases. Loans represent transactions in a variety of forms, including revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes loans carried at the principal amount on which finance charges are billed periodically, and loans carried at gross book value, which includes finance charges.

Investment in financing leases consists of direct financing and leveraged leases of aircraft, medical equipment, autos and power generation equipment and facilities.

For federal income tax purposes, the leveraged leases and the majority of the direct financing leases are leases in which GECC depreciates the leased assets and is taxed upon the accrual of rental income. Certain direct financing leases are loans for federal income tax purposes. For these transactions, GECC is taxed only on the portion of each payment that constitutes interest, unless the interest is tax-exempt (e.g., certain obligations of state governments).

Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. GECC has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. The GECC share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment. For federal income tax purposes, GECC is entitled to deduct the interest expense accruing on non-recourse financing related to leveraged leases.

NET INVESTMENT IN FINANCING LEASES

	Total financing leases		Direct financing leases(a)		Leveraged leases(b)
December 31 (In millions)	2014	2013	2014	2013	2014	2013

Total minimum lease payments receivable	$7,907	$9,096	$4,821	$5,542	$3,086	$3,554
Less principal and interest on third-party
non-recourse debt	(1,868)	(2,249)	-	-	(1,868)	(2,249)
Net rentals receivables	6,039	6,847	4,821	5,542	1,218	1,305
Estimated unguaranteed residual value
of leased assets	2,371	2,675	1,138	1,296	1,233	1,379
Less deferred income	(1,856)	(2,428)	(1,170)	(1,636)	(686)	(792)
Investment in financing leases, net of
deferred income	6,554	7,094	4,789	5,202	1,765	1,892
Less amounts to arrive at net investment
Allowance for losses	(39)	(31)	(24)	(21)	(15)	(10)
Deferred taxes	(1,899)	(1,790)	(697)	(189)	(1,202)	(1,601)
Net investment in financing leases	$4,616	$5,273	$4,068	$4,992	$548	$281

(a)	Included $46 million and $47 million of initial direct costs on direct financing leases at December 31, 2014 and 2013, respectively.
(b)
Included pre-tax income of $53 million and $11 million and income tax of $20 million and $4 million during 2014 and 2013, respectively. Net investment credits recognized on leveraged leases during 2014 and 2013 were insignificant.

CONTRACTUAL MATURITIES

	Total	Net rentals
(In millions)	loans	receivable

Due in
2015	$18,109	$1,382
2016	3,998	1,014
2017	3,913	796
2018	3,073	731
2019	3,154	533
2020 and later	22,896	1,583
	55,143	6,039
Consumer revolving loans	64,864	-
Total	$120,007	$6,039

We expect actual maturities to differ from contractual maturities.

FINANCING RECEIVABLES BY PORTFOLIO AND ALLOWANCE FOR LOSSES

During the fourth quarter of 2014, we combined our Consumer Non-U.S. auto portfolio into our Consumer Non-U.S. installment and revolving credit portfolio. Prior-period amounts were reclassified to conform to the current-period presentation.

FINANCING RECEIVABLES

(In millions)	2014	2013

Commercial
CLL	$14,418	$13,274
Energy Financial Services	2,580	3,107
GE Capital Aviation Services (GECAS)	8,263	9,377
Other	480	668
Total Commercial	25,741	26,426

Consumer
Non-U.S. residential mortgages	24,893	30,501
Non-U.S. installment and revolving credit	10,400	15,731
U.S. installment and revolving credit	59,863	55,854
Other	5,664	6,953
Total Consumer	100,820	109,039
Total financing receivables	126,561	135,465
Allowance for losses	(4,104)	(4,025)
Total financing receivables – net	$122,457	$131,440

ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

		Provision
	Balance at	charged to			Gross				Balance at
(In millions)	January 1	operations	Other	(a)	write-offs	(b)	Recoveries	(b)	December 31

2014
Commercial
CLL	$17	$10	$-		$(15)		$9		$21
Energy Financial Services	8	30	(1)		(17)		6		26
GECAS	17	39	-		(10)		-		46
Other	2	-	(2)		-		-		-
Total Commercial	44	79	(3)		(42)		15		93

Consumer
Non-U.S. residential mortgages	358	256	(151)		(207)		69		325
Non-U.S. installment and revolving credit	650	338	(260)		(787)		458		399
U.S. installment and revolving credit	2,823	2,875	19		(3,138)		607		3,186
Other	150	75	(33)		(151)		60		101
Total Consumer	3,981	3,544	(425)		(4,283)		1,194		4,011
Total	$4,025	$3,623	$(428)		$(4,325)		$1,209		$4,104

2013
Commercial
CLL	$23	$(3)	$1		$(15)		$11		$17
Energy Financial Services	9	(1)	-		-		-		8
GECAS	8	9	-		-		-		17
Other	3	(1)	-		(2)		2		2
Total Commercial	43	4	1		(17)		13		44

Consumer
Non-U.S. residential mortgages	480	269	10		(458)		57		358
Non-U.S. installment and revolving credit	649	647	(106)		(1,093)		553		650
U.S. installment and revolving credit	2,282	3,006	(51)		(2,954)		540		2,823
Other	172	127	11		(236)		76		150
Total Consumer	3,583	4,049	(136)		(4,741)		1,226		3,981
Total	$3,626	$4,053	$(135)		$(4,758)		$1,239		$4,025

(a)
Other primarily included the 2014 reclassifications of Budapest Bank and GEMB-Nordic to held for sale, dispositions and the effects of currency exchange. GEMB-Nordic was subsequently sold in the fourth quarter of 2014.

(b)
Net write-offs (gross write-offs less recoveries) in certain portfolios may exceed the beginning allowance for losses as a result of losses that are incurred subsequent to the beginning of the fiscal year due to information becoming available during the current year, which may identify further deterioration on existing financing receivables.

ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

		Provision
	Balance at	charged to			Gross				Balance at
(In millions)	January 1	operations	Other	(a)	write-offs	(b)	Recoveries	(b)	December 31

2012
Commercial
CLL	$38	$(3)	$-		$(21)		$9		$23
Energy Financial Services	26	4	-		(24)		3		9
GECAS	17	4	-		(13)		-		8
Other	37	1	(20)		(17)		2		3
Total Commercial	118	6	(20)		(75)		14		43

Consumer
Non-U.S. residential mortgages	545	112	8		(261)		76		480
Non-U.S. installment and revolving credit	791	308	20		(1,120)		650		649
U.S. installment and revolving credit	2,008	2,666	(24)		(2,906)		538		2,282
Other	199	132	18		(257)		80		172
Total Consumer	3,543	3,218	22		(4,544)		1,344		3,583
Total	$3,661	$3,224	$2		$(4,619)		$1,358		$3,626

(a)	Other primarily included transfers to held for sale and the effects of currency exchange.
(b)
Net write-offs (gross write-offs less recoveries) in certain portfolios may exceed the beginning allowance for losses as a result of losses that are incurred subsequent to the beginning of the fiscal year due to information becoming available during the current year, which may identify further deterioration on existing financing receivables.

NOTE 7. PROPERTY, PLANT AND EQUIPMENT

	Depreciable
	lives-new		Original Cost		Net Carrying Value
December 31 (Dollars in millions)	(in years)		2014	2013	2014	2013

GE
Land and improvements	8	(a)	$700	$707	$689	$671
Buildings, structures and related equipment	8-40		7,683	8,910	3,048	4,205
Machinery and equipment	4-20		23,437	25,323	9,085	9,701
Leasehold costs and manufacturing plant under construction	1-10		4,731	3,309	4,385	2,997
			36,551	38,249	17,207	17,574

GECC(b)
Land and improvements, buildings, structures
and related equipment	1-35	(a)	1,197	1,353	407	414
Equipment leased to others
Aircraft(c)	20		46,017	46,768	30,573	32,315
All other	6-25		767	783	539	558
			47,981	48,904	31,519	33,287
Eliminations			(462)	(419)	(390)	(354)
Total			$84,070	$86,734	$48,336	$50,507

(a)	Depreciable lives exclude land.
(b)	Included $731 million and $371 million of original cost of assets leased to GE with accumulated amortization of $60 million and $52 million at December 31, 2014 and 2013, respectively.
(c)	The GECAS business of GE Capital recognized impairment losses of $445 million and $732 million in 2014 and 2013, respectively. These losses are recorded in the caption "Other costs and expenses" in the Statement of Earnings to reflect adjustments to fair value based on an evaluation of average current market values (obtained from third parties) of similar type and age aircraft, which are adjusted for the attributes of the specific aircraft under lease.

Consolidated depreciation and amortization related to property, plant and equipment was $5,026 million, $5,283 million and $4,576 million in 2014, 2013 and 2012, respectively. Amortization of GECC equipment leased to others was $2,386 million, $2,693 million and $2,127 million in 2014, 2013 and 2012, respectively.

Noncancellable future rentals due from customers for equipment on operating leases at December 31, 2014, are as follows:

(In millions)

Due in
2015	$3,761
2016	3,452
2017	3,130
2018	2,747
2019	2,374
2020 and later	6,537
Total	$22,001

NOTE 8. ACQUISITIONS, GOODWILL AND OTHER INTANGIBLE ASSETS

ACQUISITIONS

Upon closing an acquisition, we estimate the fair values of assets and liabilities acquired and consolidate the acquisition as quickly as possible. Given the time it takes to obtain pertinent information to finalize the acquired company's balance sheet, then to adjust the acquired company's accounting policies, procedures, and books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for our initial estimates to be subsequently revised.

On June 20, 2014, GE's offer to acquire the Thermal, Renewables and Grid businesses of Alstom for approximately €12,350 million (to be adjusted for the assumed net cash or liability at closing) was positively recommended by Alstom's board of directors. In addition, GE, Alstom and the French Government signed a memorandum of understanding for the formation of three joint ventures in grid technology, renewable energy, and global nuclear and French steam power and Alstom will invest approximately €2,600 million in these joint ventures. In the fourth quarter of 2014, Alstom completed its review of the proposed transaction with the works council and obtained approval from its shareholders. Also in the fourth quarter of 2014, GE and Alstom entered into an amendment to the original agreement where GE has agreed to pay Alstom a net amount of approximately €260 million of additional consideration at closing. In exchange for this funding, Alstom has agreed to extend the trademark licensing of the Alstom name from 5 years to 25 years as well as other contractual amendments. The proposed transaction continues to be subject to regulatory approvals. The transaction is targeted to close in 2015.

On June 2, 2014, we acquired Cameron's Reciprocating Compression division for $550 million. The division provides reciprocating compression equipment and aftermarket services for oil and gas production, gas processing, gas distribution and independent power industries. The division is included in our Oil & Gas segment. The preliminary purchase price allocation resulted in goodwill of approximately $250 million and amortizable intangible assets of approximately $100 million. The allocation of the purchase price will be finalized upon completion of post-closing procedures.

In the first quarter of 2014, we acquired several businesses in our Healthcare segment. On February 12, 2014, we acquired API Healthcare (API) for $340 million in cash. API is a healthcare workforce management software and analytics solutions provider. The preliminary purchase price allocation resulted in goodwill of approximately $280 million and amortizable intangible assets of approximately $125 million. On March 21, 2014, we acquired certain Thermo Fisher Scientific Inc. life-science businesses for $1,065 million in cash. The primary business acquired, Hyclone, is a leading manufacturer of products used to support biopharmaceutical research and production. The preliminary purchase price allocation resulted in goodwill of approximately $700 million and amortizable intangible assets of approximately $320 million. The allocation of purchase prices will be finalized upon completion of post-closing procedures.

In August 2013, we acquired the aviation business of Avio S.p.A. (Avio) for $4,449 million in cash. We recorded a pre-tax acquisition-related charge of $96 million related to the effective settlement of Avio's pre-existing contractual relationships with GE. Avio is a manufacturer of aviation propulsion components and systems and is included in our Aviation segment. The purchase price allocation resulted in goodwill of $3,230 million and amortizable intangible assets of $1,817 million.

In July 2013, we acquired Lufkin Industries, Inc. (Lufkin) for $3,309 million in cash. Lufkin is a leading provider of artificial lift technologies for the oil and gas industry and a manufacturer of industrial gears and is included in our Oil & Gas segment. The purchase price allocation resulted in goodwill of $2,120 million and amortizable intangible assets of $997 million.

GOODWILL

CHANGES IN GOODWILL BALANCES

	2014				2013
			Dispositions,				Dispositions,
			currency				currency
	Balance at		exchange	Balance at	Balance at		exchange	Balance at
(In millions)	January 1	Acquisitions	and other	December 31	January 1	Acquisitions	and other	December 31

Power & Water	$8,822	$21	$(89)	$8,754	$8,821	$-	$1	$8,822
Oil & Gas	10,516	276	(220)	10,572	8,365	2,217	(66)	10,516
Energy Management	4,748	-	(178)	4,570	4,610	7	131	4,748
Aviation	9,103	-	(151)	8,952	5,975	3,043	85	9,103
Healthcare	16,643	1,004	(115)	17,532	16,762	45	(164)	16,643
Transportation	1,012	2	(127)	887	999	-	13	1,012
Appliances & Lighting	606	-	(380)	226	611	-	(5)	606
GE Capital	11,960	-	(504)	11,456	12,619	13	(672)	11,960
Corporate	3	31	-	34	-	4	(1)	3
Total	$63,413	$1,334	$(1,764)	$62,983	$58,762	$5,329	$(678)	$63,413

Goodwill balances decreased by $430 million in 2014, primarily as a result of currency exchange effects of a stronger U.S. dollar, the reclassification of goodwill associated with Appliances and Budapest Bank to assets of businesses held for sale, and the sale of GEMB-Nordic and other dispositions, partially offset by acquisitions at Healthcare and Oil & Gas.

Goodwill balances increased $4,651 million in 2013, primarily as a result of the acquisitions of Avio and Lufkin, partially offset by dispositions.

We test goodwill for impairment annually in the third quarter of each year using data as of July 1 of that year. The impairment test consists of two steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit's assets and liabilities from the fair value of its equity, and comparing that amount with the carrying amount of goodwill. We determined fair values for each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. We assess the valuation methodology based upon the relevance and availability of the data at the time we perform the valuation. If multiple valuation methodologies are used, the results are weighted appropriately.

Valuations using the market approach are derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. A market approach is limited to reporting units for which there are publicly traded companies that have the characteristics similar to our businesses.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our reporting unit valuations ranged from 9.0% to 16.0%.

During the third quarter of 2014, we performed our annual impairment test of goodwill for all of our reporting units. Based on the results of our step one testing, the fair values of each of the GE reporting units exceeded their carrying values; therefore, the second step of the impairment test was not required to be performed for any of our reporting units and no goodwill impairment was recognized.

While all of our reporting units passed step one of our annual impairment testing, we identified one reporting unit for which the fair value was not substantially in excess of its carrying value. Within our Energy Management operating segment, the Power Conversion reporting unit was determined to have a fair value in excess of its carrying value by approximately 10%. The goodwill associated with the Power Conversion reporting unit was $1.5 billion at December 31, 2014, representing approximately 2% of our total goodwill. While the goodwill of the reporting unit is not currently impaired, there could be an impairment in the future as a result of changes in certain estimates and assumptions. For example, the reporting unit's fair value could be adversely affected and result in an impairment of goodwill if actual cash flows are below estimated cash flows, the estimated cash flows are discounted at a higher risk-adjusted rate or market multiples decrease.

As of December 31, 2014, we believe that the goodwill is recoverable for all of the reporting units; however, there can be no assurances that the goodwill will not be impaired in future periods.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.

OTHER INTANGIBLE ASSETS

OTHER INTANGIBLE ASSETS - NET

(In millions)	2014	2013

Intangible assets subject to amortization	$13,725	$13,707
Indefinite-lived intangible assets(a)	130	160
Total	$13,855	$13,867

(a)	Indefinite-lived intangible assets principally comprise trademarks and in-process research and development.

INTANGIBLE ASSETS SUBJECT TO AMORTIZATION

	2014			2013
	Gross			Gross
	carrying	Accumulated		carrying	Accumulated
December 31 (In millions)	amount	amortization	Net	amount	amortization	Net

Customer-related	$8,064	$(2,261)	$5,803	$7,481	$(1,905)	$5,576
Patents and technology	6,694	(2,900)	3,794	6,489	(2,511)	3,978
Capitalized software	7,349	(4,178)	3,171	7,355	(4,480)	2,875
Trademarks	1,151	(263)	888	1,356	(295)	1,061
Present value of future profits(a)	614	(614)	-	574	(574)	-
All other	203	(134)	69	331	(114)	217
Total	$24,075	$(10,350)	$13,725	$23,586	$(9,879)	$13,707

(a)	Balances at December 31, 2014 and 2013 reflect adjustments of $293 million and $322 million, respectively, to the present value of future profits in our run-off insurance operation to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized.

During 2014, we recorded additions to intangible assets subject to amortization of $2,078 million. The components of finite-lived intangible assets acquired during 2014 and their respective weighted average amortizable period follow.

COMPONENTS OF FINITE-LIVED INTANGIBLE ASSETS ACQUIRED DURING 2014

		Weighted-average
	Gross	amortizable period
(In millions)	carrying value	(in years)

Customer-related	$730	14.1
Patents and technology	178	10.8
Capitalized software	1,112	5.6
Trademarks	52	17.2
All other	6	2.5

Consolidated amortization expense related to intangible assets subject to amortization was $1,648 million, $1,540 million and $1,366 million in 2014, 2013 and 2012, respectively. Estimated annual pre-tax amortization for intangible assets over the next five calendar years follows.

ESTIMATED 5 YEAR CONSOLIDATED AMORTIZATION

(In millions)	2015	2016	2017	2018	2019

Estimated annual pre-tax amortization	$1,634	$1,496	$1,364	$1,216	$1,061

NOTE 9. ALL OTHER ASSETS

December 31 (In millions)	2014	2013

GE
Investments
Associated companies	$3,384	$3,937
Other	613	626
	3,997	4,563
Contract costs and estimated earnings(a)	13,990	12,522
Long-term receivables, including notes	766	993
Derivative instruments	783	623
Other	5,144	5,007
	24,680	23,708
GECC
Investments
Associated companies	13,091	14,085
Assets held for sale(b)	1,784	484
Other	1,278	379
	16,153	14,948
Derivative instruments	1,630	868
Advances to suppliers	1,374	2,246
Deferred borrowing costs	849	867
Deferred acquisition costs(c)	17	29
Other	3,953	3,997
	23,976	22,955
Eliminations	(330)	(265)
Total	$48,326	$46,398

(a)	Contract costs and estimated earnings reflect revenues earned in excess of billings on our long-term contracts to construct technically complex equipment (such as power generation, aircraft engines and aeroderivative units) and long-term product maintenance or extended warranty arrangements. These amounts are presented net of related billings in excess of revenues relating to long-term product maintenance or extended warranty arrangements of $2,329 million and $1,842 million at December 31, 2014 and 2013, respectively.
(b)	Assets were classified as held for sale on the date a decision was made to dispose of them through sale or other means. At December 31, 2014 and 2013, such assets consisted primarily of loans, aircraft, and other equipment, and were accounted for at the lower of carrying amount or estimated fair value less costs to sell. These amounts are net of valuation allowances of $6 million and $10 million at December 31, 2014 and 2013, respectively.
(c)	Balances at December 31, 2014 and 2013 reflect adjustments of $624 million and $700 million, respectively, to deferred acquisition costs in our run-off insurance operations to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized.

NOTE 10. BORROWINGS AND BANK DEPOSITS

December 31 (Dollars in millions)	2014			2013

Short-term borrowings		Amount	Average Rate(a)	Amount	Average Rate(a)
GE
Commercial paper		$500	0.10%	$-	-%
Payable to banks		343	1.32	346	3.38
Current portion of long-term borrowings		2,068	1.05	70	5.65
Other		961		1,425
Total GE short-term borrowings		3,872		1,841

GECC
Commercial paper
U.S.		22,019	0.19	24,877	0.18
Non-U.S.		2,993	0.25	4,168	0.33
Current portion of long-term borrowings(b)(c)(f)		36,995	2.54	38,266	2.71
GE Interest Plus notes(d)		5,467	1.01	8,699	1.11
Other(c)		231		276
Total GECC short-term borrowings		67,705		76,286

Eliminations		(863)		(1,250)
Total short-term borrowings		$70,714		$76,877

Long-term borrowings	Maturities	Amount	Average Rate(a)	Amount	Average Rate(a)
GE
Senior notes	2017-2044	$11,945	4.25%	$10,968	3.63%
Payable to banks	2016-2019	5	0.89	10	1.10
Other		518		537
Total GE long-term borrowings		12,468		11,515

GECC
Senior unsecured notes(b)(e)	2016-2055	162,194	2.72	185,605	2.96
Subordinated notes(f)	2021-2037	4,804	3.36	4,821	3.93
Subordinated debentures(g)	2066-2067	7,085	5.88	7,462	5.64
Other(c)(h)		12,676		9,643
Total GECC long-term borrowings		186,759		207,531

Eliminations		(45)		(128)
Total long-term borrowings		$199,182		$218,918
Non-recourse borrowings of
consolidated securitization entities(i)	2015-2019	$19,369	1.16%	$19,721	1.17%
Bank deposits(j)		$43,841		$38,171
Total borrowings and bank deposits		$333,106		$353,687

(a)	Based on year-end balances and year-end local currency effective interest rates, including the effects from hedging.
(b)
Included $439 million and $481 million of obligations to holders of GICs at December 31, 2014 and 2013, respectively. These obligations included conditions under which certain GIC holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3. The remaining outstanding GICs will continue to be subject to their scheduled maturities and individual terms, which may include provisions permitting redemption upon a downgrade of one or more of GECC's ratings, among other things.

(c)
Included $4,835 million and $7,673 million of funding secured by real estate, aircraft and other collateral at December 31, 2014 and 2013, respectively, of which $1,183 million and $1,899 million is non-recourse to GECC at December 31, 2014 and 2013, respectively.

(d)	Entirely variable denomination floating-rate demand notes.
(e)
Included $700 million of debt at both December 31, 2014 and 2013 raised by a funding entity related to Penske Truck Leasing Co., L.P. (PTL). GECC, as co-issuer and co-guarantor of the debt, reports this amount as borrowings in its financial statements. GECC has been indemnified by the other limited partners of PTL for their proportionate share of the debt obligation. Also included $3,593 million related to Synchrony Financial. See Note 1.

(f)	Included $300 million of subordinated notes guaranteed by GE at both December 31, 2014 and 2013.
(g)	Subordinated debentures receive rating agency equity credit.
(h)	Included $8,245 million related to Synchrony Financial. See Note 1.
(i)	Included $3,377 million and $6,208 million of current portion of long-term borrowings at December 31, 2014 and 2013, respectively. See Note 23.
(j)	Included $8,905 million and $12,472 million of deposits in non-U.S. banks at December 31, 2014 and 2013, respectively, and $14,500 million and $11,481 million of certificates of deposits with maturities greater than one year at December 31, 2014 and 2013, respectively.

In the first quarter of 2014, GE issued $3,000 million senior unsecured debt, composed of $750 million aggregate principal amount of 3.375% Notes due 2024 and $2,250 million aggregate principal amount of 4.500% Notes due 2044.

Additional information about borrowings and associated swaps can be found in Note 22.

Liquidity is affected by debt maturities and our ability to repay or refinance such debt. Long-term debt maturities over the next five years follow.

(In millions)	2015		2016	2017	2018	2019

GE	$2,068		$194	$4,052	$28	$29
GECC	36,995	(a)	31,116	26,858	18,890	21,899

(a)	Fixed and floating rate notes of $474 million contain put options with exercise dates in 2015, and which have final maturity beyond 2019.

Committed credit lines totaling $44.9 billion had been extended to us by 50 banks at year-end 2014. GECC can borrow up to $44.4 billion under these credit lines. GE can borrow up to $14.2 billion under certain of these credit lines. The GECC lines include $25.1 billion of revolving credit agreements under which we can borrow funds for periods exceeding one year. Additionally, $19.3 billion are 364-day lines that contain a term-out feature that allows us to extend the borrowings for two years from the date on which such borrowings would otherwise be due.

NOTE 11. INVESTMENT CONTRACTS, INSURANCE LIABILITIES AND INSURANCE ANNUITY BENEFITS

Investment contracts, insurance liabilities and insurance annuity benefits comprise mainly obligations to annuitants and policyholders in our run-off insurance operations and holders of guaranteed investment contracts.

December 31 (In millions)	2014	2013

Investment contracts	$2,970	$3,144
Guaranteed investment contracts	1,000	1,471
Total investment contracts	3,970	4,615
Life insurance benefits(a)	20,688	18,959
Other(b)	3,369	3,405
	28,027	26,979
Eliminations	(449)	(435)
Total	$27,578	$26,544

(a)	Life insurance benefits are accounted for mainly by a net-level-premium method using estimated yields generally ranging from 3.0% to 8.5% in both 2014 and 2013.
(b)	Substantially all unpaid claims and claims adjustment expenses and unearned premiums.

When insurance affiliates cede insurance risk to third parties, such as reinsurers, they are not relieved of their primary obligation to policyholders. When losses on ceded risks give rise to claims for recovery, we establish allowances for probable losses on such receivables from reinsurers as required. Reinsurance recoverables are included in the caption "Other GECC receivables" on our Statement of Financial Position, and amounted to $1,759 million and $1,685 million at December 31, 2014 and 2013, respectively.

We recognize reinsurance recoveries as a reduction of the Statement of Earnings caption "Investment contracts, insurance losses and insurance annuity benefits." Reinsurance recoveries were $240 million, $250 million and $234 million in December 31, 2014, 2013 and 2012, respectively.

NOTE 12. POSTRETIREMENT BENEFIT PLANS

PENSION BENEFITS

We sponsor a number of pension plans. Principal pension plans, together with affiliate and certain other pension plans (other pension plans) detailed in this note, represent about 99% of our total pension assets. We use a December 31 measurement date for our plans.

Principal Pension Plans are the GE Pension Plan and the GE Supplementary Pension Plan.

The GE Pension Plan provides benefits to certain U.S. employees based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. Certain benefit provisions are subject to collective bargaining. Salaried employees who commence service on or after January 1, 2011 and any employee who commences service on or after January 1, 2012 will not be eligible to participate in the GE Pension Plan, but will participate in a defined contribution retirement program.

The GE Supplementary Pension Plan is an unfunded plan providing supplementary retirement benefits primarily to higher-level, longer-service U.S. employees.

Other Pension Plans in 2014 included 40 U.S. and non-U.S. pension plans with pension assets or obligations greater than $50 million. These defined benefit plans generally provide benefits to employees based on formulas recognizing length of service and earnings.

PENSION PLAN PARTICIPANTS

		Principal	Other
		pension	pension
December 31, 2014	Total	plans	plans

Active employees	117,000	86,000	31,000
Vested former employees	225,000	179,000	46,000
Retirees and beneficiaries	267,000	232,000	35,000
Total	609,000	497,000	112,000

COST OF PENSION PLANS

	Total			Principal pension plans				Other pension plans
(In millions)	2014	2013	2012	2014		2013	2012	2014	2013	2012

Service cost for benefits earned	$1,608	$1,970	$1,779	$1,205		$1,535	$1,387	$403	$435	$392
Prior service cost amortization	220	253	287	214		246	279	6	7	8
Expected return on plan assets	(3,979)	(4,163)	(4,394)	(3,190)		(3,500)	(3,768)	(789)	(663)	(626)
Interest cost on benefit obligations	3,332	2,983	2,993	2,745		2,460	2,479	587	523	514
Net actuarial loss amortization	2,770	4,007	3,701	2,565		3,664	3,421	205	343	280
Curtailment loss	65	-	-	65	(a)	-	-	-	-	-
Pension plans cost	$4,016	$5,050	$4,366	$3,604		$4,405	$3,798	$412	$645	$568

(a)	Loss resulting from our agreement with Electrolux to sell the GE Appliances business.

ACTUARIAL ASSUMPTIONS

The actuarial assumptions at December 31 are used to measure the year-end benefit obligations and the pension costs for the subsequent year.

	Principal pension plans				Other pension plans (weighted average)
December 31	2014	2013	2012	2011	2014	2013	2012	2011

Discount rate	4.02%	4.85%	3.96%	4.21%	3.53%	4.39%	3.92%	4.42%
Compensation increases	4.10	4.00	3.90	3.75	3.60	3.76	3.30	4.31
Expected return on assets	7.50	7.50	8.00	8.00	6.95	6.92	6.82	7.09

To determine the expected long-term rate of return on pension plan assets, we consider current and target asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for our principal pension plans' assets, we formulate views on the future economic environment, both in the U.S. and abroad. We evaluate general market trends and historical relationships among a number of key variables that impact asset class returns such as expected earnings growth, inflation, valuations, yields and spreads, using both internal and external sources. We also take into account expected volatility by asset class and diversification across classes to determine expected overall portfolio results given current and target allocations. Based on our analysis of future expectations of asset performance, past return results, and our current and target asset allocations, we have assumed a 7.5% long-term expected return on those assets for cost recognition in 2015. For the principal pension plans, we apply our expected rate of return to a market-related value of assets, which stabilizes variability in the amounts to which we apply that expected return.

The Society of Actuaries recently issued new mortality tables projecting longer life expectancies that will result in higher postretirement benefit obligations for U.S. companies. We updated our mortality assumptions at December 31, 2014. The new mortality assumptions increased our principal pension plans' benefit obligations by $3,953 million at December 31, 2014.

We amortize experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, over a period no longer than the average future service of employees.

FUNDING POLICY

The funding policy for the GE Pension Plan is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts as we may determine to be appropriate. We did not make contributions to the GE Pension Plan in 2014 and 2013. The ERISA minimum funding requirements do not require a contribution in 2015. We expect to pay approximately $265 million for benefit payments under our GE Supplementary Pension Plan and administrative expenses of our principal pension plans and expect to contribute approximately $540 million to other pension plans in 2015. In 2014, comparative amounts were $236 million and $726 million, respectively.

BENEFIT OBLIGATIONS

Benefit obligations are described in the following tables. Accumulated and projected benefit obligations (ABO and PBO) represent the obligations of a pension plan for past service as of the measurement date. ABO is the present value of benefits earned to date with benefits computed based on current compensation levels. PBO is ABO increased to reflect expected future compensation.

PROJECTED BENEFIT OBLIGATION

	Principal pension plans				Other pension plans
(In millions)	2014		2013		2014		2013

Balance at January 1	$58,113		$63,502		$13,535		$13,584
Service cost for benefits earned	1,205		1,535		403		435
Interest cost on benefit obligations	2,745		2,460		587		523
Participant contributions	153		156		9		14
Plan amendments	-		-		(29)		11
Actuarial loss (gain)	11,718	(a)	(6,406)	(b)	2,170	(b)	(575)	(b)
Benefits paid	(3,199)		(3,134)		(493)		(477)
Acquisitions (dispositions) / other - net	-		-		48		46
Exchange rate adjustments	-		-		(641)		(26)
Balance at December 31(c)	$70,735		$58,113		$15,589		$13,535

(a)	Principally associated with discount rate and mortality assumption changes.
(b)	Principally associated with discount rate changes.
(c)	The PBO for the GE Supplementary Pension Plan, which is an unfunded plan, was $6,632 million and $5,162 million at year-end 2014 and 2013, respectively.

ACCUMULATED BENEFIT OBLIGATION

December 31 (In millions)	2014	2013

GE Pension Plan	$61,631	$50,967
GE Supplementary Pension Plan	5,070	3,946
Other pension plans	14,790	12,629

PLANS WITH ASSETS LESS THAN ABO

December 31 (In millions)	2014	2013

Funded plans with assets less than ABO
Plan assets	$53,126	$57,430
Accumulated benefit obligations	67,676	60,715
Projected benefit obligations	70,354	63,532
Unfunded plans(a)
Accumulated benefit obligations	6,719	5,243
Projected benefit obligations	8,342	6,512

(a)	Primarily related to the GE Supplementary Pension Plan.

PLAN ASSETS

The fair value of the classes of the pension plans' investments is presented below. The inputs and valuation techniques used to measure the fair value of the assets are consistently applied and described in Note 1.

FAIR VALUE OF PLAN ASSETS

	Principal pension plans		Other pension plans
(In millions)	2014	2013	2014	2013

Balance at January 1	$48,297	$44,738	$11,059	$9,702
Actual gain on plan assets	2,793	6,312	1,537	1,212
Employer contributions	236	225	726	673
Participant contributions	153	156	9	14
Benefits paid	(3,199)	(3,134)	(493)	(477)
Acquisitions (dispositions) / other - net	-	-	-	(31)
Exchange rate adjustments	-	-	(452)	(34)
Balance at December 31	$48,280	$48,297	$12,386	$11,059

ASSET ALLOCATION

					Other pension plans
	Principal pension plans				(weighted average)
	2014		2014		2014	2014
	Target		Actual		Target	Actual
	allocation		allocation		allocation	allocation

Equity securities(a)	17 - 57	% (b)	45	% (c)	39%	48%
Debt securities (including cash equivalents)	13 - 53		31		35	38
Private equities	8 - 18		11		7	2
Real estate	2 - 12		7		9	6
Other investments(d)	3 - 13		6		10	6

(a)	Includes investment funds that primarily hold this type of asset.
(b)	Target equally divided between U.S. equity securities and non-U.S. equity securities.
(c)	Actual allocations were 25% for U.S. equity securities and 20% for non-U.S. equity securities.
(d)	Substantially all represented hedge fund investments.

Plan fiduciaries of the GE Pension Plan set investment policies and strategies for the GE Pension Trust and oversee its investment allocation, which includes selecting investment managers, commissioning periodic asset-liability studies and setting long-term strategic targets. Long-term strategic investment objectives take into consideration a number of factors, including the funded status of the plan, a balance between risk and return and the plan's liquidity needs. Target allocation percentages are established at an asset class level by plan fiduciaries. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

Plan fiduciaries monitor the GE Pension Plan's liquidity position in order to meet the near-term benefit payment and other cash needs. The GE Pension Plan holds short-term debt securities to meet its liquidity needs.

GE Pension Trust assets are invested subject to the following additional guidelines:

•
Short-term securities purchased must generally be rated A-1/P-1 or better, except for 15% of such securities that may be rated A-2/P-2 and other short-term securities as may be approved by the plan fiduciaries.

•	Real estate investments may not exceed 25% of total assets.
•	Investments in restricted securities (excluding real estate investments) that are not freely tradable may not exceed 30% of total assets (actual was 17% of trust assets at December 31, 2014).
According to statute, the aggregate holdings of all qualifying employer securities (e.g., GE common stock) and qualifying employer real property may not exceed 10% of the fair value of trust assets at the time of purchase. GE securities represented 3.8% and 4.5% of trust assets at year-end 2014 and 2013, respectively.

The GE Pension Plan has a broadly diversified portfolio of investments in equities, fixed income, private equities, real estate and hedge funds; these investments are both U.S. and non-U.S. in nature. As of December 31, 2014, U.S. government direct and indirect obligations represented 16% of total GE Pension Plan assets. No other sector concentration of assets exceeded 15% of total GE Pension Plan assets.

The following tables present GE Pension Plan investments measured at fair value.

(In millions)	Level 1	Level 2	Level 3	Total

December 31, 2014

Equity securities
U.S. equity securities(a)	$11,493	$1,463	$-	$12,956
Non-U.S. equity securities(a)	7,021	2,132	-	9,153
Debt securities
Fixed income and cash investment funds	245	4,255	-	4,500
U.S. corporate(b)	-	5,153	2	5,155
Residential mortgage-backed	-	1,118	1	1,119
Non-U.S. Corporate	-	1,097	3	1,100
U.S. government and federal agency	-	2,468	-	2,468
Other debt securities(c)	-	1,042	-	1,042
Private equities(a)	-	32	5,217	5,249
Real estate(a)	-	-	3,129	3,129
Other investments(d)	-	70	2,248	2,318
Total investments	$18,759	$18,830	$10,600	$48,189
Other(e)				91
Total assets				$48,280

December 31, 2013

Equity securities
U.S. equity securities(a)	$11,067	$1,568	$-	$12,635
Non-U.S. equity securities(a)	7,832	1,292	-	9,124
Debt securities
Fixed income and cash investment funds	-	2,078	-	2,078
U.S. corporate(b)	-	4,555	-	4,555
Residential mortgage-backed	-	1,093	-	1,093
Non-U.S. Corporate	-	1,269	-	1,269
U.S. government and federal agency	-	5,253	-	5,253
Other debt securities(c)	-	1,048	-	1,048
Private equities(a)	-	-	6,269	6,269
Real estate(a)	-	-	3,354	3,354
Other investments(d)	-	169	1,622	1,791
Total investments	$18,899	$18,325	$11,245	$48,469
Other(e)				(172)
Total assets				$48,297

(a)	Included direct investments and investment funds.
(b)	Primarily represented investment-grade bonds of U.S. issuers from diverse industries.
(c)	Primarily represented investments in state and municipal debt, non-U.S. government bonds and commercial mortgage-backed securities.

(d)            Substantially all represented hedge fund investments.
(e)            Primarily represented net unsettled transactions related investment activity and cash balances.

The following tables present the changes in Level 3 investments for the GE Pension Plan.

CHANGES IN LEVEL 3 INVESTMENTS FOR THE YEAR ENDED DECEMBER 31, 2014

						Purchases,	Transfers
						issuances	in and/or
	January 1,	Net realized		Net unrealized		and	out of		December 31,
(In millions)	2014	gains (losses)	(a)	gains (losses)	(a)	settlements	Level 3	(b)	2014

Debt securities	$-	$(9)		$11		$4	$-		$6
Private equities	6,269	592		(54)		(1,565)	(25)		5,217
Real estate	3,354	36		334		(595)	-		3,129
Other investments	1,622	47		86		194	299		2,248
	$11,245	$666		$377		$(1,962)	$274		$10,600

(a)	The realized/unrealized gains (losses) include $899 million related to assets still held and $144 million for assets no longer held.
(b)	Transfers in and out of Level 3 are considered to occur at the beginning of the period.

CHANGES IN LEVEL 3 INVESTMENTS FOR THE YEAR ENDED DECEMBER 31, 2013

						Purchases,	Transfers
						issuances	in and/or
	January 1,	Net realized		Net unrealized		and	out of		December 31,
(In millions)	2013	gains (losses)	(a)	gains (losses)	(a)	settlements	Level 3	(b)	2013

Debt securities	$75	$(7)		$-		$(65)	$(3)		$-
Private equities	6,878	525		588		(1,675)	(47)		6,269
Real estate	3,356	23		330		(355)	-		3,354
Other investments	1,694	(1)		200		(77)	(194)		1,622
	$12,003	$540		$1,118		$(2,172)	$(244)		$11,245

(a)	The realized/unrealized gains (losses) include $1,616 million related to assets still held and $42 million for assets no longer held.
(b)	Transfers in and out of Level 3 are considered to occur at the beginning of the period.

Other pension plans' assets were $12,386 million and $11,059 million at December 31, 2014 and 2013, respectively. Public equity and debt securities amounting to $10,578 million and $9,781 million represented approximately 86% and 89% of total investments at December 31, 2014 and 2013, respectively. The plans' investments were classified as 9% Level 1, 77% Level 2 and 14% Level 3 at December 31, 2014. The plans' investments were classified as 11% Level 1, 78% Level 2 and 11% Level 3 at December 31, 2013. The changes in Level 3 investments between the years ended December 31, 2014 and 2013 were primarily due to investments in hedge funds and real estate. Other changes in Level 3 investments were insignificant for the years ended December 31, 2014 and 2013.

PENSION ASSET (LIABILITY)

	Principal pension plans		Other pension plans
December 31 (In millions)	2014	2013	2014	2013

Funded status(a)(b)	$(22,455)	$(9,816)	$(3,203)	$(2,476)
Pension asset (liability) recorded in the
Statement of Financial Position
Pension asset	$-	$-	$295	$325
Pension liabilities
Due within one year(c)	(190)	(170)	(72)	(67)
Due after one year	(22,265)	(9,646)	(3,426)	(2,734)
Net amount recognized	$(22,455)	$(9,816)	$(3,203)	$(2,476)
Amounts recorded in shareowners'
equity (unamortized)
Prior service cost (credit)	$881	$1,160	$(23)	$9
Net actuarial loss	21,105	11,555	3,533	2,459
Total	$21,986	$12,715	$3,510	$2,468

(a)	Fair value of assets less PBO, as shown in the preceding tables.
(b)	The GE Pension Plan was underfunded by $15.8 billion and $4.7 billion at December 31, 2014 and 2013, respectively.
(c)	For principal pension plans, represents the GE Supplementary Pension Plan liability.

In 2015, we estimate that we will amortize $210 million of prior service cost and $3,300 million of net actuarial loss for the principal pension plans from shareowners' equity into pension cost. For other pension plans, the estimated prior service cost and net actuarial loss to be amortized in 2015 will be $5 million and $305 million, respectively. Comparable amortized amounts in 2014, respectively, were $214 million and $2,565 million for the principal pension plans and $6 million and $205 million for other pension plans.

ESTIMATED FUTURE BENEFIT PAYMENTS

						2020 -
(In millions)	2015	2016	2017	2018	2019	2024

Principal pension plans	$3,225	$3,300	$3,380	$3,465	$3,560	$19,430
Other pension plans	$505	$510	$520	$530	$540	$2,925

RETIREE HEALTH AND LIFE BENEFITS

We sponsor a number of retiree health and life insurance benefit plans (retiree benefit plans). Principal retiree benefit plans are discussed below; other such plans are not significant individually or in the aggregate. We use a December 31 measurement date for our plans.

Principal Retiree Benefit Plans provide health and life insurance benefits to eligible participants and these participants share in the cost of healthcare benefits. These plans cover approximately 193,000 retirees and dependents. In 2012, we amended our principal retiree benefit plans such that, effective January 1, 2015, our post-65 retiree health plans will be closed to certain salaried and retired salaried employees who are not enrolled in the plans as of that date, and we will no longer offer company-provided life insurance in retirement for certain salaried employees who retire after that date. In 2014, we amended our post-65 retiree health plans for certain former salaried employees and eligible dependents. Effective January 1, 2015, the Company will provide eligible participants with a Retiree Reimbursement Account to help pay for coverage purchased through a private exchange instead of offering our current post-65 retiree health plans.

COST OF PRINCIPAL RETIREE BENEFIT PLANS

(In millions)	2014		2013	2012

Service cost for benefits earned	$164		$229	$219
Prior service cost amortization	353		393	518
Expected return on plan assets	(50)		(60)	(73)
Interest cost on benefit obligations	424		410	491
Net actuarial loss (gain) amortization	(150)		(45)	32
Net curtailment/settlement loss (gain)	48	(a)	-	(101)
Retiree benefit plans cost	$789		$927	$1,086

(a)	Loss resulting from our agreement with Electrolux to sell the GE Appliances business.

ACTUARIAL ASSUMPTIONS

The actuarial assumptions at December 31 are used to measure the year-end benefit obligations and the retiree benefit plan costs for the subsequent year.

December 31	2014	2013		2012		2011

Discount rate	3.89%	4.61	%(a)	3.74	%(a)	4.09	%(a)
Compensation increases	4.10	4.00		3.90		3.75
Expected return on assets	7.00	7.00		7.00		7.00
Initial healthcare trend rate(b)	6.00	6.00		6.50		7.00

(a)	Weighted average discount rates of 4.47%, 3.77%, and 3.94% were used for determination of costs in 2014, 2013 and 2012, respectively.
(b)	For 2014, ultimately declining to 5% for 2030 and thereafter.

To determine the expected long-term rate of return on retiree life plan assets, we consider current and target asset allocations, historical and expected returns on various categories of plan assets, as well as expected benefit payments and resulting asset levels. In developing future return expectations for retiree benefit plan assets, we formulate views on the future economic environment, both in the U.S. and abroad. We evaluate general market trends and historical relationships among a number of key variables that impact asset class returns such as expected earnings growth, inflation, valuations, yields and spreads, using both internal and external sources. We also take into account expected volatility by asset class and diversification across classes to determine expected overall portfolio results given current and target allocations. Based on our analysis of future expectations of asset performance, past return results, our current and target asset allocations as well as a shorter time horizon for retiree life plan assets, we have assumed a 7.0% long-term expected return on those assets for cost recognition in 2015. We apply our expected rate of return to a market-related value of assets, which stabilizes variability in the amounts to which we apply that expected return.

The Society of Actuaries recently issued new mortality tables projecting longer life expectancies that will result in higher postretirement obligations for U.S. companies.  We updated our mortality assumptions at December 31, 2014. The new mortality assumptions increased our principal retiree benefit plans' benefit obligations by $612 million at December 31, 2014.

We amortize experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, over a period no longer than the average future service of employees.

FUNDING POLICY

We fund retiree health benefits on a pay-as-you-go basis. We expect to contribute approximately $540 million in 2015 to fund such benefits. We fund the retiree life insurance trust at our discretion.

Changes in the accumulated postretirement benefit obligation for retiree benefit plans follow.

ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION (APBO)

(In millions)	2014		2013

Balance at January 1	$9,913		$11,804
Service cost for benefits earned	164		229
Interest cost on benefit obligations	424		410
Participant contributions	52		52
Plan amendments	(586)		-
Actuarial loss (gain)	1,440	(a)	(1,836)	(b)
Benefits paid	(704)		(746)
Balance at December 31(c)	$10,703		$9,913

(a)	Primarily associated with discount rate and mortality assumption changes.
(b)	Primarily associated with discount rate change and lower costs from new healthcare supplier contracts.
(c)	The APBO for the retiree health plans was $8,445 million and $7,626 million at year-end 2014 and 2013, respectively.

A one percentage point change in the assumed healthcare cost trend rate would have the following effects.

	1%	1%
(In millions)	Increase	Decrease

APBO at December 31, 2014	$977	$(810)
Service and interest cost in 2014	56	(47)

PLAN ASSETS

The fair value of the classes of retiree benefit plans' investments is presented below. The inputs and valuation techniques used to measure the fair value of assets are consistently applied and described in Note 1.

FAIR VALUE OF PLAN ASSETS

(In millions)	2014	2013

Balance at January 1	$903	$946
Actual gain on plan assets	44	118
Employer contributions	518	533
Participant contributions	52	52
Benefits paid	(704)	(746)
Balance at December 31	$813	$903

ASSET ALLOCATION

	2014		2014
	Target		Actual
December 31	allocation		allocation

Equity securities(a)	35 - 75	%(b)	50	%(c)
Debt securities (including cash equivalents)	11 - 46		26
Private equities	0 - 25		13
Real estate	0 - 12		9
Other investments(d)	0 - 10		2

(a)	Includes investment funds that primarily hold this type of asset.
(b)	Target allocations were 18-38% for U.S. equity securities and 17-37% for non-U.S. equity securities.
(c)	Actual allocations were 29% for U.S. equity securities and 21% for non-U.S. equity securities.
(d)	Substantially all represented hedge fund investments.

Plan fiduciaries set investment policies and strategies for the trust and oversee its investment allocation, which includes selecting investment managers and setting long-term strategic targets. The primary strategic investment objectives are balancing investment risk and return and monitoring the plan's liquidity position in order to meet the near-term benefit payment and other cash needs. Target allocation percentages are established at an asset class level by plan fiduciaries. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

Short-term securities purchased must generally be rated A-1/P-1 or better, except for 15% of such securities that may be rated A-2/P-2 and other short-term securities as may be approved by the plan fiduciaries. According to statute, the aggregate holdings of all qualifying employer securities (e.g., GE common stock) and qualifying employer real property may not exceed 10% of the fair value of trust assets at the time of purchase. GE securities represented 3.9% and 4.0% of trust assets at year-end 2014 and 2013, respectively.

Retiree life plan assets were $813 million and $903 million at December 31, 2014 and 2013, respectively. Public equity and debt securities amounting to $615 million and $727 million represented approximately 78% and 77% of total investments at December 31, 2014 and 2013, respectively. The plans' investments were classified as 37% Level 1, 41% Level 2 and 22% Level 3 at December 31, 2014. The plans' investments were classified as 33% Level 1, 43% Level 2 and 24% Level 3 at December 31, 2013. The changes in Level 3 investments were insignificant for the years ended December 31, 2014 and 2013.

RETIREE BENEFIT ASSET(LIABILITY)

December 31 (In millions)	2014	2013

Funded status(a)	$(9,890)	$(9,010)
Liability recorded in the Statement of Financial Position
Retiree health plans
Due within one year	$(518)	$(531)
Due after one year	(7,927)	(7,095)
Retiree life plans	(1,445)	(1,384)
Net liability recognized	$(9,890)	$(9,010)
Amounts recorded in shareowners' equity (unamortized)
Prior service cost (credit)	$(24)	$963
Net actuarial gain	(71)	(1,667)
Total	$(95)	$(704)

(a)	Fair value of assets less APBO, as shown in the preceding tables.

In 2015, we estimate that we will amortize $125 million of prior service cost and $5 million of net actuarial loss from shareowners' equity into retiree benefit plans cost. Comparable amortized amounts in 2014 were $353 million of prior service cost and $150 million of net actuarial gain.

ESTIMATED FUTURE BENEFIT PAYMENTS
						2020 -
(In millions)	2015	2016	2017	2018	2019	2024

	$680	$665	$670	$675	$685	$3,285

POSTRETIREMENT BENEFIT PLANS

2014 COST OF POSTRETIREMENT BENEFIT PLANS AND CHANGES IN OTHER COMPREHENSIVE INCOME

	Total	Principal	Other	Retiree
	postretirement	pension	pension	benefit
(In millions)	benefit plans	plans	plans	plans

Cost of postretirement benefit plans	$4,805	$3,604	$412	$789
Changes in other comprehensive income
Prior service cost – current year	(615)	-	(29)	(586)
Net actuarial loss – current year(a)	14,843	12,115	1,282	1,446
Net curtailment/settlement	(113)	(65)	-	(48)
Prior service cost amortization	(573)	(214)	(6)	(353)
Net actuarial gain (loss) amortization	(2,620)	(2,565)	(205)	150
Total changes in other comprehensive income	10,922	9,271	1,042	609
Cost of postretirement benefit plans and
changes in other comprehensive income	$15,727	$12,875	$1,454	$1,398

(a)	Principally associated with discount rate and mortality assumption changes.

NOTE 13. ALL OTHER LIABILITIES

This caption includes liabilities for various items including non-current compensation and benefits, deferred income, interest on tax liabilities, unrecognized tax benefits, environmental remediation, asset retirement obligations, derivative instruments, product warranties and a variety of sundry items.

Accruals for non-current compensation and benefits amounted to $42,015 million and $27,556 million at December 31, 2014 and 2013, respectively. These amounts include compensation and benefit liabilities, such as postretirement benefits and deferred incentive compensation. See Note 12.

We are involved in numerous remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs exclude possible insurance recoveries and, when dates and amounts of such costs are not known, are not discounted. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low end of such range. It is reasonably possible that our environmental remediation exposure will exceed amounts accrued. However, due to uncertainties about the status of laws, regulations, technology and information related to individual sites, such amounts are not reasonably estimable. Total reserves related to environmental remediation and asbestos claims, were $2,182 million at December 31, 2014.

NOTE 14. INCOME TAXES

GE and GECC file a consolidated U.S. federal income tax return. This enables GE to use GECC tax deductions and credits to reduce the tax that otherwise would have been payable by GE. The GECC effective tax rate for each period reflects the benefit of these tax reductions in the consolidated return. GE makes cash payments to GECC for these tax reductions at the time GE's tax payments are due.

(BENEFIT) PROVISION FOR INCOME TAXES

(In millions)	2014	2013	2012

GE
Current tax expense	$2,110	$4,239	$2,307
Deferred tax expense (benefit) from temporary differences	(476)	(2,571)	(294)
	1,634	1,668	2,013
GECC
Current tax expense (benefit)	727	454	1,597
Deferred tax expense (benefit) from temporary differences	(853)	(910)	(1,084)
	(126)	(456)	513
Consolidated
Current tax expense	2,837	4,693	3,904
Deferred tax expense (benefit) from temporary differences	(1,329)	(3,481)	(1,378)
Total	$1,508	$1,212	$2,526

CONSOLIDATED EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(In millions)	2014	2013	2012

U.S. earnings	$5,107	$6,207	$7,682
Non-U.S. earnings	9,047	7,216	6,879
Total	$14,154	$13,423	$14,561

CONSOLIDATED (BENEFIT) PROVISION FOR INCOME TAXES

(In millions)	2014	2013	2012

U.S. Federal
Current(a)	$442	$1,214	$2,017
Deferred	(71)	(2,375)	(1,417)
Non - U.S.
Current	2,525	3,336	1,672
Deferred	(1,067)	(1,132)	193
Other	(321)	169	61
Total	$1,508	$1,212	$2,526

(a)    Includes the benefit from GECC deductions and credits applied against GE's current U.S. tax expense.

Our businesses are subject to regulation under a wide variety of U.S. federal, state and foreign tax laws, regulations and policies. Changes to these laws or regulations may affect our tax liability, return on investments and business operations. For example, GE's effective tax rate is reduced because active business income earned and indefinitely reinvested outside the United States is taxed at less than the U.S. rate.  A significant portion of this reduction depends upon a provision of U.S. tax law that defers the imposition of U.S. tax on certain active financial services income until that income is repatriated to the United States as a dividend. This provision is consistent with international tax norms and permits U.S. financial services companies to compete more effectively with non-U.S. financial institutions in global markets. This provision, which had expired at the end of 2013, was reinstated in December 2014 retroactively for one year through the end of 2014. The provision also had been scheduled to expire and had been extended by Congress on seven previous occasions, but there can be no assurance that it will continue to be extended. In the event the provision is not extended after 2014, the current U.S. tax imposed on active financial services income earned outside the United States would increase, making it more difficult for U.S. financial services companies to compete in global markets. If this provision is not extended, we expect our effective tax rate to increase significantly after 2015.

RECONCILIATION OF U.S. FEDERAL STATUTORY INCOME TAX RATE TO ACTUAL INCOME TAX RATE

	Consolidated			GE			GECC
	2014	2013	2012	2014	2013	2012	2014	2013	2012

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%
Increase (reduction) in rate resulting from
inclusion of after-tax earnings of GECC in
before-tax earnings of GE	-	-	-	(11.2)	(12.6)	(11.3)	-	-	-
Tax on global activities including exports(a)	(17.6)	(19.3)	(8.8)	(9.4)	(5.1)	(5.1)	(25.3)	(41.0)	(11.1)
U.S. business credits(b)	(2.4)	(3.3)	(2.1)	(0.8)	(1.8)	(0.8)	(5.1)	(4.3)	(3.7)
Business Property disposition	-	-	(2.3)	-	-	-	-	-	(6.5)
All other – net	(4.3)	(3.4)	(4.5)	(2.0)	(3.4)	(3.4)	(7.4)	0.4	(3.7)
	(24.3)	(26.0)	(17.7)	(23.4)	(22.9)	(20.6)	(37.8)	(44.9)	(25.0)
Actual income tax rate	10.7%	9.0%	17.3%	11.6%	12.1%	14.4%	(2.8)%	(9.9)%	10.0%

(a)
Included (2.1)% and (6.4)% in consolidated and GECC, respectively, related to the sale of GEMB-Nordic in 2014 and (7.3)% and (21.2)% in consolidated and GECC, respectively, related to the sale of 68.5% of our Swiss consumer finance bank, Cembra Money Bank AG (Cembra), through an initial public offering in 2013.  Also included 1.9% in both consolidated and GE related to repatriation of prior years' non-U.S. earnings in 2013.

(b)
U.S. general business credits, primarily the credit for manufacture of energy efficient appliances, the credit for energy produced from renewable sources, the advanced energy project credit, the low-income housing credit and the credit for research performed in the U.S.

UNRECOGNIZED TAX POSITIONS

Annually, we file over 5,500 income tax returns in over 250 global taxing jurisdictions. We are under examination or engaged in tax litigation in many of these jurisdictions. During 2013, the Internal Revenue Service (IRS) completed the audit of our consolidated U.S. income tax returns for 2008-2009, except for certain issues that remain under examination.  At December 31, 2014, the IRS was auditing our consolidated U.S. income tax returns for 2010-2011.  In addition, certain other U.S. tax deficiency issues and refund claims for previous years were unresolved. The IRS has disallowed the tax loss on our 2003 disposition of ERC Life Reinsurance Corporation. We have contested the disallowance of this loss. It is reasonably possible that the unresolved items could be resolved during the next 12 months, which could result in a decrease in our balance of "unrecognized tax benefits" – that is, the aggregate tax effect of differences between tax return positions and the benefits recognized in our financial statements. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows. We further believe that we have made adequate provision for all income tax uncertainties. Resolution of audit matters, including the IRS audit of our consolidated U.S. income tax returns for 2008-2009, reduced our 2013 consolidated income tax rate by 3.2 percentage points.

The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months were:

UNRECOGNIZED TAX BENEFITS

December 31 (In millions)	2014	2013

Unrecognized tax benefits	$5,619	$5,816
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	4,059	4,307
Accrued interest on unrecognized tax benefits	807	975
Accrued penalties on unrecognized tax benefits	103	164
Reasonably possible reduction to the balance of unrecognized tax benefits in succeeding 12 months	0-900	0-900
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	0-300	0-350

(a)	Some portion of such reduction may be reported as discontinued operations.

UNRECOGNIZED TAX BENEFITS RECONCILIATION

(In millions)	2014	2013

Balance at January 1,	$5,816	$5,445
Additions for tax positions of the current year	234	771
Additions for tax positions of prior years	673	872
Reductions for tax positions of prior years	(761)	(1,140)
Settlements with tax authorities	(305)	(98)
Expiration of the statute of limitations	(38)	(34)
Balance at December 31	$5,619	$5,816

We classify interest on tax deficiencies as interest expense; we classify income tax penalties as provision for income taxes. For the years ended December 31, 2014, 2013 and 2012, $(68) million, $22 million and $(45) million of interest expense (income), respectively, and $(45) million, an insignificant amount and $33 million of tax expense (income) related to penalties, respectively, were recognized in the Statement of Earnings.

DEFERRED INCOME TAXES

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

We have not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates and associated companies that have been reinvested indefinitely. These earnings relate to ongoing operations and, at December 31, 2014 and 2013, were approximately $119 billion and $110 billion, respectively. Most of these earnings have been reinvested in active non-U.S. business operations and we do not intend to repatriate these earnings to fund U.S. operations. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely. Deferred taxes are provided for earnings of non-U.S. affiliates and associated companies when we plan to remit those earnings.

Aggregated deferred income tax amounts are summarized below.

December 31 (In millions)	2014	2013

Assets
GE	$19,942	$15,284
GECC	9,113	8,714
	29,055	23,998
Liabilities
GE	(11,170)	(10,223)
GECC	(12,533)	(11,771)
	(23,703)	(21,994)
Net deferred income tax asset (liability)	$5,352	$2,004

COMPONENTS OF THE NET DEFERRED INCOME TAX ASSET (LIABILITY)

December 31 (In millions)	2014	2013

GE
Principal pension plans	$7,859	$3,436
Provision for expenses(a)	6,192	5,934
Retiree insurance plans	3,462	3,154
Non-U.S. loss carryforwards(b)	738	874
Contract costs and estimated earnings	(3,996)	(3,550)
Intangible assets	(2,364)	(2,268)
Depreciation	(1,226)	(1,079)
Investment in global subsidiaries	(979)	(1,077)
Other – net	(914)	(363)
	8,772	5,061
GECC
Operating leases	(3,748)	(3,776)
Financing leases	(1,898)	(1,791)
Intangible assets	(855)	(947)
Net unrealized gains (losses) on securities	(544)	(154)
Cash flow hedges	(80)	(108)
Non-U.S. loss carryforwards(b)	3,008	2,534
Allowance for losses	1,455	1,392
Investment in global subsidiaries	1,750	1,764
Other – net	(2,508)	(1,971)
	(3,420)	(3,057)
Net deferred income tax asset (liability)	$5,352	$2,004

(a)	Represented the tax effects of temporary differences related to expense accruals for a wide variety of items, such as employee compensation and benefits, other pension plan liabilities, interest on tax liabilities, product warranties and other sundry items that are not currently deductible.
(b)	Net of valuation allowances of $2,015 million and $2,089 million for GE and $430 million and $409 million for GECC, for 2014 and 2013, respectively. Of the net deferred tax asset as of December 31, 2014, of $3,746 million, $38 million relates to net operating loss carryforwards that expire in various years ending from December 31, 2015 through December 31, 2017; $75 million relates to net operating losses that expire in various years ending from December 31, 2018 through December 31, 2034 and $3,633 million relates to net operating loss carryforwards that may be carried forward indefinitely.

NOTE 15. SHAREOWNERS' EQUITY

(In millions)	2014	2013	2012

Preferred stock issued	$-	$-	$-
Common stock issued	$702	$702	$702
Accumulated other comprehensive income
Balance at January 1	$(9,120)	$(20,230)	$(23,974)
Other comprehensive income before reclassifications	(12,087)	8,844	841
Reclassifications from other comprehensive income	3,035	2,266	2,903
Other comprehensive income, net, attributable to GE	(9,052)	11,110	3,744
Balance at December 31	$(18,172)	$(9,120)	$(20,230)
Other capital
Balance at January 1	$32,494	$33,070	$33,693
Gains (losses) on treasury stock dispositions and other(a)	395	(576)	(623)
Balance at December 31	$32,889	$32,494	$33,070
Retained earnings
Balance at January 1	$149,051	$144,055	$137,786
Net earnings attributable to the Company	15,233	13,057	13,641
Dividends and other transactions with shareowners	(8,951)	(8,061)	(7,372)
Balance at December 31	$155,333	$149,051	$144,055
Common stock held in treasury
Balance at January 1	$(42,561)	$(34,571)	$(31,769)
Purchases	(1,950)	(10,466)	(5,295)
Dispositions	1,918	2,476	2,493
Balance at December 31	$(42,593)	$(42,561)	$(34,571)
Total equity
GE shareowners' equity balance at December 31	$128,159	$130,566	$123,026
Noncontrolling interests balance at December 31	8,674	6,217	5,444
Total equity balance at December 31	$136,833	$136,783	$128,470

(a)	2014 included $440 million related to the excess of the net proceeds from the Synchrony Financial IPO over the carrying value of the interest sold.

SHARES OF GE PREFERRED STOCK

On October 16, 2008, we issued 30,000 shares of 10% cumulative perpetual preferred stock (par value $1.00 per share) having an aggregate liquidation value of $3,000 million, and warrants to purchase 134,831,460 shares of common stock (par value $0.06 per share) to Berkshire Hathaway Inc. (Berkshire Hathaway) for net proceeds of $2,965 million in cash. The proceeds were allocated to the preferred shares ($2,494 million) and the warrants ($471 million) on a relative fair value basis and recorded in other capital. The warrants were exercisable through October 16, 2013, at an exercise price of $22.25 per share of common stock and were to be settled through physical share issuance. The terms of the warrants were amended in January 2013 to allow for net share settlement where the total number of issued shares is based on the amount by which the average market price of GE common stock over the 20 trading days preceding the date of exercise exceeds the exercise price of $22.25. On October 16, 2013, Berkshire Hathaway Inc. (Berkshire Hathaway) exercised in full their warrants to purchase shares of GE common stock and on October 17, 2013, GE delivered 10.7 million shares to Berkshire Hathaway. The transaction had equal and offsetting effects on other capital and common stock held in treasury.

The preferred stock was redeemable at our option three years after issuance at a price of 110% of liquidation value plus accrued and unpaid dividends. On September 13, 2011, we provided notice to Berkshire Hathaway that we would redeem the shares for the stated redemption price of $3,300 million, plus accrued and unpaid dividends. In connection with this notice, we recognized a preferred dividend of $806 million (calculated as the difference between the carrying value and redemption value of the preferred stock), which was recorded as a reduction to earnings attributable to common shareowners and common shareowners' equity. The preferred shares were redeemed on October 17, 2011.

GE has 50 million authorized shares of preferred stock ($1.00 par value). No shares were issued and outstanding as of December 31, 2014 and 2013.

SHARES OF GE COMMON STOCK

On December 14, 2012, we increased the existing authorization by $10 billion to $25 billion for our share repurchase program and extended the program (which would have otherwise expired on December 31, 2013) through 2015. On February 12, 2013, we increased the existing authorization by an additional $10 billion resulting in authorization to repurchase up to a total of $35 billion of our common stock through 2015. Under this program, on a book basis, we repurchased shares of 73.6 million, 432.6 million and 248.6 million for a total of $1,901 million, $10,375 million and $5,185 million for the years ended 2014, 2013 and 2012 respectively.

GE's authorized common stock consists of 13,200,000,000 shares having a par value of $0.06 each.

Common shares issued and outstanding are summarized in the following table.

December 31 (In thousands)	2014	2013	2012

Issued	11,693,841	11,693,841	11,693,841
In treasury	(1,636,461)	(1,632,960)	(1,288,216)
Outstanding	10,057,380	10,060,881	10,405,625

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

(In millions)	2014	2013	2012

Investment securities
Balance at January 1	$307	$677	$(30)
Other comprehensive income (loss) (OCI) before reclassifications –
net of deferred taxes of $353, $(407) and $387(a)	562	(692)	683
Reclassifications from OCI – net of deferred taxes
of $84, $222 and $13	146	318	22
Other comprehensive income (loss)(b)	708	(374)	705
Less OCI attributable to noncontrolling interests	2	(4)	(2)
Balance at December 31	$1,013	$307	$677

Currency translation adjustments (CTA)
Balance at January 1(c)	$283	$412	$133
OCI before reclassifications – net of deferred taxes	(2,600)	510	474
of $(129), $(613) and $(266)
Reclassifications from OCI – net of deferred taxes
of $213, $793 and $54	(129)	(818)	(174)
Other comprehensive income (loss)(b)	(2,729)	(308)	300
Less OCI attributable to noncontrolling interests	(19)	(22)	21
Balance at December 31	$(2,427)	$126	$412

Cash flow hedges
Balance at January 1(c)	$(414)	$(722)	$(1,176)
OCI before reclassifications – net of deferred taxes	(610)	738	385
of $23, $250 and $392
Reclassifications from OCI – net of deferred taxes
of $34, $(177) and $(245)	844	(271)	68
Other comprehensive income (loss)(b)	234	467	453
Less OCI attributable to noncontrolling interests	-	2	(1)
Balance at December 31	$(180)	$(257)	$(722)

Benefit plans
Balance at January 1	$(9,296)	$(20,597)	$(22,901)
Prior service credit (costs) - net of deferred taxes
of $219, $(5) and $304	396	(6)	534
Net actuarial gain (loss) – net of deferred taxes
of $(5,332), $4,506 and $(574)	(9,849)	8,269	(1,396)
Net curtailment/settlement - net of deferred taxes
of $41, $0 and $123	72	-	174
Prior service cost amortization – net of deferred taxes
of $241, $267 and $326	349	397	497
Net actuarial loss amortization – net of deferred taxes
of $859, $1,343 and $1,278	1,753	2,640	2,490
Other comprehensive income (loss)(b)	(7,279)	11,300	2,299
Less OCI attributable to noncontrolling interests	3	(1)	(5)
Balance at December 31	$(16,578)	$(9,296)	$(20,597)

Accumulated other comprehensive income (loss) at December 31	$(18,172)	$(9,120)	$(20,230)

(a)	Includes adjustments of $960 million, $(1,171) million and $527 million in 2014, 2013 and 2012, respectively, to deferred acquisition costs, present value of future profits, and investment contracts, insurance liabilities and insurance annuity benefits in our run-off insurance operations to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized.
(b)	Total other comprehensive income (loss) was $(9,066) million, $11,085 million and $3,757 million in 2014, 2013 and 2012, respectively.
(c)	Includes a $157 million reclassification between 2014 opening balances in Currency Translation Adjustments and Cash Flow Hedges.

RECLASSIFICATION OUT OF AOCI

(In millions)	2014	2013	2012	Statement of Earnings Caption

Available-for-sale securities
Realized gains (losses) on
sale/impairment of securities	$(230)	$(540)	$(35)	Other income
	84	222	13	Benefit (provision) for income taxes
	$(146)	$(318)	$(22)	Net of tax
Currency translation adjustments
Gains (losses) on dispositions	$(84)	$25	$120	Costs and expenses
	213	793	54	Benefit (provision) for income taxes
	$129	$818	$174	Net of tax
Cash flow hedges
Gains (losses) on interest rate derivatives	$(234)	$(364)	$(499)	Interest and other financial charges
Foreign exchange contracts	(666)	564	792	(a)
Other	22	248	(116)	(b)
	(878)	448	177	Total before tax
	34	(177)	(245)	Benefit (provision) for income taxes
	$(844)	$271	$(68)	Net of tax
Benefit plan items
Curtailment loss	$(113)	$-	$-	(c)
Amortization of prior service costs	(590)	(664)	(823)	(c)
Amortization of actuarial gains (losses)	(2,612)	(3,983)	(3,768)	(c)
	(3,315)	(4,647)	(4,591)	Total before tax
	1,141	1,610	1,604	Benefit (provision) for income taxes
	$(2,174)	$(3,037)	$(2,987)	Net of tax

Total reclassification adjustments	$(3,035)	$(2,266)	$(2,903)	Net of tax

(a)
Included $(607) million, $608 million and $894 million in GECC revenues from services and $(59) million, $(44) million and $(102) million in interest and other financial charges in 2014, 2013 and 2012, respectively.

(b)	Primarily recorded in costs and expenses.
(c)	Curtailment loss, amortization of prior service costs and actuarial gains and losses out of AOCI are included in the computation of net periodic pension costs. See Note 12 for further information.

NONCONTROLLING INTERESTS

Noncontrolling interests in equity of consolidated affiliates includes common shares in consolidated affiliates and preferred stock issued by our affiliates.

GECC preferred stock is presented as noncontrolling interests in the GE consolidated Statement of Financial Position. GECC preferred stock dividends are presented as noncontrolling interests in the GE consolidated Statement of Earnings. The balance is summarized as follows.

December 31 (In millions)	2014	2013

GECC preferred stock	$4,950	$4,950
Synchrony Financial	2,531	-
Other noncontrolling interests in consolidated affiliates(a)	1,193	1,267
Total	$8,674	$6,217

(a)	Consisted of a number of individually insignificant noncontrolling interests in partnerships and consolidated affiliates.

CHANGES TO NONCONTROLLING INTERESTS

(In millions)	2014	2013	2012

Beginning balance	$6,217	$5,444	$1,696
Net earnings	183	298	223
GECC issuance of preferred stock	-	990	3,960
GECC preferred stock dividend	(322)	(298)	(123)
Dividends	(74)	(80)	(42)
Dispositions	(81)	(175)	-
Synchrony Financial IPO	2,393	-	-
Other (including AOCI)(a)	358	38	(270)
Ending balance	$8,674	$6,217	$5,444

(a)            Includes research & development partner funding arrangements, acquisitions and eliminations.

OTHER

During the second quarter of 2013, GECC issued 10,000 shares of non-cumulative perpetual preferred stock with a $0.01 par value for proceeds of $990 million. The preferred shares bear an initial fixed interest rate of 5.25% through June 15, 2023, bear a floating rate equal to three-month LIBOR plus 2.967% thereafter and are callable on June 15, 2023. Dividends on the GECC preferred stock are payable semiannually, in June and December, with the first payment on this issuance made in December 2013.

During 2012, GECC issued 40,000 shares of non-cumulative perpetual preferred stock with a $0.01 par value for proceeds of $3,960 million. Of these shares, 22,500 bear an initial fixed interest rate of 7.125% through June 15, 2022, bear a floating rate equal to three-month LIBOR plus 5.296% thereafter and are callable on June 15, 2022, and 17,500 shares bear an initial fixed interest rate of 6.25% through December 15, 2022, bear a floating rate equal to three-month LIBOR plus 4.704% thereafter and are callable on December 15, 2022. Dividends on the GECC preferred stock are payable semi-annually, in June and December, with the first payment made in December 2012.

GECC paid quarterly dividends of $2,000 million, $1,930 million and $1,926 million and special dividends of $1,000 million, $4,055 million and $4,500 million to GE for the years ended 2014, 2013 and 2012, respectively.

NOTE 16. OTHER STOCK-RELATED INFORMATION

We grant stock options, restricted stock units (RSUs) and performance share units (PSUs) to employees under the 2007 Long-Term Incentive Plan. This plan replaced the 1990 Long-Term Incentive Plan. In addition, we grant options and RSUs in limited circumstances to consultants, advisors and independent contractors under a plan approved by our Board of Directors in 1997 (the Consultants' Plan). Share requirements for all plans may be met from either unissued or treasury shares. Stock options expire 10 years from the date they are granted and vest over service periods that range from one to five years. RSUs give the recipients the right to receive shares of our stock upon the vesting of their related restrictions. Restrictions on RSUs vest in various increments and at various dates, beginning after one year from date of grant through grantee retirement. Although the plan permits us to issue RSUs settleable in cash, we have only issued RSUs settleable in shares of our stock. PSUs give recipients the right to receive shares of our stock upon the achievement of certain performance targets.

All grants of GE options under all plans must be approved by the Management Development and Compensation Committee, which consists entirely of independent directors.

STOCK COMPENSATION PLANS

	Securities
	to be	Weighted	Securities
	issued	average	available
	upon	exercise	for future
December 31, 2014 (Shares in thousands)	exercise	price	issuance

Approved by shareowners
Options	500,948	$20.92	(a)
RSUs	14,896	(b)	(a)
PSUs	1,000	(b)	(a)
Not approved by shareowners (Consultants' Plan)
Options	338	25.32	(c)
RSUs	-	(b)	(c)
Total	517,182	$20.92	327,525

(a)	In 2007, the Board of Directors approved the 2007 Long-Term Incentive Plan (the Plan), which replaced the 1990 Long-Term Incentive Plan. During 2012, an amendment was approved to increase the number of shares authorized for issuance under the Plan from 500 million shares to 925 million shares. No more than 230 million of the total number of authorized shares may be available for awards granted in any form provided under the Plan other than options or stock appreciation rights. Total shares available for future issuance under the Plan amounted to 299.3 million shares at December 31, 2014.
(b)	Not applicable.

(c)	Total shares available for future issuance under the Consultants' Plan amount to 28.2 million shares.

Outstanding options expire on various dates through December 12, 2024.

The following table summarizes information about stock options outstanding at December 31, 2014.

STOCK OPTIONS OUTSTANDING

	Outstanding			Exercisable
			Average		Average
	Shares	Average	exercise	Shares	exercise
Exercise price range	(In thousands)	life(a)	price	(In thousands)	price

Under $10.00	28,484	3.9	$9.57	28,484	$9.57
10.01-15.00	46,905	4.2	11.98	46,905	11.98
15.01-20.00	158,534	5.7	17.46	113,286	17.32
20.01-25.00	132,295	7.9	22.55	50,587	22.25
25.01-30.00	100,668	8.5	26.51	19,039	28.22
30.01-35.00	21,712	1.2	34.10	21,712	34.10
Over $35.00	12,688	2.4	38.67	12,688	38.57
Total	501,286	6.3	$20.92	292,701	$19.44

(a)	Weighted average contractual life remaining in years.

At year-end 2013, options with a weighted average exercise price of $20.15 were exercisable on 254 million shares.

STOCK OPTION ACTIVITY

			Weighted
		Weighted	average	Aggregate
		average	remaining	intrinsic
	Shares	exercise	contractual	value
	(In thousands)	price	term (In years)	(In millions)

Outstanding at January 1, 2014	473,611	$20.02
Granted	82,142	26.11
Exercised	(30,433)	14.42
Forfeited	(7,414)	21.89
Expired	(16,620)	32.40
Outstanding at December 31, 2014	501,286	$20.92	6.3	$2,668
Exercisable at December 31, 2014	292,701	$19.44	4.9	$2,124
Options expected to vest	189,186	$22.97	8.3	$496

We measure the fair value of each stock option grant at the date of grant using a Black-Scholes option pricing model. The weighted average grant-date fair value of options granted during 2014, 2013 and 2012 was $5.26, $4.52 and $3.80, respectively. The following assumptions were used in arriving at the fair value of options granted during 2014, 2013 and 2012, respectively: risk-free interest rates of 2.3%, 2.5% and 1.3%; dividend yields of 3.1%, 4.0% and 4.0%; expected volatility of 26%, 28% and 29%; and expected lives of 7.3 years, 7.5 years and 7.8 years. Risk-free interest rates reflect the yield on zero-coupon U.S. Treasury securities. Expected dividend yields presume a set dividend rate and we used a historical five-year average for the dividend yield. Expected volatilities are based on implied volatilities from traded options and historical volatility of our stock. The expected option lives are based on our historical experience of employee exercise behavior.

The total intrinsic value of options exercised during 2014, 2013 and 2012 amounted to $360 million, $392 million and $265 million, respectively. As of December 31, 2014, there was $739 million of total unrecognized compensation cost related to non-vested options. That cost is expected to be recognized over a weighted average period of 2 years, of which approximately $185 million after tax is expected to be recognized in 2015.

Stock option expense recognized in net earnings during 2014, 2013 and 2012 amounted to $215 million, $231 million and $220 million, respectively. Cash received from option exercises during 2014, 2013 and 2012 was $439 million, $490 million and $355 million, respectively. The tax benefit realized from stock options exercised during 2014, 2013 and 2012 was $118 million, $128 million and $88 million, respectively.

OTHER STOCK-BASED COMPENSATION

			Weighted
		Weighted	average	Aggregate
		average	remaining	intrinsic
	Shares	grant date	contractual	value
	(In thousands)	fair value	term (In years)	(In millions)

RSUs outstanding at January 1, 2014	13,572	$22.58
Granted	5,016	26.08
Vested	(3,305)	21.70
Forfeited	(387)	22.31
RSUs outstanding at December 31, 2014	14,896	$24.00	2.5	$376
RSUs expected to vest	13,667	$21.94	2.2	$345

The fair value of each restricted stock unit is the market price of our stock on the date of grant. The weighted average grant date fair value of RSUs granted during 2014, 2013 and 2012 was $26.08, $24.54 and $20.79, respectively. The total intrinsic value of RSUs vested during 2014, 2013 and 2012 amounted to $86 million, $109 million and $116 million, respectively. As of December 31, 2014, there was $233 million of total unrecognized compensation cost related to non-vested RSUs. That cost is expected to be recognized over a weighted average period of 2 years, of which approximately $54 million after tax is expected to be recognized in 2015. As of December 31, 2014, 1 million PSUs with a weighted average remaining contractual term of 1.5 years, an aggregate intrinsic value of $25 million and $9 million of unrecognized compensation cost were outstanding. Other share-based compensation expense for RSUs and PSUs recognized in net earnings amounted to $56 million, $62 million and $79 million in 2014, 2013 and 2012, respectively.

The income tax benefit recognized in earnings based on the compensation expense recognized for all share-based compensation arrangements amounted to $147 million, $145 million and $153 million in 2014, 2013 and 2012, respectively. The excess of actual tax deductions over amounts assumed, which are recognized in shareowners' equity, were $86 million $86 million and $53 million in 2014, 2013 and 2012, respectively.

When stock options are exercised and restricted stock vests, the difference between the assumed tax benefit and the actual tax benefit must be recognized in our financial statements. In circumstances in which the actual tax benefit is lower than the estimated tax benefit, that difference is recorded in equity, to the extent there are sufficient accumulated excess tax benefits. At December 31, 2014, our accumulated excess tax benefits are sufficient to absorb any future differences between actual and estimated tax benefits for all of our outstanding option and restricted stock grants.

NOTE 17. OTHER INCOME

(In millions)	2014	2013	2012

GE
Licensing and royalty income	$288	$320	$290
Purchases and sales of business interests(a)	188	1,750	574
Associated companies(b)	176	40	1,545
Net interest and investment income(c)	(77)	116	196
Other items(d)	132	660	52
	707	2,886	2,657
Eliminations	71	222	(94)
Total	$778	$3,108	$2,563

(a)	Included a pre-tax gain of $1,096 million on the sale of our 49% common equity interest in NBCU LLC in 2013. See Note 2.
(b)	Included income of $1,416 million from our former equity method investment in NBCU LLC in 2012.

(c)            Included other-than-temporary impairments on investment securities of $217 million in 2014.
(d)            Included net gains on asset sales of $127 million in 2014 and $357 million in 2013.

NOTE 18. GECC REVENUES FROM SERVICES

(In millions)	2014	2013	2012

Interest on loans	$12,368	$12,461	$12,294
Equipment leased to others	4,516	4,558	4,570
Fees	3,310	3,367	3,151
Investment income(a)	1,938	2,001	2,292
Financing leases	422	561	666
Associated companies(b)	1,056	1,624	1,411
Premiums earned by insurance activities	1,509	1,572	1,713
Other items(a)(c)	1,104	738	356
	26,223	26,882	26,453
Eliminations	1,552	1,546	1,273
Total	$24,671	$25,336	$25,180

(a)	Included net other-than-temporary impairments on investment securities of $(173) million, $(747) million and $(140) million in 2014, 2013 and 2012, respectively, of which $96 million related to the impairment of an investment in a Brazilian company that was fully offset by the benefit of a guarantee provided by GE reflected as a component in other items for 2013. See Note 3.
(b)	During 2013, we sold our remaining equity interest in the Bank of Ayudhya (Bay Bank) and recorded a pre-tax gain of $641 million. During 2012, we sold our remaining equity interest in Garanti Bank, which was classified as an available-for-sale security.
(c)	During 2014, we sold GEMB-Nordic and recorded a pre-tax gain of $473 million. During 2013, we sold a portion of Cembra through an initial public offering and recorded a pre-tax gain of $351 million.

NOTE 19. SUPPLEMENTAL COST INFORMATION

RESEARCH & DEVELOPMENT

We conduct research and development (R&D) activities to continually enhance our existing products and services, develop new product and services to meet our customer's changing needs and requirements, and address new market opportunities.

Research and development expenses are classified in cost of goods sold in the Statement of Earnings.  In addition, research and development funding from customers, principally the U.S. government, is recorded as an offset to cost of goods sold.  We also enter into research and development arrangements with unrelated investors, which are generally formed through partnerships.  Research and development funded by investors is classified within net earnings/loss attributable to noncontrolling interests.

(In millions)	2014	2013	2012

Total R&D	$5,273	$5,461	$5,200
Less customer funded R&D (principally the U.S. Government)	(721)	(711)	(680)
Less partner funded R&D	(319)	(107)	(6)
GE funded R&D	$4,233	$4,643	$4,514

CONSOLIDATED OTHER COSTS AND EXPENSES

Consolidated other costs and expenses consists of selling, general and administrative costs (SG&A), depreciation and amortization and other operating costs.

CONSOLIDATED OTHER COSTS AND EXPENSES

(In millions)	2014	2013	2012

GE SG&A	$14,971	$16,105	$17,671
GECC operating and administrative costs	8,522	7,953	7,238
GECC depreciation and amortization	2,602	2,834	2,285
	26,095	26,892	27,194
Eliminations	(857)	(738)	(697)
Total	$25,238	$26,154	$26,497

COLLABORATIVE ARRANGEMENTS

Our businesses enter into collaborative arrangements primarily with manufacturers and suppliers of components used to build and maintain certain engines, under which GE and these participants share in risks and rewards of these product programs. GE's payments to participants are recorded as cost of services sold ($873 million, $820 million and $594 million for the years 2014, 2013 and 2012, respectively) or as cost of goods sold ($2,660 million, $2,613 million and $2,507 million for the years 2014, 2013 and 2012, respectively).

RENTAL EXPENSE

Rental expense under operating leases is shown below.

(In millions)	2014	2013	2012

GE	$1,186	$1,220	$1,134
GECC	284	290	293
	1,470	1,510	1,427
Eliminations	(149)	(135)	(142)
Total	$1,321	$1,375	$1,285

At December 31, 2014, minimum rental commitments under noncancellable operating leases aggregated $2,870 million and $705 million for GE and GECC, respectively. Amounts payable over the next five years follow.

(In millions)	2015	2016	2017	2018	2019

GE	$634	$528	$432	$371	$337
GECC	137	116	97	71	56
	771	644	529	442	393
Eliminations	(73)	(44)	(28)	(20)	(18)
Total	$698	$600	$501	$422	$375

NOTE 20. EARNINGS PER SHARE INFORMATION

	2014		2013		2012
(In millions; per-share amounts in dollars)	Diluted	Basic	Diluted	Basic	Diluted	Basic

Amounts attributable to the Company:
Consolidated
Earnings from continuing operations attributable to
common shareowners for per-share calculation(a)(b)	$12,517	$12,516	$11,885	$11,898	$11,796	$11,795
Earnings (loss) from discontinued operations
for per-share calculation(a)(b)	2,697	2,697	1,131	1,143	1,828	1,828
Net earnings attributable to GE common
shareowners for per-share calculation(a)(b)	$15,213	$15,212	$13,028	$13,040	$13,622	$13,622

Average equivalent shares
Shares of GE common stock outstanding	10,045	10,045	10,222	10,222	10,523	10,523
Employee compensation-related shares (including
stock options) and warrants	78	-	67	-	41	-
Total average equivalent shares	10,123	10,045	10,289	10,222	10,564	10,523

Per-share amounts
Earnings from continuing operations	$1.24	$1.25	$1.16	$1.16	$1.12	$1.12
Earnings (loss) from discontinued operations	0.27	0.27	0.11	0.11	0.17	0.17
Net earnings	1.50	1.51	1.27	1.28	1.29	1.29

Our unvested restricted stock unit awards that contain non-forfeitable rights to dividends or dividend equivalents are considered participating securities and, therefore, are included in the computation of earnings per share pursuant to the two-class method. Application of this treatment has an insignificant effect.

(a)	Included an insignificant amount of dividend equivalents in each of the three years presented.
(b)	Included in 2013 is a dilutive adjustment for the change in income for forward purchase contracts that may be settled in stock.

For the years ended December 31, 2014, 2013 and 2012, there were approximately 98 million, 121 million and 292 million, respectively, of outstanding stock awards that were not included in the computation of diluted earnings per share because their effect was antidilutive.

Earnings-per-share amounts are computed independently for earnings from continuing operations, earnings (loss) from discontinued operations and net earnings. As a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amounts for net earnings.

NOTE 21. FAIR VALUE MEASUREMENTS

RECURRING FAIR VALUE MEASUREMENTS

Our assets and liabilities measured at fair value on a recurring basis include investment securities primarily supporting obligations to annuitants and policyholders in our run-off insurance operations and supporting obligations to holders of GICs in Trinity.

ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS

						Netting
(In millions)	Level 1	(a)	Level 2	(a)	Level 3	adjustment	(b)	Net balance
December 31, 2014
Assets
Investment securities
Debt
U.S. corporate	$-		$20,659		$3,056	$-		$23,715
State and municipal	-		4,560		115	-		4,675
Residential mortgage-backed	-		1,676		16	-		1,692
Commercial mortgage-backed	-		3,054		9	-		3,063
Asset-backed	-		172		123	-		295
Corporate – non-U.S.	-		680		337	-		1,017
Government – non-U.S.	-		1,708		2	-		1,710
U.S. government and federal agency	-		1,747		266	-		2,013
Equity
Available-for-sale	171		19		9	-		199
Trading	21		-		-	-		21
Derivatives(c)	-		9,957		40	(7,584)		2,413
Other	-		-		277	-		277
Total	$192		$44,232		$4,250	$(7,584)		$41,090

Liabilities
Derivatives	$-		$4,890		$13	$(4,363)		$540
Other(d)	-		1,178		-	-		1,178
Total	$-		$6,068		$13	$(4,363)		$1,718
December 31, 2013
Assets
Investment securities
Debt
U.S. corporate	$-		$18,788		$2,787	$-		$21,575
State and municipal	-		4,163		96	-		4,259
Residential mortgage-backed	-		1,810		86	-		1,896
Commercial mortgage-backed	-		3,025		10	-		3,035
Asset-backed	-		267		145	-		412
Corporate – non-U.S.	61		646		515	-		1,222
Government – non-U.S.	1,317		789		31	-		2,137
U.S. government and federal agency	-		545		225	-		770
Retained interests	-		-		1	-		1
Equity
Available-for-sale	417		30		11	-		458
Trading	28		-		-	-		28
Derivatives(c)	-		8,178		30	(6,717)		1,491
Other	-		-		201	-		201
Total	$1,823		$38,241		$4,138	$(6,717)		$37,485
Liabilities
Derivatives	$-		$5,319		$14	$(4,314)		$1,019
Other(d)	-		1,168		-	-		1,168
Total	$-		$6,487		$14	$(4,314)		$2,187

(a)	Included $487 million of Government – non-U.S. and $13 million of Corporate – non-U.S. available-for-sale debt securities transferred from Level 1 to Level 2 primarily attributable to changes in market observable data during 2014. There were no securities transferred between Level 1 and Level 2 during 2013.
(b)	The netting of derivative receivables and payables (including the effects of any collateral posted or received) is permitted when a legally enforceable master netting agreement exists.
(c)	The fair value of derivatives includes an adjustment for non-performance risk. The cumulative adjustment was a gain (loss) of $16 million and $(1) million at December 31, 2014 and 2013, respectively. See Note 22 for additional information on the composition of our derivative portfolio.
(d)	Primarily represented the liability associated with certain of our deferred incentive compensation plans.

LEVEL 3 INSTRUMENTS

The majority of our Level 3 balances consist of investment securities classified as available-for-sale with changes in fair value recorded in shareowners' equity.

CHANGES IN LEVEL 3 INSTRUMENTS FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013
										Net
										change in
		Net	Net							unrealized
		realized/	realized/							gains
		unrealized	unrealized							(losses)
		gains	gains							relating to
		(losses)	(losses)				Transfers	Transfers		instruments
	Balance at	included	included				into	out of	Balance at	still held at
(In millions)	January 1	in earnings(a)	in AOCI	Purchases	Sales	Settlements	Level 3(b)	Level 3(b)	December 31	December 31(c)
2014
Investment securities
Debt
U.S. corporate	$2,787	$18	$131	$544	$(228)	$(212)	$175	$(159)	$3,056	$-
State and municipal	96	-	12	12	-	(5)	-	-	115	-
RMBS	86	-	2	-	(16)	(9)	-	(47)	16	-
CMBS	10	-	-	-	-	(3)	2	-	9	-
ABS	145	3	4	-	-	(19)	-	(10)	123	-
Corporate – non-U.S.	515	64	3	170	(248)	(149)	1	(19)	337	-
Government – non-U.S.	31	-	-	-	-	-	2	(31)	2	-
U.S. government and
federal agency	225	-	34	-	-	-	9	(2)	266	-
Retained interests	1	-	-	-	-	(1)	-	-	-	-
Equity
Available-for-sale	11	-	-	2	(2)	-	-	(2)	9	-
Derivatives(d)(e)	20	13	-	(1)	-	3	2	(1)	36	18
Other	201	85	-	32	(41)	-	-	-	277	73
Total	$4,128	$183	$186	$759	$(535)	$(395)	$191	$(271)	$4,246	$91
2013
Investment securities
Debt
U.S. corporate	$3,106	$13	$(75)	$377	$(402)	$(231)	$108	$(109)	$2,787	$-
State and municipal	77	-	(7)	22	-	(6)	10	-	96	-
RMBS	100	-	(5)	-	(2)	(7)	-	-	86	-
CMBS	6	-	-	-	-	(6)	10	-	10	-
ABS	145	5	6	-	(1)	(22)	12	-	145	-
Corporate – non-U.S.	721	(94)	(5)	23	(3)	(132)	21	(16)	515	-
Government – non-U.S.	42	1	(12)	-	-	-	-	-	31	-
U.S. government and
federal agency	277	-	(52)	-	-	-	-	-	225	-
Retained interests	-	-	-	1	-	-	-	-	1	-
Equity
Available-for-sale	13	-	-	-	-	-	-	(2)	11	-
Derivatives(d)(e)	239	(36)	1	1	-	(224)	37	2	20	9
Other	367	26	-	45	(237)	-	-	-	201	(12)
Total	$5,093	$(85)	$(149)	$469	$(645)	$(628)	$198	$(125)	$4,128	$(3)

(a)	Earnings effects are primarily included in the "GECC revenues from services" and "Interest and other financial charges" captions in the Statement of Earnings.
(b)
Transfers in and out of Level 3 are considered to occur at the beginning of the period. Transfers out of Level 3 were primarily a result of increased use of quotes from independent pricing vendors based on recent trading activity.

(c)	Represents the amount of unrealized gains or losses for the period included in earnings.
(d)	Represents derivative assets net of derivative liabilities and included cash accruals of $9 million and $4 million not reflected in the fair value hierarchy table during 2014 and 2013, respectively.
(e)	Gains (losses) included in net realized/unrealized gains (losses) included in earnings were offset by the earnings effects from the underlying items that were economically hedged. See Note 22.

NON-RECURRING FAIR VALUE MEASUREMENTS

The following table represents non-recurring fair value amounts (as measured at the time of the adjustment) for those assets remeasured to fair value on a non-recurring basis during the fiscal year and still held at December 31, 2014 and 2013.

	Remeasured during the years ended December 31
	2014		2013
(In millions)	Level 2	Level 3	Level 2	Level 3

Financing receivables and loans held for sale	$1	$584	$-	$663
Cost and equity method investments	-	346	-	391
Long-lived assets, including real estate	102	718	1,449	219
Total	$103	$1,648	$1,449	$1,273

The following table represents the fair value adjustments to assets measured at fair value on a non-recurring basis and still held at December 31, 2014 and 2013.

	Years ended December 31
(In millions)	2014	2013

Financing receivables and loans held for sale	$(159)	$(168)
Cost and equity method investments	(286)	(248)
Long-lived assets, including real estate	(435)	(800)
Total	$(880)	$(1,216)

LEVEL 3 MEASUREMENTS - SIGNIFICANT UNOBSERVABLE INPUTS

				Range
(Dollars in millions)	Fair value	Valuation technique	Unobservable inputs	(weighted average)

December 31, 2014
Recurring fair value measurements
Investment securities – Debt
U.S. corporate	$917	Income approach	Discount rate(a)	1.5%-14.8% (6.6%)
State and municipal	17	Income approach	Discount rate(a)	4.9%-4.9% (4.9%)
Asset-backed	102	Income approach	Discount rate(a)	4.3%-9.0% (5.6%)
Corporate – non-U.S.	278	Income approach	Discount rate(a)	3.3%-14.0% (6.5%)
Other financial assets	117	Income approach,	Capitalization rate	6.5%-7.8% (7.7%)
		Market comparables	EBITDA multiple	5.4X-9.1X (7.7X)

Non-recurring fair value measurements
Cost and equity method investments	309	Income approach,	Discount rate(a)	8.0%-10.0% (9.4%)
		Market comparables	EBITDA multiple	1.8X-5.2X (4.8X)

Long-lived assets, including real estate	664	Income approach	Discount rate(a)	2.0%-10.8% (6.7%)

December 31, 2013
Recurring fair value measurements
Investment securities – Debt
U.S. corporate	$759	Income approach	Discount rate(a)	1.5%-8.9% (5.9%)
Asset-backed	101	Income approach	Discount rate(a)	3.0%-9.0%(5.9%)
Corporate – non-U.S.	304	Income approach	Discount rate(a)	3.3%-46.0%(22.2%)
Other financial assets	93	Income approach,	EBITDA multiple	5.4X-8.9X(6.9X)
		Market comparables	Capitalization rate	6.3%-7.5%(7.2%)

(a)	Discount rates are determined based on inputs that market participants would use when pricing investments, including credit and liquidity risk. An increase in the discount rate would result in a decrease in the fair value.

At December 31, 2014 and 2013, other Level 3 recurring fair value measurements of $2,596 million and $2,653 million, respectively, and non-recurring measurements of $657 million and $894 million, respectively, are valued using non-binding broker quotes or other third-party sources. At December 31, 2014 and 2013, other recurring fair value measurements of $210 million and $214 million, respectively, and non-recurring fair value measurements of $18 million and $379 million, respectively, were individually insignificant and utilize a number of different unobservable inputs not subject to meaningful aggregation.

NOTE 22. FINANCIAL INSTRUMENTS

The following table provides information about assets and liabilities not carried at fair value. The table excludes finance leases and non-financial assets and liabilities. Substantially all of the assets discussed below are considered to be Level 3. The vast majority of our liabilities' fair value can be determined based on significant observable inputs and thus considered Level 2. Few of the instruments are actively traded and their fair values must often be determined using financial models. Realization of the fair value of these instruments depends upon market forces beyond our control, including marketplace liquidity.

	2014			2013
		Assets (liabilities)			Assets (liabilities)
		Carrying			Carrying
	Notional	amount	Estimated	Notional	amount	Estimated
December 31 (In millions)	amount	(net)	fair value	amount	(net)	fair value

GE
Assets
Investments and notes
receivable	$ (a)	$502	$551	$ (a)	$488	$512
Liabilities
Borrowings(b)	(a)	(16,340)	(17,503)	(a)	(13,356)	(13,707)

GECC
Assets
Loans	(a)	115,889	120,067	(a)	124,288	128,037
Other commercial mortgages	(a)	1,427	1,508	(a)	1,609	1,619
Loans held for sale	(a)	778	799	(a)	82	82
Other financial instruments(c)	(a)	122	136	(a)	231	267
Liabilities
Borrowings and bank
deposits(b)(d)	(a)	(317,674)	(333,956)	(a)	(341,709)	(357,073)
Investment contract benefits	(a)	(2,970)	(3,565)	(a)	(3,144)	(3,644)
Guaranteed investment contracts	(a)	(1,000)	(1,031)	(a)	(1,471)	(1,459)
Insurance – credit life(e)	1,843	(90)	(77)	2,149	(108)	(94)

(a)	These financial instruments do not have notional amounts.
(b)	See Note 10.
(c)	Principally comprises cost method investments.

(d)	Fair values exclude interest rate and currency derivatives designated as hedges of borrowings. Had they been included, the fair value of borrowings at December 31, 2014 and 2013 would have been reduced by $5,020 million and $2,284 million, respectively.

(e)	Net of reinsurance of $964 million and $1,250 million at December 31, 2014 and 2013, respectively.

A description of how we estimate fair values follows:

Loans. Based on a discounted future cash flows methodology, using current market interest rate data adjusted for inherent credit risk or quoted market prices and recent transactions, if available.

Borrowings and bank deposits. Based on valuation methodologies using current market interest rate data that are comparable to market quotes adjusted for our non-performance risk.

Investment contract benefits. Based on expected future cash flows, discounted at currently offered rates for immediate annuity contracts or the income approach for single premium deferred annuities.

Guaranteed investment contracts. Based on valuation methodologies using current market interest rate data, adjusted for our non-performance risk.

Insurance – credit life. Certain insurance affiliates, primarily in Consumer, issue credit life insurance designed to pay the balance due on a loan if the borrower dies before the loan is repaid.  As part of our overall risk management process, we cede to third parties a portion of this associated risk, but are not relieved of our primary obligation to the policy holders.

All other instruments. Based on observable market transaction and/or valuation methodologies using current market interest rate data adjusted for inherent credit risk.

Assets and liabilities that are reflected in the accompanying financial statements at fair value are not included in the above disclosures; such items include cash and equivalents, investment securities and derivative financial instruments.

Additional information about Notional Amounts of Loan Commitments follows.

NOTIONAL AMOUNTS OF LOAN COMMITMENTS

December 31 (In millions)	2014	2013

Ordinary course of business lending commitments(a)	$1,214	$1,727
Unused revolving credit lines(b)
Commercial	2,908	2,908
Consumer – principally credit cards	306,188	290,662

(a)	Excluded investment commitments of $818 million and $955 million at December 31, 2014 and 2013, respectively.
(b)	Excluded amounts related to inventory financing arrangements, which may be withdrawn at our option, of $47 million and $110 million at December 31, 2014 and 2013, respectively.

SECURITIES REPURCHASE AND REVERSE REPURCHASE ARRANGEMENTS

Our issuances of securities repurchase agreements are insignificant and are limited to activities at certain of our foreign banks primarily for purposes of liquidity management. At December 31, 2014, we were party to repurchase agreements totaling $169 million, which were reported in short-term borrowings on the financial statements. No repurchase agreements were accounted for as off-book financing and we do not engage in securities lending transactions.

We also enter into reverse securities repurchase agreements, primarily for short-term investment with maturities of 90 days or less. At December 31, 2014, we were party to reverse repurchase agreements totaling $11.5 billion, which were reported in cash and equivalents on the financial statements. Under these reverse securities repurchase agreements, we typically lend available cash at a specified rate of interest and hold U.S. or highly-rated European government securities as collateral during the term of the agreement. Collateral value is in excess of amounts loaned under the agreements.

DERIVATIVES AND HEDGING

As a matter of policy, we use derivatives for risk management purposes and we do not use derivatives for speculative purposes. A key risk management objective for our financial services businesses is to mitigate interest rate and currency risk by seeking to ensure that the characteristics of the debt match the assets they are funding. If the form (fixed versus floating) and currency denomination of the debt we issue do not match the related assets, we typically execute derivatives to adjust the nature and tenor of funding to meet this objective within pre-defined limits. The determination of whether we enter into a derivative transaction or issue debt directly to achieve this objective depends on a number of factors, including market related factors that affect the type of debt we can issue.

The notional amounts of derivative contracts represent the basis upon which interest and other payments are calculated and are reported gross, except for offsetting foreign currency forward contracts that are executed in order to manage our currency risk of net investment in foreign subsidiaries. Of the outstanding notional amount of $289,000 million, approximately 88% or $255,000 million, is associated with reducing or eliminating the interest rate, currency or market risk between financial assets and liabilities in our financial services businesses. The remaining derivative activities primarily relate to hedging against adverse changes in currency exchange rates and commodity prices related to anticipated sales and purchases and contracts containing certain clauses that meet the accounting definition of a derivative. The instruments used in these activities are designated as hedges when practicable. When we are not able to apply hedge accounting, or when the derivative and the hedged item are both recorded in earnings concurrently, the derivatives are deemed economic hedges and hedge accounting is not applied. This most frequently occurs when we hedge a recognized foreign currency transaction (e.g., a receivable or payable) with a derivative. Since the effects of changes in exchange rates are reflected concurrently in earnings for both the derivative and the transaction, the economic hedge does not require hedge accounting.

FAIR VALUE OF DERIVATIVES

	2014		2013
December 31 (In millions)	Assets	Liabilities	Assets	Liabilities

Derivatives accounted for as hedges
Interest rate contracts	$5,859	$461	$3,837	$1,989
Currency exchange contracts	2,579	884	1,830	984
Other contracts	-	2	1	-
	8,438	1,347	5,668	2,973

Derivatives not accounted for as hedges
Interest rate contracts	111	64	59	95
Currency exchange contracts	1,209	3,450	2,250	2,238
Other contracts	239	42	231	27
	1,559	3,556	2,540	2,360

Gross derivatives recognized in statement of
financial position
Gross derivatives	9,997	4,903	8,208	5,333
Gross accrued interest	1,392	(24)	1,210	(254)
	11,389	4,879	9,418	5,079

Amounts offset in statement of financial position
Netting adjustments(a)	(3,886)	(3,902)	(4,107)	(4,106)
Cash collateral(b)	(3,698)	(461)	(2,610)	(208)
	(7,584)	(4,363)	(6,717)	(4,314)

Net derivatives recognized in statement of
financial position
Net derivatives	3,805	516	2,701	765

Amounts not offset in statement of
financial position
Securities held as collateral(c)	(3,188)	-	(1,962)	-

Net amount	$617	$516	$739	$765

Derivatives are classified in the captions "All other assets" and "All other liabilities" and the related accrued interest is classified in "Other GECC receivables" and "All other liabilities" in our financial statements.
(a)
The netting of derivative receivables and payables is permitted when a legally enforceable master netting agreement exists. Amounts include fair value adjustments related to our own and counterparty non-performance risk. At December 31, 2014 and 2013, the cumulative adjustment for non-performance risk was a gain (loss) of $16 million and $(1) million, respectively.

(b)	Excluded excess cash collateral received and posted of $63 million and $211 million, and $160 million and $31 million at December 31, 2014 and 2013, respectively.
(c)	Excluded excess securities collateral received of $397 million and $363 million at December 31, 2014 and 2013, respectively.

FAIR VALUE HEDGES

We use interest rate and currency exchange derivatives to hedge the fair value effects of interest rate and currency exchange rate changes on local and non-functional currency denominated fixed-rate debt. For relationships designated as fair value hedges, changes in fair value of the derivatives are recorded in earnings within interest and other financial charges, along with offsetting adjustments to the carrying amount of the hedged debt.

EARNINGS EFFECTS OF FAIR VALUE HEDGING RELATIONSHIPS

	2014		2013
	Gain (loss)	Gain (loss)	Gain (loss)	Gain (loss)
	on hedging	on hedged	on hedging	on hedged
(In millions)	derivatives	items	derivatives	items

Interest rate contracts	$3,898	$(3,973)	$(5,258)	$5,180
Currency exchange contracts	(19)	17	(7)	6

Fair value hedges resulted in $(77) million and $(79) million of ineffectiveness in 2014 and 2013, respectively. In both 2014 and 2013, there were insignificant amounts excluded from the assessment of effectiveness.

CASH FLOW HEDGES

We use interest rate, currency exchange and commodity derivatives to reduce the variability of expected future cash flows associated with variable rate borrowings and commercial purchase and sale transactions, including commodities. For derivatives that are designated in a cash flow hedging relationship, the effective portion of the change in fair value of the derivative is reported as a component of AOCI and reclassified into earnings contemporaneously and in the same caption with the earnings effects of the hedged transaction.

			Gain (loss) reclassified
	Gain (loss) recognized in AOCI		from AOCI into earnings
(In millions)	2014	2013	2014	2013

Interest rate contracts	$(1)	$(26)	$(234)	$(364)
Currency exchange contracts	(541)	941	(641)	817
Commodity contracts	(4)	(6)	(3)	(5)
Total(a)	$(546)	$909	$(878)	$448

(a)	Gain (loss) is recorded in GECC revenues from services, interest and other financial charges, and other costs and expenses when reclassified to earnings.

The total pre-tax amount in AOCI related to cash flow hedges of forecasted transactions was a $213 million loss at December 31, 2014. We expect to transfer $212 million to earnings as an expense in the next 12 months contemporaneously with the earnings effects of the related forecasted transactions. In both 2014 and 2013, we recognized insignificant gains and losses related to hedged forecasted transactions and firm commitments that did not occur by the end of the originally specified period. At December 31, 2014 and 2013, the maximum term of derivative instruments that hedge forecasted transactions was 18 years and 19 years, respectively. See Note15 for additional information about reclassifications out of AOCI.

For cash flow hedges, the amount of ineffectiveness in the hedging relationship and amount of the changes in fair value of the derivatives that are not included in the measurement of ineffectiveness were insignificant for each reporting period.

NET INVESTMENT HEDGES IN FOREIGN OPERATIONS

We use currency exchange derivatives to protect our net investments in global operations conducted in non-U.S. dollar currencies. For derivatives that are designated as hedges of net investment in a foreign operation, we assess effectiveness based on changes in spot currency exchange rates. Changes in spot rates on the derivative are recorded as a component of AOCI until such time as the foreign entity is substantially liquidated or sold, or upon the loss of a controlling interest in a foreign entity. The change in fair value of the forward points, which reflects the interest rate differential between the two countries on the derivative, is excluded from the effectiveness assessment.

GAINS (LOSSES) RECOGNIZED THROUGH CTA

	Gain (loss) recognized in CTA		Gain (loss) reclassified from CTA
(In millions)	2014	2013	2014	2013

Currency exchange contracts(a)	$5,741	$2,322	$88	$(1,525)

(a)            Gain (loss) is recorded in GECC revenues from services when reclassified out of AOCI.

The amounts related to the change in the fair value of the forward points that are excluded from the measure of effectiveness were $(549) million and $(678) million for the years ended December 31, 2014 and 2013, respectively, and were recorded in interest and other financial charges.

FREE-STANDING DERIVATIVES

Changes in the fair value of derivatives that are not designated as hedges are recorded in earnings each period. As discussed above, these derivatives are typically entered into as economic hedges of changes in interest rates, currency exchange rates, commodity prices and other risks. Gains or losses related to the derivative are typically recorded in GECC revenues from services or other income, based on our accounting policy. In general, the earnings effects of the item that represent the economic risk exposure are recorded in the same caption as the derivative. Gains (losses) for the year ended December 31, 2014 on derivatives not designated as hedges were $(2,077) million composed of amounts related to interest rate contracts of $(90) million, currency exchange contracts of $(2,041) million, and other derivatives of $54 million. These losses were more than offset by the earnings effects from the underlying items that were economically hedged. Gains (losses) for the year ended December 31, 2013 on derivatives not designated as hedges were $(497) million composed of amounts related to interest rate contracts of $(169) million, currency exchange contracts of $(552) million, and other derivatives of $224 million. These losses were more than offset by the earnings effects from the underlying items that were economically hedged.

COUNTERPARTY CREDIT RISK

Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our agreements) on an individual counterparty basis. Where we have agreed to netting of derivative exposures with a counterparty, we net our exposures with that counterparty and apply the value of collateral posted to us to determine the exposure. We actively monitor these net exposures against defined limits and take appropriate actions in response, including requiring additional collateral.

As discussed above, we have provisions in certain of our master agreements that require counterparties to post collateral (typically, cash or U.S. Treasury securities) when our receivable due from the counterparty, measured at current market value, exceeds a specified limit. The fair value of such collateral was $6,886 million at December 31, 2014, of which $3,698 million was cash and $3,188 million was in the form of securities held by a custodian for our benefit. Under certain of these same agreements, we post collateral to our counterparties for our derivative obligations, the fair value of which was $461 million at December 31, 2014. At December 31, 2014, our exposure to counterparties (including accrued interest), net of collateral we hold, was $504 million. This excludes exposure related to embedded derivatives.

Additionally, our master agreements typically contain mutual downgrade provisions that provide the ability of each party to require termination if the long-term credit rating of the counterparty were to fall below A-/A3. In certain of these master agreements, each party also has the ability to require termination if the short-term rating of the counterparty were to fall below A-1/P-1. Our master agreements also typically contain provisions that provide termination rights upon the occurrence of certain other events, such as a bankruptcy or events of default by one of the parties. If an agreement was terminated under any of these circumstances, the termination amount payable would be determined on a net basis and could also take into account any collateral posted. The net amount of our derivative liability, after consideration of collateral posted by us and outstanding interest payments was $471 million at December 31, 2014. This excludes embedded derivatives.

NOTE 23. VARIABLE INTEREST ENTITIES
We use variable interest entities primarily to securitize financial assets and arrange other forms of asset-backed financing in the ordinary course of business. Except as noted below, investors in these entities only have recourse to the assets owned by the entity and not to our general credit. We do not have implicit support arrangements with any VIE. We did not provide non-contractual support for previously transferred financing receivables to any VIE in 2014 or 2013.
In evaluating whether we have the power to direct the activities of a VIE that most significantly impact its economic performance, we consider the purpose for which the VIE was created, the importance of each of the activities in which it is engaged and our decision-making role, if any, in those activities that significantly determine the entity's economic performance as compared to other economic interest holders. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affects the entity's future performance and the exercise of professional judgment in deciding which decision-making rights are most important.
In determining whether we have the right to receive benefits or the obligation to absorb losses that could potentially be significant to the VIE, we evaluate all of our economic interests in the entity, regardless of form (debt, equity, management and servicing fees, and other contractual arrangements). This evaluation considers all relevant factors of the entity's design, including: the entity's capital structure, contractual rights to earnings (losses), subordination of our interests relative to those of other investors, contingent payments, as well as other contractual arrangements that have the potential to be economically significant. The evaluation of each of these factors in reaching a conclusion about the potential significance of our economic interests is a matter that requires the exercise of professional judgment.
CONSOLIDATED VARIABLE INTEREST ENTITIES

We consolidate VIEs because we have the power to direct the activities that significantly affect the VIE's economic performance, typically because of our role as either servicer or manager for the VIE. Our consolidated VIEs fall into three main groups, which are further described below:

•
Trinity comprises two consolidated entities that hold investment securities, the majority of which are investment-grade, and were funded by the issuance of GICs. The GICs include conditions under which certain holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3 or the short-term credit ratings fall below A-1+/P-1. The outstanding GICs are subject to their scheduled maturities and individual terms, which may include provisions permitting redemption upon a downgrade of one or more of GECC's ratings, among other things, and are reported in investment contracts, insurance liabilities and insurance annuity benefits.

•
Consolidated Securitization Entities (CSEs) were created to facilitate securitization of financial assets and other forms of asset-backed financing that serve as an alternative funding source by providing access to variable funding notes and term markets. The securitization transactions executed with these entities are similar to those used by many financial institutions and all are non-recourse. We provide servicing for substantially all of the assets in these entities.

The financing receivables in these entities have similar risks and characteristics to our other financing receivables and were underwritten to the same standard. Accordingly, the performance of these assets has been similar to our other financing receivables; however, the blended performance of the pools of receivables in these entities reflects the eligibility criteria that we apply to determine which receivables are selected for transfer. Contractually the cash flows from these financing receivables must first be used to pay third-party debt holders as well as other expenses of the entity. Excess cash flows are available to GE. The creditors of these entities have no claim on other assets of GE.
•
Other remaining assets and liabilities of consolidated VIEs relate primarily to three categories of entities: (1) joint ventures that lease equipment with $527 million of assets and $527 million of liabilities; (2) other entities that are involved in power generating and leasing activities with $667 million of assets and no liabilities; and (3) insurance entities that, among other lines of business, provide property and casualty and workers' compensation coverage for GE with $1,162 million of assets and $541 million of liabilities.

ASSETS AND LIABILITIES OF CONSOLIDATED VIEs

		Consolidated Securitization Entities
						Trade
(In millions)	Trinity(a)	Credit cards	(b)	Equipment	(b)	receivables		Other	Total

December 31, 2014
Assets(c)
Financing receivables, net	$-	$25,645		$526		$-		$504	$26,675
Current receivables	-	-		-		3,028	(d)	509	3,537
Investment securities	2,369	-		-		-		1,005	3,374
Other assets	17	1,059		16		2		2,329	3,423
Total	$2,386	$26,704		$542		$3,030		$4,347	$37,009

Liabilities(c)
Borrowings	$-	$-		$-		$-		$517	$517
Non-recourse borrowings	-	14,967		436		2,692		-	18,095
Other liabilities	1,022	332		123		26		1,367	2,870
Total	$1,022	$15,299		$559		$2,718		$1,884	$21,482

December 31, 2013
Assets(c)
Financing receivables, net	$-	$24,766		$752		$-		$581	$26,099
Current receivables	-	-		-		2,509		349	2,858
Investment securities	2,786	-		-		-		1,044	3,830
Other assets	213	20		31		-		1,944	2,208
Total	$2,999	$24,786		$783		$2,509		$3,918	$34,995

Liabilities(c)
Borrowings	$-	$-		$-		$-		$592	$592
Non-recourse borrowings	-	15,363		628		2,180		-	18,171
Other liabilities	1,482	228		82		25		1,130	2,947
Total	$1,482	$15,591		$710		$2,205		$1,722	$21,710

(a)	Excluded intercompany advances from GECC to Trinity, which were eliminated in consolidation of $1,565 million and $1,837 million at December 31, 2014 and 2013, respectively.
(b)
We provide servicing to the CSEs and are contractually permitted to commingle cash collected from customers on financing receivables sold to CSE investors with our own cash prior to payment to a CSE, provided our short-term credit rating does not fall below A-1/P-1. These CSEs also owe us amounts for purchased financial assets and scheduled interest and principal payments. At December 31, 2014 and 2013, the amounts of commingled cash owed to the CSEs were $235 million and $4,071 million, respectively, and the amounts owed to us by CSEs were $389 million and $3,341 million, respectively.

(c)
Asset amounts exclude intercompany receivables for cash collected on behalf of the entities by GECC as servicer, which are eliminated in consolidation. Such receivables provide the cash to repay the entities' liabilities. If these intercompany receivables were included in the table above, assets would be higher. In addition, other assets, borrowings and other liabilities exclude intercompany balances that are eliminated in consolidation.

(d)
Included $686 million of receivables originated by Appliances. We require third party debt holder consent to sell these assets. The receivables will be included in assets of businesses held for sale when the consent is received.

Total revenues from our consolidated VIEs were $6,923 million, $6,529 million and $6,018 million in 2014, 2013 and 2012, respectively. Related expenses consisted primarily of provisions for losses of $1,148 million, $1,223 million and $1,159 million in 2014, 2013 and 2012, respectively, and interest and other financial charges of $270 million, $267 million and $306 million in 2014, 2013 and 2012, respectively.  These amounts do not include intercompany revenues and costs, principally fees and interest between GE and the VIEs, which are eliminated in consolidation.

INVESTMENTS IN UNCONSOLIDATED VARIABLE INTEREST ENTITIES

Our involvement with unconsolidated VIEs consists of the following activities: assisting in the formation and financing of the entity; providing recourse and/or liquidity support; servicing the assets; and receiving variable fees for services provided. We are not required to consolidate these entities because the nature of our involvement with the activities of the VIEs does not give us power over decisions that significantly affect their economic performance.

The classification of our variable interests in these entities in our financial statements is based on the nature of the entity and the type of investment we hold. Variable interests in partnerships and corporate entities are classified as either equity method or cost method investments. In the ordinary course of business, we also make investments in entities in which we are not the primary beneficiary but may hold a variable interest such as limited partner interests or mezzanine debt investments. These investments are classified in two captions in our financial statements: "All other assets" for investments accounted for under the equity method, and "Financing receivables – net" for debt financing provided to these entities.

INVESTMENTS IN UNCONSOLIDATED VIEs

December 31 (In millions)	2014	2013

Other assets and investment securities	$806	$809
Financing receivables – net	120	156
Total investments	926	965
Contractual obligations to fund investments or guarantees	17	124
Revolving lines of credit	20	7
Total	$963	$1,096

In addition to the entities included in the table above, we also hold passive investments in RMBS, CMBS and ABS issued by VIEs. Such investments were, by design, investment-grade at issuance and held by a diverse group of investors. Further information about such investments is provided in Note 3.

NOTE 24. COMMITMENTS, PRODUCT WARRANTIES AND GUARANTEES

COMMITMENTS

In our Aviation segment, we had committed to provide financing assistance on $2,887 million of future customer acquisitions of aircraft equipped with our engines, including commitments made to airlines in 2014 for future sales under our GE90 and GEnx engine campaigns. The GECAS business of GE Capital had placed multiple-year orders for various Boeing, Airbus and other aircraft with list prices approximating $25,232 million and secondary orders with airlines for used aircraft of approximately $2,144 million at December 31, 2014.

PRODUCT WARRANTIES

We provide for estimated product warranty expenses when we sell the related products. Because warranty estimates are forecasts that are based on the best available information – mostly historical claims experience – claims costs may differ from amounts provided. An analysis of changes in the liability for product warranties follows.

(In millions)	2014	2013	2012

Balance at January 1	$1,370	$1,429	$1,553
Current-year provisions	593	798	645
Expenditures	(714)	(867)	(757)
Other changes	(50)	10	(12)
Balance at December 31	$1,199	$1,370	$1,429

GUARANTEES

Our guarantees are provided in the ordinary course of business. We underwrite these guarantees considering economic, liquidity and credit risk of the counterparty. We believe that the likelihood is remote that any such arrangements could have a significant adverse effect on our financial position, results of operations or liquidity. We record liabilities for guarantees at estimated fair value, generally the amount of the premium received, or if we do not receive a premium, the amount based on appraisal, observed market values or discounted cash flows. Any associated expected recoveries from third parties are recorded as other receivables, not netted against the liabilities.

At December 31, 2014, we were committed under the following guarantee arrangements beyond those provided on behalf of VIEs. See Note 23.

Credit Support. We have provided $1,220 million of credit support on behalf of certain customers or associated companies, predominantly joint ventures and partnerships, using arrangements such as standby letters of credit and performance guarantees. These arrangements enable these customers and associated companies to execute transactions or obtain desired financing arrangements with third parties. Should the customer or associated company fail to perform under the terms of the transaction or financing arrangement, we would be required to perform on their behalf. Under most such arrangements, our guarantee is secured, usually by the asset being purchased or financed, or possibly by certain other assets of the customer or associated company. The length of these credit support arrangements parallels the length of the related financing arrangements or transactions. The liability for such credit support was $28 million at December 31, 2014.

Indemnification Agreements. We have agreements that require us to fund up to $26 million at December 31, 2014 under residual value guarantees on a variety of leased equipment. Under most of our residual value guarantees, our commitment is secured by the leased asset. The liability for these indemnification agreements was $10 million at December 31, 2014.

At December 31, 2014, we also had $712 million of other indemnification commitments, substantially all of which relate to representations and warranties in sales of businesses or assets.

Contingent Consideration. These are agreements to provide additional consideration to a buyer or seller in a business combination if contractually specified conditions related to the acquisition or disposition are achieved.

NOTE 25. SUPPLEMENTAL CASH FLOWS INFORMATION

Changes in operating assets and liabilities are net of acquisitions and dispositions of principal businesses.

Amounts reported in the "Proceeds from sales of discontinued operations" and "Proceeds from principal business dispositions" lines in the Statement of Cash Flows are net of cash disposed and included certain deal-related costs. Amounts reported in the "Net cash from (payments for) principal businesses purchased" line is net of cash acquired and included certain deal-related costs and debt assumed and immediately repaid in acquisitions. Amounts reported in the "Proceeds from sale of equity interest in NBCU LLC" line included certain deal-related costs.

Amounts reported in the "All other operating activities" line in the Statement of Cash Flows consist primarily of adjustments to current and noncurrent accruals, deferrals of costs and expenses and adjustments to assets. GECC had non-cash transactions related to foreclosed properties and repossessed assets totaling $218 million, $482 million and $839 million in 2014, 2013 and 2012, respectively. Certain supplemental information related to our cash flows is shown below.

For the years ended December 31 (In millions)	2014	2013	2012

GE
Net dispositions (purchases) of GE shares for treasury
Open market purchases under share repurchase program	$(2,211)	$(10,225)	$(5,005)
Other purchases	(49)	(91)	(110)
Dispositions	1,042	1,038	951
	$(1,218)	$(9,278)	$(4,164)
GECC
All other operating activities
Cash collateral on derivative contracts	$749	$(2,281)	$2,937
Increase (decrease) in other liabilities	(1,548)	2,284	773
Other	3,867	2,158	503
	$3,068	$2,161	$4,213
Net decrease (increase) in GECC financing receivables
Increase in loans to customers	$(82,283)	$(74,317)	$(81,451)
Principal collections from customers - loans	74,807	78,687	82,199
Investment in equipment for financing leases	(1,114)	(1,839)	(1,867)
Principal collections from customers - financing leases	2,212	3,102	3,073
Net change in credit card receivables	(5,571)	(8,058)	(8,030)
Sales of financing receivables	5,580	3,018	1,546
	$(6,369)	$593	$(4,530)
All other investing activities
Purchases of investment securities	$(6,890)	$(7,149)	$(13,766)
Dispositions and maturities of investment securities	6,284	10,542	15,747
Decrease (increase) in other assets - investments	(765)	2,292	6,185
Other	10,125	19,102	23,881
	$8,754	$24,787	$32,047
Newly issued debt (maturities longer than 90 days)
Short-term (91 to 365 days)	$29	$55	$59
Long-term (longer than one year)	29,126	38,262	45,344
	$29,155	$38,317	$45,403
Repayments and other reductions (maturities longer than 90 days)
Short-term (91 to 365 days)	$(42,239)	$(47,700)	$(86,098)
Long-term (longer than one year)	(3,890)	(2,439)	(6,195)
Principal payments - non-recourse, leveraged leases	(304)	(434)	(283)
	$(46,433)	$(50,573)	$(92,576)
All other financing activities
Proceeds from sales of investment contracts	$322	$491	$2,697
Redemption of investment contracts	(1,113)	(980)	(5,515)
Other	(438)	(384)	(1)
	$(1,229)	$(873)	$(2,819)

NOTE 26. INTERCOMPANY TRANSACTIONS

Transactions between related companies are made on an arms-length basis, are eliminated and consist primarily of GECC dividends to GE; GE customer receivables sold to GECC; GECC services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased between GE and GECC; information technology (IT) and other services sold to GECC by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECC from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs.

These intercompany transactions are reported in the GE and GECC columns of our financial statements, but are eliminated in deriving our consolidated financial statements. Effects of these eliminations on our consolidated cash flows from operating, investing and financing activities are $(5,404) million, $1,978 million and $3,426 million for 2014, $(5,088) million, $492 million and $4,690 million for 2013 and $(8,542) million, $2,328 million and $6,703 million for 2012, respectively. Details of these eliminations are shown below.

(In millions)	2014	2013	2012

Cash from (used for) operating activities-continuing operations
Combined	$28,575	$27,555	$30,640
GE customer receivables sold to GECC	(1,918)	360	(1,809)
GECC dividends to GE	(3,000)	(5,985)	(6,426)
Other reclassifications and eliminations	(486)	537	(307)
	$23,171	$22,467	$22,098
Cash from (used for) investing activities-continuing operations
Combined	$(3,101)	$37,741	$19,208
GE customer receivables sold to GECC	1,766	262	2,005
Other reclassifications and eliminations	212	230	323
	$(1,123)	$38,233	$21,536
Cash from (used for) financing activities-continuing operations
Combined	$(23,126)	$(53,276)	$(59,063)
GE customer receivables sold to GECC	152	(622)	(196)
GECC dividends to GE	3,000	5,985	6,426
Other reclassifications and eliminations	274	(673)	473
	$(19,700)	$(48,586)	$(52,360)

NOTE 27. SUPPLEMENTAL INFORMATION ABOUT THE CREDIT QUALITY OF FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

CREDIT QUALITY INDICATORS

Detailed information about the credit quality of our Commercial and Consumer financing receivables portfolios is provided below. For each portfolio, we describe the characteristics of the financing receivables and provide information about collateral, payment performance, credit quality indicators and impairment. We manage these portfolios using delinquency and nonaccrual data as key performance indicators. The categories used within this section such as impaired loans, troubled debt restructuring (TDR) and nonaccrual financing receivables are defined by the authoritative guidance and we base our categorization on the related scope and definitions contained in the related standards. The categories of nonaccrual and delinquent are used in our process for managing our financing receivables.

PAST DUE AND NONACCRUAL FINANCING RECEIVABLES

	2014					2013
	Over 30 days	Over 90 days				Over 30 days	Over 90 days
December 31 (In millions)	past due	past due		Nonaccrual		past due	past due		Nonaccrual

Commercial
CLL	$610	$131		$25		$465	$83		$12
Energy Financial Services	-	-		68		-	-		4
GECAS	-	-		419		-	-		-
Other	-	-		-		-	-		6
Total Commercial	610	131		512	(a)	465	83		22	(a)

Consumer
Non-U.S. residential mortgages	2,171	1,195		1,262		3,406	2,104		2,161
Non-U.S. installment and revolving credit	333	89		53		601	159		106
U.S. installment and revolving credit	2,492	1,147		2		2,442	1,105		2
Other	141	64		167		172	99		351
Total Consumer	5,137	2,495	(b)	1,484	(c)	6,621	3,467	(b)	2,620	(c)
Total	$5,747	$2,626		$1,996		$7,086	$3,550		$2,642
Total as a percent of financing receivables	4.5%	2.1%		1.6%		5.2%	2.6%		2.0%

(a)	Included $484 million and $16 million at December 31, 2014 and 2013, respectively, that are currently paying in accordance with their contractual terms.
(b)
Included $1,231 million and $1,197 million of Consumer loans at December 31, 2014 and 2013, respectively, that are over 90 days past due and continue to accrue interest until the accounts are written off in the period that the account becomes 180 days past due.

(c)	Included $179 million and $324 million at December 31, 2014 and 2013, respectively, that are currently paying in accordance with their contractual terms.

IMPAIRED LOANS AND RELATED RESERVES

	With no specific allowance			With a specific allowance
	Recorded	Unpaid	Average	Recorded	Unpaid		Average
	investment	principal	investment	investment	principal	Associated	investment
December 31 (In millions)	in loans	balance	in loans	in loans	balance	allowance	in loans

2014

Commercial
CLL	$10	$10	$7	$5	$5	$4	$4
Energy Financial Services	53	54	26	15	15	12	24
GECAS	329	337	88	-	-	-	15
Other	-	-	-	-	-	-	1
Total Commercial(b)	392	401	121	20	20	16	44

Consumer(c)	138	179	120	2,042	2,092	408	2,547
Total	$530	$580	$241	$2,062	$2,112	$424	$2,591

2013

Commercial
CLL	$6	$6	$7	$2	$2	$2	$2
Energy Financial Services	-	-	-	4	4	1	2
GECAS	-	-	-	-	-	-	1
Other	2	3	9	4	4	-	5
Total Commercial(b)	8	9	16	10	10	3	10

Consumer(c)	109	153	98	2,879	2,948	567	3,058
Total	$117	$162	$114	$2,889	$2,958	$570	$3,068

(a)
Write-offs to net realizable value are recognized against the allowance for losses primarily in the reporting period in which management has deemed all or a portion of the financing receivable to be uncollectible, but not later than 360 days after initial recognition of a specific reserve for a collateral dependent loan.

(b)
We recognized insignificant amounts of interest income, including none on a cash basis, at December 31, 2014 and 2013, respectively, in CLL. The total average investment in impaired loans at December 31, 2014 and 2013 was $165 million and $26 million, respectively.

(c)
We recognized $126 million and $221 million of interest income, including $5 million, and $3 million on a cash basis, at December 31, 2014 and 2013, respectively, principally in our Consumer-U.S. installment and revolving credit portfolios. The total average investment in impaired loans at December 31, 2014 and 2013 was $2,667 million and $3,156 million, respectively.

December 31 (In millions)	Non-impaired financing receivables	General reserves	Impaired loans	Specific reserves

2014

Commercial	$25,329	$77	$412	$16
Consumer	98,640	3,603	2,180	408
Total	$123,969	$3,680	$2,592	$424

2013

Commercial	$26,408	$41	$18	$3
Consumer	106,051	3,414	2,988	567
Total	$132,459	$3,455	$3,006	$570

IMPAIRED LOAN BALANCE CLASSIFIED BY THE METHOD USED TO MEASURE IMPAIRMENT

December 31 (In millions)	2014	2013

Discounted cash flow	$2,149	$2,751
Collateral value	443	255
Total	$2,592	$3,006

Our loss mitigation strategy is intended to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions, forbearance or other actions, which may cause the related loan to be classified as a troubled debt restructuring (TDR), and also as impaired. The determination of whether these changes to the terms and conditions of our commercial loans meet the TDR criteria includes our consideration of all relevant facts and circumstances. At December 31, 2014, TDRs included in impaired loans were $2,182 million, primarily relating to Consumer ($2,132 million) and GECAS ($48 million).

Impaired loans in our Consumer business represent restructured smaller balance homogeneous loans meeting the definition of a TDR, and are therefore subject to the disclosure requirement for impaired loans, and commercial loans in our Consumer–Other portfolio. The recorded investment of these impaired loans totaled $2,180 million (with an unpaid principal balance of $2,271 million) and comprised $138 million with no specific allowance, primarily all in our Consumer–Other portfolio, and $2,042 million with a specific allowance of $408 million at December 31, 2014. The impaired loans with a specific allowance included $70 million with a specific allowance of $7 million in our Consumer–Other portfolio and $1,972 million with a specific allowance of $401 million across the remaining Consumer business and had an unpaid principal balance and average investment of $2,092 million and $2,547 million, respectively, at December 31, 2014.

Impaired loans classified as TDRs in our Consumer business were $2,132 million and $2,874 million at December 31, 2014 and 2013, respectively. We utilize certain loan modification programs for borrowers experiencing financial difficulties in our Consumer loan portfolio. These loan modification programs primarily include interest rate reductions and payment deferrals in excess of three months, which were not part of the terms of the original contract, and are primarily concentrated in our non-U.S. residential mortgage and U.S. credit card portfolios. For the year ended December 31, 2014, we modified $981 million of consumer loans for borrowers experiencing financial difficulties, which are classified as TDRs, and included $506 million of non-U.S. consumer loans, primarily residential mortgages, credit cards and personal loans and $475 million of U.S. consumer loans, primarily credit cards. We expect borrowers whose loans have been modified under these programs to continue to be able to meet their contractual obligations upon the conclusion of the modification. Of our $981 million and $1,441 million of modifications classified as TDRs during 2014 and 2013, respectively, $102 million and $266 million have subsequently experienced a payment default in 2014 and 2013, respectively.

We also utilize certain short-term (three months or less) loan modification programs for borrowers experiencing temporary financial difficulties in our Consumer loan portfolio, which are not classified as TDRs. These loan modification programs are primarily concentrated in our non-U.S. residential mortgage and non-U.S. installment and revolving portfolios. We sold our U.S. residential mortgage business in 2007 and, as such, do not participate in the U.S. government-sponsored mortgage modification programs. For the year ended December 31, 2014, we provided short-term modifications of $45 million of consumer loans for borrowers experiencing financial difficulties, substantially all in our non-U.S. residential mortgage, credit card and personal loan portfolios. For these modified loans, we provided insignificant interest rate reductions and payment deferrals, which were not part of the terms of the original contract. We expect borrowers whose loans have been modified under these short-term programs to continue to be able to meet their contractual obligations upon the conclusion of the short-term modification.

SUPPLEMENTAL CREDIT QUALITY INFORMATION

COMMERCIAL

Substantially all of our Commercial financing receivables portfolio is secured lending and we assess the overall quality of the portfolio based on the potential risk of loss measure. The metric incorporates both the borrower's credit quality along with any related collateral protection.

Our internal risk ratings process is an important source of information in determining our allowance for losses and represents a comprehensive approach to evaluate risk in our financing receivables portfolios. In deriving our internal risk ratings, we stratify our Commercial portfolios into 21 categories of default risk and/or six categories of loss given default to group into three categories: A, B and C. Our process starts by developing an internal risk rating for our borrowers, which is based upon our proprietary models using data derived from borrower financial statements, agency ratings, payment history information, equity prices and other commercial borrower characteristics. We then evaluate the potential risk of loss for the specific lending transaction in the event of borrower default, which takes into account such factors as applicable collateral value, historical loss and recovery rates for similar transactions, and our collection capabilities. Our internal risk ratings process and the models we use are subject to regular monitoring and internal controls. The frequency of rating updates is set by our credit risk policy, which requires annual Risk Committee approval.

As described above, financing receivables are assigned one of 21 risk ratings based on our process and then these are grouped by similar characteristics into three categories in the table below. Category A is characterized by either high-credit-quality borrowers or transactions with significant collateral coverage that substantially reduces or eliminates the risk of loss in the event of borrower default. Category B is characterized by borrowers with weaker credit quality than those in Category A, or transactions with moderately strong collateral coverage that minimizes but may not fully mitigate the risk of loss in the event of default. Category C is characterized by borrowers with higher levels of default risk relative to our overall portfolio or transactions where collateral coverage may not fully mitigate a loss in the event of default.

COMMERCIAL FINANCING RECEIVABLES BY RISK CATEGORY

	Secured
December 31 (In millions)	A	B	C	Total

2014

CLL	14,271	49	98	14,418
Energy Financial Services	2,479	60	16	2,555
GECAS	7,908	237	118	8,263
Other	130	-	-	130
Total	$24,788	$346	$232	$25,366

2013

CLL	13,053	37	184	13,274
Energy Financial Services	2,969	9	-	2,978
GECAS	9,175	50	152	9,377
Other	318	-	-	318
Total	$25,515	$96	$336	$25,947

For our secured financing receivables portfolio, our collateral position and ability to work out problem accounts mitigate our losses. Our asset managers have deep industry expertise that enables us to identify the optimum approach to default situations. We price risk premiums for weaker credits at origination, closely monitor changes in creditworthiness through our risk ratings and watch list process, and are engaged early with deteriorating credits to minimize economic loss.

Loans within Category C are reviewed and monitored regularly, and classified as impaired when it is probable that they will not pay in accordance with contractual terms. Our internal risk rating process identifies credits warranting closer monitoring; and as such, these loans are not necessarily classified as nonaccrual or impaired.

At December 31, 2014 and 2013, these financing receivables included $88 million and $93 million rated A, $287 million and $382 million rated B, and none and $4 million rated C, respectively.

CONSUMER

At December 31, 2014, our U.S. consumer financing receivables included private-label credit card and sales financing for approximately 64 million customers across the U.S. with no metropolitan area accounting for more than 6% of the portfolio. Of the total U.S. consumer financing receivables, approximately 67% relate to credit card loans that are often subject to profit and loss sharing arrangements with the retailer (which are recorded in revenues), and the remaining 33% are sales finance receivables that provide financing to customers in areas such as electronics, recreation, medical and home improvement.

Our Consumer financing receivables portfolio comprises both secured and unsecured lending. Secured financing receivables comprise residential loans and lending to small and medium-sized enterprises predominantly secured by auto and equipment, inventory finance, and cash flow loans. Unsecured financing receivables include private-label credit card financing. A substantial majority of these cards are not for general use and are limited to the products and services sold by the retailer. The private-label portfolio is diverse with no metropolitan area accounting for more than 5% of the related portfolio.

Non-U.S. residential mortgages

For our secured non-U.S. residential mortgage book, we assess the overall credit quality of the portfolio through loan-to-value ratios (the ratio of the outstanding debt on a property to the value of that property at origination). In the event of default and repossession of the underlying collateral, we have the ability to remarket and sell the properties to eliminate or mitigate the potential risk of loss.

	Loan-to-value ratio
	2014			2013
	80% or	Greater than	Greater than	80% or	Greater than	Greater than
December 31 (In millions)	less	80% to 90%	90%	less	80% to 90%	90%

Non-U.S. residential mortgages	$13,964	$4,187	$6,742	$17,224	$5,130	$8,147

The majority of these financing receivables are in our U.K. and France portfolios and have re-indexed loan-to-value ratios of 70% and 55%, respectively. Re-indexed loan-to-value ratios may not reflect actual realizable values of future repossessions. We have third-party mortgage insurance for about 21% of the balance of Consumer non-U.S. residential mortgage loans with loan-to-value ratios greater than 90% at December 31, 2014. Such loans were primarily originated in France and the U.K.

Installment and Revolving Credit

We assess overall credit quality using internal and external credit scores. For our U.S. installment and revolving credit portfolio we use Fair Isaac Corporation ("FICO") scores. FICO scores are generally obtained at origination of the account and are refreshed at a minimum quarterly, but could be as often as weekly, to assist in predicting customer behavior. We categorize these credit scores into the following three categories; (a) 661 or higher, which are considered the strongest credits; (b) 601 to 660, which are considered moderate credit risk; and (c) 600 or less, which are considered weaker credits.

	Refreshed FICO score
	2014			2013
	661 or	601 to	600 or	661 or	601 to	600 or
December 31 (In millions)	higher	660	less	higher	660	less

U.S. installment and
revolving credit	$43,466	$11,865	$4,532	$40,079	$11,142	$4,633

For our non-U.S. installment and revolving credit, our internal credit scores imply a probability of default that we consistently translate into three approximate credit bureau equivalent credit score categories, including (a) 671 or higher, which are considered the strongest credits; (b) 626 to 670, which are considered moderate credit risk; and (c) 625 or less, which are considered weaker credits.

	Internal ratings translated to approximate credit bureau equivalent score
	2014			2013
	671 or	626 to	625 or	671 or	626 to	625 or
December 31 (In millions)	higher	670	less	higher	670	less

Non-U.S. installment and
revolving credit	$6,599	$2,045	$1,756	$9,705	$3,228	$2,798

U.S. installment and revolving credit accounts with FICO scores of 600 or less and non U.S. installment and revolving credit accounts with credit bureau equivalent scores of 625 or less have an average outstanding balance less than one thousand U.S. dollars and are primarily concentrated in our retail card and sales finance receivables in the U.S. and closed-end loans outside the U.S., which minimizes the potential for loss in the event of default. For lower credit scores, we adequately price for the incremental risk at origination and monitor credit migration through our risk ratings process. We continuously adjust our credit line underwriting management and collection strategies based on customer behavior and risk profile changes.

Consumer – Other

We develop our internal risk ratings for this portfolio in a manner consistent with the process used to develop our Commercial credit quality indicators, described above. We use the borrower's credit quality and underlying collateral strength to determine the potential risk of loss from these activities.

At December 31, 2014, Consumer – Other financing receivables of $5,006 million, $276 million and $382 million were rated A, B and C, respectively. At December 31, 2013, Consumer – Other financing receivables of $6,137 million, $315 million and $501 million were rated A, B and C, respectively.

NOTE 28. OPERATING SEGMENTS

BASIS FOR PRESENTATION

Our operating businesses are organized based on the nature of markets and customers. Segment accounting policies are the same as described in Note 1. Segment results for our financial services businesses reflect the discrete tax effect of transactions.

Results of our formerly consolidated subsidiary, NBCU, and our equity method investment in NBCU LLC, which we sold in the first quarter of 2013 are reported in the Corporate items and eliminations line on the Summary of Operating Segments.

A description of our operating segments as of December 31, 2014, can be found below, and details of segment profit by operating segment can be found in the Summary of Operating Segments table in "Management's Discussion and Analysis of Financial Condition and Results of Operations' section.

POWER & WATER

Power plant products and services, including design, installation, operation and maintenance services are sold into global markets. Gas, steam and aeroderivative turbines, nuclear reactors, generators, combined cycle systems, controls and related services, including total asset optimization solutions, equipment upgrades and long-term maintenance service agreements are sold to power generation and other industrial customers. Renewable energy solutions include wind turbines. Water treatment services and equipment include specialty chemical treatment programs, water purification equipment, mobile treatment systems and desalination processes.

OIL & GAS

Oil & Gas supplies mission critical equipment for the global oil and gas industry, used in applications spanning the entire value chain from drilling and completion through production, liquefied natural gas (LNG) and pipeline compression, pipeline inspection, and including downstream processing in refineries and petrochemical plants. The business designs and manufactures surface and subsea drilling and production systems, equipment for floating production platforms, compressors, turbines, turboexpanders, high pressure reactors, industrial power generation and a broad portfolio of auxiliary equipment.

ENERGY MANAGEMENT

Energy Management is GE's electrification business. Global teams design leading technology solutions for the delivery, management, conversion and optimization of electrical power for customers across multiple energy-intensive industries. GE has invested in our Energy Management capabilities, with strategic acquisitions and joint ventures that enable GE to increase its offerings to the utility, industrial, renewables, oil and gas, marine, metals and mining industries. Plant automation hardware, software and embedded computing systems including controllers, embedded systems, advanced software, motion control, operator interfaces and industrial computers are also provided by Energy Management.

AVIATION

Aviation products and services include jet engines, aerospace systems and equipment, replacement parts and repair and maintenance services for all categories of commercial aircraft; for a wide variety of military aircraft, including fighters, bombers, tankers and helicopters; for marine applications; and for executive and regional aircraft. Products and services are sold worldwide to airframe manufacturers, airlines and government agencies.

HEALTHCARE

Healthcare products include diagnostic imaging systems such as magnetic resonance (MR), computed tomography (CT) and positron emission tomography (PET) scanners, X-ray, nuclear imaging, digital mammography and molecular imaging technologies. Healthcare-manufactured technologies include patient and resident monitoring, diagnostic cardiology, ultrasound, bone densitometry, anesthesiology and oxygen therapy, and neonatal and critical care devices. Related services include equipment monitoring and repair, information technologies and customer productivity services. Products also include diagnostic imaging agents used in medical scanning procedures, drug discovery, biopharmaceutical manufacturing and purification, and tools for protein and cellular analysis for pharmaceutical and academic research, including a pipeline of precision molecular diagnostics in development for neurology, cardiology and oncology applications. Products and services are sold worldwide to hospitals, medical facilities, pharmaceutical and biotechnology companies, and to the life science research market.

TRANSPORTATION

Transportation is a global technology leader and supplier to the railroad, mining, marine and drilling industries. GE provides freight and passenger locomotives, diesel engines for rail, marine and stationary power applications, railway signaling and communications systems, underground mining equipment, motorized drive systems for mining trucks, information technology solutions, high-quality replacement parts and value added services.

APPLIANCES & LIGHTING

Products include major appliances and related services for products such as refrigerators, freezers, electric and gas ranges, cooktops, dishwashers, clothes washers and dryers, microwave ovens, room air conditioners, residential water systems for filtration, softening and heating, and hybrid water heaters. These products are distributed both to retail outlets and direct to consumers, mainly for the replacement market, and to building contractors and distributors for new installations. Lighting products include a wide variety of lamps and lighting fixtures, including light-emitting diodes. Products and services are sold in North America and in global markets under various GE and private-label brands.

GE CAPITAL

GE Capital businesses offer a broad range of financial services and products worldwide for businesses of all sizes. Services include commercial loans and leases, financial programs, credit cards, personal loans and other financial services. GE Capital also develops strategic partnerships and joint ventures that utilize GE's industry-specific expertise in aviation, energy, infrastructure and healthcare to capitalize on market-specific opportunities. Products and services are offered in North America and in global markets through the following businesses:  CLL, Consumer, Energy Financial Services and GECAS.

REVENUES

	Total revenues(a)			Intersegment revenues(b)			External revenues
(In millions)	2014	2013	2012	2014	2013	2012	2014	2013	2012

Power & Water	$27,564	$24,724	$28,299	$969	$947	$1,119	$26,595	$23,777	$27,180
Oil & Gas	18,676	16,975	15,241	401	360	314	18,275	16,615	14,927
Energy Management	7,319	7,569	7,412	890	848	487	6,429	6,721	6,925
Aviation	23,990	21,911	19,994	692	500	672	23,298	21,411	19,322
Healthcare	18,299	18,200	18,290	6	14	37	18,293	18,186	18,253
Transportation	5,650	5,885	5,608	(2)	12	11	5,652	5,873	5,597
Appliances & Lighting	8,404	8,338	7,967	22	25	23	8,382	8,313	7,944
Total industrial	109,902	103,602	102,811	2,978	2,706	2,663	106,924	100,896	100,148
GE Capital	26,344	27,008	26,571	1,037	855	728	25,307	26,153	25,843
Corporate items
and eliminations(c)	(4,038)	(1,624)	(1,491)	(4,015)	(3,561)	(3,391)	(23)	1,937	1,900
Total	$132,208	$128,986	$127,891	$-	$-	$-	$132,208	$128,986	$127,891

(a)	Revenues of GE businesses include income from sales of goods and services to customers and other income.
(b)	Sales from one component to another generally are priced at equivalent commercial selling prices.
(c)	Includes the results of NBCU (our formerly consolidated subsidiary) and our former equity method investment in NBCUniversal LLC.

Revenues from customers located in the United States were $ 61,296 million, $ 58,653 million and $ 59,748 million in 2014, 2013 and 2012, respectively. Revenues from customers located outside the United States were $ 70,912 million, $ 70,333 million and $ 68,143 million in 2014, 2013 and 2012, respectively.

				Property, plant and
	Assets(a)(b)			equipment additions(c)			Depreciation and amortization
	At December 31			For the years ended December 31			For the years ended December 31
(In millions)	2014	2013	2012	2014	2013	2012	2014	2013	2012

Power & Water	$30,338	$29,494	$27,143	$622	$714	$661	$678	$668	$647
Oil & Gas	27,260	26,193	20,111	653	1,185	467	583	479	426
Energy Management	10,976	10,305	9,594	176	137	155	313	323	287
Aviation	33,716	32,273	25,145	1,197	1,178	781	824	677	644
Healthcare	29,227	27,858	28,369	405	316	322	843	861	879
Transportation	4,449	4,418	4,335	128	282	724	168	167	90
Appliances & Lighting	4,560	4,306	4,201	359	405	485	235	300	265
GE Capital	502,570	520,040	543,093	3,933	3,336	5,086	2,864	3,088	2,486
Corporate items
and eliminations(d)	10,418	6,613	27,870	(110)	194	(99)	166	260	218
Total	$653,514	$661,500	$689,861	$7,363	$7,747	$8,582	$6,674	$6,823	$5,942

(a)	Assets of discontinued operations, NBCU (our formerly consolidated subsidiary) and our former equity method investment in NBCUniversal LLC are included in Corporate items and eliminations for all periods presented.
(b)	Total assets of Power & Water, Oil & Gas, Energy Management, Aviation, Healthcare, Transportation, Appliances & Lighting and GE Capital operating segments at December 31, 2014, include investment in and advances to associated companies of $357 million, $146 million, $824 million, $1,378 million, $511 million, $6 million, $57 million and $11,729 million, respectively. Investments in and advances to associated companies contributed approximately $(7) million, $20 million, $29 million, $94 million, $(33) million, an insignificant amount, $70 million and $887 million to segment pre-tax income of Power & Water, Oil & Gas, Energy Management, Aviation, Healthcare, Transportation, Appliances & Lighting and GE Capital operating segments, respectively, for the year ended December 31, 2014. Aggregate summarized financial information for significant associated companies assuming a 100% ownership interest at December 31, 2014 included: total assets of $81,781 million, primarily financing receivables of $36,857 million; total liabilities of $56,308 million, primarily debt of $39,872 million; revenues totaled $45,690 million; and net loss totaled $(1,511) million.
(c)	Additions to property, plant and equipment include amounts relating to principal businesses purchased.
(d)	Includes deferred income taxes that are presented as assets for purposes of our consolidating balance sheet presentation.

	Interest and other financial charges			Provision (benefit) for income taxes
(In millions)	2014	2013	2012	2014	2013	2012

GE Capital	$4,249	$4,690	$5,632	$(126)	$(456)	$513
Corporate items and eliminations(a)	1,085	849	810	1,634	1,668	2,013
Total	$5,334	$5,539	$6,442	$1,508	$1,212	$2,526

(a)	Included amounts for Power & Water, Oil & Gas, Energy Management, Aviation, Healthcare, Transportation and Appliances & Lighting, for which our measure of segment profit excludes interest and other financial charges and income taxes.

Property, plant and equipment – net associated with operations based in the United States were $10,134 million, $10,341 million and $9,036 million at year-end 2014, 2013 and 2012, respectively. Property, plant and equipment – net associated with operations based outside the United States were $38,202 million, $40,166 million and $41,350 million at year-end 2014, 2013 and 2012, respectively.

NOTE 29. QUARTERLY INFORMATION (UNAUDITED)

	First quarter		Second quarter		Third quarter		Fourth quarter
(In millions; per-share amounts in dollars)	2014	2013	2014	2013	2014	2013	2014	2013

Consolidated operations
Earnings from continuing operations	$2,254	$2,701	$2,884	$2,538	$2,803	$2,263	$4,705	$4,709
Earnings (loss) from discontinued
operations	698	810	661	761	706	918	634	(1,345)
Net earnings	2,952	3,511	3,545	3,299	3,509	3,181	5,339	3,364
Less net earnings (loss) attributable to
noncontrolling interests	(47)	(16)	-	166	(28)	(10)	187	158
Net earnings attributable to
the Company	$2,999	$3,527	$3,545	$3,133	$3,537	$3,191	$5,152	$3,206
Per-share amounts – earnings from
continuing operations
Diluted earnings per share	$0.23	$0.26	$0.28	$0.23	$0.28	$0.22	$0.45	$0.45
Basic earnings per share	0.23	0.26	0.29	0.23	0.28	0.22	0.45	0.45
Per-share amounts – earnings (loss)
from discontinued operations
Diluted earnings per share	0.07	0.08	0.07	0.07	0.07	0.09	0.06	(0.13)
Basic earnings per share	0.07	0.08	0.07	0.07	0.07	0.09	0.06	(0.13)
Per-share amounts – net earnings
Diluted earnings per share	0.30	0.34	0.35	0.30	0.35	0.31	0.51	0.32
Basic earnings per share	0.30	0.34	0.35	0.30	0.35	0.31	0.51	0.32

Selected data
GE
Sales of goods and services	$24,011	$22,303	$26,226	$24,623	$26,025	$25,262	$31,046	$28,826
Gross profit from sales	5,326	4,867	6,090	6,006	6,148	5,691	7,867	6,820
GECC
Total revenues	6,564	6,560	6,275	6,432	6,384	6,535	7,121	7,481
Earnings from continuing operations
attributable to the Company	1,246	1,008	1,163	1,040	843	893	1,278	2,053

For GE, gross profit from sales is sales of goods and services less costs of goods and services sold.

Earnings-per-share amounts are computed independently each quarter for earnings from continuing operations, earnings (loss) from discontinued operations and net earnings. As a result, the sum of each quarter's per-share amount may not equal the total per-share amount for the respective year; and the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amounts for net earnings for the respective quarters.

NOTE 30. GE CAPITAL EXIT PLAN

On April 10, 2015, the Company announced its plan (the GE Capital Exit Plan) to reduce the size of its financial services businesses through the sale of most of the assets of GECC over the following 24 months, and to focus on continued investment and growth in the Company's industrial businesses. Under the GE Capital Exit Plan, which was approved on April 2, 2015 and aspects of which were approved on March 31, 2015, the Company will retain certain GECC businesses, principally its vertical financing businesses – GE Capital Aviation Services, Energy Financial Services and Healthcare Equipment Finance – that directly relate to the Company's core industrial domain and other operations including Working Capital Solutions and our run-off insurance activities. The assets planned for disposition include Real Estate, most of CLL and all Consumer platforms (including all U.S. banking assets).

As a result of the GE Capital Exit Plan, GE's consolidated financial statements reflect GECC's Real Estate business and most of CLL business as discontinued operations, including reclassification of all comparative prior period information. Information in these financial statements has not been updated to reflect aspects of the GE Capital Exit Plan, other than the required reclassification of the Real Estate business and most of CLL business to discontinued operations.

As part of the GE Capital Exit Plan, the Company and GECC entered into an amendment to their existing financial support agreement. Under this amendment (the Amendment), the Company has provided a full and unconditional guarantee (the Guarantee) of the payment of principal and interest on all tradable senior and subordinated outstanding long-term debt securities and all commercial paper issued or guaranteed by GECC identified in the Amendment. In the aggregate, the Guarantee applied to $210,107 million of GECC debt as of April 10, 2015. See Note 10. The Guarantee replaced the requirement that the Company make certain income maintenance payments to GECC in certain circumstances. GECC's U.S. public indentures were concurrently amended to provide the full and unconditional guarantee by the Company set forth in the Guarantee.

In the first and second quarters of 2015, GE recorded $16,118 million and $4,581 million, respectively, of after-tax charges related to the GE Capital Exit Plan. As a result of certain businesses meeting discontinued operations criteria, $6,691 million of first quarter after-tax charges and $4,405 million of second quarter after-tax charges (including $4,329 million related to CLL) were reported in discontinued operations.